    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               ASTOR CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                       2999                                      13-3550228
    (State or Other Jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
     Incorporation or Organization)                Classification Code Number)                      Identification No.)

                           --------------------------

                                 CO-REGISTRANT

    (EXACT NAME OF
     CO-REGISTRANT        (STATE OR OTHER JURISDICTION
  AS SPECIFIED IN ITS                  OF                (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
       CHARTER)          INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
-----------------------  ------------------------------  ----------------------------   -------------------
ASTOR HOLDINGS II, INC.             Delaware                         2999                   25-1766332

                              8521 SIX FORKS ROAD
                         RALEIGH, NORTH CAROLINA 27615
                                 (919) 846-8011
  (Address, including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

          BOYD D. WAINSCOTT                          WITH A COPY TO:
       Chief Executive Officer                     BRUCE D. MEYER, ESQ.
          ASTOR CORPORATION                      CLAY A. HALVORSEN, ESQ.
         8521 Six Forks Road                     Gibson, Dunn & Crutcher
    Raleigh, North Carolina 27615                  333 S. Grand Avenue
            (919) 846-8011                    Los Angeles, California 90071
 (Name, Address, Including Zip Code,                  (213) 229-7000
        and Telephone Number,
  Including Area Code, of Agent for
               Service)

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                                                           PROPOSED MAXIMUM     AGGREGATE
        TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE       OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED           REGISTERED       PER UNIT(1)         PRICE(1)      REGISTRATION FEE
10 1/2% Series B Senior Subordinated
  Notes Due 2006.......................    $110,000,000         99.5%          109,450,000         $33,167
Guarantee of 10 1/2% Series B Senior
  Subordinated Notes Due 2006..........         --                --                --             None (2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).

(2) Pursuant to Rule 457(n).
                           --------------------------

    THE REGISTRANT AND THE CO-REGISTRANT HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT AND THE CO-REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               ASTOR CORPORATION

                           OFFER FOR ALL OUTSTANDING
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2006
                                IN EXCHANGE FOR
              10 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
            THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON              , 1996, UNLESS EXTENDED.

    Astor Corporation, a Delaware corporation, hereby offers (the "Offer"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange up to $110.0 million aggregate principal amount of 10 1/2% Series B Senior Subordinated Notes Due 2006 (the "Notes") of Astor Corporation for a like amount of the privately placed 10 1/2% Senior Subordinated Notes Due 2006 (the "Old Notes") of Astor Corporation issued on October 8, 1996, from the holders thereof (together with the holders of Notes, "Holders").

    The Notes are being offered hereunder in order to satisfy the obligations of Astor Corporation under an Exchange and Registration Rights Agreement dated October 8, 1996 (the "Registration Rights Agreement") by and among Astor Corporation and Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (the "Initial Purchasers"). The Offer is designed to provide to Holders an opportunity to acquire Notes which, unlike the Old Notes, are expected to be freely transferable at all times, subject to state "blue sky" law restrictions, PROVIDED that the Holder is not an "affiliate" of Astor Corporation within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and represents that the Notes are being acquired in the ordinary course of such Holder's business and the Holder is not engaged in, and does not intend to engage in, a distribution of the Notes. With the exception of the freely transferable nature of the Notes, the Notes are substantially identical to the Old Notes. See "The Offer -- Purpose of the Offer."

    Astor Corporation will accept for exchange any and all validly tendered Old
Notes on or prior to 5:00 P.M., New York time, on             , 1996, unless
extended (the "Expiration Date"). Tenders of Old Notes made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event Astor Corporation terminates the Offer and does not accept any Notes with respect to the Offer, Astor Corporation will promptly return such Old Notes to the Holders thereof. Astor Corporation will not receive any proceeds from the Offer.

    Interest on the Notes will be payable semi-annually on October 15 and April 15 of each year, commencing on April 15, 1997. The Notes will mature on October 15, 2006. Except as described below, the Notes will not be redeemable prior to October 15, 2001. On or after October 15, 2001, the Notes may be redeemed at the option of Astor Corporation, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to October 15, 1999, Astor Corporation may, subject to certain requirements, redeem up to $35.0 million of the aggregate principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined herein), at a price equal to 109.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined herein), Astor Corporation will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

    The Notes will be general unsecured obligations of Astor Corporation, subordinated in right of payment to all Senior Debt (as defined herein) of Astor Corporation. The Notes will be guaranteed (the "Guarantee") by Astor Corporation's parent, Astor Holdings II, Inc. ("Astor Holdings II"). The Guarantee will be a general obligation of Astor Holding II subordinated in right of payment to all Senior Debt of Astor Holding II. The Notes will not be guaranteed by Astor Corporation's existing subsidiaries, but will be guaranteed by any future U.S. subsidiaries of Astor Corporation. Consequently, indebtedness of Astor Corporation's existing subsidiaries and any future foreign subsidiaries would be structurally senior to the Notes. The Indenture (as defined herein) permits Astor Corporation, Astor Corporation's subsidiaries and Astor Holdings II to incur additional indebtedness, including $50 million of Senior Debt under Astor Corporation's Senior Bank Facility (as defined herein), subject to certain limitations. See "Description of Notes." As of June 30, 1996, on a pro forma basis after giving effect to the Transactions (as defined herein), the aggregate amount of outstanding Senior Debt of Astor Corporation and its subsidiaries would be $21.8 million.

    There has been no public market for the Old Notes and no active public market for the Notes is currently anticipated. Astor Corporation currently does not intend to apply for the listing of the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Initial Purchasers have advised Astor Corporation that each of the Initial Purchasers currently intends to make a market in the Notes; however, neither is obligated to do so and any market making may be discontinued by either Initial Purchaser at any time without notice. Accordingly, no assurance can be given as to the liquidity or the trading market for the Notes.

    The Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Offer is subject to certain customary conditions. See "The Offer." Old Notes may be tendered only in integral multiples of $1,000.
                           --------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 HEREIN FOR A DISCUSSION OF CERTAIN RISKS
THAT HOLDERS OF                   OLD NOTES SHOULD CONSIDER IN CONNECTION WITH
                                   THE OFFER.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1996.

                             AVAILABLE INFORMATION

    Astor Corporation has filed with the Securities and Exchange Commission (the "Commission") a registration statement relating to the Notes offered hereby (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an Exhibit to the Registration Statement, reference is made to such exhibit for a more complete description thereof, and each such statement shall be deemed qualifed in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge and copied at prescribed rates at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a website that contains reports, proxy and information statements and other information filed electronically with the Commission at http:\\www.sec.gov.

    Astor Holdings II is required under the terms of the indenture governing the Notes and the Old Notes (the "Indenture") to file with the Commission and furnish, without cost, to the Holders of the Notes and Old Notes the annual, quarterly and current reports that Astor Holdings II would be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if Astor Holdings II had equity securities registered under the Exchange Act. Such information includes annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations, as well as quarterly reports containing unaudited consolidated financial statements for the first three quarters of each calendar year. The Company is also required to make such reports available to prospective purchasers of the Notes and the Old Notes and to securities analysts upon their request. In addition, the Company and Astor Holdings II have agreed to furnish to Holders of the Notes and Old Notes and prospective purchasers and securities analysts, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                               TABLE OF CONTENTS

SUMMARY....................................          3
RISK FACTORS...............................         15
THE OFFER..................................         18
PRO FORMA CAPITALIZATION...................         26
PRO FORMA FINANCIAL INFORMATION............         27
SELECTED CONSOLIDATED FINANCIAL DATA.......         37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................         40
BUSINESS...................................         46
MANAGEMENT.................................         64
OWNERSHIP OF VOTING SECURITIES.............         73
CERTAIN TRANSACTIONS.......................         78
PRIOR REORGANIZATION.......................         79
SENIOR BANK FACILITY.......................         82
DESCRIPTION OF NOTES.......................         84
PLAN OF DISTRIBUTION.......................        114
LEGAL MATTERS..............................        115
INDEPENDENT AUDITORS.......................        115
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS...............................        F-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS MEMORANDUM. THE ISSUANCE AND SALE OF THE OLD NOTES (THE "OFFERING"), THE CONSUMMATION OF THE ADCO ACQUISITION (AS DEFINED HEREIN), THE FUNDING OF THE SENIOR BANK FACILITY AND THE REPAYMENT OF THE UBS CREDIT FACILITY (AS DEFINED HEREIN) ARE COLLECTIVELY REFERRED TO IN THIS MEMORANDUM AS THE "TRANSACTIONS." THROUGHOUT THIS MEMORANDUM, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, "ASTOR" REFERS TO ASTOR CORPORATION AND ITS SUBSIDIARIES, "ADCO" REFERS TO ADCO TECHNOLOGIES, INC. AND ITS SUBSIDIARY PRIOR TO THE ADCO ACQUISITION, THE "PARENT" REFERS TO ASTOR HOLDINGS, INC., THE SOLE STOCKHOLDER OF ASTOR HOLDINGS II, AND THE "COMPANY" REFERS COLLECTIVELY TO ASTOR AND ADCO ON A COMBINED BASIS AFTER GIVING EFFECT TO THE TRANSACTIONS. REFERENCES HEREIN TO A PARTICULAR FISCAL YEAR ARE TO THE TWELVE MONTH PERIOD ENDING MARCH 31 OF SUCH YEAR.

                                  THE COMPANY

    The Company is a leading global developer, producer and marketer of a wide variety of value-added specialty chemical products. Its principal products are
(i) a broad range of specialty waxes, which represented approximately 70% of pro forma sales for the 1996 fiscal year, and (ii) an extensive line of technologically advanced adhesives and sealants, which represented approximately 30% of pro forma sales for the 1996 fiscal year. These products are sold to a diverse base of over 4,000 customers in more than 50 countries worldwide, with 35.4% of 1996 pro forma sales made to customers outside of the U.S., and are used in numerous industrial and commercial applications. In the 1996 fiscal year, no single customer of the Company accounted for more than 5% of the Company's pro forma sales, and the top ten customers accounted for approximately 21% of the Company's pro forma sales. During the twelve months ended June 30, 1996, the Company had pro forma revenues and EBITDA (as defined herein) of $210.1 million and $28.3 million, respectively. The Company's sales of specialty waxes and adhesives and sealants grew on a pro forma basis from $159.4 million in fiscal year 1994 to $206.2 million in fiscal year 1996, or at a compound annual rate of 13.7%, and its EBITDA grew on a pro forma basis from $14.1 million in fiscal year 1994 to $27.3 million in fiscal year 1996, or at a compound annual rate of 39.1%.

    The Company focuses on developing value-added products to satisfy customers' unique product demands and exacting specifications by conducting extensive applied research and product development, often in conjunction with its customers. The Company's product development has led to a variety of new products and patented technologies for the Company. The Company's position is further strengthened by its numerous technical customer approvals and the value-added nature of its products, which generally represent a relatively small percentage of an end-use product's total cost. These factors contributed to the high contribution margins (defined as sales less raw material costs) which have been achieved by the Company in recent periods. In fiscal 1996, pro forma contribution margins for specialty waxes and for adhesives and sealants were approximately 38.8% and 48.6%, respectively.

    In 1994, Mr. Boyd Wainscott, an experienced multinational chemical company manager, joined Astor to lead it in developing and implementing a strategic business plan. This plan included improving marketing functions and product distribution, developing more higher-margin, value-added products, improving manufacturing operations and increasing manufacturing capacity, and pursuing acquisition opportunities in the consolidating specialty chemicals industry. As part of this strategic plan, in June 1995, the current business and structure of Astor were created through the combination of Astor Corporation and Associated British Industries Limited ("ABI"), a manufacturer of specialty waxes and adhesives and sealants based in the U.K. (the "ABI Acquisition"). The ABI Acquisition improved Astor's in-house marketing and packaging capabilities, resulting in improved product distribution, and improved Astor's product development capabilities, allowing for the development of higher-valued products. Concurrent with the consummation of the Offering, Astor acquired ADCO, a leading U.S. manufacturer and marketer of adhesives and sealants. Through the acquisition of ADCO, Astor added significant depth to its product lines, global marketing and manufacturing networks and product development capabilities.

    SPECIALTY WAXES. Management of the Company believes that the Company is the largest developer, producer and marketer of specialty waxes in North America, and one of the largest producers of specialty waxes in the world, based on sales. During 1993, the most recent year for which statistics are available, approximately two billion pounds of specialty and other waxes were consumed in the U.S., representing over $500 million in revenues, and over seven billion pounds of specialty and other waxes were consumed worldwide, according to Wax Data, an industry publication, and a study by Kline & Company, a leading industry consultant. During the last ten years, wax demand has grown at approximately 3.3% per annum in the U.S., according to Wax Data. However, certain end-use products have experienced significantly higher growth rates, such as the PVC pipe market which grew at a rate of 10.0% from 1993 to 1994, according to Modern Plastics, an industry publication. Due to the lack of cost-effective wax substitutes, management believes that wax demand will be driven by the growth of its end-use products. Specialty waxes, like the Company's products, are distinguished by their melt point, hardness, color and other performance characteristics, as well as their consistent qualities and custom specifications, and are used as an essential, value-added component in hundreds of products and applications. The primary applications of the Company's products include use as a protective component in packaging and tires, as a fuel in candles and synthetic firelogs, and as a lubricant in PVC extrusion. The Company produces one of the most extensive lines of customized waxes in the industry and currently has over 3,000 different wax formulations in its proprietary database.

    The Company had $143.7 million of pro forma sales of specialty waxes in fiscal 1996. Over the past three fiscal years, the Company's sales of specialty waxes have grown on a pro forma basis at a compound annual rate of 10.9%, well in excess of the wax industry's growth rate, primarily due to the Company's focus on high-growth niche markets. The Company's specialty wax products are manufactured in the U.S., the U.K. and Belgium, and are sold both directly and through independent agents to customers worldwide. During the 1996 fiscal year, 40.0%, or $57.5 million, of the Company's pro forma specialty wax sales were in non-U.S. markets.

    ADHESIVES AND SEALANTS. The Company is a leading developer, producer and marketer of an extensive line of adhesives and sealants for a variety of specialized niche applications. According to Chemical Week, an industry publication, in 1995, sales of adhesives and sealants reached approximately $15.4 billion worldwide and $9.4 billion in North America. Adhesives are used to bond various materials under numerous temperature and moisture conditions, and sealants are used to prevent the passage of air, water and noise between two surfaces. The primary markets for the Company's adhesives and sealants are new and replacement commercial roofing, transportation aftermarket, transportation OEM, insulated window manufacturing for new and replacement construction, concrete pipe and vaults, and new and rehab building construction. The Company currently offers more than 1,650 proprietary adhesives and sealants to its customers.

    The Company had $62.5 million of pro forma sales of adhesives and sealants in fiscal 1996. Over the past three fiscal years, the Company's sales of adhesives and sealants have grown on a pro forma basis at a compound annual rate of 21.3%, well in excess of the adhesives and sealants industry's growth rate of 5.0%-6.0% as reported by Chemical Week, primarily due to the Company's aggressive development of and the commercial acceptance of its new products. The Company's adhesives and sealants are manufactured in both the U.S. and the U.K., and are sold both directly and through independent agents to customers worldwide. During the 1996 fiscal year, 24.6%, or $15.4 million, of the Company's pro forma adhesives and sealants sales were in non-U.S. markets.

    COMPETITIVE STRENGTHS. The Company believes that it benefits from the following competitive strengths:

    DIVERSE GLOBAL END-USE MARKETS AND PRODUCTS. The Company serves numerous end-use markets with over 4,650 products. This wide variety of products is sold to a diverse global base of over 4,000 customers. In the 1996 fiscal year, no single customer of the Company accounted for more than 5% of the Company's pro forma sales, and the top ten customers accounted for approximately 21% of the Company's pro forma sales. This diversity of products, markets and customers minimizes the Company's exposure to any particular customer, economic cycle or geographic market and provides a broad base from which to grow sales through continued development of core technologies and new applications.

    LEADING MARKET POSITIONS. The Company enjoys substantial market shares in many niche markets because of its product design capabilities, reputation, quality and service. In addition, the names -- Astor Stag, Astor Wax and ADCO -- are established and trusted in their respective industries and provide brand name recognition for the introduction and development of new products and markets.

    GLOBAL MARKETING AND MANUFACTURING CAPABILITIES. The Company sells its products in over 50 countries worldwide through a global marketing network and maintains manufacturing facilities in the U.S., the U.K.

and Belgium. In fiscal 1996, the Company's pro forma sales of specialty waxes and adhesives and sealants outside of the U.S. totaled $72.9 million, or 35.4% of total sales. The Company's international marketing and manufacturing capabilities provide a platform for the introduction of existing and new products throughout the world and allow the Company to better serve its customers' needs on a worldwide basis.

    CUSTOMER-DRIVEN PRODUCT DEVELOPMENT. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative, superior performance solutions. New developments resulting from this process can often be profitably applied to other high-margin niche markets. Additionally, many of the Company's products are sold to customers following an often rigorous technical approval process. The Company has obtained numerous valuable customer approvals which it believes provide it with a competitive advantage.

    LOW FIXED-COST AND FLEXIBLE MANUFACTURING CAPABILITIES. The Company has engineered its manufacturing facilities to be capable of producing batches of specialty products on an as needed basis with a minimum of fixed costs, which were 20% of total pro forma costs in the 1996 fiscal year. This just-in-time focus and relatively low fixed-cost structure enables the Company to respond rapidly to changing customer specifications and reduces the impact on profitability during periods of decreased customer demand.

    EXPERIENCED MANAGEMENT TEAM. Since 1994, Astor's management team has substantially improved operating efficiencies and achieved significant cost savings. Additional efficiencies and savings were achieved by Astor following the acquisition of ABI in June 1995. The ADCO Acquisition further enhances managerial expertise with the addition of several new senior managers. The resulting management team has extensive wax and specialty chemical industry experience.

    BUSINESS STRATEGY. The Company's business strategy includes the following key elements:

    FOCUS ON DIVERSE, HIGH-MARGIN NICHE MARKETS. The Company intends to continue to aggressively expand its diverse line of high-margin products for niche markets. New product development will be achieved through customer solution engineering and the extension of existing technologies to new applications. The Company believes that increasing the breadth and diversity of its product offerings will further reduce the Company's already limited exposure to fluctuations in any single market.

    CONTINUE CUSTOMER-DRIVEN PRODUCT DEVELOPMENT. The Company intends to continue its strong commitment to applied research and product development. The Company's focus on solutions for the customer fosters a collaborative effort between its experienced technical and sales personnel and its customers. This product development effort serves to enhance customer loyalty and is the genesis for many new products.

    FURTHER GLOBAL EXPANSION. The Company intends to continue to grow in new geographic markets by selling existing and new products to its current global customers as they move manufacturing capacity to new geographic regions. Once established in a new region, the Company intends to open sales offices and develop marketing alliances to target new customers. Through the combination of ADCO's product line and Astor's global distribution network, the Company will have the ability to further develop global adhesives and sealants market opportunities. Additionally, the strong product development, manufacturing and distribution base of ADCO in the U.S. will enable Astor to more aggressively introduce and market its adhesives and sealants in the U.S.

    PURSUE STRATEGIC ACQUISITIONS. The Company intends to selectively pursue complementary acquisitions which can be integrated into the Company's existing businesses. As a result of global consolidation trends and the fragmented nature of the specialty wax and the adhesives and sealants industries, management believes many opportunities exist for the Company to make strategic acquisitions. The Company intends to pursue acquisitions which will diversify its product lines, enhance its product development capabilities, improve its global marketing reach and lower its costs.

    The principal executive offices of the Company are located at 8521 Six Forks Road, Raleigh, North Carolina 27615, and the Company's telephone number is (919) 846-8011. Astor and PurFlex are registered trademarks of the Company.

                                THE TRANSACTIONS

    ACQUISITION OF ADCO. Concurrent with the consummation of the Offering on October 8, 1996, Astor acquired all of the outstanding capital stock and all of the issued but unexercised options of ADCO, a publicly traded Nasdaq National Market manufacturer and marketer of adhesives and sealants, for an aggregate consideration of $54.4 million (the "ADCO Acquisition"). Through the acquisition of ADCO, Astor added significant depth to its product lines, global marketing and manufacturing networks and product development capabilities. Management believes that these strengths will enable Astor to improve significantly the penetration of its existing adhesives and sealants in the U.S. and provide Astor the opportunity to market ADCO's products outside of the U.S. Management believes that the ADCO Acquisition will also serve as an excellent platform from which to pursue complementary acquisitions in the highly fragmented adhesives and sealants industry.

    Pursuant to the terms of a definitive merger agreement between the parties, Astor paid $10.25 per share for the 5.15 million ADCO shares outstanding, plus an aggregate of $1.6 million representing the aggregate net spread on ADCO's outstanding stock options. In addition, ADCO caused its subsidiary to redeem approximately $3.9 million of outstanding preferred stock of such subsidiary and pay the dividends accrued thereon as of the date of redemption. See "Acquisition of ADCO."

    SENIOR BANK FACILITY. Astor Corporation has entered into a Senior Secured Credit Agreement (the "Senior Bank Facility") with The Chase Manhattan Bank (the "Bank") providing for a six-year term loan (the "Bank Term Loan") denominated in eurosterling in an amount not exceeding the U.S. dollar equivalent of $20.0 million and a six-year revolving credit facility (the "Revolving Credit Facility") in an amount not exceeding the U.S. dollar equivalent of $30.0 million (subject to borrowing base limitations), which will be available in U.S. dollars or eurosterling on a revolving basis.

    The Bank Term Loan was made in a single drawing concurrent with the closing of the Transactions and all of the proceeds were lent by Astor Corporation to Astor Stag Ltd. and used to repay to Union Bank of Switzerland ("UBS") existing indebtedness of Astor Stag Ltd. and ABI Acquisition 2 plc, both of which are foreign subsidiaries of Astor Corporation based in the U.K. The note evidencing the intercompany loan (the "Intercompany Term Loan") by Astor Corporation to Astor Stag Ltd. is secured by substantially all the assets of Astor Stag Ltd. and pledged in favor of the Lenders (as defined herein). The Bank Term Loan is repayable in 21 quarterly installments of varying amounts, beginning in October 31, 1997, with the final maturity being October 31, 2002. The Intercompany Term Loan is repayable on demand.

    Subject to the satisfaction of customary conditions and meeting certain borrowing base requirements, advances under the Revolving Credit Facility may be made at any time prior to October 31, 2002 (the "Termination Date"), to be used
(i) to finance permitted acquisitions, (ii) to refinance existing indebtedness of Astor Corporation, ABI Acquisition 2 plc and Astor Stag Ltd. and (iii) to finance the working capital needs of Astor Corporation and its subsidiaries. Up to $10.0 million of the Revolving Credit Facility will be available for letters of credit. Proceeds from revolver advances to be used by subsidiaries in Europe will be lent by Astor Corporation to Astor Stag Ltd. and the note evidencing such intercompany advances (the "Intercompany Advances") will be secured and pledged on the same basis as the note evidencing the Intercompany Term Loan. The Intercompany Advances will be repayable on demand.

    The Senior Bank Facility is secured by a first priority security interest in all assets of Astor Corporation, all of the capital stock of Astor Corporation's direct and indirect U.S. subsidiaries, 65% of the voting capital stock and 100% of the non-voting capital stock of ABI Acquisition 2 plc and all of the capital stock of Astor Corporation. The obligations of Astor Corporation under the Senior Bank Facility are guaranteed on a senior secured basis by each of Astor Corporation's existing and future U.S. subsidiaries. See "Senior Bank Facility." The indebtedness under the Senior Bank Facility is subject to prepayment with designated percentages of proceeds of asset sales, issuances of equity and debt and excess cash flow. See "Senior Bank Facility."

                                   THE OFFER

Securities Offered...........  Up to $110,000,000 principal amount of 10 1/2% Series B
                               Senior Subordinated Notes Due October 15, 2006 (the
                               "Notes").

The Offer....................  The Notes are being offered in exchange for a like principal amount of the Company's Old Notes. Old Notes may be
                               exchanged only in integral multiples of $1,000. The issuance of the Notes is intended to satisfy the obligataions of the
                               Company under the terms of the Registration Rights
                               Agreement.

Tenders; Expiration Date;
 Withdrawal..................  The Offer will expire at 5:00 P.M. New York City time on
                                          , 1996, or such later date and time to which it
                               is extended by the Company (the "Expiration Date"). Tenders of Old Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Offer and does not accept for exchange any
                               Old Notes pursuant to the Offer, the Company will promptly return such Old Notes to the Holders thereof.

Accrued Interest on the
 Notes.......................  The Notes will bear interest from and including the date of issuance of the Old Notes. Accordingly, Holders who receive
                               Notes in exchange for Old Notes will forego accrued but
                               unpaid interest on their exchanged Old Notes for the period from and including the date of issuance of the Old Notes to the date of exchange, but will be entitled to such interest under the Notes.

Conditions of the Offer......  The Offer is subject to certain customary conditions, any or all of which may be waived by the Company. The Company
                               currently expects that each of the conditions will be
                               satisfied and that no waivers will be necessary. See "The
                               Offer -- Conditions to the Offer."

Procedures for Tendering Old
 Notes.......................  Each Holder wishing to accept the Offer must complete and sign the Letter of Transmittal, in accordance with the
                               instructions contained therein, and submit the Letter of
                               Transmittal to the Exchange Agent identified below. See "The
                               Offer -- Procedures for Tendering."

Guaranteed Delivery
 Procedures..................  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and Letter of Transmittal and any
                               other documents required by the Letter of Transmittal to the
                               Exchange Agent prior to the Expiration Date, must tender
                               their Old Notes according to the guaranteed delivery
                               procedures set forth in "The Offer -- Guaranteed Delivery
                               Procedures."

Acceptance of Old Notes and
 Delivery of Notes...........  The Company will accept for exchange any and all Old Notes which are properly tendered in the Offer prior to 5:00 P.M.
                               New York City time on the Expiration Date. See "The Offer --
                               Acceptance of Old Notes for Exchange; Delivery of Notes."

Certain Federal Income Tax
 Considerations..............  The exchange of Old Notes for Notes pursuant to the Offer will not be a taxable event for federal income tax purposes.
                               See "The Offer -- Certain Federal Income Tax Consequences."

Rights of Dissenting
 Holding.....................  Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation
                               Law in connection with the Offer.

Exchange Agent...............  State Street Bank and Trust Company; telephone (617)
                               664-5344. See "The Offer -- Exchange Agent."

Use of Proceeds..............  There will be no cash proceeds to the Company from exchanges made pursuant to the Offer.

           CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE OFFER

    Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, Holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanged their Old Notes for Notes pursuant to the Offer generally may offer such Notes for resale, resell such Notes and otherwise transfer such Notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided such Notes are acquired in the ordinary course of the holder's business and such holder has no arrangement with any person to participate in a distribution of such Notes. Each broker-dealer that receives Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Notes may not be offered or sold unless they have been registered or qualifed for sale in such jurisdiction or an exemption from registration or qualification is available and the conditions thereto have been met. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any Holder of the Notes or the Old Notes reasonably requests in writing. If a holder of Old Notes does not exchange such Old Notes for Notes pursuant to the Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Offer -- Purposes of the Offer" and "Resales of Notes."

                               TERMS OF THE NOTES

    The Terms of the Notes are substantially identical in all material respects to the terms of the Old Notes, except that the Notes are expected to be freely transferable as described under "The Offer -- Resales of Notes."

Maturity.....................  October 15, 2006.
Interest Payment Dates.......  October 15 and April 15 of each year, commencing on April
                               15, 1997.
Optional Redemption..........  Except as described below, the Notes will not be redeemable by Astor Corporation prior to October 15, 2001. On or after that date, the Notes may, subject to certain requirements, be redeemed at the option of Astor Corporation, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined herein) thereon, if any, to the date of redemption.
                               In addition, at any time on or prior to October 15, 1999,
                               Astor Corporation may, subject to certain requirements,
                               redeem up to $35.0 million of the aggregate principal amount of the Notes with the net cash proceeds of one or more
                               Public Equity Offerings (as defined herein) at a price equal to 109.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the redemption date; PROVIDED, that immediately following such redemption not less than $75.0 million aggregate principal amount of
                               the Notes remains outstanding.

Mandatory Redemption.........  None, except as set forth under "Description of Notes --
                               Change of Control" and "Description of Notes -- Certain
                               Covenants -- Asset Sales and Sales of Subsidiary Stock."
Guarantee....................  The Notes will be unconditionally guaranteed on a subordinated basis by Astor Holdings II and future U.S.
                               subsidiaries, if any, of Astor Corporation.
Ranking......................  The Notes will be senior subordinated obligations of Astor
                               Corporation, subordinated in right of payment to all
                               existing and future Senior Debt of Astor Corporation,
                               including indebtedness pursuant to the Senior Bank Facility.
                               The Notes will be structurally subordinated
                               to all indebtedness and liabilities of Astor Corporation's existing subsidiaries and any future non-U.S. subsidiary.
                               The Guarantee of Astor Holdings II and any future U.S.
                               subsidiary of Astor Corporation which guarantees the Notes will be subordinated to the prior payment in full of all
                               Senior Debt of Astor Holdings II and such subsidiaries. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, Astor Corporation and its subsidiaries would have had Senior Debt outstanding of $20.0 million plus
                               $1.8 million of letters of credit, and Astor Holdings II
                               would have had no Senior Debt outstanding.
Change of Control............  Upon the occurrence of a Change of Control, Astor
                               Corporation will be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate
                               principal amount thereof plus accrued and unpaid interest
                               and Liquidated Damages thereon to the date of purchase.
                               Astor Corporation may be prohibited in certain circumstances from making such repurchase. See "Risk Factors -- Control of the Company; Change of Control Put."
Certain Covenants............  The indenture governing the Notes (the "Indenture") contains certain covenants that impose limitations on, among other
                               things, (i) the incurrence of additional indebtedness by
                               Astor Corporation, any Restricted Subsidiary (as defined
                               herein) and Astor Holdings II, (ii) the issuance of
                               Disqualified Stock (as defined herein), (iii) the making of certain Restricted Payments (as defined herein), (iv) the
                               imposition of restrictions on the payment of dividends and other payment restrictions affecting subsidiaries, (v)
                               anti-layering, (vi) the incurrence of liens, (vii)
                               transactions with affiliates and (viii) the consummation of certain mergers, consolidations or sales of assets.
Absence of a Public Market
 for the Notes...............  There has been no public market for the Old Notes and no active public market for the Notes is currently anticipated.
                               The Company currently does not intend to apply for the
                               listing of the Notes on any securities exchange or to seek approval for quotation through any automated quotation
                               system. The Initial Purchasers have advised the Company that each of the Initial Purchasers currently intends to make a market in the Notes; however, neither is obligated to do so and any market making may be discontinued by either Initial
                               Purchaser at any time without notice. Accordingly, no
                               assurance can be given as to the liquidity or the trading
                               market for the Notes.

                                  RISK FACTORS

    For a discussion of certain matters that should be considered by prospective investors in connection with the Offering, see "Risk Factors" beginning on page 15.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table presents summary pro forma consolidated financial information of Astor Holdings II derived from the Consolidated Financial Statements of each of Astor Holdings II, ABI and ADCO, and other data as of the dates and for the periods indicated. In the opinion of management of the Company, all unaudited financial data used herein include all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the results for the periods presented. Astor Holdings II is the parent corporation of Astor Corporation, has guaranteed the obligations of Astor under the Notes and has no material operating assets, liabilities or operations other than its ownership of the outstanding common stock of Astor Corporation, the outstanding $1.7 million (liquidation preference) of preferred voting ordinary stock of ABI Acquisition 1 plc, a subsidiary of Astor Corporation, a subordinated intercompany note payable to the Parent in the amount of $5.7 million and a corresponding subordinated intercompany note receivable from ABI Acquisition 1 plc in the amount of $5.7 million. See "Risk Factors -- Absence of Guarantees from Subsidiaries; Limitations on Payments to the Company."

    The summary pro forma consolidated financial data for the fiscal year ended March 31, 1996 have been derived from the consolidated audited financial statements of Astor Holdings II for the fiscal year ended on such date, the consolidated audited financial statements of ADCO for the fiscal year ended December 31, 1995 and the consolidated unaudited financial statements of ABI for the period from April 1, 1995 to June 28, 1995.

    The summary pro forma consolidated financial data for the three months ended June 30, 1996 have been derived from the unaudited consolidated financial statements of each of Astor Holdings II and ADCO for the three months ended June 30, 1996. The results for the three months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

    The summary pro forma consolidated financial data for the twelve months ended June 30, 1996 have been derived from the consolidated audited financial statements of Astor Holdings II for the fiscal year ended March 31, 1996, the consolidated audited financial statements of ADCO for the fiscal year ended December 31, 1995, the unaudited consolidated financial statements of Astor Holdings II for the three months ended June 30, 1996 and the unaudited consolidated financial statements of ADCO for the six months ended June 30, 1996.

    The summary pro forma consolidated financial data are provided for informational purposes only and do not purport to represent the financial position or the results of operations of Astor Holdings II had the Transactions or the Prior Transactions (as defined herein) occurred on or as of the dates indicated nor do such data purport to project the results of Astor Holdings II for any future period.

    The summary pro forma consolidated financial data should be read in conjunction with "Selected Consolidated Financial Data," "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto for each of Astor Holdings II, ABI and ADCO included elsewhere in this Memorandum.

                               ASTOR HOLDINGS II
                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

                                        PRO FORMA
                                       FISCAL YEAR     PRO FORMA        PRO FORMA
                                          ENDED      TWELVE MONTHS     THREE MONTHS
                                        MARCH 31,    ENDED JUNE 30,   ENDED JUNE 30,
                                        1996 (1)        1996 (2)         1996 (3)
                                       -----------   --------------   --------------
                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Sales:
  Specialty waxes....................   $143,661        $146,702         $39,383
  Adhesives and sealants.............     62,539          63,376          17,834
                                       -----------   --------------      -------
    Total sales......................    206,200         210,078          57,217
Gross profit before depreciation.....     48,546          50,000          14,041
Selling, general and administrative
 expenses............................     21,624          22,111           5,931
Depreciation and amortization........      9,233           9,343           2,268
Non-recurring items..................      2,040           1,223              --
Operating income.....................     15,649          17,323           5,842
Interest expense.....................     13,911          13,911           3,478
Provision for (benefit from) income
 taxes...............................     (2,567)         (2,410)          1,168
Net income, before extraordinary
 items...............................   $  4,688        $  6,235         $ 1,436

OTHER DATA:
EBITDA (4)...........................   $ 27,305        $ 28,302         $ 8,350
EBITDA margin (5)....................      13.2%           13.5%           14.6%

Capital expenditures.................   $  6,551        $  6,913         $ 1,197

EBITDA to interest expenses, net.....       2.0x            2.0x            2.4x
Total debt to EBITDA (6).............       5.0x            4.9x            4.1x

Ratio of earnings to fixed charges
 (7).................................       1.1x            1.3x            1.7x

                                                                    PRO FORMA
                                                                  AS OF JUNE 30,
                                                                     1996 (3)
                                                                  --------------

BALANCE SHEET DATA:
Current assets..................................................     $ 63,867
Total assets....................................................      214,783
Total debt......................................................      137,357
Stockholder's equity............................................       34,129

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
             NOTES TO SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

(1) The pro forma consolidated financial data for the year ended March 31, 1996 reflects the Transactions and the Prior Transactions as if each had occurred on April 1, 1995. For purposes of this pro forma financial information, the ABI Acquisition and the ADCO Acquisition are treated as purchases. See "Pro Forma Financial Information," "Acquisition of ADCO," "Senior Bank Facility" and "Prior Reorganization."

(2) The pro forma consolidated financial data for the twelve months ended June 30, 1996 reflects the Transactions as if each had occurred on April 1, 1995. The pro forma balance sheet at June 30, 1996 is prepared assuming the Transactions had occurred at that date. For purposes of this pro forma financial information, the ABI Acquisition and the ADCO Acquisition are treated as purchases. See "Pro Forma Financial Information," "Acquisition of ADCO," "Senior Bank Facility" and "Prior Reorganization."

(3) The pro forma consolidated financial data for the three months ended June 30, 1996 reflects the Transactions as if each had occurred on April 1, 1995. For purposes of this pro forma financial information, the ABI Acquisition and the ADCO Acquisition are treated as purchases. See "Pro Forma Financial Information," "Acquisition of ADCO," "Senior Bank Facility" and "Prior Reorganization."

(4) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA is included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

(5) EBITDA margin is the ratio of EBITDA to sales, expressed as a percentage.

(6) For the purposes of calculating total debt to EBITDA, (i) total debt for all periods shown is pro forma total debt at June 30, 1996, (ii) EBITDA for the period ended March 31, 1996 and June 30, 1996 reflects the twelve months ended on such date and (iii) EBITDA for the three months ended June 30, 1996 has been annualized.

(7) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense, amortization expense of deferred debt financing costs and the interest component of rent expense.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following sets forth summary consolidated historical financial data derived from the Consolidated Financial Statements for each of Astor Holdings II, ABI and ADCO, and other data as of the dates and for the periods indicated. In the opinion of management of the Company, all unaudited financial data used herein include all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the results for the periods presented. The comparability of the summary consolidated historical financial data has been significantly impacted by the ABI Acquisition. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data" and the Consolidated Financial Statements and the related notes thereto for each of Astor Holdings II, ABI and ADCO included elsewhere in this Memorandum.

ASTOR HOLDINGS II

                                                                                       YEARS ENDED MARCH 31,
                                                                                  --------------------------------
                                                                                    1994       1995      1996 (1)
                                                                                  ---------  ---------  ----------
Sales...........................................................................  $  54,665  $  61,852  $  135,418
EBITDA (2)......................................................................        107      3,170      14,440
EBITDA margin (3)...............................................................       0.2%       5.1%       10.7%

ABI (4)

                                                                                    YEARS ENDED MARCH
                                                                                           31,           APRIL 1 TO
                                                                                   --------------------   JUNE 28,
                                                                                   1994 (5)     1995        1995
                                                                                   ---------  ---------  -----------
Sales............................................................................  $  77,215  $  89,049   $  24,451
EBITDA (2).......................................................................      9,364     11,423       3,537
EBITDA margin (3)................................................................      12.1%      12.8%       14.5%

ADCO

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Sales............................................................................  $  31,345  $  38,749  $  47,411
EBITDA (2).......................................................................      4,613      6,851      8,925
EBITDA margin (3)................................................................      14.7%      17.7%      18.8%

------------------------

(1) Represents Astor Holdings II's consolidated results of operations for the fiscal year ended March 31, 1996, which includes ABI's results of operations for the approximately nine months following ABI's acquisition on June 28, 1995.

(2) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA is included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

(3) EBITDA margin is the ratio of EBITDA to sales, expressed as a percentage.

(4) Reflects ABI's results of operations for the fiscal years ended March 31, 1994 and March 31, 1995 and for the period from April 1, 1995 to June 28, 1995 based upon the pounds sterling to dollar exchange rates of L1.00 to $1.51, L1.00 to $1.56 and L1.00 to $1.60, respectively.

(5) Reflects ABI's results of operations derived from unaudited financial statements for the year ended March 31, 1994.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS MEMORANDUM, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS PRIOR TO PURCHASING THE NOTES OFFERED HEREBY. THIS MEMORANDUM CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS MEMORANDUM.

LEVERAGE

    The Company is highly leveraged and has indebtedness that is substantial in relation to its stockholder's equity. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had an aggregate of $137.9 million of outstanding indebtedness for borrowed money, $1.7 million (liquidation preference) of outstanding preferred stock of a subsidiary of Astor Corporation held by Astor Holdings II and $28.8 million of stockholder's equity. Astor Corporation is a subsidiary of Astor Holdings II. Astor Holdings II has guaranteed the obligations of Astor Corporation under the Indenture and the Notes. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, Astor Holdings II (on a consolidated basis including the Company and its subsidiaries) would have had an aggregate of $137.9 million of outstanding indebtedness for borrowed money and $34.1 million of stockholder's equity. The Indenture permits Astor Corporation, its subsidiaries and Astor Holdings II to incur additional indebtedness, including Senior Debt (as defined herein) subject to certain limitations. See "Capitalization," "Pro Forma Financial Information," "Description of Notes" and the Consolidated Financial Statements of Astor Holdings II and the related notes thereto included elsewhere in this Memorandum.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Notes and interest and principal on its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) indebtedness under the Senior Bank Facility will be at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

    The Senior Bank Facility matures prior to the maturity of the Notes. In the event that the Company is unable to refinance the Senior Bank Facility or raise funds to repay the facility through asset sales, sales of equity or otherwise, its ability to pay the principal of and interest on the Notes would be adversely affected.

SUBORDINATION

    The Notes and the Guarantee will be general obligations of Astor Corporation and Astor Holdings II, respectively, and will be subordinate in right of payment to all Senior Debt of the Company and Astor Holdings II (or any future U.S. subsidiary which guarantees the Notes), including all amounts owing under the Senior Bank Facility. In addition, the borrowings under the Senior Bank Facility (including the guarantees thereof) are secured by a first priority security interest in all assets of Astor Corporation, all of the capital stock of Astor Corporation's direct and indirect U.S. subsidiaries, 65% of the voting capital stock and 100% of the non-voting capital stock of ABI Acquisition 2 plc and all of the capital stock of Astor Corporation. See "Senior Bank Facility." In the event of a bankruptcy, liquidation or reorganization of Astor Corporation or Astor Holdings II, the assets of Astor Corporation or Astor Holdings II, as the case may be, would be available to pay obligations on the Notes or the Guarantee, as the case may be, only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, Astor Corporation would have had Senior Debt of approximately $21.8 million and approximately $28.2 million of unused commitment under the Senior Bank Facility. Additional Senior Debt, including secured indebtedness, may be incurred by Astor Corporation and Astor Holdings II from time to time subject to certain restrictions contained in the Senior Bank Facility and the Indenture. See "Description of Notes -- Subordination," "-- Certain Covenants -- Incurrence of Indebtedness or Issuance of Preferred Stock" and "Senior Bank Facility."

ABSENCE OF GUARANTEES FROM EXISTING SUBSIDIARIES; LIMITATIONS ON PAYMENTS TO THE COMPANY
    Under the Indenture, Astor Corporation's existing subsidiaries are not required to guarantee Astor Corporation's obligations under the Notes, although the Indenture requires all future direct and indirect U.S. subsidiaries of Astor Corporation to guarantee the Notes. As of and for the year ended June 30, 1996, on a pro forma basis after giving effect to the Transactions, the existing subsidiaries of the Company would have had an aggregate of $45.7 million of tangible assets (representing 31.7% of the total tangible assets of the Company and Astor Holdings II on a consolidated basis) and $6.6 million of EBITDA (constituting 23.3% of the total consolidated pro forma EBITDA of the Company and the Guarantor). The rights of Astor Corporation and its creditors, including the holders of the Notes, to realize upon the assets of Astor Corporation's existing subsidiaries and any future non-U.S. subsidiary in the event of bankruptcy, liquidation or reorganization of any such subsidiary will be subject to the prior claims of such subsidiary's creditors, except to the extent that Astor Corporation or Astor Holdings II may itself be a creditor with recognized claims against such subsidiary. Astor Corporation is a creditor of Astor Stag Ltd., an indirect U.K. subsidiary of Astor Corporation, for a total of $26.9 million which was loaned by the Company to Astor Stag Ltd. to repay existing indebtedness of Astor Stag Ltd. and another indirect non-U.S. subsidiary of Astor Corporation outstanding under the UBS Credit Facility. This claim, which is secured by substantially all of the assets of Astor Stag, Ltd., has been pledged to secure the Senior Bank Facility and is repayable upon demand by Astor Corporation. There can be no assurance that such claim will remain outstanding at any time. In addition, this claim (to the extent unsecured), and any other such unsecured or junior secured claim of Astor Corporation or Astor Holdings II with respect to a subsidiary of Astor Corporation, will still be subordinate to any indebtedness secured (to the extent senior) by the assets of the subsidiary. Astor Corporation may rely, in part, upon dividends and other payments from its subsidiaries (including interest payments and the repayment of principal under intercompany indebtedness) or funds contributed or otherwise transferred to Astor Corporation by Astor Holdings II (which must rely upon equity or debt financing in the absence of dividend payments from Astor Corporation) to meet Astor Corporation's obligations, including the payment of principal and interest on the Notes. The ability of Astor Corporation's subsidiaries and Astor Holdings II to make such payments and transfers may be restricted or limited by, among other things, applicable state and foreign corporate laws, tax laws and other laws and regulations or by terms of agreements to which they may become party.

RESTRICTIVE LOAN COVENANTS

    The Notes and the Senior Bank Facility impose upon the Company certain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of the Company to incur indebtedness, pay dividends or take certain other corporate actions, all of which may restrict the Company's ability to expand or to pursue its business strategies. In addition, instruments evidencing future borrowings by the Company will likely contain similar restrictions. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in the Company's debt instruments, entitling the holders of such indebtedness to declare the indebtedness immediately due and payable. There can be no assurance that the assets of the Company will be sufficient to repay any such accelerated indebtedness, and any indebtedness containing cross-default provisions to such indebtedness, including the Notes. See "Description of Notes" and "Senior Bank Facility."

CONTROL OF THE COMPANY; CHANGE OF CONTROL PUT

    Astor Corporation is a subsidiary of Astor Holdings II, which in turn is a subsidiary of the Parent. Entities controlled by Gerald L. Parsky, a director of the Parent, Astor Holdings II and Astor Corporation, collectively own all of the outstanding common stock of the Parent. Therefore, Mr. Parsky is able to elect directly or indirectly a majority of the directors of the Parent, Astor Holdings II and the Company, and to approve or disapprove substantially all matters submitted to a vote of stockholders of the Parent, Astor Holdings II and the Company. See "Ownership of Voting Securities."

    Upon the occurrence of a Change of Control (as defined herein), Astor Corporation will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon. In addition, a change of control of Astor Corporation under the Senior Bank Facility and, in all likelihood, other Senior Debt to which Astor Corporation becomes a party will give rise to a default and rights of acceleration under such other indebtedness. Such acceleration would prevent repurchase of the Notes as a result of the subordination provisions applicable to the Notes until the Senior Debt has been paid in full, decreasing the likelihood that Astor Corporation would have the financial resources to repurchase all or any part of the Notes, and consequently there can be no assurance that sufficient resources will be available for such purpose. Even if such acceleration does not occur, the existence of such a default under the Senior Bank Facility and, in all likelihood, other Senior Debt will also contain prohibitions on payment of the Notes under such circumstances for a specified period. See "Description of Notes -- Subordination."

LIMITED REORGANIZED OPERATING HISTORY

    Astor Corporation was incorporated as a new venture in 1989 in the State of Delaware under the name Petrowax PA Inc. ("Petrowax") for the purpose of developing a wax production business. As part of its start-up plan of operations, Petrowax acquired two lube oil and wax production facilities from Quaker State Oil Co. ("Quaker State"). Shortly after the completion of the acquisition in 1990 and prior to the acquisition of ABI and ADCO, Petrowax encountered a number of operational and financial difficulties, resulting in Petrowax filing a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 25, 1992 (the "Filing"). Petrowax's Chapter 11 plan of reorganization (the "Reorganization Plan") was confirmed by an order of the bankruptcy court dated May 19, 1995 and became effective as of June 28, 1995 (the "Effective Date"). On the Effective Date, Petrowax received an equity infusion of $10.0 million from Astor Holdings II in consideration of the sale of its common stock. As part of the Reorganization Plan, Petrowax entered into the UBS Credit Facility pursuant to which UBS provided term loans in the principal amount of $57.5 million and agreed to provide a revolving facility in the principal amount of $20.0 million. Additionally, as part of the Reorganization Plan, Petrowax consummated the ABI Acquisition and changed its name from Petrowax to Astor Corporation, a tradename of ABI. As a result of the reorganization and certain related actions, Astor Corporation is under new operational management, its assets and liabilities have been substantially restructured and its strategic plan has been significantly changed from its strategic focus prior to the reorganization.

    Because the Reorganization Plan became effective as of June 28, 1995, purchasers of the Notes have only limited historical financial and other information upon which to assess the effectiveness of the new strategic plan and the results of Astor's restructured operations, including its combination with ABI. Effective March 31, 1996, having attained consistent earnings for the nine-month period since its emergence from bankruptcy, Astor Holdings II effected a quasi-reorganization to restate, in conformity with generally accepted accounting principles, its equity and financial position to better reflect its true equity and financial position as a reorganized entity. Pursuant to the quasi-reorganization, Astor Holding II's accumulated deficit at that date of $23.9 million was offset against its additional paid-in capital, its retained earnings were reduced to zero and its additional paid-in capital was proportionately reduced. See "Prior Reorganization" and Note 3 to the Consolidated Financial Statements of Astor Holdings II included elsewhere in this Memorandum.

ENVIRONMENTAL MATTERS

    The Company is subject to stringent federal, state, local and foreign laws and regulations relating to the protection of the environment, including, without limitation, those relating to the storage, handling, emission and discharge of materials into the environment. The Company has expended, and may be required to expend in the future, substantial funds for compliance with and remediation under such laws and regulations. Some risk of environmental liability is inherent in the nature of the Company's business, and there can be no assurance that additional material environmental costs will not arise as a result of future legislation or the discovery of non-compliance with existing laws and regulations. Additionally, environmental statutes and regulations are becoming increasingly more stringent. To the extent that the cost of compliance increases and the Company cannot pass on future increases to its customers, such increases may have a material adverse effect on the Company's profitability.

    The Company is aware of certain conditions which may lead to environmental liability being imposed on the Company with respect to the operation of its facilities and business. Contamination exists at the Company's facility in Titusville, Pennsylvania, which management believes resulted from disposal of waste at the facility by an oil refinery that formerly operated in the area. In addition, an EPA investigation, the conclusions of which management believes to be inaccurate, indicated that a former subsidiary of ABI (which has since been merged into the Company) was the former owner and a contributor of waste to a waste disposal area which has been investigated by the EPA for potential inclusion on the Superfund list. Soil and ground water contamination, which is being addressed in large measure by Quaker State pursuant to an indemnity, also exists at the Company's Emlenton and McKean, Pennsylvania facilities. Finally contamination exists at ADCO's manufacturing facility in Michigan Center, Michigan for which Astor is seeking protection from liability under a new state statute which shields new owners from responsibility for contamination existing prior to acquisition of a facility. The Company has certain indemnification rights with respect to certain of these environmental matters. Assuming that the indemnitors continue to meet their obligations, the Company does not believe that the above or any other environmental matters will have a material adverse effect on the business or financial condition of the Company. There can be no assurance, however, that the indemnitors will continue to meet their obligations or that the Company will not incur additional significant liabilities in connection with the above or other environmental matters, either of which could have a material adverse effect on the Company's business or financial condition. See "Business -- Environmental Matters."

COMMODITY PRICE RISKS

    The Company's raw material costs, particularly the costs of its wax production feedstocks, are subject to commodity pricing risks. The markets and prices for the Company's wax production feedstocks and other raw materials depend on many factors beyond the control of the Company. The Company purchases wax feedstocks primarily based on formulas tied to oil and gasoline price indices which permit substantial volatility in feedstock costs. The Company is able to hedge a portion of these costs by hedging crude oil in the public market and, when possible, seeks to raise the prices of its specialty wax products in response to increases in feedstock costs. However, the Company has not always in the past been, and may not in the future always be, able to raise prices high enough or quickly enough to offset the effects of such increased feedstock costs. A substantial or prolonged increase in feedstock prices without a corresponding increase in the Company's specialty wax product prices could have a material adverse effect on the Company's business and financial condition.

AVAILABILITY OF RAW MATERIALS

    Approximately 26% of the Company's wax related raw material costs result from the purchase of wax feedstocks derived from Altamont/Bluebell Yellow Wax crude oil ("A/B Crude"). These wax feedstocks are purchased pursuant to a long-term feedstock supply contract with Lube & Wax Ventures, L.L.C. ("L&W") which expires on October 1, 2006, subject to certain early termination rights. While the Company believes that, if needed, there are alternative sources of A/B Crude and other wax feedstocks, the unanticipated termination of or nonperformance by the supplier under this supply contract could have a material adverse effect on the Company's business and financial condition.

RISKS RELATING TO ADCO ACQUISITION

    Astor acquired ADCO concurrent with the closing of the Offering. Under the acquisition agreement pursuant to which ADCO was acquired, the representations and warranties of ADCO did not survive the effectiveness of the acquisition. There can be no assurance that the Company will not encounter unanticipated problems or liabilities with respect to the operations of ADCO or with the integration of ADCO's operations with those of the Company. See "Acquisition of ADCO."

COMPETITION
    The Company competes with a wide variety of companies in a diverse number of markets. In certain wax market segments, the Company competes with large multinational oil refineries. The Company also competes with specialized wax producers and formulators around the world which, like the Company, create value-added products through formulating and packaging. Both the specialty wax product and adhesives and sealants industries are highly fragmented, and the Company competes with a large number of manufacturers in these industries. Certain of the Company's competitors have greater financial, technical, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully in any of the markets in which it operates. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL
    The success of the Company will depend upon the efforts and abilities of certain key officers and employees. The Company could be adversely affected if for any reason these officers and employees should no longer be active in the Company's operations. In addition, a primary element in the Company's strategic plan is the specialized expertise of its technical personnel and the abilities of its sales and customer service personnel to build and maintain relationships with its customers. The Company does not believe that the departure of any particular individual would have a material adverse effect on the Company. However, if a significant number of such personnel should no longer be active in the Company's business, and if the Company were unable to find equally qualified personnel to replace them, there can be no assurance that the Company would not be materially adversely affected. Certain of the Company's executive officers, including Boyd D. Wainscott, the Chairman of the Board and the Chief Executive Officer, and C. Richard Spalton, a Director and the President, have entered into employment agreements with the Company. See "Management."

LACK OF PUBLIC MARKET
    There is currently no established market for the Notes and there can be no assurance as to the liquidity of markets that may develop for the Notes, the ability of Holders of the Notes to sell their Notes or the price at which such Holders would be able to sell their Notes. If such markets were to exist, the Notes could trade at prices that may be higher or lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. The Old Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through any automated quotation system. The Initial Purchasers have advised the Company that they currently intend to make a market in the Old Notes, and, if issued, the Notes. However, neither is obligated to do so, and any market-making with respect to the Old Notes or the Notes may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Offer. The Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Notes, or, in the case of non-tendering Holders of Old Notes, the trading market for the Old Notes following the Offer. See "Plan of Distribution."

                                   THE OFFER

PURPOSE OF THE OFFER

    The Offer is designed to provide Holders of Old Notes with an opportunity to acquire Notes which, unlike the Old Notes, will be freely tradable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws and provided that the Holder is not an affiliate of the Company within the meaning of the Securities Act and represents that the Notes are being acquired in the ordinary course of such Holder's business and the Holder is not engaged in, and does not intend to engage in a distribution of the Notes. The outstanding Old Notes in the aggregate principal amount of $110.0 million were originally issued and sold on October 8, 1996 (the "Original Issue Date") in order to provide financing for the ADCO Acquisition and the repayment of the Company's outstanding indebtedness under the UBS credit facility. The original sale to the Initial Purchasers was not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and the concurrent resale of the Old Notes to investors was not registered under the Securities Act in reliance upon the exemption provided by Rule 144A promulgated under the Securities Act. The Old Notes may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144, Old Notes may generally be resold (a) commencing two years after the Original Issue Date, in an amount up to, for any three-month period, the greater of 1% of the Old Notes then outstanding or the average weekly trading volume of the Old Notes during the four calendar weeks immediately preceding the filing of the required notice of sale with the Commission and (b) commencing three years after the Original Issue Date, in any amount and otherwise without restriction by a Holder who is not, and has not been for the preceding 90 days, an affiliate of the Company. The Old Notes are eligible for trading in the PORTAL Market, and may be resold to certain Qualified Institutional Buyers pursuant to Rule 144A. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the Old Notes.

    In connection with the original issue and sale of the Old Notes, the Company entered into a Registration Rights Agreement, pursuant to which it agreed to file with the Commission a registration statement covering the exchange by the Company of the Notes for the Old Notes (the "Exchange Offer Registration Statement"). The Registration Rights Agreement provides that (i) the Company will file the Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Original Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 105 days after the Original Issue Date, (iii) unless the Offer would not be permitted by applicable law or Commission policy, the Company will commence the Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Notes in exchange for all Old Notes tendered prior thereto in the Offer and (iv) if obligated to file a shelf registration statement covering the Old Notes (a "Shelf Registration Statement"), the Company will file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 105 days after such obligation arises and cause such Shelf Registration Statement to remain effective and usable for a period of two years following the initial effectiveness thereof. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (c) the Company fails to consummate the Offer within 30 business days after the date on which the Exchange Offer Registration Statement is declared effective, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.10 per week per $1,000 principal amount of Transfer Restrictive Securities held by such person. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities with respect to each subsequent 60-day period until all Registration Defaults have been cured up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Transfer Restricted Securities (regardless of whether one or more than one Registration Default is outstanding). Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a Note in the Offer, (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or, (iv) the date on which such Old Note is salable pursuant to Rule 144(k) under the Securities Act.

    The staff of the Commission has issued certain interpretive letters that concluded, in circumstances similar to those contemplated by the Offer, that new debt securities issued in a registered exchange for outstanding debt securities, which new securities are intended to be substantially identical to the securities for which they are exchanged, may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such securities from the issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provision of the Securities Act, PROVIDED that the new securities are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of the new securities. However, a broker-dealer who holds outstanding debt securities that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new securities received by the broker-dealer in any such exchange. See "--Resales of Notes." The Company has not requested or obtained an interpretive letter form the Commission staff with respect to this Offer, and the Company and the Holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any Holder has any arrangement or understanding with respect to the distribution of the Notes to be acquired pursuant to the Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, each broker-dealer that receives Notes for its own accounts in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealers as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. See "Plan of Distribution" By delivering the Letter of Transmittal, a Holder tendering Old Notes for exchange will represent and warrant to the Company that the Holder is acquiring the Notes in the ordinary course of its business and that the Holder is not engaged in, and does not intend to engage in, a distribution of the Notes. Any Holder using the Offer to participate in a distribution of the Notes to be acquired in the Offer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders who do not exchange their Old Notes pursuant to this Offer will continue to hold Old Notes that are subject to restrictions on transfer.

    It is expected that the Notes will be freely transferable by the Holders thereof, subject to the limitations described in the immediately preceding paragraph and in "--Resales of Notes." Sales of Notes acquired in the Offer by Holders who are "affiliates" of the Company within the meaning of their Securities Act will be subject to certain limitation on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell Notes in compliance with the volume limitations set forth in Rule 144, and sales of Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

    The Notes otherwise will be substantially identical in all material respects (including interest rate, maturity, security and restrictive covenants) to the Old Notes for which they may be exchanged pursuant to this Offer.

TERMS OF THE OFFER

    Upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, the Company will exchange $1,000 principal amount of Notes for each $1,000 principal amount of its outstanding Old Notes. Notes will be issued only in integral multiplies of $1,000 to each tendering Holder of Old Notes whose Old Notes are accepted in the Offer.

    The Notes will bear interest from and including the Original Issue Date. Accordingly, Holders who receive Notes in exchange for Old Notes will forego accrued but unpaid interest on their exchanged Old Notes for the period from and including the Original Issue Date to the date of exchange, but will be entitled to such interest under the Notes.

    As of October   , 1996, $110.0 million aggregate principal amount of Old
Notes were outstanding. This Prospectus and the Letter of Transmittal are being sent to all registered Holders of Old Notes as of that date. Tendering Holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Offer. The Company will pay all charges and expenses, other than certain transfer taxes which may be imposed, in connection with the Offer. See "--Payment of Expenses" below.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION

    The Offer will expire at 5:00 P.M., New York City time, on
                 , 1996 subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to extend the Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Offer as so extended shall expire. The Company shall notify the Exchange Agent of any extension by oral or written notice and shall mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right to extend or terminate the Offer and not accept for exchange any Old Notes if any of the events set forth below under "--Conditions to the Offer" occur and are not waived by the Company, by giving oral or written notice of such delay or termination to the Exchange Agent. See "--Conditions to the Offer." The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "--Conditions to the Offer."

PROCEDURES FOR TENDERING

    The tender to the Company of Old Notes by a Holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure of book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD NOT BE SENT TO THE COMPANY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Signatures on a Letter of Transmittal must be guaranteed unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder of Old Notes who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account of any firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company having an office in the United States (an "Eligible Institution"). In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantee must be by an Eligible Institution.

    The method of delivery of Old Notes and other documents to the Exchange Agents is at the election and risk of the Holder, but if delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent before the Expiration Date.

    If the Letter of Transmittal is signed by a person other than a registered Holder of any Old Note tendered therewith, such Old Note must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Note(s).

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    The Company's acceptance for exchange of Old Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering person and the Company upon the terms and subject to the conditions of the Offer.

BOOK ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Depository Trust Company for purposes of the Exchange offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of Old Notes by causing the Depository Trust Company to transfer such Old Notes into the Exchange Agent's account at the Depository Trust Company in accordance with such Depository Trust Company's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Depository Trust Company, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

    Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

CONDITIONS TO THE OFFER

    Notwithstanding any other provisions of the Offer, or any extension of the Offer, the Company will not be required to issue Notes in respect of any properly tendered Old Notes not previously accepted, and may terminate the Offer by oral or written notice to the Exchange Agent and the Holders, or at its option, modify or otherwise amend the Offer, if any material change occurs that is likely to affect the Offer, including, but not limited to, the following:

        (a) there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging the Offer or otherwise directly or indirectly relating to the Offer or otherwise affecting the Company;

        (b) there shall occur any development in any pending action or proceeding that, in the sole judgement of the Company, would or might (i) have an adverse effect on the business of the Company, (ii) prohibit, restrict or delay consummation of the Offer, or (iii) impair the contemplated benefits of the Offer;

        (c) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority which, in the sole judgment of the Company, would or might (i) have an adverse effect on the business of the Company, (ii) prohibit, restrict or delay consummation of the Offer, or (iii) impair the contemplated benefits of the Offer; or

        (d) there exists, in the sole judgment of the Company, any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the consummation of the transactions contemplated by the Offer.

    The Company expressly reserves the right to terminate the Offer and not accept for exchange any Old Notes upon the occurrence of any of the foregoing conditions. In addition, the Company may amend the Offer at any time prior to 5:00 P.M., New York City time, on the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Offer in any manner which, in its good faith judgement, is advantageous to the Holders.

    The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NOTES

    Upon the terms and subject to the conditions of the Offer, the Company will accept all Old Notes validly tendered prior to 5:00 P.M., New York City time, on the Expiration Date. The Company will deliver Notes in exchange for Old Notes promptly following the Expiration Date.

    For purposes of the Offer, the Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Notes. Under no circumstances will interest be paid by the Company or the Exchange Agent by reason of any delay in making such payment or delivery.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, at the Company's expense, to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Offer.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Depository Trust Company for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizing certain federal income tax consequences of the Offer reflects the opinion of Gibson, Dunn, & Crutcher, counsel to the Company, as to material federal income tax consequences expected to result from the Offer. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position contrary to that described below. Moreover, the following discussion is for general information only and does not constitute comprehensive tax advice to any particular Holder of Old Notes. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. Each Holder of Old Notes should consult its own tax adviser as to these and any other federal income tax consequences of the Offer as well as any tax consequences to it under foreign, state, local or other law.

    Exchanges of Old Notes for Notes pursuant to the Offer should be treated as a modification of the Old Notes that does not constitute a material change in their terms, and the Company intends to treat the exchanges in that manner. Under that approach, a Note is treated as a continuation of the corresponding Old Note. An exchanging Holder's holding period for a Note would include such Holder's holding period for the Old Note. Such Holder would not recognize any gain or loss, and such Holder's basis in the Note would be the same as such Holder's basis in the Old Note. The Offer will result in no federal income tax consequences to a non-exchanging Holder.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Offer. All correspondence in connection with the Offer and the Letter of Transmittal should be addressed to the Exchange Agent as follows:

BY HAND DELIVERY, MAIL OR OVERNIGHT EXPRESS
(INSURED OR REGISTERED RECOMMENDED):                                           BY FACSIMILE:
---------------------------------------------------------------------------  -----------------
State Street Bank and Trust Company                                          (617) 664-5365
Two International Place, 4th Floor
Boston, Massachusetts 02110                                                    BY TELEPHONE:
                                                                             -----------------
Attention: Jackie Thompson -- Corporate Trust Department                     (617) 664-5344

    Requests for additional copies of the Prospectus or the Letter of Transmittal should be directed to the Exchange Agent or the Company.

PAYMENT OF EXPENSES

    The Company has not retained any dealer-manager or similar agent in connection with the Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Offer. The Company, however, will pay reasonable and customary fees and reasonable out-of-pocket expenses to the Exchange Agent in connection therewith. The Company will also pay the cash expenses to be incurred in connection with the Offer, including accounting, legal, printing, and related fees and expenses.

ACCOUNTING TREATMENT

    The Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The Company's expenses of the Offer will be capitalized for accounting purposes.

RESALES OF NOTES

    With respect to resales of Notes, based on certain interpretive letters issued by the staff of the Commission to third parties, the Company believes that a Holder of Notes (other than (i) a broker-dealer who purchases such Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) who exchanged Old Notes for Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Notes, will be allowed to resell the Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Notes a prospectus that satisfies the requirements of the Securities Act. However, a broker-dealer who holds Old Notes that were acquired for its own account as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act. If any other Holder is deemed to be an "underwriter" within the meaning of the Securities Act or acquires Notes in the Offer for the purpose of distributing or participating in a distribution of the Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a Secondary resale transaction, unless an exemption from registration is otherwise available. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

                            PRO FORMA CAPITALIZATION

    The following table sets forth the pro forma combined debt and equity capitalization of Astor Holdings II as of June 30, 1996 and as adjusted to give effect to the Transactions, including the application of the net proceeds from the Offering.

                                                                                             AS OF JUNE 30, 1996
                                                                                           -----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Debt:
UBS Credit Facility:
  Term loans.............................................................................  $   53,932   $  --
  Revolving loans........................................................................      11,925      --
Senior Bank Facility:
  Bank Term Loan.........................................................................      --          20,000
  Revolving Credit Facility (1)..........................................................      --          --
Subsidiary debt (2)......................................................................       1,758       1,758
Senior Subordinated Notes, net of original issue discount................................      --         109,450
Subordinated Note due to an affiliate (3)................................................       5,708       5,708
Other (4)................................................................................         441         441
                                                                                           ----------  -----------
Total debt...............................................................................      73,764     137,357
                                                                                           ----------  -----------
Stockholder's Equity:
Common stock, $0.01 par value, 10,000 shares authorized, 1,000 shares issued and
 outstanding.............................................................................      --          --
Additional paid-in capital...............................................................      36,671      36,671
Foreign currency translation adjustment..................................................         (20)        (20)
Retained earnings........................................................................       1,414      (2,522) (5)
                                                                                           ----------  -----------
Total stockholder's equity...............................................................      38,065      34,129
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  111,829   $ 171,486
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------
(1) After giving effect to the Transactions and the issuance of $1.8 million of letters of credit under the Senior Bank Facility, the Company will have $28.2 million available for revolving borrowings under the Senior Bank Facility, subject to borrowing base limitations.

(2) Subsidiary debt represents borrowings, by a Belgian subsidiary, from a Belgian bank in Belgian francs, of which the equivalent of $1.7 million is secured by a letter of credit issued under the UBS Credit Facility. Upon the consummation of the Offering, this letter of credit was replaced for the same amount under the Senior Bank Facility.

(3) Represents an unsecured note payable to the Parent maturing on July 5, 2003. Interest accrues on such note at the rate of 8% and is payable semi-annually.

(4) Includes current maturities of $110,000.

(5) Represents the cost of early termination of interest rate swap contracts, net of tax benefit, of $68,000 and the elimination of unamortized debt issuance costs related to early extinguishment of term loans under the UBS Credit Facility, net of a tax benefit, of $3.9 million.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated statement of income for the year ended March 31, 1996 gives effect to (i) the Prior Transactions and (ii) the Transactions, including the ADCO Acquisition and the Offering and the application of the net proceeds therefrom, as if they had occurred on April 1, 1995. The unaudited pro forma consolidated statement of income for the three months ended June 30, 1996 gives effect to the Transactions, including the ADCO Acquisition and the Offering and the application of the net proceeds therefrom, as if they had occurred on April 1, 1995. The unaudited pro forma consolidated statement of income for the twelve months ended June 30, 1996 gives effect to the Transactions, including the ADCO Acquisition and the Offering and the application of the net proceeds therefrom, as if they had occurred on April 1, 1995. The unaudited pro forma condensed consolidated balance sheet at June 30, 1996 gives effect to the Transactions, including the ADCO Acquisition and the Offering and the application of the net proceeds therefrom, as if they had occurred on June 30, 1996. The historical financial statements of Astor Holdings II reflect the Prior Transactions as of June 28, 1995. For purposes of this pro forma financial information, both the ABI Acquisition and the ADCO Acquisition are treated as purchases. The unaudited pro forma consolidated statements of income reflect the preliminary allocation of the purchase price for ADCO to Astor Holdings II's tangible and intangible assets and liabilities. The final allocation of the ADCO purchase price and the resulting amortization expense may differ somewhat from the preliminary estimates.

    The unaudited pro forma financial data are based on the historical financial statements of each of Astor Holdings II, ABI and ADCO, and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated financial data are provided for informational purposes only and do not purport to represent what Astor Holdings II's financial position or results of operations actually would have been if the foregoing transactions occurred as of the dates indicated or what such results will be for any future periods.

    The unaudited pro forma financial data are based on assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto for each of Astor Holdings II, ABI and ADCO included elsewhere in this Memorandum.

                               ASTOR HOLDINGS II
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                               YEAR ENDED MARCH 31, 1996
                                ---------------------------------------------------------------------------------------
                                HISTORICAL ASTOR
                                 HOLDINGS II FOR    HISTORICAL ABI
                                 THE YEAR ENDED      FOR THE THREE         ABI       PRO FORMA FOR  HISTORICAL ADCO FOR
                                 MARCH 31, 1996    MONTHS ENDED JUNE   ACQUISITION       PRIOR        THE YEAR ENDED
                                       (1)           28, 1995 (2)      ADJUSTMENTS   TRANSACTIONS    DECEMBER 31, 1995
                                -----------------  -----------------  -------------  -------------  -------------------

                                                                (DOLLARS IN THOUSANDS)
Sales.........................      $ 135,418          $  24,451       $  (1,080)(3)   $ 158,789         $  47,411
Cost of sales.................        108,176             18,546          (1,080)(3)     125,390            32,264
                                                                            (252)(4)
                                     --------            -------      -------------  -------------         -------
Gross profit before
 depreciation.................         27,242              5,905             252          33,399            15,147
Selling, general and
 administrative expenses......         12,893              2,644           --             15,537             6,087
                                     --------            -------      -------------  -------------         -------
Operating profit before non-
 recurring items, interest,
 depreciation, amortization,
 taxes, reorganization items
 and extraordinary items......         14,349              3,261             252          17,862             9,060
Income from investment in
 Rheochem.....................             91                276           --                367            --
Management fee income
 (expense)....................         --                 --               --             --                  (151)
Other income..................         --                 --               --             --                    16
                                     --------            -------      -------------  -------------         -------
EBITDA (6)....................         14,440              3,537             252          18,229             8,925
Non-recurring items (7).......          1,730             --               --              1,730               310
Depreciation and
 amortization.................          5,416                823             130(8)        6,369             1,169
Interest expense..............          5,252                123           1,170 (10       6,545                17
Dividends on preferred stock
 of subsidiary................         --                 --               --             --                   280
                                     --------            -------      -------------  -------------         -------
Income before taxes and
 extraordinary items..........          2,042              2,591          (1,048)          3,585             7,149
Provision for (benefit from)
 income taxes.................         (3,434)               875                          (2,559)            2,877
                                     --------            -------      -------------  -------------         -------
Income before extraordinary
 items........................      $   5,476          $   1,716       $  (1,048)      $   6,144         $   4,272
                                     --------            -------      -------------  -------------         -------
                                     --------            -------      -------------  -------------         -------


                                 TRANSACTION    ASTOR HOLDINGS
                                 ADJUSTMENTS     II PRO FORMA
                                -------------  ----------------

Sales.........................   $   --        $        206,200
Cost of sales.................       --                 157,654

                                -------------  ----------------
Gross profit before
 depreciation.................       --                  48,546
Selling, general and
 administrative expenses......       --                  21,624
                                -------------  ----------------
Operating profit before non-
 recurring items, interest,
 depreciation, amortization,
 taxes, reorganization items
 and extraordinary items......       --                  26,922
Income from investment in
 Rheochem.....................       --                     367
Management fee income
 (expense)....................         151(5)         --
Other income..................       --                      16
                                -------------  ----------------
EBITDA (6)....................         151               27,305
Non-recurring items (7).......       --                   2,040
Depreciation and
 amortization.................       1,695(9)             9,233
Interest expense..............       7,349 (11           13,911
Dividends on preferred stock
 of subsidiary................        (280)(12)        --
                                -------------  ----------------
Income before taxes and
 extraordinary items..........      (8,613)               2,121
Provision for (benefit from)
 income taxes.................      (2,885)(13)           (2,567)
                                -------------  ----------------
Income before extraordinary
 items........................   $  (5,728)    $          4,688
                                -------------  ----------------
                                -------------  ----------------

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

 (1) Represents Astor Holdings II's consolidated results of operations for the fiscal year ended March 31, 1996, which include the results of operations of ABI since its acquisition on June 28, 1995.

 (2) Represents ABI's historical operating results for the preacquisition period from April 1, 1995 to June 28, 1995.

 (3) Represents the elimination of Astor Holdings II's sales to ABI and costs of such sales for the preacquisition period from April 1, 1995 to June 28, 1995.

 (4) Represents the elimination of additional cost of sales resulting from the write-up of finished goods inventory to fair market value for the ABI Acquisition due to its nonrecurring nature.

 (5) Represents the capitalization of management fees paid to former stockholders of ADCO.

 (6) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA has been included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

 (7) Represents non-recurring flood expense of $500,000, moving expense of $374,000 and reorganization expense of $856,000 incurred by Astor Holdings II and the new packaging expense of $310,000 incurred by ADCO.

 (8) Represents a reduction in depreciation expense of $496,000 resulting from adjusting property, plant and equipment to fair market value and assigning new useful lives to property, plant and equipment for the ABI Acquisition and the additional amortization of new intangibles, including goodwill over 25 years, for the three months prior to the ABI Acquisition of $626,000. The revised depreciation policy is the straight-line method of depreciation with asset lives of 20 to 31.5 years for buildings and 10 years for machinery and equipment.

 (9) Represents the additional amortization of new intangibles from the ADCO Acquisition of $1.1 million, including goodwill over 40 years and deferred financing costs over 10 years, and the additional depreciation expense resulting from the write-up of property, plant and equipment to fair market value for the ADCO Acquisition of $625,000. The revised depreciation policy is the straight-line method of depreciation with asset lives of 40 years for buildings and 10 years for machinery and equipment.

(10) Represents the additional interest expense on the borrowings under the UBS Credit Facility utilized to purchase ABI for the three months prior to the ABI Acquisition.

(11) Reflects the pro forma interest expense as follows:

Senior Subordinated Notes, net of original issue discount
 (interest rate of 10.5%)......................................  $11,550,000
Bank Term Loan (assumed interest rate of 9.125%)...............   1,825,000
Subordinated Note due to an affiliate..........................     342,000
Subsidiary debt................................................     194,000
Elimination of historical interest charge......................  (6,562,000)
                                                                 ----------
                                                                 $7,349,000
                                                                 ----------
                                                                 ----------

     An increase of 1/8% in the interest rate on the variable rate pertaining to the above debt instruments would result in an interest expense increase of $27,000.

(12) Represents the elimination of cash dividends paid to former holders of preferred stock of ADCO's subsidiary.

(13) Represents the tax benefit resulting from higher expenses, primarily interest costs.

                               ASTOR HOLDINGS II
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                THREE MONTHS ENDED JUNE 30, 1996
                                               -------------------------------------------------------------------
                                               HISTORICAL ASTOR                     TRANSACTION
                                                 HOLDINGS II     HISTORICAL ADCO    ADJUSTMENTS      PRO FORMA
                                               ----------------  ----------------  -------------  ----------------
                                                                     (DOLLARS IN THOUSANDS)
Sales........................................     $   43,222        $   13,995     $    --           $   57,217
Cost of sales................................         33,318             9,858          --               43,176
                                                     -------           -------     -------------        -------
Gross profit before depreciation.............          9,904             4,137          --               14,041
Selling, general and administrative
 expenses....................................          4,433             1,498          --                5,931
                                                     -------           -------     -------------        -------
Operating profit before interest,
 depreciation, amortization, taxes,
 extraordinary items.........................          5,471             2,639          --                8,110
Income from investment in Rheochem...........            216            --              --                  216
Management fee income (expense)..............         --                   (40)           40(1)          --
Other income (expense).......................         --                    24          --                   24
                                                     -------           -------     -------------        -------
EBITDA (2)...................................          5,687             2,623            40              8,350
Depreciation and amortization................          1,553               326           389(3)           2,268
Interest expense.............................          1,669               (45)        1,854(4)           3,478
Dividends on preferred stock of subsidiary...         --                    70           (70)(5)         --
                                                     -------           -------     -------------        -------
Income before taxes and extraordinary
 items.......................................          2,465             2,272        (2,133)             2,604
Provision for income taxes...................          1,051               902          (785)(6)          1,168
                                                     -------           -------     -------------        -------
Income before extraordinary items............     $    1,414        $    1,370     $  (1,348)        $    1,436
                                                     -------           -------     -------------        -------
                                                     -------           -------     -------------        -------

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(1) Represents the capitalization of management fees paid to former stockholders of ADCO.

(2) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA has been included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

(3) Represents the additional amortization of new intangibles from the ADCO Acquisition of $267,000, including goodwill over 40 years and deferred financing costs over 10 years, and the additional depreciation expense resulting from the write-up of property, plant and equipment to fair market value for the ADCO Acquisition of $122,000. The revised depreciation policy is the straight line method of depreciation with asset lives of 40 years for buildings and 10 years for machinery and equipment.

(4)  Reflects the pro forma interest expense as follows:

Senior Subordinated Notes, net of original issue discount
(interest rate of 10.5%)........................................  $2,888,000
Bank Term Loan (assumed interest rate of 9.125%)................     456,000
Subordinated Note due to an affiliate...........................      85,000
Subsidiary debt.................................................      49,000
Elimination of historical interest charge.......................  (1,624,000)
                                                                  ----------
                                                                  $1,854,000
                                                                  ----------
                                                                  ----------

     An increase of 1/8% in the interest rate on the variable rate pertaining to the above debt instruments would result in an interest expense increase of $7,000.

(5) Represents the elimination of cash dividends paid to former holders of preferred stock of ADCO's subsidiary.

(6) Represents tax benefits resulting from higher expenses, primarily interest costs.

                               ASTOR HOLDINGS II
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                TWELVE MONTHS ENDED JUNE 30, 1996
                                               -------------------------------------------------------------------
                                               HISTORICAL ASTOR                     TRANSACTION
                                                 HOLDINGS II     HISTORICAL ADCO    ADJUSTMENTS      PRO FORMA
                                               ----------------  ----------------  -------------  ----------------
                                                                     (DOLLARS IN THOUSANDS)
Sales........................................     $  161,810        $   48,268     $    --           $  210,078
Cost of sales................................        126,911            33,504          (337)(1)        160,078
                                                    --------           -------     -------------       --------
Gross profit before depreciation.............         34,899            14,764           337             50,000
Selling, general and administrative
 expenses....................................         16,191             5,920          --               22,111
                                                    --------           -------     -------------       --------
Operating profit before non-recurring item,
 interest, depreciation, amortization, taxes,
 extraordinary items.........................         18,708             8,844           337             27,889
Income from investment in Rheochem...........            307            --              --                  307
Management fee income (expense)..............         --                  (157)          157(2)          --
Other income.................................         --                   106          --                  106
                                                    --------           -------     -------------       --------
EBITDA (3)...................................         19,015             8,793           494             28,302
Non-recurring items (4)......................            688               535          --                1,223
Depreciation and amortization................          6,416             1,232         1,695(5)           9,343
Interest expense.............................          6,548              (165)        7,528(6)          13,911
Dividends on preferred stock of subsidiary...         --                   280          (280)(7)         --
                                                    --------           -------     -------------       --------
Income before taxes and extraordinary
 items.......................................          5,363             6,911        (8,449)             3,825
Provision for (benefit from) income taxes....         (2,383)            2,791        (2,818)(8)         (2,410)
                                                    --------           -------     -------------       --------
Income before extraordinary items............     $    7,746        $    4,120     $  (5,631)        $    6,235
                                                    --------           -------     -------------       --------
                                                    --------           -------     -------------       --------

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(1) Represents the elimination of the additional cost of sales resulting from the write-up of finished goods inventory to fair market value for the ABI Acquisition due to non-recurring nature.

(2) Represents the capitalization of management fees paid to former stockholders of ADCO.

(3) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA has been included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

(4) Represents the non-recurring expenses related to new packaging expense at ADCO of $535,000 and flood expense of $500,000 and moving expense of $188,000 at Astor Holdings II.

(5) Represents the additional amortization of new intangibles from the ADCO Acquisition of $1.1 million, including goodwill over 40 years and deferred financing costs over 10 years, and the additional depreciation expense resulting from the write-up of property, plant and equipment to fair market value for the ADCO Acquisition of $625,000. The revised depreciation policy is the straight-line method of depreciation with asset lives of 40 years for buildings and 10 years for machinery and equipment.

(6)  Reflects the interest expense on the pro forma debt instruments as follows:

Senior Subordinated Notes, net of original issue discount
(interest rate of 10.5%).......................................  $11,550,000
Bank Term Loans (assumed interest rate of 9.125%)..............   1,825,000
Subordinated Note due to an affiliate..........................     342,000
Subsidiary debt................................................     194,000
Elimination of historical interest charge......................  (6,383,000)
                                                                 ----------
                                                                 $7,528,000
                                                                 ----------
                                                                 ----------

     An increase of 1/8% in the interest rate on the variable rate pertaining to the above debt instruments would result in an interest expense increase of $27,000

(7) Represents the elimination of cash dividends paid to former holders of preferred stock of ADCO's subsidiary.

(8) Represents tax benefits resulting from higher expenses, primarily interest costs.

                               ASTOR HOLDINGS II
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                               AS OF JUNE 30, 1996
                                                                 ------------------------------------------------
                                                                       HISTORICAL
                                                                 ----------------------                  ASTOR
                                                                    ASTOR                TRANSACTION  HOLDINGS II
                                                                 HOLDINGS II    ADCO     ADJUSTMENTS   PRO FORMA
                                                                 -----------  ---------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
                            ASSETS
Current assets:
  Cash and cash equivalents....................................   $   1,035   $   3,559   $  (4,594)(1)  $      --
  Accounts receivable, net.....................................      24,159       7,601      --           31,760
  Receivables from affiliates..................................         304      --          --              304
  Receivables from Rheochem....................................         606      --          --              606
  Inventory....................................................      21,092       5,781         485(2)     27,358
  Prepaid expenses and other current assets....................       3,635         204      --            3,839
                                                                 -----------  ---------  -----------  -----------
Total current assets...........................................      50,831      17,145      (4,109)      63,867
Property, plant and equipment, net.............................      50,847       9,075      10,175(3)     70,097
Investment in Rheochem.........................................       4,194      --          --            4,194
Goodwill.......................................................      29,631       7,423      29,312(4)     66,366
Intangible assets, net.........................................       6,465         471      (2,304)(5)      4,632
Deferred income taxes, net.....................................       3,299         353       1,961(6)      5,613
Other assets...................................................      --              14      --               14
                                                                 -----------  ---------  -----------  -----------
Total assets...................................................   $ 145,267   $  34,481   $  35,035    $ 214,783
                                                                 -----------  ---------  -----------  -----------
                                                                 -----------  ---------  -----------  -----------

             LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.............................................   $  18,587   $   2,054   $  --        $  20,641
  Accrued interest payable.....................................         875      --          --              875
  Accrued expenses.............................................       6,685       2,306         130(7)      9,121
  Current portion of long term debt............................       4,539      --          (4,429)(8)        110
                                                                 -----------  ---------  -----------  -----------
Total current liabilities......................................      30,686       4,360      (4,299)      30,747
Long term debt.................................................      63,517      --          68,022 (10    131,539
Subordinated Note due to an affiliate (9)......................       5,708      --          --            5,708
Deferred income taxes..........................................       4,772       1,031       3,360 (11      9,163
Other long-term liabilities....................................       2,519      --             978 (12      3,497
ADCO redeemable preferred stock of subsidiary..................      --           3,920      (3,920) 13)     --
Stockholder's equity:
  ADCO stockholders' equity....................................      --          25,170     (25,170) 14)     --
  Common stock.................................................      --          --          --           --
  Additional paid-in capital...................................      36,671      --          --           36,671
  Retained earnings............................................       1,414      --          (3,936) 15)     (2,522)
  Foreign currency translation adjustment......................         (20)     --          --              (20)
                                                                 -----------  ---------  -----------  -----------
Total stockholder's equity.....................................      38,065      25,170     (29,106)      34,129
                                                                 -----------  ---------  -----------  -----------
Total liabilities and stockholder's equity.....................   $ 145,267   $  34,481   $  35,035    $ 214,783
                                                                 -----------  ---------  -----------  -----------
                                                                 -----------  ---------  -----------  -----------

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Represents the use of ADCO cash of $3.6 million to redeem outstanding preferred stock of ADCO's subsidiary and the use of Astor's existing cash of
   $1,035,000 to fund the Transactions. See note 10 below.

(2) Represents the estimated write-up of finished goods inventory to fair market value in connection with the purchase price allocation.

(3) Represents the estimated write-up of property, plant and equipment to fair market value in connection with the purchase price allocation.

(4) Represents $36.7 million of excess purchase price over the fair market value of the net assets acquired less the elimination of ADCO's existing goodwill of $7.4 million. Management's preliminary allocation of the purchase price for ADCO is as follows:

Purchase price:
Cash portion...................................................  $54,414,000
Estimated fees and expenses....................................   4,989,000
                                                                 ----------
    Total......................................................  $59,403,000
                                                                 ----------
                                                                 ----------
Allocated as follows:
Existing book value of ADCO....................................  $25,170,000
Accrued dividend on redeemable preferred stock of ADCO
 subsidiary....................................................    (117,000)
Increase in inventory to estimated fair market value...........     485,000
Estimated increase in property, plant and equipment to fair
 market value..................................................  10,175,000
Elimination of existing ADCO goodwill..........................  (7,423,000)
Transaction related liabilities................................  (2,261,000)
Increase in deferred tax.......................................  (3,360,000)
Increase in goodwill...........................................  36,734,000
                                                                 ----------
    Total......................................................  $59,403,000
                                                                 ----------
                                                                 ----------

(5) Represents deferred debt issuance costs related to the Offering of $3.5 million less the elimination of unamortized debt issuance costs related to early extinguishment of term loans under the UBS Credit Facility of $5.8 million.

(6) Represents the federal and foreign tax benefits on the $5.8 million extraordinary loss for write-off of debt issuance costs related to the early extinguishment of term loans under the UBS Credit Facility.

(7) Represents the current portion of the transaction-related liabilities resulting from the allocation of purchase price of $184,000 less the tax benefit on the cost of early termination of interest swap contracts of $54,000.

(8) Represents the repayment of current portion of long-term debt under the UBS Credit Facility.

(9) Represents an unsecured loan note payable to the Parent maturing on July 5, 2003. Interest accrues on such note at the rate of 8% and is payable semi-annually.

                               ASTOR HOLDINGS II
      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (CONTINUED)

(10) Represents the proceeds from the Offering of $109.5 million and the Bank Term Loan under the Senior Bank Facility of $20.0 million, net of repayment of long-term debt of $65.9 million. The sources and uses of funds of the Transactions are as follows:

Source of funds:
    Cash on hand..............................................  $ 1,035,000
    Bank Term Loan............................................   20,000,000
    Proceeds from the Offering................................  109,450,000
                                                                -----------
        Total sources.........................................  $130,485,000
                                                                -----------
                                                                -----------
Use of funds:
    ADCO cash purchase price..................................  $54,414,000
    Redemption of ADCO's preferred stock......................      478,000
    Repayment of borrowings under UBS Credit Facility.........   65,857,000
    Fees and expenses.........................................    9,736,000
                                                                -----------
        Total uses............................................  $130,485,000
                                                                -----------
                                                                -----------

(11) Represents the net deferred tax liabilities resulting from the allocation of purchase price for the ADCO Acquisition.

(12) Represents the long term portion of the transaction-related liabilities resulting from the allocation of purchase price.

(13) Represents ADCO's redemption of preferred stock of its subsidiary of $3.9 million.

(14) Represents the elimination of ADCO's historical stockholders' equity resulting from the application of purchase accounting.

(15) Represents the cost of early termination of interest swap contracts, net of tax benefit, of $68,000 and the elimination of unamortized debt issuance costs related to early extinguishment of term loans under the UBS Credit Facility, net of tax benefit, of $3.9 million.

                               ASTOR HOLDINGS II
                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of March 31 of each of the years 1992 through 1996 and for the years then ended have been derived from the Consolidated Financial Statements of Astor Holdings II. The Consolidated Financial Statements of Astor Holdings II for each of the fiscal years ended March 31, 1994, 1995 and 1996 were audited by Ernst & Young LLP, independent auditors, and appear elsewhere in this Memorandum. The selected financial data as of and for the years ended March 31, 1992 and 1993 and as of June 30, 1995 and 1996 and for the three months then ended have been derived from unaudited consolidated financial statements of Astor Holdings II, but include all adjustments which are, in the opinion of management, necessary for a fair presentation of Astor Holdings II's financial position at such dates and results of operations for such periods. Astor Holdings II, the parent corporation of Astor Corporation, has guaranteed the obligations of Astor Corporation under the Notes and has no material operating assets or liabilities or operations other than its ownership of all the outstanding common stock of Astor Corporation, the outstanding $1.7 million (liquidation preference) of preferred voting ordinary stock of ABI Acquisition 1 plc, a subsidiary of Astor Corporation, a subordinated intercompany note payable to the Parent in the amount of $5.7 million and a corresponding subordinated intercompany note receivable from ABI Acquisition 1 plc in the amount of $5.7 million. Operating results for the three months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending March 31, 1997. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto for each of Astor Holdings II and ABI included elsewhere in this Memorandum.

                               ASTOR HOLDINGS II
                SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)

                                                                                                         AS OF OR FOR THE
                                                                                                        THREE MONTHS ENDED
                                                       AS OF AND FOR YEARS ENDED MARCH 31,                   JUNE 30,
                                             --------------------------------------------------------  --------------------
                                                1992       1993        1994       1995      1996(1)      1995       1996
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales....................................  $   48,052  $  47,837  $   54,665  $  61,852  $  135,418  $  16,830  $  43,222
  Gross profit before depreciation.........     (12,606)       789       3,759      7,302      27,242      2,246      9,904
  Selling, general and administrative
   expenses................................       5,694      3,505       3,652      4,132      12,893      1,319      4,433
  Depreciation and amortization............       3,274      4,870       4,041      1,993       5,416        553      1,553
  Non-recurring items......................         202      1,315      27,139(2)     1,088      1,730       856     --
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
  Income (loss) from operations............     (21,776)    (8,901)    (31,073)        89       7,203       (482)     3,918
  Income from Rheochem.....................      --         --          --         --              91     --            216
  Interest and other income................          65          7           5     --          --             12     --
  Interest expense.........................       4,220      1,015       1,476      1,606       5,251        385      1,669
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
  Income (loss) before income taxes and
   extraordinary items.....................     (25,931)    (9,909)    (32,544)    (1,517)      2,043       (855)     2,465
  Provision for (benefit from) income
   taxes...................................      --         --          --         --          (3,434 (3)    --       1,051
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
  Income (loss) before extraordinary
   items...................................     (25,931)    (9,909)    (32,544)    (1,517)      5,477       (855)     1,414
  Extraordinary items......................      --         --          --         --          44,933(4)    44,933(4)    --
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
  Net income (loss)........................  $  (25,931) $  (9,909) $  (32,544) $  (1,517) $   50,410  $  44,078  $   1,414
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------
                                             ----------  ---------  ----------  ---------  ----------  ---------  ---------

OTHER DATA:
  EBITDA (5)...............................  $  (18,300) $  (2,716) $      107  $   3,170  $   14,440  $     927  $   5,687
  EBITDA margin (6)........................         N/A        N/A        0.2%       5.1%       10.7%       5.5%      13.2%
  EBITDA to interest expense, net..........         N/A        N/A        0.1x       2.0x        2.7x       2.5x       3.4x
  Total debt to EBITDA (7).................         N/A        N/A         N/M      20.2x        5.3x      21.3x       3.2x
  Capital expenditures.....................  $      680  $      70  $      260  $     274  $    4,640  $      46  $     851
  Ratio of earnings to fixed charges (8)...         N/A        N/A         N/A       0.3x        1.3x        N/A       2.4x

                                                               AS OF MARCH 31,                           AS OF JUNE 30,
                                          ---------------------------------------------------------  ----------------------
                                            1992        1993        1994        1995        1996        1995        1996
                                          ---------  ----------  ----------  ----------  ----------  ----------  ----------
BALANCE SHEET DATA:
  Current assets........................  $  16,675  $   12,313  $   10,192  $   13,475  $   47,479  $   48,695  $   50,831
  Current liabilities...................      1,975       3,743       6,239      13,707      27,604      26,003      30,686
  Total assets..........................     66,819      58,344      28,131      30,166     142,906     141,617     145,267
  Total debt............................     44,916      55,336      56,696      64,075      76,524      79,164      73,764
  Stockholder's equity (deficit)........       (147)    (10,055)    (42,599)    (44,115)     36,358(9)     30,339     38,065

                       (See footnotes on following page)

                               ASTOR HOLDINGS II
                SELECTED CONSOLIDATED FINANCIAL DATA (CONTINUED)

(1) Represents Astor Holdings II's consolidated results of operations for the fiscal year ended March 31, 1996, which includes the results of operations of ABI since its acquisition on June 28, 1995.

(2) In fiscal 1994, Astor Holdings II recorded a provision of $25.9 million, representing the writedown of property, plant and equipment and other intangible assets in order to recognize a permanent impairment of value.

(3) During this period Astor Holdings II, Inc. recognized a net deferred tax asset primarily with respect to net operating loss carryforwards.

(4) Astor Holdings II recorded a gain on the forgiveness of debt of $44.9 million upon the effectiveness of Petrowax's Reorganization Plan as of June 28, 1995.

(5) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expense, extraordinary items and non-recurring items. Information concerning EBITDA has been included as it is used by certain investors as a measure of a company's ability to service its debt. EBITDA should not be used as an alternative to, or be construed as more meaningful than, operating income or cash flows or as an indicator of the operating performance or liquidity of Astor Holdings II.

(6) EBITDA margin is the ratio of EBITDA to sales, expressed as a percentage.

(7) For purposes of calculating total debt to EBITDA, EBITDA for the three months ended June 30, 1996 and 1995 has been annualized.

(8) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense, amortization of debt expense and the interest component of rent expense. Earnings for the years ended March 31, 1992, 1993 and 1994 and for the three months ended June 30, 1995 were insufficient to cover fixed charges by $25.9 million, $9.9 million, $32.5 million and $855,000, respectively.

(9) In addition to the forgiveness of debt by Petrowax's creditors, the sole stockholder recapitalized Astor Holdings II on June 28, 1995 by contributing $30.7 million to its equity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Consolidated Financial Statements and the related notes included elsewhere in this Memorandum. The consolidated financial data presented below is that of Astor Holdings II. Astor Holdings II is the parent corporation of Astor Corporation, has guaranteed the obligations of Astor Corporation under the Notes and has no material assets or liabilities or operations other than its ownership of all the outstanding common stock of Astor Corporation, the outstanding $1.7 million (liquidation preference) of preferred voting ordinary stock of ABI Acquisition 1 plc, a subsidiary of Astor Corporation, a subordinated intercompany note payable to the Parent in the amount of $5.7 million and a corresponding subordinated intercompany note receivable from ABI Acquisition 1 plc in the amount of $5.7 million. As a result, except for its ownership of the preferred voting ordinary stock of ABI Acquisition 1 plc, the consolidated financial statements of Astor Holdings II and Astor Corporation are substantially identical.

GENERAL

    The current business and structure of Astor were created through the combination of Astor Corporation and ABI in June 1995. This combination created one of the largest producers of specialty waxes in the world, based on sales, and a recognized U.K. manufacturer and marketer of adhesives and sealants. The ABI Acquisition improved Astor's in-house marketing and packaging capabilities, resulting in improved product distribution and improved Astor's product development capabilities, allowing the development of more higher-margin value-added products.

    Astor Corporation was incorporated as a new venture in 1989 in the State of Delaware under the name Petrowax for the purpose of developing a wax production business. As part of its start-up plan of operations, Petrowax acquired two lube oil and wax production facilities from Quaker State. Shortly after the completion of the acquisition in 1990 and prior to the acquisition of ABI and the acquisition of ADCO, Petrowax encountered a number of operational and financial difficulties, including (i) difficulties in converting the acquired facilities to the production of specialty waxes, (ii) surplus inventories resulting from long lead times required to secure customer approvals, an exclusive reseller's inability to perform its obligations to purchase wax from Petrowax and the delay in converting one of the facilities, (iii) a lack of extensive process knowledge and limited product development capabilities resulting in the production of low-margin products and (iv) insufficient working capital, forcing Petrowax to liquidate inventory to fund day-to-day operations. As a result of these and other difficulties and inefficiencies, Petrowax voluntarily filed for relief pursuant to Chapter 11 of the U.S. Bankruptcy Code on February 25, 1992.

    Following the Filing, Petrowax took a number of steps to improve its competitive position, including (i) the recruitment of turnaround management,
(ii) the renegotiation of its primary supply contract to provide for improved pricing and the delivery of higher quality waxy components of A/B Crude, (iii) the termination of Petrowax's exclusive marketing contract with its reseller, the establishment of a number of non-exclusive reseller arrangements and the increase of Petrowax's direct sales of its products, (iv) the arrangement of debtor-in-possession financing and additional working capital to provide for short-term working capital needs, (v) the renegotiation of various transportation and terminaling contracts and (vi) the implementation of a number of other overhead reduction measures.

    After the above described corrective measures were taken, Petrowax focused on its emergence from bankruptcy and improving its strategic position in the marketplace. In June 1994, Mr. Boyd Wainscott, an experienced multinational chemical company manager, joined Petrowax to lead it in developing and implementing a strategic business plan. This plan included (i) improving marketing functions and product distribution, (ii) developing more higher-margin, value-added products, (iii) improving manufacturing operations and increasing manufacturing capacity, and (iv) pursuing acquisition opportunities in the consolidating specialty chemicals industry.

    In June 1995, Petrowax emerged from bankruptcy, was recapitalized, acquired ABI and changed its name from Petrowax to Astor Corporation, a tradename of ABI. The acquisition of ABI has resulted in a significant improvement in the operating results of Astor.

    Of Astor's total sales of $135.4 million for fiscal year 1996, specialty wax products represented approximately 90%. Astor has facilities in the U.S., the U.K. and Belgium and sells its products to customers in over 50 countries.

RESULTS OF OPERATIONS

    The following table sets forth, on a comparative basis, certain income statement data as a percentage of sales for the last three fiscal years ended March 31 and the three months ended June 30, 1995 and 1996:

                                                                       THREE MONTHS
                                                      YEARS ENDED         ENDED
                                                       MARCH 31,         JUNE 30,
                                                  -------------------  ------------
                                                  1994   1995   1996   1995   1996
                                                  -----  -----  -----  -----  -----
Sales...........................................  100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...................................   93.1   88.2   79.9   86.7   77.1
                                                  -----  -----  -----  -----  -----
Gross profit before depreciation................    6.9   11.8   20.1   13.3   22.9
Selling, general and administrative expenses....    6.7    6.7    9.5    7.8   10.2
                                                  -----  -----  -----  -----  -----
Income from operations before non-recurring
 items..........................................    0.2    5.1   10.6    5.5   12.7
Income from investment in Rheochem..............   --     --      0.1   --      0.5
                                                  -----  -----  -----  -----  -----
EBITDA margin (1)...............................    0.2%   5.1%  10.7%   5.5%  13.2%

------------------------
(1) Excludes non-recurring items.

  THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THREE MONTHS ENDED JUNE 30, 1995

    SALES. Sales increased by $26.4 million from $16.8 million for the three months ended June 30, 1995 to $43.2 million for the three months ended June 30, 1996. Of this sales increase, $23.9 million is related to the acquisition of ABI in June 1995. Excluding the impact of ABI, sales increased $2.5 million, or 15%, as a result of (i) higher sales volume due to the capacity improvements achieved from the capital expenditure program completed in January 1996, (ii) higher specialty wax prices realized in the U.S., (iii) a more focused marketing effort provided by the addition of ABI's sales force resulting in greater sales volume and (iv) a product mix shift to higher priced products.

    GROSS PROFIT. Gross profit increased by $7.7 million from $2.2 million for the three months ended June 30, 1995 to $9.9 million for the three months ended June 30, 1996, with $6.9 million of the increase attributable to the acquisition of ABI. Gross profit as a percentage of sales increased from 13.3% for the three months ended June 30, 1995 to 22.9% for the three months ended June 30, 1996, primarily as a result of the acquisition. Excluding the acquisition of ABI, gross profit as a percentage of sales improved to 15.5% principally as a result of the reasons discussed above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $3.1 million from $1.3 million for the three months ended June 30, 1995 to $4.4 million for the three months ended June 30, 1996. Selling, general and administrative expenses as a percentage of sales increased from 7.8% for the three months ended June 30, 1995 to 10.2% for the three months ended June 30, 1996. The increase was primarily associated with the expansion of the business as a result of the acquisition of ABI. The $3.1 million increase was comprised of (i) $1.3 million of additional selling related costs associated with ABI product sales, (ii) $1.3 million of administrative costs associated with the acquired ABI businesses and (iii) $0.5 million associated with planned staff increases to support the new larger company and Astor's growth strategy.

    INCOME FROM RHEOCHEM. Astor's share of equity earnings from Rheochem (as defined herein) was $0.2 million for the three months ended June 30, 1996 compared to no income from Rheochem for the three months ended June 30, 1995. Astor acquired its interest in Rheochem on June 28, 1995 with the acquisition of ABI. See "Business -- Rheochem Joint Venture."

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.0 million from $0.6 million for the three months ended June 30, 1995 to $1.6 million for the three months ended June 30, 1996 primarily due to the acquisition of ABI.

    INTEREST EXPENSE, NET. Interest expense, net, increased by $1.3 million from $0.4 million for the three months ended June 30, 1995 to $1.7 million for the three months ended June 30, 1996. The increase was primarily due to the additional debt incurred in connection with the acquisition of ABI.

    NONRECURRING EXPENSES. The $0.9 million of reorganization expenses for the three months ended June 30, 1995 were primarily attributable to professional fees associated with Astor's emergence from bankruptcy. No costs related to the Prior Transactions occurred in the 1996 quarter or are expected in the future.

    EXTRAORDINARY ITEM -- GAIN ON CANCELLATION OF DEBT. An extraordinary item resulting from the gain on cancellation of $44.9 million of debt was recorded in the three months ended June 30, 1995 reflecting the discharge of pre-petition indebtedness of Petrowax.

    NET INCOME BEFORE EXTRAORDINARY ITEMS. As a result of the factors discussed above, particularly the acquisition of ABI and improved performance of Astor's business, net income before extraordinary items for the three months ended June 30, 1996 was $1.4 million while the three months ended June 30, 1995 showed a $0.9 million net loss before extraordinary items.

  FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

    SALES. Sales increased by $73.5 million from $61.9 million in fiscal year 1995 to $135.4 million in fiscal year 1996. Of this sales increase, $68.6 million is related to the acquisition of ABI in June 1995. Excluding the impact of ABI, sales increased $4.9 million, or 8%, from $61.9 million in fiscal year 1995 to $66.8 million in fiscal year 1996 as a result of (i) increased sales volume due to capacity improvements achieved from the capital expenditure program completed in January 1996, (ii) higher specialty wax prices realized in the U.S., (iii) a more focused marketing effort provided by the acquisition of ABI's sales force resulting in greater sales volumes and (iv) a product mix shift to higher priced products.

    GROSS PROFIT. Gross profit increased by $19.9 million from $7.3 million in fiscal year 1995 to $27.2 million in fiscal year 1996, with most of the increase attributable to the acquisition of ABI in June 1995. Gross profit as a percentage of sales increased from 11.8% in fiscal year 1995 to 20.1% in fiscal year 1996, primarily as a result of the acquisition. Excluding the acquisition of ABI, Astor's gross profit increased by $2.8 million, or 38%, from $7.3 million in fiscal year 1995 to $10.1 million in fiscal year 1996 and, on a percentage of sales basis, from 11.8% in fiscal 1995 to 15.1% in fiscal 1996 principally as a result of the reasons discussed above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $8.8 million from $4.1 million in fiscal year 1995 to $12.9 million in fiscal year 1996. The acquisition of ABI accounted for $7.6 million of the selling, general and administrative expenses increase.

    INCOME FROM RHEOCHEM. Astor's share of equity earnings from Rheochem was $0.1 million in fiscal year 1996 compared to no income from Rheochem for fiscal year 1995. Astor acquired its interest in Rheochem on June 28, 1995 with the acquisition of ABI. See "Business -- Rheochem Joint Venture."

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $3.4 million from $2.0 million in fiscal year 1995 to $5.4 million in fiscal year 1996 primarily due to the acquisition of ABI.

    INTEREST EXPENSE, NET. Interest expense, net, increased by $3.7 million from $1.6 million in fiscal year 1995 to $5.3 million in fiscal year 1996. The increase was primarily due to the additional debt incurred in connection with the acquisition of ABI.

    NONRECURRING EXPENSES. Reorganization expenses of $0.9 million were recognized in fiscal year 1996 compared to $1.1 million in fiscal year 1995. These expenses were primarily attributable to professional fees and employee costs associated with Petrowax's operating under bankruptcy. No additional costs pertaining to this matter are expected in the future. Other non-recurring costs of $0.8 million in fiscal year 1996 included $0.5 million related to a flood at the Farmer's Valley facility and $0.3 million related to non-recurring moving costs.

    EXTRAORDINARY ITEM -- GAIN ON CANCELLATION OF DEBT. An extraordinary item resulting from the gain on cancellation of $44.9 million of debt was recorded in fiscal year 1996 reflecting the discharge of pre-petition indebtedness of Petrowax.

    NET INCOME BEFORE EXTRAORDINARY ITEMS. Net income before extraordinary items increased by $7.0 million from a loss of $1.5 million in fiscal year 1995 to $5.5 million in fiscal year 1996.

  FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1994

    SALES. Sales increased by $7.2 million, or 13%, from $54.7 million in fiscal year 1994 to $61.9 million in fiscal year 1995. This sales increase was primarily the result of (i) increased wax volumes resulting from the use of a higher wax yielding feedstock, (ii) a product mix shift to higher priced products and (iii) the addition of three new marketing professionals who conduct direct sales to customers.

    GROSS PROFIT. Gross profit increased by $3.5 million from $3.8 million in fiscal year 1994 to $7.3 million in fiscal year 1995. Gross profit as a percentage of sales increased from 6.9% in fiscal year 1994 to 11.8% in fiscal year 1995 principally as a result of the reasons discussed above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $0.4 million from $3.7 million in fiscal year 1994 to $4.1 million in fiscal year 1995. The selling, general and administrative expense increase was primarily the result of higher sales volume. Selling, general and administrative expenses as a percentage of sales remained stable at 6.7% in fiscal years 1994 and 1995.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization charges decreased by $2.0 million from $4.0 million in fiscal year 1994 to $2.0 million in fiscal year 1995 primarily due to adjustments in fiscal year 1994 to the book value of certain assets in recognition of their impairment.

    INTEREST EXPENSE, NET. Interest expense, net, increased by $0.1 million from $1.5 million in fiscal year 1994 to $1.6 million in fiscal year 1995. This increase was primarily due to higher debt levels related to an increase in working capital requirements.

    NONRECURRING EXPENSES. The $27.1 million of nonrecurring expenses recognized in fiscal year 1994 compared to $1.1 million in fiscal year 1995 was primarily attributable to a $25.9 million provision reflecting the writedown of assets in order to recognize permanent impairment of their value. Reorganization expenses decreased by $0.2 million from $1.3 million in fiscal year 1994 primarily due to lower professional fees associated with Petrowax's bankruptcy.

    NET LOSS. The net loss decreased by $5.2 million from a net loss before extraordinary items and asset impairment writedown of $6.7 million in fiscal year 1994 to a net loss of $1.5 million in fiscal year 1995 for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities for the three months ended June 30, 1996 was $3.4 million compared to a net use of cash of $0.8 million for the three months ended June 30, 1995. The $3.4 million of net cash provided in the three months ended June 30, 1996 was primarily due to cash flow from operating profits of $2.8 million and $0.6 million of working capital changes. The use of cash of $0.8 million for the three months ended June 30, 1995 was primarily due to the payment of $1.1 million of accrued reorganization expenses and accrued interest payable and $0.3 million of cash flow used by operating losses offsetting a $0.6 million source of cash provided by working capital.

    Net cash provided by operating activities for the years ended March 31, 1996, 1995 and 1994 was $1.5 million, $0.9 million and $0.4 million, respectively. The cash provided for the year ended March 31, 1996 was primarily due to an increase in cash flow from operations as a result of the acquisition of ABI, increased sales, and higher product prices. The cash provided for the year ended March 31, 1995 was primarily due to $0.5 million of cash flow from operating profits and a $0.4 million source of cash from working capital, resulting from an increase in accounts payable which offset increased inventories and accounts receivable due to higher sales. The cash provided for the year ended March 31, 1994 resulted from increased accounts payable.

    Cash used in investing activities for the three months ended June 30, 1996 and 1995 and the years ended March 31, 1996, 1995 and 1994 was $0.9 million, $66.8 million, $71.3 million, $0.3 million and $0.3 million, respectively. Cash used in investing for the three months ended June 30, 1995 and for the year ended March 31, 1996 included the ABI acquisition costs of $66.8 million. Cash used for the year ended March 31, 1996 also included capital expenditures of $4.6 million. Astor expects that capital expenditure requirements will be approximately $3.4 million for fiscal year 1997 and approximately $0.6 million for the ADCO operations following the ADCO Acquisition, resulting in total capital expenditures of $4.0 million for fiscal 1997. Astor expects to fund capital expenditures primarily from cash generated from operating activities, except that Astor purchased ADCO with proceeds from the Offering and the Senior Bank Facility.

    Cash used in financing activities for the three months ended June 30, 1996 was $2.8 million due to debt repayments. Cash provided by financing activities for the three months ended June 30, 1995 was $70.4 million due to (i) proceeds from the long-term debt issuance of $60.9 million, net of fees, (ii) proceeds of $30.4 million from the issuance of stock and warrants, net of fees, and (iii) the repayment of $20.9 million of existing debt and the settlement of bankruptcy claims. Cash provided by financing activities for the year ended March 31, 1996 of $69.0 million included the aforementioned debt financing and capital infusion, net of repayments of existing debt and bankruptcy claims. Cash used for financing activities for the fiscal years ended March 31, 1995 and 1994 was $0.1 million and $0.5 million, respectively, and was due to capital lease payments and the reduction of pre-petition liabilities.

    Concurrent with the closing of the Offering, Astor Corporation (i) acquired ADCO, (ii) refinanced all remaining indebtedness under the UBS Credit Facility and (iii) entered into the new Senior Bank Facility. The new secured Senior Bank Facility consists of the Bank Term Loan of $20.0 million and a revolving credit facility with a maximum availability of $30.0 million, both secured by a first priority security interest in all assets of Astor Corporation, all of the capital stock of Astor Corporation's U.S. subsidiaries and 65% of the voting capital stock and 100% of the non-voting capital stock of ABI Acquisition 2 plc. Upon completing the Transactions, $28.2 million of the revolving facility remained available. This facility significantly increased the Company's liquidity position and is expected to be sufficient to fund working capital needs, capital expenditure requirements and add-on acquisitions for the foreseeable future.

    The Company's primary capital requirements consist of debt service and capital expenditures. The required debt amortization payments under the Senior Bank Facility for the next five fiscal years will be: (i) no amortization payments in fiscal year 1997, (ii) $1.4 million in fiscal year 1998, (iii) $1.8 million in fiscal year 1999, (iv) $3.0 million in fiscal year 2000 and (v) $4.5 million in fiscal year 2001. The Bank Term Loan and Revolving Credit Facility borrowings will bear interest at the election of Astor Corporation at an interest rate determined either by the Bank's prime lending rate plus an initial margin of 1.25% or the Eurodollar rate plus an initial margin of 2.5%. The Senior Bank Facility and the Notes impose various restrictions and covenants on the Company, including, among other things, financial covenants relating to the maintenance of minimum fixed charge coverage ratios and interest coverage ratios as well as restrictions on indebtedness, guarantees, acquisitions, capital expenditures, investments, loans, liens, dividends and other restricted payments and asset sales. The Company estimates that approximately $3.5 million is required annually for maintenance and improvements of its facilities. The Company's principal source of cash to fund these capital requirements is cash generated from operating activities. Upon the consummation of the Transactions, the Company had $28.2 million (after the issuance of $1.8 million letters of credit) of availability under the Senior Bank Facility.

    As of March 31, 1996 Astor Corporation had net operating losses ("NOLs") aggregating approximately $24.0 million available to offset certain taxable income in future years. The utilization of these NOLs would be limited under
Section 382 of the Internal Revenue Code (the "Code") if Astor Corporation were to undergo, or is deemed to have previously undergone, an "ownership change." Although the Prior Transactions involved substantial changes in Astor Corporation's equity ownership, Astor Corporation believes an

"ownership change," as defined by the Code, did not occur. However, this determination is subject to uncertainty. In addition, there can be no assurance that future changes in the equity ownership of Astor Corporation, Astor Holdings II or the Parent will not occur or that such NOLs may be utilized in the future. The NOLs are expected to expire in the years 2007 through 2009.

    SEASONALITY. Based on the historical performances of Astor Holdings II and ADCO, management expects the Company's future performance to display seasonal fluctuations, with the first fiscal quarter being the strongest quarter and the third fiscal quarter being the weakest.

    FOREIGN EXCHANGE EXPOSURE. The functional currency for the majority of Astor's foreign operations is the applicable local currency. The bulk of Astor's foreign sales, raw materials, expenses, assets, and liabilities (including bank debt) are denominated in the local currency, providing for a natural hedge for currency exposure. For a small portion of foreign sales transactions, Astor uses forward foreign exchange contracts to mitigate exposure. The translation from the applicable foreign currency to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments resulting from such translation were $0.3 million at March 31, 1996.

                                    BUSINESS

RECENT HISTORY

    In 1994, Mr. Boyd Wainscott, an experienced multinational chemical company manager, joined Astor to lead it in developing and implementing a strategic business plan. This plan included improving marketing functions and product distribution, developing more higher-margin, value-added products, improving manufacturing operations and increasing manufacturing capacity, and pursuing acquisition opportunities in the consolidating specialty chemicals industry. Since implementation of the plan, Astor has increased production capacity by 12% and increased sales by its direct sales force from the 1994 to the 1996 fiscal year by $11.2 million.

    As part of this strategic plan, in June 1995, the current business and structure of Astor were created through the combination of Astor Corporation and ABI, a manufacturer of specialty waxes and adhesives and sealants based in the U.K. This combination created one of the largest producers of specialty waxes in the world, based on sales, and a recognized U.K. manufacturer of adhesives and sealants. In addition, the ABI Acquisition improved Astor's in-house marketing and packaging capabilities, resulting in improved product distribution and improved Astor's product development capabilities, allowing for the development of higher-valued products.

    Concurrent with the consummation of the Offering on October 8, 1996, Astor acquired all of the outstanding capital stock and all of the issued but unexercised options of ADCO, a publicly traded Nasdaq National Market manufacturer and marketer of adhesives and sealants, for an aggregate consideration of $54.4 million. Through the acquisition of ADCO, Astor added significant depth to its product lines, global marketing and manufacturing networks and product development capabilities. Management believes that these strengths will enable Astor to improve significantly the penetration of its existing adhesives and sealants in the U.S. and provide Astor the opportunity to market ADCO's products outside of the U.S. Management believes that the ADCO Acquisition will also serve as an excellent platform from which to pursue complementary acquisitions in the highly fragmented adhesives and sealants industry. Astor and ADCO are referred to herein on a combined basis, after giving effect to the ADCO Acquisition, as the Company.

COMPANY OVERVIEW

    The Company is a leading global developer, producer and marketer of a wide variety of value-added specialty chemical products. Its principal products are
(i) a broad range of specialty waxes, which represented approximately 70% of pro forma sales for the 1996 fiscal year, and (ii) an extensive line of technologically advanced adhesives and sealants, which represented approximately 30% of pro forma sales for the 1996 fiscal year. These products are sold to a diverse base of over 4,000 customers in more than 50 countries worldwide, with 35.4% of 1996 pro forma sales made to customers outside the U.S., and are used in numerous industrial and commercial applications. In the 1996 fiscal year, no single customer of the Company accounted for more than 5% of the Company's pro forma sales, and the top ten customers accounted for approximately 21% of the Company's pro forma sales. During the twelve months ended June 30, 1996, the Company had pro forma revenues and EBITDA of $210.1 million and $28.3 million, respectively. The Company's sales of specialty waxes and adhesives and sealants grew on a pro forma basis from $159.4 million in fiscal year 1994 to $206.2 million in fiscal year 1996, or at a compound annual rate of 13.7%, and its EBITDA grew on a pro forma basis from $14.1 million in fiscal year 1994 to $27.3 million in fiscal year 1996, or at a compound annual rate of 39.1%.

    The Company focuses on developing value-added products to satisfy customers' unique product demands and exacting specifications by conducting extensive applied research and product development, often in conjunction with its customers. The Company's product development has led to a variety of new products and patented technologies for the Company. The Company's position is further strengthened by its numerous technical customer approvals and the value-added nature of its products, which generally represent a relatively small percentage of an end-use product's total cost. These factors contributed to the high contribution margins (defined as sales less raw material costs) which have been achieved by the Company in recent periods. In fiscal 1996, pro forma contribution margins for specialty waxes and for adhesives and sealants were approximately 38.8% and 48.6%, respectively.

    SPECIALTY WAXES. Management of the Company believes that the Company is the largest developer, producer and marketer of specialty waxes in North America, and one of the largest producers of specialty waxes in the world, based on sales. During 1993, the most recent year for which statistics are available, approximately two billion pounds of specialty and other waxes were consumed in the U.S., representing over $500 million in revenues, and over seven billion pounds of specialty and other waxes were consumed worldwide, according to Wax Data and a study by Kline & Company. During the last ten years, wax demand has grown at approximately 3.3% per annum in the U.S., according to Wax Data. However, certain end-use products have experienced significantly higher growth rates, such as the PVC pipe market which grew at a rate of 10.0% from 1993 to 1994, according to Modern Plastics. Due to the lack of cost-effective wax substitutes, management believes that wax demand will be driven by the growth of its end-use products. Specialty waxes, like the Company's products, are distinguished by their melt point, hardness, color and other performance characteristics, as well as their consistent qualities and custom specifications, and are used as an essential value-added component in hundreds of products and applications. The primary applications of the Company's products include use as a protective component in packaging and tires, as a fuel in candles and synthetic firelogs and as a lubricant in PVC extrusion. The Company produces one of the most extensive lines of customized waxes in the industry and currently has over 3,000 different wax formulations in its proprietary database.

    The Company had $143.7 million of pro forma sales of specialty waxes in fiscal 1996. Over the past three fiscal years, the Company's sales of specialty waxes have grown on a pro forma basis at a compound annual rate of 10.9%, well in excess of the wax industry's growth rate, primarily due to the Company's focus on high-growth niche markets. The Company's specialty wax products are manufactured in the U.S., the U.K. and Belgium, and are sold both directly and through independent agents to customers worldwide. During the 1996 fiscal year, 40.0%, or $57.5 million, of the Company's pro forma specialty wax sales were in non-U.S. markets.

    ADHESIVES AND SEALANTS. The Company is a leading developer, producer and marketer of an extensive line of adhesives and sealants for a variety of specialized niche applications. According to Chemical Week, in 1995 sales of adhesives and sealants reached approximately $15.4 billion worldwide, and $9.4 billion in North America. Adhesives are used to bond various materials under numerous temperature and moisture conditions, and sealants are used to prevent the passage of air, water and noise between two surfaces. The primary markets for the Company's adhesives and sealants are new and replacement commercial roofing, transportation aftermarket, transportation OEM, insulated window manufacturing for new and replacement construction, concrete pipe and vaults, and new and rehab building construction. The Company currently offers more than 1,650 proprietary adhesives and sealants to its customers.

    The Company had $62.5 million of pro forma sales of adhesives and sealants in fiscal 1996. Over the past three fiscal years, the Company's sales of adhesives and sealants have grown on a pro forma basis at a compound annual rate of 21.3%, well in excess of the adhesives and sealants industry's growth rate of 5.0% - 6.0% as reported by Chemical Week, primarily due to the Company's aggressive development of and the commercial acceptance of its new products. The Company's adhesives and sealants are manufactured in both the U.S. and the U.K., and are sold both directly and through independent agents to customers worldwide. During the 1996 fiscal year, 24.6%, or $15.4 million, of the Company's pro forma adhesives and sealants sales were in non-U.S. markets.

    COMPETITIVE STRENGTHS. The Company believes that it benefits from the following competitive strengths:

    DIVERSE GLOBAL END-USE MARKETS AND PRODUCTS. The Company serves numerous end-use markets with over 4,650 products. This wide variety of products is sold to a diverse global base of over 4,000 customers. In the 1996 fiscal year, no single customer of the Company accounted for more than 5% of the Company's pro forma sales, and the top ten customers accounted for approximately 21% of the Company's pro forma sales. This diversity of products, markets and customers minimizes the Company's exposure to any particular customer, economic cycle or geographic market and provides a broad base from which to grow sales through continued development of core technologies and new applications.

    LEADING MARKET POSITIONS. The Company enjoys substantial market shares in many niche markets because of its product designs capabilities, reputation, quality and service. In addition, the names -- Astor Stag, Astor Wax and ADCO -- are established and trusted in their respective industries and provide brand name recognition for the introduction and development of new products and markets.

    GLOBAL MARKETING AND MANUFACTURING CAPABILITIES. The Company sells its products in over 50 countries worldwide through a global marketing network and maintains manufacturing facilities in the U.S., the U.K. and Belgium. In fiscal 1996, the Company's sales of specialty waxes and adhesives and sealants outside of the U.S., on a pro forma basis, totaled $72.9 million, or 35.4% of total sales. The Company's international marketing and manufacturing capabilities provide a platform for the introduction of existing and new products throughout the world and allow the Company to better serve its customers' needs on a worldwide basis.

    CUSTOMER-DRIVEN PRODUCT DEVELOPMENT. The Company focuses on developing value-added products with its customers by utilizing its extensive product development expertise and manufacturing process capabilities. The Company's sales, technical service and development staff work with customers to identify specific needs and develop innovative, superior performance solutions. New developments resulting from this process can often be profitably applied to other high-margin niche markets. Additionally, many of the Company's products are sold to customers following an often rigorous technical approval process. The Company has obtained numerous valuable customer approvals which it believes provide it with a competitive advantage.

    LOW-FIXED COST AND FLEXIBLE MANUFACTURING CAPABILITIES. The Company has engineered its manufacturing facilities to be capable of producing batches of specialty products on an as needed basis with a minimum of fixed costs which were 20% of total pro forma costs in the 1996 fiscal year. This just-in-time focus and relatively low fixed-cost structure enables the Company to respond rapidly to changing customer specifications and reduces the impact on profitability during periods of decreased customer demand.

    EXPERIENCED MANAGEMENT TEAM. Since 1994, Astor's management team has substantially improved operating efficiencies and achieved significant cost savings. Additional efficiencies and savings were achieved by Astor following the acquisition of ABI in June 1995. The ADCO Acquisition further enhances managerial expertise with the addition of several new senior managers. The resulting management team has extensive wax and specialty chemical industry experience.

    BUSINESS STRATEGY. The Company's business strategy includes the following key elements:

    FOCUS ON DIVERSE, HIGH-MARGIN NICHE MARKETS. The Company intends to continue to aggressively expand its diverse line of high-margin products for niche markets. New product development will be achieved through customer solution engineering and the extension of existing technologies to new applications. The Company believes that increasing the breadth and diversity of its product offerings will further reduce the Company's already limited exposure to fluctuations in any single market.

    CONTINUE CUSTOMER-DRIVEN PRODUCT DEVELOPMENT. The Company intends to continue its strong commitment to applied research and product development. The Company's focus on solutions for the customer fosters a collaborative effort between its experienced technical and sales personnel and its customers. This product development effort serves to enhance customer loyalty and is the genesis for many new products.

    FURTHER GLOBAL EXPANSION. The Company intends to continue to grow in new geographic markets by selling existing and new products to its current global customers as they move manufacturing capacity to new geographic regions. Once established in a new region, the Company intends to open sales offices and develop marketing alliances to target new customers. Through the combination of ADCO's product line and Astor's global distribution network, the Company will have the ability to further develop global adhesives and sealants market opportunities. Additionally, the strong product development, manufacturing and distribution base of ADCO in the U.S. will enable Astor to more aggressively introduce and market its adhesives and sealants in the U.S.

    PURSUE STRATEGIC ACQUISITIONS. The Company intends to selectively pursue complementary acquisitions which can be integrated into the Company's existing businesses. As a result of global consolidation trends and the fragmented nature of the specialty wax and the adhesives and sealants industries, management believes many opportunities exist for the Company to make strategic acquisitions. The Company intends to pursue acquisitions which will diversify its product lines, enhance its product development capabilities, improve its global marketing reach and lower its costs.

INDUSTRY OVERVIEW
    Through the successful execution of its business strategy, the Company has become a leader in two distinct segments of the specialty chemical industry -- specialty waxes and adhesives and sealants.

  WAXES
    The large number of wax applications in industrial and consumer products has created significant worldwide wax demand. During 1993, the last year for which statistics are available, approximately two billion pounds of specialty and other waxes were consumed in the U.S., representing over $500 million in revenues, and seven billion pounds of specialty and other waxes were consumed worldwide, according to Wax Data and a study by Kline & Company. During the last ten years, wax demand has grown at a rate of approximately 3.3% per annum in the U.S., according to Wax Data. However, certain end-use products have experienced significantly higher growth rates, such as the PVC pipe market which grew at a rate of 10.0% from 1993 to 1994, according to Modern Plastics. Due to a lack of cost-effective substitutes, management believes that wax demand will be driven by the growth of its end-use products. The Company believes that businesses which successfully target such high growth niche markets as PVC and that develop new applications and customers will have the opportunity to experience significantly higher growth than the industry average.

    Wax plays a critical role as both a primary element and as an additive in many different product applications. Specialty waxes, like the Company's products, are distinguished by their melt point, hardness, color and other performance characteristics, as well as their consistent qualities and custom specifications, and are used as an essential, value-added component in hundreds of products and applications. In most cases, wax represents a small portion of the total cost of production, but is a critical component of the end-use product.

    Wax is primarily derived as a by-product of the petroleum refining process and typically represents less than 1% of the volume of a standard barrel of petroleum. Wax industry suppliers include large petroleum refiners and wax specialists.

    Petroleum refiners are typically volume-driven bulk suppliers providing little product specialization or service, in part because they view wax as a by-product of their refining operations. Typically, wax sales by these refiners represent less than 1% of their revenues, and thus wax production receives little strategic or capital commitment. The characteristics of the waxes resulting from production by large refiners are often inconsistent due to alterations made in the refining process to emphasize production of other products. As a result, waxes produced by petroleum refiners are typically commodity in nature and customers tend to be volume buyers requiring little or no customization or servicing.

    Wax specialists, like the Company, focus on customer service. Such services include development assistance, product customization, specification and supply consistency, custom packaging and order-size flexibility. Wax specialists target niche applications and customers demanding these value-added services. As a result, wax specialists develop significant customer relationships and numerous product formulations.

  ADHESIVES AND SEALANTS
    Adhesives and sealants are utilized in a multitude of applications within many industrial and consumer products. According to Chemical Week, in 1995, worldwide sales of adhesives and sealants totaled $15.4 billion, with sales in North America representing approximately $9.4 billion. In 1994, U.S. industry sales of adhesives and sealants increased by approximately 5% to 6%, according to Chemical Week. Certain niche markets have experienced significantly higher growth rates, such as the automotive industry, which, according to Adhesive Age, an industry publication, experienced a compound annual growth rate in the use of adhesives and sealants sales of 14.9% from 1985 to 1993.

    Adhesives and sealants are critical to the performance of an end-use product, but typically represent a small portion of total product cost. Adhesives are used to bond various materials under numerous temperature and moisture conditions, and sealants are used to prevent the passage of air, water and noise between two surfaces.

    The worldwide adhesives and sealants industry is highly fragmented with over 500 suppliers in the U.S. alone. According to Chemical Marketing Reporter, an industry publication, while the five largest suppliers comprise approximately 33% of total U.S. sales, the ten largest suppliers in the U.S. only comprise approximately 42% of total sales. The adhesives and sealants industry's broad range of applications leads to the highly fragmented nature of this industry. Certain applications require little customer service or specialization; these adhesives and sealants have commodity characteristics and are sold either directly to customers or through distributors. However, many suppliers, like the Company, develop expertise within specialized niches. Due to the unique technical requirements within these niches, even a small supplier to the industry can be a leader for certain applications. These suppliers tend to be service-oriented with significant focus on technical development. As a result, they target customers requiring customized products, strict quality control and technical support. This value-added service can generate significant goodwill and strong customer relationships.

PRODUCTS AND MARKETS

    The Company offers a complete line of specialty waxes and an extensive line of adhesives and sealants. The Company markets its products in over 50 countries worldwide through its direct sales force and global network of agents. During the 1996 fiscal year, the Company's pro forma revenue was geographically diversified; 65% in the U.S., 16% in the U.K., 9% in continental Europe and 10% in all other regions. During the 1996 fiscal year, specialty waxes represented approximately 70% of the Company's pro forma sales, and adhesives and sealants represented approximately 30% of the Company's pro forma sales. The following table summarizes the Company's 1996 fiscal year pro forma sales by product and market:

                              1996 PRO FORMA SALES

                                                                     U.S.      NON-U.S.      TOTAL    % OF SALES
                                                                   ---------  -----------  ---------  -----------
                                                                               (DOLLARS IN MILLIONS)
SPECIALTY WAXES:
  Consumer/Industrial Products...................................  $    29.6   $    21.4   $    51.0         25%
  Packaging......................................................       12.3        11.3        23.6         11
  Tire/Rubber....................................................       11.8         9.0        20.8         10
  Candle.........................................................       14.2         1.4        15.6          8
  Synthetic Fireplace Logs.......................................        6.0         1.0         7.0          4
  Cable Fill.....................................................        0.6         5.8         6.4          3
  PVC Lubricants.................................................        5.2         1.1         6.3          3
  Anticorrosives.................................................     --             4.0         4.0          2
  Road Surfacing.................................................     --             2.5         2.5          1
  Byproducts.....................................................        6.5      --             6.5          3
                                                                   ---------       -----   ---------        ---
    Specialty Waxes Total........................................  $    86.2   $    57.5   $   143.7         70%
                                                                   ---------       -----   ---------        ---

                                                                     U.S.      NON-U.S.      TOTAL    % OF SALES
                                                                   ---------  -----------  ---------  -----------
ADHESIVES AND SEALANTS:
  Roofing........................................................  $    18.5   $  --       $    18.5          9%
  Transportation Aftermarket.....................................        5.7         8.7        14.4          7
  Transportation OEM.............................................        9.4         1.7        11.1          5
  Window Manufacturing...........................................        6.0      --             6.0          3
  Concrete Pipe & Vault..........................................        5.4      --             5.4          3
  Building Construction..........................................         --         5.0         5.0          2
  Other Industrial...............................................        2.1      --             2.1          1
                                                                   ---------       -----   ---------        ---
    Adhesives and Sealants Total.................................       47.1        15.4        62.5         30
                                                                   ---------       -----   ---------        ---
    Total........................................................  $   133.3   $    72.9   $   206.2        100%
                                                                   ---------       -----   ---------        ---
                                                                   ---------       -----   ---------        ---

  SPECIALTY WAXES

    The Company's proprietary specialty waxes are generally sold to customers demanding unique performance characteristics. An infinite number of formulations are possible depending on the customer's requirements for melting point, color, hardness, viscosity and many other performance characteristics. The Company's major markets and products are described below.

    CONSUMER/INDUSTRIAL PRODUCTS The Company produces specific wax formulations for hundreds of applications requiring exacting specifications, such as: cheese wax coatings, hot-melt wax used for bonding materials, chewing gum base, petroleum based jellies for pharmaceuticals and cosmetics, thermostat waxes, dental floss, stains and textile production applications and crayons. These products generally serve value-added niches which require a high degree of customer reliance on product quality. Many of these products also meet the specifications of the U.S. Food and Drug Administration ("FDA"). The Company is diversified globally in this product category with approximately 42% of its fiscal 1996 pro forma sales of these products made outside of the U.S.

    PACKAGING. The Company's products are used by packaging manufacturers in the production of flexible packages, folding cartons and various foil, cardboard and paper related packages. Such products provide barrier characteristics, scuff protection and flexibility. These packaging applications are often used for food products, and are therefore produced by the Company to meet FDA, as well as U.K. and European, food and quality standards. The Company is a significant packaging wax provider, based on sales, maintaining strong customer relationships based upon specific product design. In addition, the Company is diversified globally in this product category with almost 50% of its fiscal 1996 pro forma sales of these products outside of the U.S.

    TIRE/RUBBER. The Company's waxes are used in rubber products to prevent aging and cracking resulting from exposure to ozone in the atmosphere. The Company's most significant customers are tire manufacturers who demand highly specialized wax formulations to meet their rigid and exacting requirements. Although the cost of wax is typically less than 5% of a tire's cost, its specific chemical characteristics are integral and critical to the tire's overall performance. As a result, the Company has maintained long established relationships and acts as a product development partner with various tire producers. The Company is a leading global supplier in this market category, and the Company's sales in this product category are geographically diversified, with approximately 43% of its fiscal 1996 pro forma sales of these products outside of the U.S.

    CANDLES. The Company is a significant supplier of wax to the candle industry in the U.S. Waxes are the primary fuel source in candles and are used to influence a candle's color, drip rate, smoke characteristics, burn time and other performance characteristics. The Company is a high-end leader in specialty formulations to specialty, value-added candle manufacturers. U.S. wax consumption for candles accounts for approximately 12% of the total U.S. wax market, and the Company has aggressively increased its position in the U.S. market over the last three years.

    SYNTHETIC FIREPLACE LOGS. The Company's waxes are used as a major component in the production of synthetic fireplace logs and are used both as a binder for the log and as a fuel source. Wax formulations specifically affect the burning characteristics such as color, height and duration of the firelog flame. The Company is a leading supplier in North America to synthetic fireplace log manufacturers.

    CABLE FILL. The Company's waxes are used as a critical component in the production of telephone cables and other fiber optic cables to provide barrier and integrity protection for cable filament over a wide temperature range. The Company has been active in the evolution from traditional petroleum jelly-based fills for copper cables to more sophisticated gels used with fiber optics. The Company's cable fill wax business has been cultivated through attention to customer service and technical precision.

    PVC LUBRICANTS. The production of rigid PVC pipe and siding requires lubrication during the extrusion process, which is provided by specialty wax formulations. The Company sells the majority of its PVC wax lubricants through its joint venture partner, Rheochem, which in addition to manufacturing its own range of products, acts as a distributor of the Company's PVC wax lubricants in North America. The Company combined with Rheochem has a leading supply position in the U.S. See "-- Rheochem Joint Venture."

    ANTICORROSIVES. The Company's anticorrosives are used in automotive, aerospace and engineering applications as corrosion inhibitors, sealers and water barrier protectives due to their excellent film forming properties. Significant anticorrosive approvals have been obtained from several automotive producers in Europe and emerging countries. The Company has 100% of the anticorrosive business of one major automobile producer in the U.K. to which one Company employee is fully dedicated and on-site at the customer's facility.

    ROAD SURFACING. The Company's road surfacing products are used as both a surface dressing and as a binder for the aggregate used and are sold primarily to municipalities for road surfacing in the U.K. and in selected parts of Europe. These products are produced in the Company's facility in the U.K. and are sold to roadway contractors. The Company's position has been stable in the U.K. marketplace and opportunities are available to license road surfacing technology to global partners.

    BYPRODUCTS. Byproducts, which include lube base oil and catalytic cracker feedstocks, represent a small percentage of the Company's sales and are derived from its wax manufacturing process. The Company will continue to participate in these segments while continuing to seek upgrades to more higher-margin products.

  ADHESIVES AND SEALANTS.

    The Company manufactures a growing line of adhesives and sealants which are manufactured in various forms, including: hot-melts, pumpables and extruded tape products. The Company concentrates its efforts on specialized applications in which performance criteria are more demanding and in which greater added value can be offered. The Company's primary products and markets are described below.

    ROOFING. The Company supplies a number of products, including laminates, butyl adhesives and sealants and primers to improve the installation and retrofit of single-ply roofing systems in the new and rehab commercial building industry. The Company has pioneered more efficient, faster curing seam tapes and, by moving away from solvent-based traditional adhesives, the Company has achieved a favored market position. The Company is a market leader in the U.S. and its customers include all of the largest single-ply roofing system suppliers. In addition, the Company has licensed certain of its technology related to selected roofing products to Firestone. The market for the Company's line of high-margin roofing products has grown steadily in recent years particularly with the introduction of specialty laminates designed to fit over difficult to cover areas.

    TRANSPORTATION AFTERMARKET. The Company manufactures urethane sealants and butyl tapes which are used to install and replace windshield glass in automobiles in the U.S. and used for vehicle crash repair outside the U.S. These products provide fast cure bonding in the installation of replacement windshields in vehicles with airbags, which is required to ensure structural integrity of the windshield in the event of an accident. The Company believes it is well positioned to take advantage of this market shift to urethane, which is stronger and cures faster than traditional bonding materials. Other polyurethanes have been introduced for the adhesion of body parts.

    TRANSPORTATION OEM. The Company's products include: hot melt sealants, acrylics, extrudable compounds, butyl tapes and polyurethanes. These products are used by automobile, recreational vehicle and trailer manufacturers to reduce the passage of unwanted air, moisture and noise between two surfaces and to attach product components. Specialty adhesives are increasingly being used as a substitute for mechanical fasteners to improve performance and reduce costs. The Company's products are highly regarded by major automobile manufacturers and often are the product of choice.

    WINDOW MANUFACTURING. The Company produces hot melt adhesives and sealants, pressure sensitive tapes and liquid butyl pumpables for the manufacture of insulated glass windows. These products provide both adhesion and sealing properties between the window glass and the window frame, and act as a moisture barrier between two panes of glass. The Company is well positioned as the window manufacturing market trends toward achieving greater energy efficiency for both the new and retrofit market.

    CONCRETE PIPE AND VAULT. The Company offers a line of construction-related products serving various industrial markets, including the concrete pipe and the concrete burial vault markets. The Company's products in these markets include large cross-sectional flexible tape sealants designed to form a gasket-type seal when compressed between two concrete surfaces. The Company maintains a leading market position for sales of adhesives and sealants to the concrete vault industry in the U.S.

    BUILDING CONSTRUCTION. The Company produces a variety of adhesives and sealants used for both new and rehab building construction. The Company's products in this area are used to seal joints in structures, and are used to provide waterproofing and corrosion resistance to floors, doors, windows, car decks, bridges and commercial buildings. The Company's line of products are sold exclusively in the U.K. and Europe at this time.

    OTHER INDUSTRIAL. The Company performs toll processing of intermediate raw materials for third parties, particularly the processing of butyl solutions. The Company intends to continue to take advantage of these opportunities when practical.

APPLIED RESEARCH AND PRODUCT DEVELOPMENT

    The Company maintains a strong commitment to applied research and product development, focusing its efforts on enhancing existing product lines as well as developing new products based on the Company's existing technologies and production capabilities. The Company's applied research and product development staff works together with the Company's sales staff and customers to identify specific needs and develop innovative, superior performance solutions which satisfy those needs. This method of product development allows the customer to become a member of the development team, develops close ongoing working relationships between the Company and its customers and, in many instances, permits the Company to gain an in-depth understanding of its customers' businesses, enabling it to better anticipate and serve its customers' needs. Advancements resulting from this process can often be profitably applied to other high-margin niche markets.

    The Company employs a research and development staff of 40 experienced chemists and laboratory technicians. The Company expended $2.0 million, $2.3 million and $2.5 million on a pro forma basis in the 1994, 1995 and 1996 fiscal years, respectively, in these efforts.

SALES AND MARKETING

    The Company maintains an extensive global marketing network that includes a direct sales force and relationships with independent sales representatives, distributors and resellers. The Company has 90 technical sales and marketing personnel who work in coordination with the Company's product development and technical personnel to service the Company's customers. Members of the Company's sales force typically have a chemistry background and extensive industry experience and work directly with customers' technical personnel. The Company extends its global marketing reach through a geographical network of over 40 local agents who specialize in a particular market.

    The Company has over 3,000 wax product customers, of which the ten largest customers in the 1996 fiscal year accounted for approximately 15% of total pro forma sales. The Company has over 1,000 adhesives and sealants product customers, of which the ten largest customers accounted for approximately 14% of total pro forma sales in the 1996 fiscal year. No single customer of the Company accounted for more than 5% of the Company's total pro forma sales in the 1996 fiscal year. The Company anticipates that over time sales to its larger adhesives and sealants customers will become a smaller percentage of its total sales.

    The Company sells many of its products to customers pursuant to a technical approval process, and over the past several years the Company has developed numerous valuable customer approvals. The approval process ranges from a relatively simple process of sample evaluation and product quality review procedures to a more complicated process of matching a specific molecular structure to a customer's applications. Oftentimes, approvals require long lead times to obtain and require the Company to work closely with customer technical personnel to develop product specifications. The Company believes that the nature of these approvals gives it a significant competitive advantage and positions the Company to develop new formulations for its customers' next generation of products.

SUPPLY

  SPECIALTY WAXES

    The Company purchases a wide variety of raw materials for the production of its specialty wax products. The primary feedstocks used for these products are partially refined crude oil, other waxy feedstocks and fully processed waxes.

    Approximately 26% of the Company's wax-related raw material costs are attributable to wax feedstocks derived from A/B Crude extracted from Utah production fields. The Company uses wax feedstocks derived from A/B Crude due to its very high wax content. Wax represents approximately 27% of each barrel of naturally occurring A/B Crude compared to a typical barrel of crude oil which may have a wax content of as low as 1%. There are over 400 million barrels of proven reserves of A/B Crude in the Utah production fields, or more than 70 years of supply based on current demand and extraction methods. The remaining 74% of the Company's raw materials used for production of specialty wax products are other partially refined crude oils, fully processed waxes and additives that are acquired from many sources worldwide and are readily available in the marketplace.

    The Company has a long-term contract with L&W for the purchase of its wax feedstocks derived from A/B Crude. This contract expires on October 1, 2006, subject to certain early termination rights. Although the Company believes that, if needed, there are alternative sources of A/B Crude and other waxy feedstocks, the unanticipated termination of or nonperformance by the supplier under this supply contract could have a material adverse effect on the Company's business and financial condition. Raw materials purchased under this contract and the Company's other supply relationships are generally priced based on market price formulas, many of which track crude oil or gasoline fuel prices. The Company is able to hedge a portion of its raw material costs by hedging crude oil in the futures market. The Company generally seeks to raise the prices of its specialty wax products in response to increases in feedstock costs, although it has not always been able to raise prices high enough or quickly enough to offset fully increases in feedstock costs. In addition, the prices of certain byproducts from the Company's production processes also track crude oil prices, acting to hedge volatility in the Company's raw material costs. See "Risk Factors -- Commodity Price Risks."

    The Company continually monitors and evaluates alternative raw material sources, and actively pursues alternative suppliers which can economically provide waxes having the quality and consistency that the Company requires.

  ADHESIVES AND SEALANTS

    The primary raw materials used by the Company in the production of its adhesives and sealants are butyl rubber, ethylene propylene diene monomer rubber, polyisobutylenes, carbon black, isocyanates, polyols, petroleum oils and release films. The Company purchases these materials from a wide variety of suppliers. In general, these materials are available from multiple suppliers, and the Company makes an effort to establish secondary suppliers as well as seek cost-effective alternatives for raw materials having limited availability. Long-term purchase agreements are pursued when practical.

MANUFACTURING

    The Company has engineered its manufacturing facilities to be capable of producing batches of specialty products on an as needed basis with a minimum of fixed costs which were 20% of total pro forma costs in the 1996 fiscal year. This just-in-time focus and relatively low fixed-cost structure enables the Company to respond rapidly to changing customer specifications and reduces the impact on profitability during periods of decreased customer demand.

  PRODUCTION OF SPECIALTY WAXES

    The Company's wax production and formulation facilities are located in Western Pennsylvania -- the McKean plant located near Farmers Valley, Pennsylvania and the Emlenton plant located in Emlenton, Pennsylvania. In addition, the Company's formulation and packaging operations are conducted at four global locations: Marshall, Texas; Titusville, Pennsylvania; West Drayton, U.K. and Eupen, Belgium. The Company has joint ownership of Rheochem's PVC wax lubricant facility in Columbia, Missouri.

    At the Company's wax production and formulation facilities, waxy feedstocks undergo multiple separation processes whereby oil is removed from wax and wax is separated by melting point into various wax streams. Many of the waxes are filtered to FDA standards. The resulting wax products are either sold as is, formulated and then sold, or shipped to one of the Company's formulation and packaging operations. During each step of wax production, from the raw materials to the ultimate finished product, quality control personnel sample and monitor each stream of each process to ensure its quality, specification and consistency.

    At the Company's formulation and packaging facilities, specialty blends of waxes are produced by mixing together various types and melt point grades of waxes, as well as by adding non-wax additives such as ethylene-vinyl acetate, polyethylene and other polymers and resins which can modify overall viscosity and other specific characteristics dictated by customers. All formulations designed for specific customers and market applications are proprietary in nature and produced under strict quality controls. The Company offers a complete line of packaging capabilities including pelletizing, prilling, slabbing and flaking of all its wax products and ships them in all forms of containers.

    The Company's specialty formulation and packaging facilities are strategically located to serve world markets and to take advantage of feedstock sources. The production capabilities of each facility are similar. In general, bulk materials and ingredients are purchased and then processed using formulas designed by the Company's and customers' chemists.

    All of the Company's formulation and packaging facilities are ISO 9002 certified and operate under its strict guidelines. The Company is currently seeking to have its wax production and formulation facilities ISO certified.

    The Company's McKean plant and Emlenton plant are currently operating at nearly full capacity. The Company estimates that up to $5.0 million of capital expenditures would be required to increase the production capacity of these facilities by approximately 25% over their current levels of production. Less than 25% of the waxes produced at these two facilities is utilized as wax raw materials for the Company's remaining four facilities, with the balance of the wax feedstocks for these operations being supplied by third parties. The Company believes that there are adequate third party sources of wax raw materials available to meet the foreseeable needs of its formulation and packaging operations. The Company believes that its formulation and packaging operations will be able to meet customer demand for the Company's specialty waxes for the foreseeable future without significant capital expenditures.

  ADHESIVES AND SEALANTS PRODUCTION

    All production of adhesives and sealants is conducted at two locations: West Drayton, U.K. and Michigan Center, Michigan. These facilities are well located to serve the Company's major customers. The production of adhesives and sealants is a multi-stage process which involves extensive formulation and mixing. Due to the diversity in the Company's products, the Company utilizes versatile, proprietary machinery and equipment to fulfill production requirements. The product is then packaged in drums, pails, cartridges or other forms based on the customer's requirements. The Company's manufacturing personnel maintain and improve operating processes as well as assist in the development of new processes for new products. The expertise of these employees in the construction, installation and modification of existing and new manufacturing systems is critical to the development of new products. The Company believes that it has the equipment, processes and knowledge to accommodate the production of new adhesives and sealants without significant capital additions.

    In connection with the recently completed ADCO Acquisition, the Company intends to take steps designed to increase sales of Astor's U.K.-manufactured adhesives and sealants in the U.S. and sales of ADCO's U.S.-manufactured products globally. The Company believes that it will benefit by manufacturing products in the country or geographic region in which the products will be sold. Limited capital expenditures may be necessary to accommodate the production of Astor's adhesives and sealants at ADCO's Michigan Center plant.

RHEOCHEM JOINT VENTURE

    The Company holds a 50% joint venture interest in Rheochem Technologies, Inc. ("Rheochem"), a manufacturer of a range of PVC lubricant products based in Columbia, Missouri. The other 50% joint venture partner is Rheochem, Inc. ("RCI"), whose principal founded Rheochem and has wide experience in PVC compounding technology. Rheochem has developed advanced wax-based lubricants which improve processing of PVC siding and pipes and has allowed Rheochem to capture a large share of what the Company believes to be an expanding PVC lubricant market. Under the terms of the joint venture agreement, RCI is primarily responsible for the management of the joint venture whereas the Company provides the joint venture with accounting services and technical support. In addition, there is an agreement between the Company and Rheochem whereby Rheochem markets PVC lubricants developed by Astor in North America, while the Company processes certain of Rheochem's PVC lubricants at its processing plants in Titusville, Pennsylvania and Marshall, Texas. These products are sold to the joint venture at mutually agreed upon prices, which have historically been market prices. The Company and RCI share equally in the profits and losses of the joint venture and each of them receives management fees for the respective management and technical services they provide.

    Under the joint venture agreement, neither the Company nor RCI may sell its interests in Rheochem without first complying with right of first offer and right of first refusal procedures in favor of the other party. After December 31, 1997, either the Company or RCI may compel the other party to purchase all its Rheochem interests or to sell to it all the other party's Rheochem interests. In addition, if the principal of RCI ceases to render services to Rheochem as a result of death, disability or other reasons, then the Company will have a six-month call option to require RCI to sell its Rheochem interests and RCI will concurrently have a seven month put option to require the Company to purchase RCI's Rheochem interests, in either case at aggregate current value determined under procedures set forth in the agreement.

    Rheochem recorded net sales of $25.9 million and net income of $0.4 million for the year ended December 31, 1995. Rheochem recorded net sales of $16.6 million and net income of $0.6 million for the six months ending June 30, 1996. The combined contribution of management fees and equity earnings to Astor's fiscal year 1996 earnings was $1.2 million.

FACILITIES

    The Company operates ten locations and participates in a joint venture which operates one additional facility with an aggregate total space of approximately 824,000 square feet. The following table sets forth certain information regarding these locations. Each of the locations is owned by the Company unless otherwise indicated.

                                        APPROXIMATE
LOCATION                                SQ. FT. (1)                  TYPE OF OPERATIONS
--------------------------------------  ------------  -------------------------------------------------
Raleigh, North Carolina (2)                   6,600   Global corporate offices
Farmers Valley, Pennsylvania                185,000   Wax production and formulation
Emlenton, Pennsylvania                       95,000   Wax production and formulation
Titusville, Pennsylvania                     50,000   Wax formulation and packaging
Atlanta, Georgia (2)                         22,500   U.S. sales and marketing and administration
Marshall, Texas                              74,000   Wax formulation and packaging
Michigan Center, Michigan                   170,000   Adhesives and sealants production and research
                                                       and development
Columbia, Missouri (3)                       22,500   Wax formulation and packaging
West Drayton, Middlesex, England            130,000   European offices, research and development, wax
                                                       formulation and packaging, and adhesives and
                                                       sealants production
Eupen, Belgium                               67,000   Wax formulation and packaging
Kuala Lumpur, Malaysia (2)                    1,200   Asian sales and marketing

------------------------
(1) Does not include acreage used for tank farms, other equipment not under roof or stand-alone warehouses.

(2) These facilities are leased. The Raleigh, North Carolina lease expires on May 31, 2001, the Atlanta, Georgia lease expires on March 1, 2001 and the Kuala Lumpur, Malaysia lease expires on April 1, 1998.

(3) This facility is owned and operated by Rheochem, a joint venture in which the Company holds a 50% interest. See "-- Rheochem Joint Venture."

COMPETITION

    The Company competes in the production and sale of specialty wax products with (i) large multinational oil refineries who largely produce commodity wax as a byproduct of their lube oil refining business, (ii) a wide variety of specialty wax producers around the world, which, like the Company, create value-added products through formulation and packaging and (iii) a large number of specialty chemical manufacturers, which typically compete in one or more niche markets. Certain of these competitors have greater financial, technical, marketing and other resources than the Company. The Company competes on a variety of factors, including the consistency of its products, the breadth of its product line, its applied research and product development capabilities, its worldwide marketing capabilities and its value-added customer services.

    The adhesives and sealants markets are highly fragmented, and the Company competes with a large number of other manufacturers, many of which have greater financial, technical, marketing and other resources than the Company. The Company competes by pursuing definable niches in less competitive markets in which the Company can utilize its technological expertise and applied research and product development capabilities.

    In both the specialty wax and adhesives and sealants businesses, the Company has developed many of its product formulations in conjunction with its customers, who often work closely with the Company during the product development process. Additionally, the Company sells many of its products to customers pursuant to a technical approval process, and over the past several years the Company has developed numerous such customer approvals. The approval process ranges from a relatively simple process of sample evaluation and product quality review procedures to a more complicated process of matching a specific molecular structure to a customer's applications. The Company believes that the nature of its approvals and its close working relationship with certain of its customers reduces the threat of losing these customers to its competitors and positions the Company to develop new formulations for these customers' next generation of products.

PATENTS AND PROPRIETARY INFORMATION

    The Company currently has over 3,000 different wax formulations and over 1,650 adhesives and sealants in its proprietary database. The Company relies primarily upon trade secrets and other unpatented proprietary information in its operations, particularly in its specialty wax products business. The Company also holds 19 patents in the U.S. and 26 patents in other countries on adhesives and sealants compositions, methods of using such adhesives and sealants and other technologies related to such products.

    Certain of the Company's employees have entered into agreements providing for confidentiality. However, there can be no assurance that the Company will be able to maintain the confidentiality of its trade secrets and proprietary formulations and processes, that others will not develop similar or better formulations and processes, that the Company's patents will provide any protection or benefit to the Company or that additional patents will be issued.

ENVIRONMENTAL MATTERS

    The Company is subject to stringent federal, state, local and foreign environmental laws and regulations relating to the protection of the environment, including, without limitation, those relating to the storage, handling, emission and discharge of materials into the environment ("Environmental Laws"). The Company has expended and may be required to expend in the future, substantial funds for compliance with and remediation under Environmental Laws. Costs and expenses may be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under Environmental Laws, the remediation of hazardous substances in the soil and groundwater from historical or ongoing operations at the Company's facilities, or for other purposes.

    Environmental Laws are constantly evolving and it is impossible to predict accurately the effect they may have upon the capital expenditures, earnings or competitive position of the Company in the future, except that such Environmental Laws are becoming increasingly strict and can be expected to result in increasing compliance costs. To the extent that the cost of compliance increases and the Company cannot pass on future increases to its customers, such increases may have an adverse effect on the Company's profitability. Environmental Laws also provide for substantial penalties and criminal sanctions for certain violations. The Company is aware of certain conditions, including the matters discussed below, which may lead to environmental liability being imposed on the Company with respect to the operation of its facilities and business. The Company has certain indemnification rights with respect to certain of these environmental matters. Assuming that the indemnitors continue to meet their obligations, the Company does not believe that these matters will have a material adverse effect on the business or financial condition of the Company. There can be no assurance, however, that the indemnitors will continue to meet their obligations or that the Company will not incur additional significant liabilities in connection with these or other environmental matters or that such liabilities will not have a material adverse effect on the Company's business or financial condition.

  TITUSVILLE FACILITY

    The Company is aware of contamination at a portion of its Titusville, Pennsylvania facility. Investigations to date indicate that the Company's operations did not contribute to the contamination and that most of the contamination results from the disposal of waste by an oil refinery that formerly operated in the area. Although the Company, as the current owner of the site, could be held strictly liable under certain Environmental Laws for the cleanup of the Titusville facility, the Company would have the right to recover some or all of the costs of cleaning up this site from third parties who have owned or operated the site or contributed to its contamination. Environmental consultants engaged by the Company have given a preliminary estimate of $1 million for the cost of cleaning up this site. Under the terms of an agreement between the Parent and ABI pursuant to which ABI was acquired and became a subsidiary of the Company, the Parent is entitled to set-off, against principal and interest otherwise payable on L1,450,988 of the subordinated debt issued to ABI's former stockholders, any costs relating to this site over $350,000, so long as the Parent notifies the former stockholders by June 28, 1999 of the existence of the condition giving rise to the set-off claim. After October 1, 1996, any such set-off by the Parent will result in a corresponding reduction in the mirror intercompany note from ABI Acquisition 2 plc to ABI Acquisition 1 plc, the mirror intercompany note from ABI Acquisition 1 plc to Astor Holdings II and the mirror intercompany note from Astor Holdings II to the Parent. The Company has begun the process of characterizing the contamination of the Titusville facility pursuant to the Pennsylvania Land Recycling and Environmental Remediation Standards Act, which provides for the voluntary cleanup of industrial properties through the use of streamlined procedures and remedial standards tailored to the future use of the property.

    The Titusville facility is located near the Cyclops Site, which has evidence of soil and groundwater contamination and has been the subject of an Expanded Site Inspection by an EPA contractor. Costs of remediation of the Cyclops Site have been estimated to range between $4 million and $15 million in 1995 dollars for soil remediation. No cost estimate is available for the remediation, if any, of groundwater at this site. Based upon investigations conducted to date, the Company believes that other parties are likely responsible for the contamination at the Cyclops Site. Under certain Environmental Laws, remediation costs for this site would be borne by parties who have owned or operated the site or are responsible for its contamination. An EPA investigation, the conclusions of which management believes to be inaccurate, indicated that a former subsidiary of ABI (which has since been merged into the Company) formerly owned the Cyclops Site and disposed of wastes there. However, based on the Company's investigations to date, the Company believes that ABI's former subsidiary never owned or operated the Cyclops Site, or arranged for the disposal of or transported hazardous waste there and that a different company with some common ownership and a similar name was the prior owner. Because of the proximity of the Company's property to the Cyclops Site and other unknown factors, there can be no assurance that the Company will not incur some liability relating to the Cyclops Site. Under the terms of the ABI acquisition agreement between the Parent and ABI, the Parent is entitled to set-off, against the principal and interest otherwise payable on L1,450,988 of subordinated debt issued to ABI's former stockholders, any costs relating to the Cyclops Site, so long as the Parent notifies the stockholders by June 28, 1999 of the existence of the condition giving rise to the set-off claim. After October 1, 1996, any such set-off by the Parent will result in a corresponding reduction in the mirror intercompany note from ABI Acquisition 2 plc to ABI Acquisition 1 plc, the mirror intercompany note from ABI Acquisition 1 plc to Astor Holdings II and the mirror intercompany note from Astor Holdings II to the Parent.

  PENNSYLVANIA REFINERY FACILITIES

    Quaker State, which formerly owned the Company's Emlenton and McKean, Pennsylvania facilities, has installed groundwater recovery systems at these facilities and is using the Company's wastewater treatment facilities for treatment of the contaminated groundwater. Quaker State is responsible for all costs of the recovery systems, a fee for use of the Company's wastewater treatment facilities and any incremental costs resulting from the Company's treatment of groundwater in its wastewater treatment facilities. Groundwater remediation at the McKean and Emlenton facilities is funded entirely by Quaker State pursuant to an indemnity agreement. In addition, under the indemnity agreement, certain non-groundwater environmental remediation and compliance costs are divided equally between Quaker State and the Company (with the Company paying its share in the form of subordinated notes payable to Quaker State on December 31, 2008) up to a total of $5.5 million. Costs above $5.5 million are paid entirely by Quaker State under the indemnity agreement. The cost sharing arrangement for such non-groundwater remediation costs and compliance costs expires in 2010. Since 1990, the Company has incurred approximately $150,000 of indebtedness relating to this cost-sharing arrangement. There is no expiration date or maximum liability, however, with respect to Quaker State's obligation to pay for groundwater remediation at the Emlenton and McKean facilities. There are several additional environmental compliance issues relating to tanks, separators, drying pits, cleaning areas and other matters at these facilities, some of which Quaker State is addressing pursuant to the indemnity agreement and some for which the Company is seeking coverage from Quaker State under the indemnity agreement. Quaker State consistently has performed its groundwater remediation obligations under the indemnity. However, any failure by Quaker State to continue funding the costs to be borne by it or the incurrence of any costs for which Quaker State is not responsible substantially in excess of those currently expected by the Company could have a material adverse effect on the Company's financial condition or results of operations.

  PAGE AVENUE FACILITY

    ADCO's manufacturing facility located in Michigan Center, Michigan (the "Page Avenue Facility") has been the subject of cleanup action during which numerous buried drums and other waste as well as an underground storage tank ("UST") were removed. The Company believes that former owners and operators of the Page Avenue Facility buried the drums and other waste and operated the UST. Residual soil and groundwater contamination apparently released from the drum waste and/or the UST still remains at the Page Avenue Facility. The results of investigation and cleanup activities at the Page Avenue Facility have been reported to the Michigan Department of Environmental Quality ("MDEQ"). Under recent changes to the Michigan environmental cleanup liability statute, the current owner of a contaminated facility is only liable for cleanup costs if it is responsible for causing a release of contamination at the facility. In October 1995, ADCO asserted to MDEQ that it should not be held liable for any additional remediation under the revised statute because previous owners and operators were responsible for the contamination at the Page Avenue Facility. MDEQ has not yet responded to ADCO's correspondence on this issue. The revised Michigan cleanup statute also shields from liability the new owner of a previously contaminated facility if that person conducts a baseline environmental assessment ("BEA") of the facility within 45 days of acquiring it and discloses the results of the assessment to MDEQ and subsequent purchasers of the facility. Astor Corporation has initiated the process of conducting a BEA of the Page Avenue Facility. Pursuant to a 1993 agreement through which the Page Avenue Facility was acquired from Nalco Chemical Company ("Nalco"), ADCO has an indemnity, subject to caps and other limitations, from Nalco Chemical Company for certain losses incurred in connection with the cleanup of the drum waste area and the former UST (the "Nalco Indemnity"). There can be no assurance, however, that the Company would be able to make any recovery under the Nalco Indemnity.

  THIRD PARTY WASTE DISPOSAL SITES

    ADCO has been named as a potentially responsible party ("PRP") at two third-party waste disposal sites pursuant to CERCLA -- the Jackson Drop Forge Site in Jackson, Michigan (the "Jackson Site") and the Frontier Chemical Site in Niagara Falls, New York (the "Frontier Site"). The Company believes that ADCO has no involvement with the Jackson Site. In addition, the EPA has informally indicated that it no longer considers ADCO a PRP at the Jackson Site. The Company believes that a portion of the liability, if any, in connection with the Jackson Site is subject to the Nalco Indemnity. In connection with the Frontier Site, ADCO has paid approximately $9,000 to settle its share of alleged liability for removal actions at the site. It is unclear whether the EPA will require additional cleanup at the Frontier Site.

LEGAL PROCEEDINGS

    From time to time, the Company has been and is involved in various legal proceedings. Management believes that all of such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation would have a material adverse effect on the financial condition or results of operations of the Company.

    The Company has been named as a defendant, along with 92 other companies, in a class action lawsuit in Texas. The suit alleges personal injury, death and other damages arising out of the plaintiffs' exposure to a variety of building materials and other products while working at the Corpus Christi Army Depot. The plaintiffs, who are seeking approximately $500 million in damages, appear to have named as defendants the manufacturers of every substance known to have been used over an extended period at the Army Depot. The Company product involved appears to be a sealant used in the installation and repair of commercial roofing. The Company's insurance carrier is currently defending this action on behalf of the Company. While the case is still in the early stages of discovery, according to the insurer, no evidence has been produced to date linking the Company's sealants to any of the plaintiffs' claims.

EMPLOYEES

    As of July 1, 1996, the Company had 768 employees in its worldwide operations. Of that total, 525 were primarily engaged in manufacturing and production, 90 were primarily engaged in sales, marketing and distribution, 40 were primarily engaged in applied research and product development, and 113 were primarily engaged in management and administration.

    At the Company's Emlenton and McKean, Pennsylvania facilities, 188 of the hourly production employees are members of the Oil, Chemical and Atomic Workers International Union. In February 1996, the Company entered into a labor agreement with this union expiring in January 1999. At its Michigan Center, Michigan facility, 130 of the Company's hourly production employees are members of the International Association of Machinists and Aerospace Workers. In May 1994, the Company entered into a five-year labor agreement with this union.

    The Company has never experienced a labor strike or other labor-related work stoppage, and the Company believes that its employee and labor relations are good.

                              ACQUISITION OF ADCO

TERMS OF MERGER

    Concurrent with the consummation of the Offering on October 8, 1996, Astor acquired all of the outstanding capital stock and all of the issued but unexercised options of ADCO, a publicly traded Nasdaq National Market manufacturer and marketer of adhesives and sealants, for an aggregate consideration of $54.4 million. Through the acquisition of ADCO, Astor added significant depth to its product lines, global marketing and manufacturing networks and product development capabilities. Management believes that these strengths will enable Astor to improve significantly the penetration of its existing adhesives and sealants in the U.S. and provide Astor the opportunity to market ADCO's products outside of the U.S. Management believes that the ADCO Acquisition will also serve as an excellent platform from which to pursue complementary acquisitions in the highly fragmented adhesives and sealants industry.

    Pursuant to the terms of a definitive merger agreement between the parties, Astor paid $10.25 per share for the 5.15 million ADCO shares outstanding, plus an aggregate of $1.6 million representing the aggregate net spread on ADCO's outstanding stock options. In addition, ADCO caused its subsidiary to redeem approximately $3.9 million of outstanding preferred stock of such subsidiary and pay the dividends accrued thereon as of the date of redemption.

    The merger agreement contains customary representations and warranties from ADCO to Astor. These representations and warranties, and any related indemnification rights, terminated upon the effectiveness of the ADCO Acquisition. Concurrent with the consummation of the Offering and the acquisition of ADCO, ADCO Products, Inc., a subsidiary of ADCO, was merged with and into ADCO, and ADCO was merged with and into Astor Corporation. Astor Corporation is the surviving entity of these mergers.

CORPORATE STRUCTURE

    The following chart depicts the equity ownership of the Company after giving effect to the Transactions, including the ADCO Acquisition.

                                 [FLOWCHART]
------------------------
(1) The outstanding voting preferred stock of ABI Acquisition 1 plc entitles the holder thereof to (i) elect three of the four directors of ABI Acquisition 1 plc, (ii) exercise 75% of the voting power of the outstanding capital stock of ABI Acquisition 1 plc and (iii) an aggregate liquidation preference of $1.7 million.

(2) The outstanding voting preferred stock of Astor Corporation entitles the holder thereof to an aggregate liquidation preference of $28.5 million and has a cumulative dividend rate of 12.5% per annum. The holder of such shares is also entitled to exercise 13.2% of the voting power of the currently outstanding capital stock of Astor Corporation.

                                   MANAGEMENT

    The following table sets forth the name, age and position of each of the directors and executive officers of Astor Corporation, Astor Holdings II and the Parent. Unless otherwise noted, each individual serves in the indicated capacity at each of Astor Corporation, Astor Holdings II and the Parent. Each director will hold office until the next annual meeting of stockholders or until his successor has been elected and qualified. Officers are elected by the Board of Directors and serve at the discretion of the Board.

NAME                        AGE                                      POSITIONS
----------------------      ---      --------------------------------------------------------------------------
Boyd D. Wainscott               52   Chairman of the Board, Chief Executive Officer, Director
C. Richard Spalton              56   Director, President
Jose C. Houssa                  50   Vice President, Chief Technical Officer (1)
John F. Gottshall               49   Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
David E. Hawkins                47   Vice President, Chief Administrative Officer, Secretary
Charles E. Sax                  63   President of ADCO Division (1)
Philip D. Beery                 52   Chief Operating Officer of ADCO Division (1)
Thomas P. Causer                47   Vice President, Wax Manufacturing Operations (1)
Ron B. Hallewell                47   Vice President, Sales and Marketing, America (1)
Adrian Browne                   35   Vice President, Controller, Assistant Treasurer, Assistant Secretary (1)
Alan J. Andreini                50   Director
Richard R. Crowell              41   Director
Mark C. Hardy                   32   Director
Kurt B. Larsen                  32   Director
Justin Maccarone                37   Director
Gerald L. Parsky                53   Director
Richard K. Roeder               47   Director
W. Montague Yort                32   Director, Assistant Secretary

------------------------
(1) Individual holds such positions at Astor Corporation and not at Astor Holdings II or the Parent.

    BOYD D. WAINSCOTT has served as Chairman and Chief Executive Officer of Astor Corporation since 1994 and as a director of Astor Corporation since June 1995. From 1990 to 1993, Mr. Wainscott served as President and Chief Executive Officer of Pitman-Moore, a division of the IMCERA Group and a global manufacturer and marketer of animal health and nutrition products. Prior to this, Mr. Wainscott held several senior marketing positions within Pitman-Moore and at Stauffer Chemical Company where he was responsible for sales and marketing of a division that produces herbicides and industrial products.

    C. RICHARD SPALTON has served as President and a director of Astor Corporation since June 1995. Prior to that, Mr. Spalton was the Managing Director of Astor Stag Ltd. and ABI since 1974. Mr. Spalton joined ABI in 1971 as a Marketing Manager following nine years with Shell Oil in England.

    JOSE C. HOUSSA has been Vice President and Chief Technical Officer of Astor Corporation since June 1995. From 1989 to June 1995, Mr. Houssa was the Group Technical Director of ABI's West Drayton facility and a member of the Board of Directors of Astor Stag Ltd., ABI's English subsidiary. Prior to that he was Chief Chemist and Product Director of Astor Stag S.A., ABI's Belgian subsidiary, and responsible for the marketing and sales of ABI products in the European community (U.K. excluded). Mr. Houssa has been with ABI since 1970.

    JOHN F. GOTTSHALL joined Astor Corporation in 1995 as its Chief Financial Officer. From 1991 to 1995, Mr. Gottshall served as Vice President and Chief Financial Officer at Trident NGL, Inc., a natural gas liquids firm. In addition, Mr. Gottshall was Senior Vice President and Chief Financial Officer of Freeport-McMoRan Resource Partners L.P., an agricultural products firm from 1987 to 1990 and Treasurer of Freeport-McMoRan, Inc. from 1985 to 1987.

    DAVID E. HAWKINS has been the Chief Administrative Officer of Astor Corporation since 1994. From 1987 to 1993, Mr. Hawkins served in several senior management positions, including Vice President of Marketing from 1987 to 1989, and Senior Vice President of Strategic Planning, Mergers and Acquisitions from 1989 to 1993 at Pitman-Moore, a division of the IMCERA Group and a worldwide manufacturer of animal health and nutrition products.

    CHARLES E. SAX has been the President of the ADCO Division of the Company since October 1996. From 1985 to October 1996, Mr. Sax served as President of ADCO and from 1993 to October 1996 he served as a director of ADCO. Mr. Sax began working for ADCO in 1985, following Nalco's acquisition of ADCO, and spent a combined 38 years with Nalco and ADCO. It is currently anticipated that Mr. Sax will retire from his position as an officer of Astor Corporation on December 31, 1996, at which time he will become a director of Astor Corporation.

    PHILIP D. BEERY has been the Chief Operating Officer of the ADCO Division of the Company since October 1996. From 1990 to October 1996, Mr. Beery served as Vice President of Sales and Marketing of ADCO, during which time he was in charge of all sales and marketing at ADCO, including market development and new products. From 1983 to 1985, Mr. Beery served in several senior management positions at ADCO.

    THOMAS P. CAUSER has served as Vice President, Wax Manufacturing Operations of Astor Corporation since 1992. From 1990 to 1992, Mr. Causer was McKean Plant Manager and Quality Control Manager. Mr. Causer had previously spent 12 years as Quality Control Manager at Quaker State.

    RON B. HALLEWELL has been Vice President of Sales and Marketing, America at Astor Corporation since consummation of the ABI Acquisition in June 1995. Mr. Hallewell joined ABI in 1972 and held various management positions in ABI, including Vice President of Sales and Marketing of Astor Wax Corp., a U.S. subsidiary of ABI, from August, 1986 to June 1995.

    ADRIAN BROWNE has been a Vice President of Astor Corporation since 1996 and the Controller of Astor Corporation since June 1995. Mr. Browne joined ABI as Group Finance Director in July 1994. Previously, he spent twelve years with the London office of KPMG Peat Marwick and was Senior Manager of the Audit Department from 1992 to 1994, working on audit and corporate finance assignments. Mr. Browne is a chartered accountant.

    ALAN J. ANDREINI has served as a director of Astor Corporation since 1989. Since 1978, Mr. Andreini has served as Executive Vice President of Comdisco, Inc., a technology services firm, where he is responsible for budgets, human resources, venture leasing and compensation and also serves as a director. In addition, Mr. Andreini currently serves as a director of Hugoton Energy Corporation, an oil and gas exploration and production firm.

    RICHARD R. CROWELL has served as a director of Astor Corporation since June 1995. Mr. Crowell is a founding partner of Aurora Capital Partners L.P. ("ACP") and has served as a Managing Director of ACP since 1991. Prior to forming ACP, Mr. Crowell was a Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P.

    MARK C. HARDY has served as a director of Astor Corporation since June 1995. Mr. Hardy joined ACP in June 1993 as an Associate and has been a Vice President of ACP since December 1995. Prior to joining ACP, Mr. Hardy was an Associate at Bain & Company, a consulting firm.

    KURT B. LARSEN has served as a director of Astor Corporation since June 1995. Mr. Larsen joined ACP at its founding in 1991 as an Associate and served as a Vice President of ACP from December 1993 through December 1995, at which time he became a Principal of ACP. Prior to joining ACP, Mr. Larsen was an Associate at Drexel Burnham Lambert, Inc.

    JUSTIN MACCARONE was nominated in September 1996 by UBS Partners Inc. ("UBS Partners") to serve as a director of Astor Corporation pursuant to the terms of a Stockholders Agreement described below and under "Ownership of Voting Securities -- Stockholders Agreement." Mr. Maccarone has served as a Managing Director of UBS Capital LLC ("UBS Capital") since 1993 and as the President and a Director of UBS Partners since 1995. Mr. Maccarone served as a Senior Vice President at GE Capital Corporation from 1992 to 1993 and Vice President from 1989 to 1992. Mr. Maccarone also serves as a director of Cinnabon International, Inc., Peoples Telephone Company, Inc. and American Sports Products Group, Inc.

    GERALD L. PARSKY has served as a director of Astor Corporation since 1994. Mr. Parsky is a founding partner and has been the Chairman and Managing Director of ACP since its founding in 1991. Mr. Parsky is also the beneficial owner of Century City 1800 Partners, L.P., a Delaware limited partnership ("CC 1800"). Prior to forming ACP, Mr. Parsky was a Senior Partner and member of the Executive and Management Committees with the law firm of Gibson, Dunn & Crutcher.

    RICHARD K. ROEDER has served as a director of Astor Corporation since June 1995. Mr. Roeder is a founding partner and has been a Managing Director of ACP since its founding in 1991. Prior to forming ACP, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee.

    W. MONTAGUE YORT has served as a director of Astor Corporation since June 1995. Mr. Yort joined ACP in April 1993 as an Associate and has been a Vice President of ACP since December 1995. From June 1992 to April 1993, Mr. Yort was an Associate at Morgan Stanley & Co. Incorporated.

    Under the Stockholders Agreement, dated as of June 27, 1995, among the Parent and certain of its stockholders, warrant holders and option holders, UBS Partners, a stockholder of the Parent, became entitled to appoint two members of the Board of Directors of the Parent and one member of the Boards of Directors of Astor Corporation and Astor Holdings II after consummation of the Transactions. Pursuant to the Stockholders Agreement, UBS Partners designated Justin Maccarone to serve on the Boards of Directors of Astor Corporation, Astor Holdings II and the Parent. In addition, UBS Partners is entitled to have one UBS Board nominee serve as a member of each Board committee of Astor Corporation, Astor Holdings II and the Parent. See "Ownership of Voting Securities -- Stockholders Agreement."

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth the cash compensation paid or awarded by Astor Corporation to the Chief Executive Officer and the other four most highly compensated executive officers of Astor Corporation (the "Named Executive Officers") for the fiscal year ended March 31, 1996.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                            ANNUAL                      --------------
                                                         COMPENSATION                     NUMBER OF
                                        ----------------------------------------------    SECURITIES
                                                                        OTHER ANNUAL      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR        SALARY          BONUS      COMPENSATION (2)  OPTIONS (#)(3)   COMPENSATION
---------------------------  ---------  -------------  -------------  ----------------  --------------  --------------
Boyd D. Wainscott,                1996  $  270,000     $  170,482       $    --               81,818    $   58,308(4)
 Chief Executive Officer
C. Richard Spalton,               1996     178,250         96,487(5)         --               34,091        17,290(6)
 President
Jose C. Houssa,                   1996     143,800         25,110            --               10,227        31,168(6)
 Chief Technical Officer
John F. Gottshall,                1996     142,500(7)      22,900            --               10,227        87,168(8)
 Chief Financial Officer
David E. Hawkins,                 1996     135,000         18,600            --                6,818       105,947(9)
 Chief Administrative
 Officer

------------------------
(1) Figures are in U.S. dollars and where appropriate reflect an assumed exchange rate of L1.00 to $1.55 and 32.00 Belgian francs to $1.00.

(2) Excludes perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any Named Executive Officer.

(3) Represents options issued by the Parent to purchase securities of the Parent. All such options were issued pursuant to the 1995 Stock Incentive Plan of the Parent (the "Stock Incentive Plan"). Pursuant to the Stock Incentive Plan, the Compensation Committee of the Board of Directors of the Parent determines the terms and conditions of each option granted.

(4) Reflects the payment of relocation costs in the amount of $55,601 and the payment of insurance premiums in the amount of $2,707.

(5) Includes a bonus of $46,113 paid by ABI prior to the June 1995 acquisition.

(6) Reflects contributions to pension plan.

(7) Reflects salary from July 1995 (commencement date of employment) to March 1996.

(8) Reflects the payment of relocation costs in the amount of $84,377 and the payment of insurance premiums in the amount of $2,791.

(9) Reflects the payment of relocation costs in the amount of $102,130 and the payment of insurance premiums in the amount of $3,817.

OPTION GRANTS

    Shown below is information concerning grants of options issued by the Parent to the Named Executive Officers for the fiscal year ended March 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL                                         POTENTIAL REALIZABLE
                                               GRANTS                                             VALUE AT ASSUMED
                                  --------------------------------                                ANNUAL RATES OF
                                     NUMBER OF       PERCENT OF                                     STOCK PRICE
                                    SECURITIES      TOTAL OPTIONS                                   APPRECIATION
                                    UNDERLYING       GRANTED TO      EXERCISE                     FOR OPTION TERM
                                  OPTIONS GRANTED   EMPLOYEES IN     PRICE PER   EXPIRATION   ------------------------
NAME                                  (#)(1)         FISCAL YEAR       SHARE        DATE          5%          10%
--------------------------------  ---------------  ---------------  -----------  -----------  ----------  ------------

Boyd D. Wainscott...............      81,818              42.3%      $   10.00     6/28/05    $  514,635  $  1,304,179
C. Richard Spalton..............      34,091              17.6           10.00     6/28/05       214,432       543,411
Jose C. Houssa..................      10,227               5.3           10.00     6/28/05        64,328       163,018
John F. Gottshall...............      10,227               5.3           10.00     6/28/05        64,328       163,018
David E. Hawkins................       6,818               3.5           10.00     6/28/05        42,885       108,679

------------------------
(1) These options were granted under the Stock Incentive Plan.

EXERCISES OF OPTIONS AND AGGREGATE YEAR-END OPTION VALUES

    Shown below is information with respect to the year-end values of all options held by the Named Executive Officers. No named executive officer exercised any options in the fiscal year ended March 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF
                                                                            SECURITIES
                                                                            UNDERLYING               VALUE OF
                                                                            UNEXERCISED             UNEXERCISED
                                                                            OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                                        FISCAL YEAR-END (#)   FISCAL YEAR-END ($)(1)
                                                                           EXERCISABLE/            EXERCISABLE/
NAME                                                                       UNEXERCISABLE           UNEXERCISABLE
----------------------------------------------------------------------  -------------------  -------------------------

Boyd D. Wainscott.....................................................     16,364/65,454                0/0
C. Richard Spalton....................................................     6,818/27,273                 0/0
Jose C. Houssa........................................................     2,045/ 8,182                 0/0
John F. Gottshall.....................................................     2,045/ 8,182                 0/0
David E. Hawkins......................................................     1,364/ 5,454                 0/0

------------------------
(1) The exercise price of each option is $10.00 per share, the same price per share paid by all purchasers of the Common Stock of the Parent at the time of the Prior Transactions. There have been no subsequent issuances of any class of the Common Stock of the Parent or options to purchase shares of Common Stock of the Parent since such time. In addition, such Common Stock is not publicly traded. As a result of these factors, the Board of Directors of the Parent has decided to use $10.00 as the value of the Common Stock underlying the unexercised options for the purpose of these calculations. The value of the unexercised options is equal to the net value of such Common Stock as of March 31, 1996 ($10.00), less the applicable per share exercise price of the option ($10.00).

MANAGEMENT COMPENSATION AND EMPLOYMENT AGREEMENTS

    Astor Corporation has entered into an employment agreement with Boyd D. Wainscott effective as of June 28, 1995, which provides that he will serve as Chairman and Chief Executive Officer of Astor Corporation for an initial term of three years, which Astor Corporation can extend for successive one year periods. Pursuant to the agreement, Mr. Wainscott receives an annual salary of $300,000 subject to increase at the discretion of the Board of Directors of the Company. In addition, Mr. Wainscott is entitled to receive an annual bonus in an amount up to 100% of his then annual base salary, subject to the satisfaction of certain performance conditions and at the sole discretion of the Board of Directors of Astor Corporation if such conditions are not met. On October 30, 1995 Mr. Wainscott also received stock options to purchase 81,818 shares of Common Stock of the Parent which vest over a five-year period and become exercisable upon vesting. If Mr. Wainscott's employment is terminated without cause by Astor Corporation, he will be entitled to receive as severance an amount equivalent to his then annual base salary for the remaining three year initial term of his employment and the accrued portion of any bonus through the date of the termination.

    Astor Corporation has entered into an employment agreement with Charles R. Spalton effective as of July 1, 1995, which provides that he will serve as President of Astor Corporation. Astor Corporation may terminate Mr. Spalton's employment on 24 months notice and Mr. Spalton may terminate his employment on six months notice, provided that such notice, whether given by Astor Corporation or Mr. Spalton, may not be effective prior to June 30, 1998. The Company may terminate Mr. Spalton's employment by giving him at least 24 months written notice. Pursuant to the agreement, Mr. Spalton receives an annual salary of L125,000 (or $193,750 at an exchange rate of L1.00 to $1.55), subject to increase at the discretion of the Board of Directors of the Company. In addition, Mr. Spalton is entitled to receive an annual bonus in an amount up to 75% of his then annual base salary, subject to the satisfaction of certain performance conditions and at the sole discretion of the Board of Directors of Astor Corporation if such conditions are not met. On October 30, 1995 Mr. Spalton also received stock options to purchase 34,091 shares of Common Stock of the Parent which vest over a five year period and become exercisable upon vesting.

    Astor Corporation has entered into an employment agreement with Jose C. Houssa effective as of July 1, 1995, which provides that he will serve as Chief Technical Officer of Astor Corporation. Astor Corporation may terminate Mr. Houssa's employment on 24 months notice and Mr. Houssa may terminate his employment on six months notice, provided that such notice, whether given by Astor Corporation or Mr. Houssa, may not be effective prior to June 30, 1998. Pursuant to the agreement, Mr. Houssa receives an annual salary of L90,000 (or $139,500 at an exchange rate of L1.00 to $1.55), subject to increase at the discretion of the Board of Directors of Astor Corporation. In addition, Mr. Houssa is entitled to receive an annual bonus in an amount up to 50% of his then annual base salary, subject to the satisfaction of certain performance conditions and at the sole discretion of the Board of Directors of if such conditions are not met. On October 30, 1995 Mr. Houssa also received stock options to purchase 10,227 shares of Common Stock of the Parent which vest over a five year period and become exercisable upon vesting.

    Astor Corporation has entered into an employment agreement with John F. Gottshall effective as of July 1, 1995, which provides that he will serve as Chief Financial Officer of Astor Corporation for an initial term of two years, which Astor Corporation can extend for successive one year periods. Pursuant to the agreement, Mr. Gottshall receives an annual salary of $190,000, subject to increase at the discretion of the Board of Directors of Astor Corporation. In addition, Mr. Gottshall is entitled to receive an annual bonus in an amount up to 40% of his then annual base salary, subject to the satisfaction of certain performance conditions and at the sole discretion of the Board of Directors of Astor Corporation if such conditions are not met. On October 30, 1995 Mr. Gottshall also received stock options to purchase 10,227 shares of Common Stock of the Parent which vest over a five year period and become exercisable upon vesting. If Mr. Gottshall's employment is terminated without cause by Astor Corporation, he will be entitled to receive as severance (i) any accrued bonus,
(ii) an amount equal to his annual base salary and any bonus for the initial term of two years as if he were employed for such period, (iii) 24-months of annual base salary at the time of termination or expiration, commencing as of the later of the termination date or the expiration of the initial two-year term, with such payments stopping upon Mr. Gottshall's employment with another employer; provided, however, he receives payment of his annual base salary for at least 12-months and (iv) an additional 12-months of bonus credited as if he were employed for the 12-month period following the later of the date of termination and the initial two-year term.

    Astor Corporation has entered into an employment agreement with David E. Hawkins effective as of July 1, 1995, which provides that he will serve as Chief Administrative Officer of Astor Corporation for an initial term of one year, which Astor Corporation can extend for successive one year periods. Astor Corporation has extended Mr. Hawkins' term of employment through July 1, 1997. Pursuant to the agreement, Mr. Hawkins receives an annual salary of $140,000, subject to increase at the discretion of the Board of Directors of Astor Corporation. In addition, Mr. Hawkins is entitled to receive an annual bonus in an amount up to 40% of his then annual base salary, subject to the satisfaction of certain performance conditions and at the sole discretion of the Board of Directors of Astor Corporation if such conditions are not met. On October 30, 1995 Mr. Hawkins also received stock options to purchase 6,818 shares of Common Stock of the Parent which vest over a five year period and become exercisable upon vesting. If Mr. Hawkins' employment is terminated without cause by Astor Corporation, he will continue to receive his annual salary for six months following the termination and the accrued portion of any bonus through the date of termination.

    The employment agreement of each of Messrs. Wainscott, Spalton, Houssa, Gottshall and Hawkins also contains (i) a nondisclosure provision which is effective for the term of such individual's employment with Astor Corporation and for an indefinite period thereafter and (ii) noninterference and non-competition provisions, each of which is effective for the term of such individual's employment with Astor Corporation and two years thereafter.

1995 STOCK INCENTIVE PLAN OF PARENT

    Neither the Company nor Astor Holdings II has a stock incentive plan. The Parent adopted its 1995 Stock Incentive Plan in June 1995, in order to provide incentives to employees, directors (including non-employee directors) and independent contractors of the Parent and its subsidiaries, including the Company, by granting them awards tied to the Parent's Common Stock. The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Parent, which has broad authority in administering and interpreting the Stock Incentive Plan. The Board of Directors of the Parent and the Compensation Committee thereof are identical to those of the Company and are expected to remain identical for the foreseeable future. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares (collectively, "Awards"). Options granted to employees under the Stock Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options not intended to so qualify. An Award granted under the Stock Incentive Plan to an employee or independent contractor may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of the Parent or the Company.

    The Parent granted options to purchase an aggregate of up to 204,545 shares of its Class D Common Stock to officers, employees and consultants of Astor Corporation following the consummation of the Prior Transactions. The exercise price of each option is $10.00 per share, the same price per share as paid by all purchasers of Common Stock of the Parent through the consummation of the Prior Transactions. Each option is subject to certain vesting provisions. All options expire on the tenth anniversary of the date of grant. For certain information regarding these options granted to officers of Astor, see "Ownership of Voting Securities."

1997 INCENTIVE BONUS PROGRAM

    Astor Corporation adopted its 1997 Incentive Bonus Program in April 1996, in order to provide incentives to all salaried employees, but excluding any participant in the 1997 Management Bonus Plan who is also eligible to participate in the U.K. Pension Plan (as defined herein), by granting them awards tied to Astor Corporation's performance objectives calculated in terms of year-end EBITDA. Salaried employees will receive a bonus based on (i) actual year-end EBITDA as of March 31, 1997, (ii) a percentage of the individual's annual salary which increases as year-end EBITDA increases and
(iii) the individual's satisfactory performance. Awards are restricted to cash awards.

1997 MANAGEMENT BONUS PROGRAM

    Astor Corporation adopted its 1997 Management Bonus Program in April 1996, in order to provide incentives to 33 selected members of management, judged to have the greatest impact on the year's results, by granting these members of management awards tied to Astor Corporation's performance objectives calculated in terms of year-end EBITDA. Participants in this program have been assigned a percentage of their base salary as their bonus target for the 1997 fiscal year. A participant's specific bonus award, however, is dependent on both Astor's year-end EBITDA (which will determine the size of the bonus pool) and the individual's performance contribution. For example, if the year-end actual EBITDA achieves the planned EBITDA, a manager with a 20% target and superior performance will receive a bonus equal to 20% of his or her base salary then in effect. However, because the bonus pool directly correlates with the 1997 fiscal year-end EBITDA, if year-end EBITDA is less than the target EBITDA, the participant would receive less than a 20% bonus. The proposed management bonuses will be presented to the Chief Executive Officer for review, but must be approved by the Compensation Committee of the Board of Directors of Astor Corporation. Awards are restricted to cash awards.

RETIREMENT SAVINGS PLANS

    Astor Corporation has a profit sharing and savings plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). Any full-time employee of Astor Corporation who has completed one year of service with Astor Corporation and is at least 18 years of age is eligible to participate in the 401(k) Plan. Astor Corporation employees may contribute to the plan up to a maximum of 15% of pay. Participants become immediately vested in both their voluntary contributions as well as any profit sharing or matching contributions made by Astor Corporation. Under the profit sharing component of the 401(k) Plan, the Board of Directors annually determines in its sole discretion the amount, if any, of Astor Corporation's aggregate profit sharing contribution which is then allocated among participants based on the ratio that each eligible participant's compensation bears to the total compensation paid to all eligible participants for the plan year. Under the matching contribution component of the Plan, Astor Corporation will match employee contributions in an amount equal to 100% of the employee's pretax contributions, up to 3% of the employee's eligible compensation contributed into the plan for the plan year. For all union employees, Astor Corporation will contribute 2% of the employee's eligible compensation into the plan as long as the employee has deferred at least 1% of his or her eligible compensation into the plan for the plan year. As of February 1, 1997, Astor Corporation will contribute 3% of the union employee's eligible compensation into the plan as long as the employee has deferred at least 1% of his or her eligible compensation into the plan for the plan year.

    On consummation of the Transactions, the Company assumed ADCO's discretionary profit sharing plan, which includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "ADCO 401(k) Plan"). Presently, any full-time employee of the Company who was formerly a non-union employee of ADCO and who has completed one year of service with the Company (including service with ADCO) is eligible to participate in the ADCO 401(k) Plan. The Company currently matches 25% of any employee's contribution to the plan up to a maximum of 5% of pay. Participants become immediately vested in both their voluntary contributions as well as the Company's matching contributions in the profit sharing component of the ADCO 401(k) Plan. In addition, under the profit sharing component of the ADCO 401(k) Plan, the Company contributes 2% of a participant's compensation to the plan. Presently, participants become fully vested in this part of the profit sharing component of the ADCO 401(k) Plan upon completion of seven years of service with the Company (including service with ADCO). The aggregate total contribution on behalf of all participants to the ADCO 401(k) Plan may not exceed 15% of total participant compensation.

    Astor has a pension plan for which all full-time salaried directors or senior employees based in the U.K. between the ages of 20 and 65 are eligible (the "U.K. Pension Plan"). Under this plan, eligible employees must contribute at least 5% of their pay to a retirement savings account maintained by the U.K. Pension Plan. Astor contributes to the U.K. Pension Plan based on actuarial valuations. Upon reaching retirement, the eligible participants are entitled to use contributions to increase their own pensions, to increase their spouse's pension or, if the individual has been contributing to the fund since before April 8, 1987, to provide additional tax-free cash at retirement. A participant normally receives pension payments monthly, but may, with the Company's consent, give up part of his or her pension and receive a tax-free lump sum payment. Pension payments are equal to the product of the participant's final pensionable salary as of the immediately preceding August 1 and the number of pensionable service years divided by 60. Certain death benefits are paid in the event of death.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors are reimbursed for their out-of-pocket expenses in attending Board meetings. Messrs. Crowell, Hardy, Larsen, Parsky, Roeder and Yort receive no fees in their capacities as directors, but see "Certain Transactions" for a description of certain other arrangements pursuant to which ACP and CC 1800 receive compensation from the Company. Each of Messrs. Crowell, Hardy, Larson, Parsky, Roeder and Yort is an affiliate or limited partner of, or employed by ACP. Mr. Parsky is the sole limited partner and the sole beneficial owner of the general partner of CC 1800. See "Management" and "Ownership of Voting Securities."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Andreini, Crowell and Roeder serve as the Compensation Committee of Astor Corporation and the Parent and administer the Stock Incentive Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the Delaware General Corporation Law (the "DGCL") authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation and Bylaws of each of the Parent, Astor Holdings II and Astor Corporation include provisions which limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to any of the Parent, Astor Holdings II or Astor Corporation or their respective stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to any such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and (iv) any transaction from which the director derived an improper personal benefit.

    The Certificate of Incorporation and Bylaws of each of the Parent, Astor Holdings II and Astor Corporation also provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each such corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of such corporation or is or was serving at the request of any such corporation as a director or officer of another corporation or enterprise. The inclusion of these indemnification provisions in these Certificates of Incorporation and Bylaws is intended to enable each such corporation to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so. Each of the Parent, Astor Holdings II and Astor Corporation may, in its discretion, similarly indemnify its employees and agents.

    Depending upon the character of the proceeding, each such corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of any such corporation has been successful in the defense of any action, suit or proceeding referred to above, any such corporation would have the right to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

                         OWNERSHIP OF VOTING SECURITIES

    All of the issued and outstanding common stock of Astor Corporation is owned by Astor Holdings II, and all of the issued and outstanding preferred stock of Astor Corporation is owned by ABI Corporation, an indirect subsidiary of Astor Corporation. All of the issued and outstanding capital stock of Astor Holdings II is owned by the Parent. See "Acquisition of ADCO -- Corporate Structure." The Parent's authorized capital stock consists of 1,000,000 shares of Preferred Stock ("Preferred Stock"), 1,000,000 shares of Class A Common Stock ("Class A Common Stock"), 1,000,000 shares of Class B Common Stock ("Class B Common Stock"), 1,000,000 shares of Class C Common Stock ("Class C Common Stock") and 1,000,000 shares of Class D Common Stock ("Class D Common Stock" and collectively with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the "Classed Common Stock"). In addition, the Parent's authorized capital stock includes 4,000,000 shares of Common Stock ("Conversion Common Stock" and together with the Classed Common Stock, "Common Stock") into which the Classed Common Stock will convert on a share for share basis upon the earlier of the affirmative vote of the holders of a majority of each class of Classed Common Stock each voting as a separate class, the consummation of an initial underwritten public offering of Common Stock meeting certain requirements or June 28, 2005. All authorized shares of Preferred Stock and Common Stock have a par value of $0.01 per share.

    At July 31, 1996 there were outstanding 535,715 shares of Class A Common Stock, 142,857 shares of Class B Common Stock and 71,427 shares of Class C Common Stock. No shares of Class D Common Stock or Conversion Common Stock were outstanding at July 31, 1996. The holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that the holders of Class A Common Stock voting as a separate class are entitled to elect five directors of the Parent, the holders of Class B Common Stock voting as a separate class are entitled to elect five directors of the Parent and the holders of Class C Common Stock voting as a separate class are entitled to elect one director of the Parent. The Class D Common Stock is nonvoting except as may otherwise be required by applicable law. Upon issuance, the Conversion Common Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders.

    Subject to the preferences applicable to the outstanding Preferred Stock, beneficial owners of Common Stock are entitled to receive ratably those dividends declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution or winding up of the Parent, the holders of Common Stock are entitled to share ratably in all assets remaining after all liabilities and the liquidation preference attributable to the outstanding Preferred Stock has been paid. The holders of Common Stock have no preemptive rights or cumulative voting rights and no rights to convert their Common Stock into any other securities, except that the Classed Common Stock is convertible into Conversion Common Stock as provided above. All outstanding shares of Common Stock are fully paid and nonassessable.

    The Board of Directors of the Parent is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. As of July 31, 1996 the

Board of Directors had designated two series of Preferred Stock comprised of 142,500 shares of Series A Redeemable Cumulative Preferred Stock ("Series A Preferred Stock") and 82,500 shares of Series B Redeemable Cumulative Preferred Stock ("Series B Preferred Stock"). As of July 31, 1996 there were 142,500 shares of Series A Preferred Stock outstanding and 82,500 shares of Series B Preferred Stock outstanding. Each share of Series A Preferred Stock and Series B Preferred Stock has a stated value of $100.00.

    The Series A Preferred Stock is entitled to receive dividends at the rate of 14.5% per annum on the stated value of each share of Series A Preferred Stock when, as and if declared payable by the Board of Directors. If accrued dividends are not paid, the unpaid dividends accumulate annually and accrue dividends at the rate of 14.5% per annum. The Parent has not paid any cash dividends on the Series A Preferred Stock and, due to restrictions in the Notes and the Senior Bank Facility, does not expect to pay cash dividends on the Series A Preferred Stock for the foreseeable future. The Parent may redeem the Series A Preferred Stock at its election in whole or in part at any time upon payment of the stated value of the shares of Series A Preferred Stock being redeemed plus all accrued and unpaid dividends thereon. Upon the occurrence of certain events involving a merger, a sale of all or substantially all of the assets or a change in control (as defined) of the Parent, the holders of Series A Preferred Stock are entitled to require the Parent to redeem all (or such lesser part as may be selected by the holder) shares of Series A Preferred Stock for a redemption price of $100.00 per share plus accrued and unpaid dividends thereon. In addition, the Parent is required to redeem any Series A Preferred Stock outstanding on June 15, 2007. Upon the liquidation of the Parent each share of Series A Preferred Stock is entitled to a liquidation preference of $100.00 plus all accrued and unpaid dividends thereon.

    The Series B Preferred Stock is pari passu with, and has the same rights, preferences and privileges as, the Series A Preferred Stock, except that the Series B Preferred Stock is not subject to mandatory redemption on June 15, 2007. Accordingly, each share of Series B Preferred Stock is entitled to participate pro rata with the holders of Series A Preferred Stock in the payment of dividends, as well as amounts paid upon redemption or liquidation.

    The table below sets forth the beneficial ownership of each class of issued and outstanding capital stock of the Parent, as of July 31, 1996, by each director of Astor Corporation, each of the executive officers of Astor Corporation listed under "Management," the directors and executive officers of Astor Corporation as a group and each person who at such time beneficially owned more than 5% of the outstanding shares of any class of voting securities of the Parent.

                                                   COMMON STOCK                          PREFERRED STOCK
                                     ----------------------------------------  -----------------------------------
                                           NUMBER OF                                NUMBER OF
NAME AND ADDRESS OF BENEFICIAL             SHARES AND           PERCENTAGE         SHARES AND       PERCENTAGE OF
OWNER                                      CLASS (1)         OF CLASS (1)(2)       SERIES (1)         CLASS (3)
-----------------------------------  ----------------------  ----------------  -------------------  --------------
Petrowax Equity Partners I, L.P.            535,715 Class A       100.0%           58,928 Series B        71.4%
 (4)(5)............................
Petrowax Equity Partners II, L.P.           142,857 Class B       100.0            15,714 Series B        19.0
 (4)(5)............................
Petrowax Equity Partners III, L.P.           35,714 Class C        50.0             3,929 Series B         4.8
 (4)(5)............................
Petrowax Equity Partners IV, L.P.            35,713 Class C        50.0             3,929 Series B         4.8
 (4)(5)............................
UBS Partners Inc...................         409,090 Class C(6)       85.1         142,500 Series A       100.0
  299 Park Avenue,
  New York, NY 10171-0026
Alan J. Andreini (7)...............                      --         --                          --          --
Adrian Browne (8)..................           1,091 Class D(9)      100.0                       --          --
Thomas P. Causer (10)..............           1,364 Class D(9)      100.0                       --          --
Richard R. Crowell (4).............                      --         --                          --          --
John F. Gottshall (10).............           2,045 Class D(9)      100.0                       --          --
Ronald B. Hallewell (10)...........           1,364 Class D(9)      100.0                       --          --
Mark C. Hardy (4)..................                      --         --                          --          --
David E. Hawkins (10)..............           1,364 Class D(9)      100.0                       --          --
Jose C. Houssa (8).................           2,045 Class D(9)      100.0                       --          --
Kurt B. Larsen (4).................                      --         --                          --          --
Justin Maccarone (11)..............                      --         --                          --          --
Gerald L. Parsky (4)(5)............         535,715 Class A       100.0            82,500 Series B       100.0
                                            142,857 Class B       100.0
                                             71,427 Class C       100.0
Richard K. Roeder (4)..............                      --         --                          --          --
C. Richard Spalton (8).............           6,818 Class D(9)      100.0                       --          --
Boyd D. Wainscott (10).............          16,364 Class D(9)      100.0                       --          --
W. Montague Yort (4)...............                      --         --                          --          --
All directors and officers as a                                                             82,500       100.0%
 group (16 persons)................         535,715 Class A       100.0
                                            142,857 Class B       100.0
                                             71,427 Class C       100.0
                                             32,455 Class D(9)      100.0

------------------------
(1) The shares of Common Stock underlying options, warrants, rights or convertible securities that are exercisable as of July 31, 1996 or that will become exercisable within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. As a result, the aggregate percentage ownership of a particular class of Common Stock may exceed 100.0%.

(2) The percentages shown are with respect to the individual classes of Classed Common Stock.

(3) Percentages shown are with respect to the Series A Preferred Stock and the Series B Preferred Stock of the Parent.

(4) The address of such beneficial holder is 1800 Century Park East, Suite 1000, Los Angeles, California 90067.

(5) The general partner of each of Petrowax Equity Partners I L.P., Petrowax Equity Partners II L.P., Petrowax Equity Partners III L.P. and Petrowax Equity Partners IV L.P. (collectively, the "Investment Partnerships") is CC 1800, the sole limited partner of which is Gerald L. Parsky and the general partner of which is Century City Management Partners L.P., a Delaware limited partnership ("CCMP"). The sole limited partner of CCMP is Mr. Parsky and its general partner is a Delaware corporation which is wholly owned by Mr. Parsky. Due to Mr. Parsky's dispositive power over shares of Common Stock and Preferred Stock owned by each of the Investment Partnerships, Mr. Parsky may be deemed to beneficially own all the shares of Common Stock and Preferred Stock owned by each of the Investment Partnerships.

(6) Represents shares of Class C Common Stock issuable upon the exercise of 409,090 warrants that are immediately exercisable at $10.64 per share.

(7) Mr. Andreini is a limited partner of Petrowax Equity Partners III, L.P.

(8) The address of such beneficial holder is Tavistock Road, West Drayton Middlesex, UB7 7 RA England.

(9) Represents shares of Class D Common Stock issuable upon the exercise of immediately exercisable options granted under the 1995 Stock Option Plan of the Parent.

(10) The address of such beneficial holder is 8521 Six Forks Road, Suite 105, Raleigh, North Carolina 27615.

(11) Mr. Maccarone is a Director of UBS Partners, the beneficial owner of 142,500 shares of Series A Preferred Stock of the Parent and warrants to purchase 409,090 shares of Class C Common Stock.

STOCKHOLDERS AGREEMENT

    The following is a summary description of the principal terms of the Stockholders Agreement dated as of June 27, 1995 among the Parent and certain of its stockholders, optionholders and warrantholders (the "Stockholders Agreement"). This summary description does not purport to be complete and is subject to and qualified in its entirety by reference to the definitive Stockholders Agreement.

    The Stockholders Agreement provides that, with certain limited exceptions, Petrowax Equity Partners I L.P. ("P-1"), Petrowax Equity Partners II L.P. ("P-2"), Petrowax Equity Partners III L.P. ("P-3") and Petrowax Equity Partners IV L.P. ("P-4" and, collectively with P-1, P-2 and P-3, the "Investment Partnerships"), and UBS Partners, each of which holds shares of or warrants to purchase Common Stock and Preferred Stock of the Parent, and certain transferees of such entities and any other stockholders, option holders and warrantholders of the Parent described in the Stockholders Agreement (the "Restricted Stockholders"), are limited in their ability to transfer any of their respective shares or any interest therein without, in the case of P-1, P-2, P-3 and P-4, the prior approval of the Parent and UBS Partners (so long as UBS Partners maintains a certain level of ownership of the Parent's stock).

    The Stockholders Agreement provides, subject to certain exceptions, for certain rights of first refusal in favor of P-1, P-2 and UBS Partners and certain related entities in the event that any other Restricted Stockholder desires to transfer his or her shares of Common Stock, Preferred Stock or Warrants to any person or entity other than an affiliate or associate of such person, the Parent or a Permitted Transferee (as defined in the Stockholders Agreement). To the extent that P-1, P-2 and UBS Partners and certain related entities elect to purchase fewer than all of the shares proposed to be sold by such selling Restricted Stockholder as provided in the Stockholders Agreement, the Parent will have a right of first refusal with respect to any such unsold shares. The first refusal rights will terminate with respect to all shares held by each Restricted Stockholder upon the effective date of the registration statement for a qualified initial public offering by the Parent as provided in the Stockholders Agreement. All first refusal rights of UBS Partners and related entities will terminate when UBS Partners no longer maintains a certain level of ownership of the Parent's stock.

    Subject to the provisions of the Stockholders Agreement, in the event that P-1 and P-2 desire to accept a third party offer from a non-affiliate to purchase all outstanding shares of Common Stock held by them, to effect a business combination of the Parent and such offeror or an affiliate thereof or to purchase all or substantially all of the assets of the Parent, the other Restricted Stockholders will be required to sell all of their shares of Common Stock of the Parent and securities exercisable or convertible into Common Stock of the Parent to such Offeror on the terms set forth in such acquisition proposal or to vote all of their shares in favor of such acquisition proposal, as the case may be, and to take all actions necessary or appropriate to cause the Parent to consummate the transaction. The rights and obligations described in this paragraph will terminate with respect to all shares held by each Restricted Stockholder upon the earlier of (i) the effective date of the registration statement for a qualified initial public offering by the Parent as described in the Stockholders Agreement or (ii) if UBS Partners so elects, the occurrence of a change in control of the Parent as described in the Stockholders Agreement.

    In the event that any of the Investment Partnerships desire to transfer any shares of Common Stock and/ or Preferred Stock held by them, the other Restricted Stockholders (other than the Investment Partnerships) will be entitled to require, as a condition of such sale, that the proposed buyer purchase shares of Common Stock or Preferred Stock from each such other Restricted Stockholder on a pro rata basis. The rights and obligations described in this paragraph will terminate with respect to all shares (other than Prefered Stock) held by such other Restricted Stockholders upon the effective date of the registration statement for a qualified initial public offering by the Parent.

    All Restricted Stockholders will be entitled to certain "piggy-back" registration rights with respect to shares of Common Stock in connection with a qualified initial public offering by the Parent and in connection with certain secondary public offerings effected by the Parent, as described in the Stockholders Agreement. The Parent will bear all expenses incident to any such registration, including but not limited to the reasonable fees and expenses of a single counsel retained by the holders of a majority of such shares being registered; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to indemnification from the Parent against certain liabilities, including liabilities under the Securities Act. UBS Partners is entitled to certain "demand" registration rights with respect to certain shares of Common Stock or shares of Series A Preferred Stock, subject to certain limitations. UBS Partners may exercise this right two times, but no earlier than the earlier of June 27, 2002 or nine months after a qualified initial public offering by the Parent.

    The Stockholders Agreement provides certain preemptive rights to UBS Partners and certain related entities if the Parent proposes to sell or issue shares of Common Stock or Preferred Stock or any securities exercisable for or convertible into such stock or if a subsidiary of the Parent proposes to sell or issue any equity securities or securities exercisable for or convertible into equity securities, such that UBS Partners and cetain related entities will be allowed priority to purchase shares, subject to certain limited exceptions, necessary to maintain the equity ownership level of UBS Partners and such related entities immediately prior to such issuance. Such rights will terminate upon the effective date of the registration statement for a qualified initial public offering by the Parent.

    After UBS Partners, UBS or their respective affiliates are no longer creditors of the Parent or its subsidiaries with respect to commercial loan or revolving credit facility indebtedness and provided UBS Partners maintains a certain level of ownership of the Parent's stock, UBS Partners will be entitled to nominate two directors to the Board of Directors of the Parent and one member of each board of directors of Astor Holdings II and Astor Corporation. The Restricted Stockholders have agreed to vote their shares of Class A Common Stock in whatever manner is necessary in order to elect one such nominee to the Board of Directors of the Parent during such period and to vote their shares of Class B Common Stock in whatever manner is necessary in order to elect a second such nominee to the Board of Directors of the Parent during such period.

    The Stockholders Agreement may be amended only by a written agreement executed by the Parent, P-1, P-2 and UBS Partners, if then a stockholder. With the exception of certain provisions thereof which shall survive, the Stockholders Agreement will terminate on the earlier to occur of June 27, 2005 and the written approval of P-1, P-2 and UBS Partners, if then a stockholder.

                              CERTAIN TRANSACTIONS

    The Company believes the transactions described below that were entered into by Astor Holdings II and Astor Corporation and its subsidiaries were beneficial to the respective companies, and were no less favorable to the respective companies as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

TRANSACTIONS WITH CC 1800 AND ITS AFFILIATES

    In connection with the acquisition of ABI by Astor Coporation, an indirect subsidiary of Astor Corporation paid ACP a financial advisory fee in the aggregate amount of $1.2 million. ACP is a limited partnership, the general partner of which is controlled by and the limited partners of which are Messrs. Crowell, Parsky and Roeder, each of whom is a director of the Parent, Astor Holdings II and Astor Corporation. Messrs. Hardy, Larsen and Yort, each of whom is also a director of the Parent, Astor Holdings II and Astor Corporation, are also employees of ACP. In connection with the acquisition of Astor Corporation by the Parent, Astor paid CC 1800, a financial advisory fee of $500,000. Mr. Parsky, a director of the Parent, Astor Holdings II and Astor Corporation, is the sole limited partner and the sole beneficial owner of the general partner of CC 1800. See "Management," "Ownership of Voting Securities" and "Prior Reorganization."

    CC 1800 was a secured and unsecured creditor in the Petrowax bankruptcy and received certain payments in connection with the Petrowax reorganization totaling $3.5 million. In addition, WSGP International, Inc., an affiliate of CC 1800, was a creditor in the Petrowax bankruptcy and received payments of $751,754 on its pre-filing claims totaling $944,048 in connection therewith. Immediately prior to the Effective Date of Petrowax's Reorganization Plan, CC 1800 was the beneficial owner of 42.5% of Petrowax's outstanding capital stock. All of the then outstanding equity interests of Petrowax were canceled upon effectiveness of the Reorganization Plan. On the Effective Date of the Reorganization Plan, the Investment Partnerships (all of which are controlled by CC 1800) acquired newly issued Common Stock and Preferred Stock of the Parent for $15.8 million, and Astor Holdings II acquired all the newly issued capital stock of Petrowax for $10.0 million upon Petrowax's emergence from bankruptcy and its change of name to Astor Corporation. In addition, on the Effective Date of the Reorganization Plan, Astor Holdings II and Astor became wholly-owned subsidiaries of the Parent. See "Prior Reorganization." For information regarding the ownership interest of CC 1800 and its affiliates in the Parent see "Ownership of Voting Securities."

    CC 1800 has entered into a Management Services Agreement with the Parent and UBS Capital pursuant to which CC 1800 earns management fees from the Parent in the amount of approximately $412,000 annually. These management fees are subject to annual increases to reflect increases in the Consumer Price Index. Under the terms of the Management Services Agreement, the Parent will also (i) pay CC 1800 a transaction fee equal to 1.4% of the aggregate acquisition consideration in connection with merger and acquisition services rendered in connection with acquisitions made by the Parent or any of the Parent's affiliates in which the Parent has an ownership interest and (ii) reimburse CC 1800 for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. No such payment of compensation shall be made if prohibited by the Senior Bank Facility. Concurrent with the consummation of the Offering and the ADCO Acquisition, the Parent will pay CC 1800 a closing fee of $761,800 for financial advisory services. The Management Services Agreement also provides that the Parent will provide CC 1800 and its directors, officers, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct, or in criminal proceedings, if there was no reasonable cause to believe the alleged conduct was unlawful.

    Historically, Astor Corporation has paid certain administrative expenses of P-1, P-2, P-3 and P-4 aggregating less than $28,000 annually and expects to continue to pay such expenses in the future.

TRANSACTIONS WITH UBS AND ITS AFFILIATES

    In connection with the Prior Transactions, UBS provided $77.5 million to Astor consisting of a term loan facility in the amount of $57.5 million and a revolving credit facility in the amount of $20.0 million (the "UBS Credit Facility"). The outstanding indebtedness under the UBS Credit Facility was repaid upon the consummation of the Transactions out of a portion of the proceeds of the Offering. The term loan had a maturity of seven years, with a stated amortization schedule and an additional annual paydown based on cash flow. The outstanding principal balance of the term loan facility bore interest at the per annum rate of LIBOR plus 2.25%. The revolving facility had a term of seven years, with all outstanding principal to be paid at maturity. The outstanding principal balance of the revolving facility bore interest at a per annum rate equal to LIBOR plus 2.25%. The loans were secured by substantially all of the assets of Astor. In connection with the Prior Transactions, the Parent paid UBS Capital financial advisory fees in the amount of $815,000. In connection with the Prior Transactions, the Parent also sold UBS Partners, an affiliate of UBS Capital, 142,500 shares of its Series A Preferred at a per share price of $100.00 (the same price offered to and paid by other investors) and warrants to purchase 409,090 shares of its Class C Common Stock exercisable at $10.00 per share (the same price per share offered to and paid by the other investors) for an aggregate consideration of $700,000.

    UBS Capital is a party to the Parent's Management Services Agreement with CC 1800. Under the terms of the Management Services Agreement, the Parent will (i) pay to UBS Capital a transaction fee equal to 0.6% of the aggregate acquisition consideration for merger and acquisition services rendered in connection with acquisitions made by the Parent or any of the Parent's affiliates in which the Parent has an ownership interest and (ii) reimburse UBS Capital for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. Concurrent with the consummation of the Offering and the ADCO Acquisition, the Parent paid UBS Capital a closing fee of $326,500 for financial advisory services. The Management Services Agreement also provides that the Parent shall provide UBS Capital and its directors, officers, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct, or in criminal proceedings, if there was no reasonable cause to believe the alleged conduct was unlawful.

TAX SHARING AGREEMENT

    The Parent intends to elect to file a consolidated Federal income tax return which will include Astor Holdings II, Astor Corporation and its direct and indirect subsidiaries. Under Federal tax law, Astor Holdings II, Astor Corporation and each of its subsidiaries can be held severally liable for all the Federal income tax liabilities with respect to each consolidated Federal income tax return of the Parent in which Astor Holdings II, Astor Corporation or its subsidiaries, respectively, are included.

    In order to allocate the tax liabilities among them, the Parent and its subsidiaries have entered into a Tax Sharing Agreement (the "Tax Sharing Agreement"), which provides in general that, so long as the Parent is required to file consolidated Federal income tax returns which include Astor Corporation or any of its subsidiaries, Astor will be responsible for paying to the Parent the Federal tax liability that would be payable by Astor as though it filed a consolidated Federal income tax return that included only Astor. Similar provisions will apply with respect to the filing of combined or consolidated state income or franchise tax returns and the payment of tax on such returns.

    Under the Tax Sharing Agreement, the Parent will determine the reporting of all items on its consolidated federal income tax returns and will be responsible for all audits and controversies. The tax liability of Astor will be adjusted to reflect adjustments resulting from resolved audits or other controversies and appropriate payments or reimbursements will be made.

OTHER

    For a discussion of certain indebtedness repaid to Alan J. Andreini, a director of the Parent, Astor Holdings II and Astor Corporation, pursuant to the Petrowax Reorganization Plan, see "Prior Reorganization."

                              PRIOR REORGANIZATION

    Astor Corporation was incorporated as a new venture in 1989 in the State of Delaware under the name Petrowax for the purpose of developing a wax production business. As part of its start-up plan of operations,

Petrowax acquired two lube oil and wax production facilities from Quaker State. Shortly after the completion of the acquisition in 1990 and prior to the acquisition of ABI and the contemplated acquisition of ADCO, Petrowax encountered a number of operational and financial difficulties. First, management of Petrowax had approved the acquisition of the Quaker State facilities based on its belief that strong demand existed for microcrystalline waxes, a high melt point specialty wax, and that one of the Quaker State facilities could be converted and operated, in a cost-efficient manner, to process the waxy components of A/B Crude, the principal raw material used in the production of microcrystalline wax. The conversion of one of such Quaker State facilities, however, proved significantly more costly and time consuming than anticipated, and management underestimated the learning curve necessary to produce microcrystalline wax to required specifications. Second, Petrowax had entered into an exclusive marketing contract with a reseller of microcrystalline wax. The contract provided that the reseller would buy microcrystalline wax for resale at prices that assured compelling production economics. However, the long lead times required to secure customer approvals, the reseller's inability to perform its obligations to purchase the wax from Petrowax and the delay in converting one of the facilities resulted in surplus inventory at Petrowax. Third, Petrowax's management at the time was unable to develop downstream, high-margin products due to Petrowax's then lack of extensive process knowledge and limited product development capabilities. Finally, Petrowax had insufficient working capital to implement its business plan and was forced to liquidate inventory to fund day-to-day operations. As a result of these and other difficulties and inefficiencies, Petrowax voluntarily filed for relief pursuant to Chapter 11 of the U.S. Bankruptcy Code on February 25, 1992. For the year ended March 31, 1992, Petrowax had an EBITDA loss of $18.3 million.

    Following the Filing, Petrowax took a number of steps to improve its competitive position. Perhaps most importantly, Petrowax retained a turnaround management team, which undertook a number of corrective actions, including the renegotiation of substantially all of Petrowax's material contracts. These corrective actions included (i) the renegotiation of Petrowax's primary supply contract to provide for improved pricing and the delivery of higher quality waxy components of A/B Crude oil, (ii) the termination of Petrowax's exclusive marketing contract with its reseller, the establishment of a number of non-exclusive reseller arrangements and the increase of Petrowax's direct sales of its products, (iii) the arrangement of debtor-in-possession financing and additional working capital to provide for short-term working capital needs, (iv) the renegotiation of various transportation and terminaling contracts and (v) the implementation of a number of overhead reduction measures. These steps by the new management team resulted in (i) the tailoring of Petrowax's products to meet market demands, (ii) the expansion of Petrowax's customer base and the sale of its products at improved prices, (iii) the securing of raw materials for longer, more efficient production runs and the elimination of inventory liquidation, (iv) the reduction of Petrowax's transportation and terminaling costs and (v) the streamlining of operations and the general reduction of overhead costs. For the year ended March 31, 1994, Petrowax had EBITDA of $0.1 million.

    After the above described corrective measures were taken, Petrowax focused on its emergence from bankruptcy and improving its strategic position in the marketplace. In June 1994, Mr. Boyd Wainscott, an experienced multinational chemical company manager, joined Petrowax to lead it in developing and implementing a strategic business plan. This strategic business plan included
(i) improving marketing functions and product distribution, (ii) developing more higher-margin, value-added products, (iii) improving manufacturing operations and increasing manufacturing capacity and (iv) pursuing acquisition opportunities in the consolidating specialty chemicals industry. By implementing this strategic plan, Petrowax was able to achieve EBITDA of $3.2 million for the year ended March 31, 1995. See "Business -- Recent History."

    To further its strategic plan, simultaneously with its emergence from bankruptcy and its recapitalization pursuant to the Reorganization Plan as of June 28, 1995, Petrowax acquired ABI and changed its name from Petrowax to Astor Corporation, a trade name of ABI. ABI had $11.4 million in EBITDA for the year ended March 31, 1995.

    The combination of Astor and ABI created one of the largest producers of specialty waxes in the world, based on sales, and a recognized U.K. manufacturer of adhesives and sealants. The acquisition of ABI furthered Astor's strategic plan by providing enhanced marketing capabilities and industry-recognized product development capabilities. The acquisition and recapitalization also (i) enabled Astor to increase its capital expenditures resulting in improved production capacity and reliability,
(ii) improved Astor's in-house marketing and packaging capabilities resulting in improved product placement and (iii) improved Astor's applied research and product development capabilities resulting in the development of better uses for lower-valued production streams.

    The following summary provides additional information concerning the key elements of the Reorganization Plan. It reflects only certain basic elements of the Reorganization Plan, which are more fully set forth in the Disclosure Statement and the Reorganization Plan, copies of which are available from the Company upon request.

    FORMATION OF PARENT. CC 1800, a then-existing creditor and indirect stockholder of Petrowax, organized the Parent for the purpose of (i) acquiring 100% of the common stock of Petrowax and (ii) simultaneously therewith acquiring not less than 90% of the capital stock of ABI. Immediately prior to the Effective Date of the Reorganization Plan, CC 1800 and its affiliates were the beneficial owners of approximately 42.5% of the outstanding common stock of Petrowax, had the power to elect all of the directors of Petrowax and were creditors of Petrowax with claims aggregating approximately $12.9 million. CC 1800 is the general partner of each of the Investment Partnerships that own all of the outstanding Common Stock of the Parent and all of the Series B Preferred Stock of the Parent and is itself controlled by Gerald L. Parsky, a director of the Parent, Astor Holdings II and Astor Corporation. See "Ownership of Voting Securities."

    CAPITAL INFUSION. Immediately prior to the Effective Date, the Parent issued its currently outstanding shares of Common Stock and Preferred Stock for an aggregate of $30.7 million. Of this amount $10.0 million was used to purchase shares of capital stock of Petrowax, $17.2 million was contributed to the capital of corporations that became subsidiaries of Astor Corporation upon consummation of the ABI Acquisition, and the balance was used to pay a portion of the fees and expenses incurred in connection with the Prior Transactions. Pursuant to the Reorganization Plan, the shares of capital stock of Petrowax were canceled without the payment of any consideration, and thus after the effectiveness of the Reorganization Plan, the reorganized entity was a wholly-owned subsidiary of the Parent. In connection with the effectiveness of the Reorganization Plan and the Prior Transactions, Astor Corporation and certain of its subsidiaries entered into the UBS Credit Facility, which included a term loan facility in the principal amount of $57.5 million and a revolving facility in the principal amount of $20.0 million. See "Certain Transactions."

    PURCHASE OF ASTOR AND ABI. On the Effective Date, the Parent, through its subsidiaries, acquired all of the outstanding shares of ABI for L40.0 million, including the issuance of approximately L3.7 million of 8% Subordinated Notes due 2003 (the "ABI Acquisition"). As a result of a series of subsequent reorganization transactions, all of the U.S. assets and businesses of ABI were transferred to Astor Corporation.

    TREATMENT OF CREDITORS. The Reorganization Plan provided for the following resolution and treatment of specific types and classes of claims:

        (i) PRIORITY CLAIMS. Priority claims of the kind described in Sections 507(a)(1) through 507(a)(7) of the Bankruptcy Code, consisting generally of professional fees and taxes, totaled approximately $1.6 million and were paid in full under the Reorganization Plan.

        (ii) SECURED CLAIMS OF SANWA. In connection with borrowings by Petrowax under a loan agreement with Sanwa Business Credit Corporation ("Sanwa"), Sanwa and Petrowax agreed, based on the value of certain collateral for this indebtedness, that Sanwa had a secured claim of $7.6 million and an unsecured claim of approximately $29.8 million. In satisfaction of Sanwa's secured claim, Sanwa received $7.6 million in cash under the Reorganization Plan.

       (iii) SECURED AND ADMINISTRATIVE CLAIMS OF CC 1800. In connection with borrowings by Petrowax from CC 1800 under a revolving loan facility entered into in October 1990 and a debtor-in-possession financing entered into in February 1992, CC 1800 and Petrowax agreed, based on the value of certain collateral for this indebtedness, that CC 1800 had secured and administrative claims of approximately $3.5 million and a total unsecured claim of approximately $9.4 million. In full satisfaction of CC 1800's secured and administrative claims, CC 1800 received $3.5 million in cash under the Reorganization Plan plus cash in an amount equal to the accrued but unpaid interest owed on the debtor-in-possession financing.

        (iv) SECURED AND ADMINISTRATIVE CLAIMS OF BRIDGE LENDERS. In connection with borrowings in April 1990 by Petrowax under a bridge loan agreement with certain bridge lenders (including WSGP International, Inc. (an affiliate of CC 1800) and Alan J. Andreini, a director of the Parent, Astor Holdings II and Astor Corporation) the bridge lenders and Petrowax agreed, based on the value of certain collateral for this indebtedness, that the bridge lenders had secured and administrative claims of $4.75 million and an unsecured claim of approximately $1.3 million. In full satisfaction of their secured and administrative claims, the bridge lenders received $4.75 million in cash under the Reorganization Plan plus cash in an amount equal to the accrued but unpaid interest owed on the bridge loan.

        (v) UNSECURED CLAIMS. Unsecured claims consisting of trade claims, claims for damages arising from the rejection of executory contracts, contingent claims, certain environmental claims, litigation awards, deficiency claims and all other unsecured claims totaled an estimated $48 million. Each holder of an unsecured claim received its pro rata share of $875,000, payable in cash, except that no payments were made to Sanwa, CC 1800 or the bridge lenders, whose unsecured claims totaled approximately $29.8 million, $9.4 million and $1.3 million, respectively.

    The above-described reorganization transactions undertaken pursuant to the Reorganization Plan, including the establishment of the UBS Credit Facility and the completion of the ABI Acquisition, are collectively referred to in this Memorandum as the "Prior Transactions."

                              SENIOR BANK FACILITY

    Astor Corporation has entered into a Senior Secured Credit Agreement (the "Senior Bank Facility") with The Chase Manhattan Bank (the "Bank") providing for a six-year term loan (the "Bank Term Loan") denominated in eurosterling in an amount not exceeding the U.S. dollar equivalent of $20.0 million and a six-year revolving credit facility (the "Revolving Credit Facility") in an amount not exceeding the U.S. dollar equivalent of $30.0 million (subject to borrowing base limitations), which will be available in U.S. dollars or eurosterling on a revolving basis. The Bank, which is acting as agent for the lenders (the "Lenders"), is an affiliate of one of the Initial Purchasers. The following description summarizes the principal terms of the Senior Bank Facility and is qualified in its entirety by reference to such agreement.

    The Bank Term Loan was made in a single drawing concurrent with the closing of the Transactions and all of the proceeds were lent by Astor Corporation to Astor Stag Ltd. and used to repay to UBS existing indebtedness of Astor Stag Ltd. and ABI Acquisition 2 plc, both of which are subsidiaries of Astor Corporation based in the U.K. The note evidencing the intercompany loan (the "Intercompany Term Loan") by Astor Corporation to Astor Stag Ltd. is secured by substantially all the assets of Astor Stag Ltd. and pledged in favor of the Lenders. The Bank Term Loan is repayable in 21 quarterly installments, beginning with a $1,000,000 installment on October 31, 1997 and continuing with installments totaling $1,500,000 in 1998, $2,500,000 in 1999, $4,500,000 in
2000, $4,500,000 in 2001 and $6,000,000 in 2002. The final maturity of the Bank
Term Loan is October 31, 2002. The Intercompany Term Loan is repayable on demand.

    Subject to the satisfaction of customary conditions and meeting certain borrowing base requirements, advances under the Revolving Credit Facility may be made at any time prior to October 31, 2002 (the "Termination Date") to be used
(i) to finance permitted acquisitions, (ii) to refinance existing indebtedness of Astor Corporation, ABI Acquisition 2 plc and Astor Stag Ltd. and (iii) to finance the working capital needs of the Astor Corporation and its subsidiaries. Up to $10.0 million of the Revolving Credit Facility will be available for letters of credit. The funds available to be advanced may not exceed the aggregate of 85% of the eligible accounts receivable of Astor Corporation and certain of its subsidiaries and 50% of the eligible inventory of Astor Corporation and its U.S. subsidiaries and certain of its foreign subsidiaries, in each case as defined in the Senior Bank Facility and provided that eligible inventory cannot constitute over half the borrowing base. All amounts advanced under the Revolving Credit Facility become due and payable on the

Termination Date. Astor Corporation may pre-pay outstanding advances in whole or in part without incurring any premium or penalty. Proceeds from revolver advances to be used by subsidiaries in Europe will be lent by Astor Corporation to Astor Stag Ltd. and the note evidencing such intercompany advances (the "Intercompany Advances") will be secured and pledged on the same basis as the note evidencing the Intercompany Term Loan. The Intercompany Advances will be repayable on demand and there can be no assurance that they will remain outstanding at any time.

    The Senior Bank Facility is secured by a first priority security interest in all assets of Astor Corporation, all of the capital stock of Astor Corporation's direct and indirect U.S. subsidiaries, 65% of the voting capital stock and 100% of the non-voting capital stock of ABI Acquisition 2 plc and all of the capital stock of Astor Corporation. The obligations of Astor Corporation under the Senior Bank Facility are guaranteed on a senior secured basis by each of Astor Corporation's existing and future U.S. subsidiaries.

    The Bank Term Loan bears interest at the Eurosterling Rate plus 2.5%. At Astor Corporation's election, amounts advanced under the Revolving Credit Facility will bear interest at (i) the Alternate Base Rate plus 1.25%, (ii) the Eurodollar Rate plus 2.5% or (iii) the Eurosterling Rate plus 2.5%. The foregoing margins are subject to reduction to specified amounts if the ratio of Total Debt to EBITDA (as such terms are defined in the Senior Bank Facility) is
3.5 or lower for the most recent four-quarter period. The "Alternate Base Rate" is equal to the highest of (a) the Bank's prime rate, (b) the secondary market rate for three-month certificates of deposit plus 1.0% and (c) the federal funds rate plus 0.5%, in each case as in effect from time to time. The "Eurodollar Rate" is the rate offered to the Bank for eurodollar deposits for one, three or six months (as selected by Astor Corporation) in the interbank eurodollar market in the approximate amount of the Bank's share of the advance under the Revolving Credit Facility. The "Eurosterling Rate" is the rate offered to the Bank for eurosterling deposits for one, three or six months (as selected by Astor Corporation) in the interbank eurosterling market in the approximate amount of the Bank's share of the Bank Term Loan or the advance under the Revolving Credit Facility. Interest payments on advances which bear interest based upon the Alternate Base Rate are due quarterly in arrears and on the Termination Date, and interest payments on the Bank Term Loan or advances which bear interest based upon the Eurodollar Rate or the Eurosterling Rate are due on the last day of each relevant interest period (or, if such period exceeds three months, quarterly after the first day of such period).

    Astor Corporation is required to prepay the Bank Term Loan (or if the Bank Term Loan is fully repaid, to repay and permanently reduce the Revolving Credit Facility) with (i) 100% of the net proceeds of sales of equity or incurrence of certain indebtedness (provided that up to 50% of the net proceeds of any issuance of equity may be used by the Parent to repurchase its preferred stock),
(ii) 100% of the net proceeds of asset sales (with exceptions set forth in the Senior Bank Facility) and (iii) 50% of annual excess cash flow (as defined in the Senior Bank Facility) of Astor Corporation and its subsidiaries, beginning with the fiscal year ended March 31, 1999.

    The Senior Bank Facility contains extensive affirmative and negative covenants, including among others, covenants relating to leverage, interest and fixed charge coverage and certain limits on, among other things, the ability of Astor to incur indebtedness, make capital expenditures, create liens, engage in mergers and consolidations, make restricted payments, make asset sales, make capital expenditures or investments, make optional payments and modifications of subordinated and other debt instruments, engage in transactions with affiliates, engage in sale/leasebacks, effect changes in fiscal year end, grant negative pledges or agree to restrictions on Astor subsidiaries' ability to pay dividends or make distributions. The Senior Bank Facility also contains customary events of default provisions, including upon a change of control. Astor Corporation will pay various fees and closing costs in connection with the arrangement of the Senior Bank Facility customary for transactions of this type.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes will be issued pursuant to an indenture (the "Indenture"), dated as of October 8, 1996, by and among the Company, the Guarantor and State Street Bank and Trust Company, as trustee ( the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

    The description of the Notes contained herein assumes that all Old Notes are exchanged for Notes in the Offer. To the extent that Old Notes remain outstanding after the consummation of the Offer, Old Notes and Notes will be repurchased PRO RATA purusant to the repurchase provisions contained herein.

GENERAL

    The Notes will be unsecured senior subordinated obligations of the Company, limited in aggregate principal amount to $110.0 million, subordinated in right of payment to all existing and future Senior Debt of the Company, including Indebtedness pursuant to the Senior Bank Facility, and will be unconditionally Guaranteed by the Guarantors pursuant to Note Guarantees that will be subordinated in right of payment to all Senior Debt of the Guarantors. The Notes will be effectively subordinated to all indebtedness and liabilities of the Company's Subsidiaries which are not Guarantors. See "Subordination."

    As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be limited in aggregate principal amount to $110.0 million and will mature on October 15, 2006. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on each October 15 and April 15, commencing on April 15, 1997, to Noteholders of record on the immediately preceding October 1 and April 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and, premium, if any, and interest and Liquidated Damages (as defined herein), if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Noteholders at their respective addresses set forth in the register of Noteholders. Interest payable on the Notes held through DTC will be available to DTC participants (as defined herein) on the business day following payment thereof by the Company. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 in principal amount and integral multiples thereof; provided that Notes will initially be issued only to Institutional Accredited Investors (as defined herein) in denominations of $250,000 of principal amount and any integral multiple of $1,000 in excess thereof.

NOTE GUARANTEES

    The Company's payment obligations under the Notes will be jointly and severally Guaranteed by Astor Holdings II and Restricted Subsidiaries that become Subsidiary Guarantors in accordance with the Indenture after the Issue Date (collectively, the "Guarantors"). See "Certain Covenants -- Future Subsidiary

Guarantors." The Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor on substantially the same terms as the Notes are subordinated to the Senior Debt of the Company. The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

    The obligations of any future Restricted Subsidiary of the Company that Guarantees the Notes may be subject to avoidance under state or federal fraudulent transfer laws in the event of the bankruptcy, insolvency or other financial difficulty of such Guarantor. Under those laws, if a court in a lawsuit by an unpaid creditor (or representative of creditors of such Guarantor, such as a trustee in bankruptcy or such Guarantor as debtor-in-possession) were to find that at the time such Guarantor incurred its obligations under its Note Guarantee, (a) it did not receive reasonably equivalent value for incurring such Guarantee and (b) it either (i) was insolvent, (ii) was rendered insolvent,
(iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid the Guarantee and such Guarantor's obligations thereunder and direct the return of any amounts paid thereunder to the Guarantor or to a fund for the benefit of its creditors. In addition, regardless of the factors identified in the foregoing clauses (a) and (b), the court could avoid the Note Guarantee and direct such repayment if it found that the Note Guarantee was entered into with actual intent to hinder, delay or defraud such Guarantor's creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent, disputed and unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less then the amount that will be required to pay its probable liability on its existing debts as they become due.

SUBORDINATION

    The payment by the Company of principal of, and premium, if any, interest and Liquidated Damages, if any, on the Notes, and by the Guarantors of such amounts under their respective Note Guarantees (pursuant to the terms thereof or by acceleration), will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt of such obligor, whether outstanding on the Issue Date or thereafter incurred. As of June 30, 1996, on a pro forma basis after giving effect to the issuance of the Old Notes and the application of the estimated net proceeds therefrom, the completion of the ADCO Acquisition, the funding of the Senior Bank Facility and the repayment of amounts outstanding under the UBS Credit Facility, the aggregate amount of outstanding Senior Debt of the Company and its Subsidiaries would be $21.8 million.

    Upon any distribution to creditors of the Company or any Guarantor in a liquidation or dissolution of the Company or such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Guarantor or its property, any assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Company or such Guarantor, the holders of Senior Debt of such entity will be entitled to receive payment from such entity in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not payable or allowable in such proceeding) before the Noteholders will be entitled to receive any payment or distribution with respect to the Notes, and until all Obligations of such entity with respect to Senior Debt are paid in full, any payment or distribution to which the Noteholders would be entitled shall be made to the holders of Senior Debt of such entity (except Noteholders may receive Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

    The Company and each Guarantor also may not make any payment upon or in respect of the Notes, including the principal of, premium, if any, or interest on the Notes, or to repurchase or redeem any Notes or to pay any Liquidated Damages (except in such Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt (or, in the case of Senior Debt under the Senior Bank Facility, any other monetary obligations in respect thereof) occurs and is continuing beyond any applicable period of grace (whether at maturity, at a date of required prepayment, by declaration or otherwise) or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or, in the case of letters of credit, to require cash collateralization) and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated (or cash collateral is required for letters of credit). No new period of payment blockage under clause (ii) above may be commenced pursuant to a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    The Indenture further requires that the Company promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default. Neither the Company nor any Guarantor may pay the Notes until five Business Days after such holders receive notice of acceleration and, thereafter, may not pay the Notes unless the subordination provisions of the Indenture otherwise permit payment at that time.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Guarantor (other than Permitted Junior Securities) shall be received by the Trustee or the Noteholders at a time when such payment or distribution is prohibited by the subordination provisions of the Indenture, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Noteholders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt in full after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, Noteholders may recover less ratably than creditors of the Company or a Guarantor who are holders of Senior Debt of the Company or such Guarantor or who are not subject to similar subordination provisions. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTIONS

    The Notes will not be redeemable at the Company's option prior to October 15, 2001, except in connection with Public Equity Offerings as set forth below. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

YEAR                                                                      PERCENTAGE
------------------------------------------------------------------------  -----------
2001....................................................................      105.25%
2002....................................................................      103.50%
2003....................................................................      101.75%
2004 and thereafter.....................................................      100.00%

Until October 15, 1999, upon one or more Public Equity Offerings, up to $35.0 million aggregate principal amount of the Notes may be redeemed at the option of the Company within 75 days after such Public Equity Offering, on not less than 30 days' but not more than 60 days' notice to each holder of the Notes to be redeemed, with cash from the net cash proceeds of such Public Equity Offering in the case of an offering by the Company, or from such proceeds invested directly or indirectly by the Parent or Astor Holdings II in Qualified Capital Stock in the case of an offering by the Parent or Astor Holdings II, as the case may be, at 109.5% of principal, together with accrued and unpaid interest to the date of redemption; PROVIDED that immediately following each such redemption not less than $75.0 million aggregate principal amount of the Notes is outstanding.

    If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a PRO RATA basis, by lot or by such other method as the Trustee deems fair and appropriate; PROVIDED that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Noteholder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Noteholder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

    Except as set forth below under "Change of Control" and "Certain Covenants -- Asset Sales and Sales of Subsidiary Stock," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Noteholder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Noteholder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Noteholder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the foregoing provisions, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions in the Indenture.

    On the date upon which the Company is to make a Change of Control Payment (the "Change of Control Payment Date"), the Company will, to the extent lawful,
(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Noteholder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company may be prohibited in certain circumstances, including, without limitation, if it fails to obtain such requisite consents, from making such repurchases. See "Risk Factors -- Control of the Company; Change of Control Put."

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Noteholders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole, of the assets of Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole and of the assets of the Parent, Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Noteholder to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole, of the assets of Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole and of the assets of the Parent, Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

CERTAIN COVENANTS

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including as a result of an acquisition) and will not issue any Disqualified Stock; PROVIDED that the Company and the Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Stock if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or issuance of Disqualified Stock and (ii) the Fixed Charge Coverage Ratio for Astor Holdings II's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (x) 2.0 to 1 if such incurrence or issuance occurs on or before October 8, 1998 or (y) 2.25 to 1 if such incurrence or issuance occurs at any time thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The foregoing provisions will not apply to:

        (i) the incurrence by the Company and any Domestic Restricted Subsidiary of Indebtedness pursuant to the Senior Bank Facility in a maximum amount not to exceed at any time (A) an aggregate principal amount of $20.0 million (or its foreign currency equivalent) under the Bank Term Loan LESS the aggregate amount of all Net Proceeds applied to permanently reduce principal Indebtedness under the Bank Term Loan pursuant to the covenant entitled "Asset Sales and Sales of Subsidiary Stock" and (B) in the case of other Indebtedness under the Senior Bank Facility consisting of revolving credit, working capital and/or letters of credit issued thereunder, in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum reimbursement obligation of the Company or the relevant Restricted Subsidiary thereunder) outstanding at any time not greater than the greater of (such greater amount, the "Working Capital Amount") (1) $30.0 million (or its foreign currency equivalent), LESS the amount of all Net Proceeds applied to permanently reduce the commitments under the Revolving Credit Facility and
    (2) the Borrowing Base; PROVIDED that a change in currency exchange rates which causes the amount of Indebtedness of the Company and its Domestic Restricted Subsidiaries outstanding to exceed the levels specified above shall not be deemed an incurrence of Indebtedness;

        (ii) the incurrence by the Company and any Restricted Subsidiary of Indebtedness that is fully secured by letters of credit permitted pursuant to clause (i)(B) above or clause (vi) below;

        (iii) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes and the Note Guarantees;

        (iv) the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Existing Indebtedness, Existing Disqualified Stock or other Indebtedness that was permitted by the Indenture to be incurred;

        (v) the incurrence (a) by any Wholly Owned Restricted Subsidiary of Indebtedness owing to and held by the Company, (b) by the Company or any Wholly Owned Restricted Subsidiary of Indebtedness owing to and held by any Wholly Owned Restricted Subsidiary or (c) by ABI Acquisition 2 plc of Indebtedness owing to and held by ABI Acquisition 1 plc, by ABI Acquisition 1 plc of Indebtedness owing to and held by Astor Holdings II or by Astor Holdings II of Indebtedness owing to and held by the Parent, in each case pursuant to the provisions of the ABI Shareholder Intercompany Notes; PROVIDED that such Indebtedness owed by the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor to any Wholly Owned Restricted Subsidiary that is not a Guarantor is made expressly subordinate to the payment in full of all Obligations with respect to the Notes and the Note Guarantees;

        (vi) the incurrence by Restricted Subsidiaries, other than Domestic Restricted Subsidiaries, of Indebtedness incurred for working capital purposes and any Guarantee thereof by the Company or Astor Holdings II in an aggregate outstanding principal amount for all such Indebtedness permitted solely pursuant to this clause (vi), and together with the aggregate outstanding principal amount of Indebtedness permitted pursuant to clause
    (i)(B) above, does not exceed at any time the Working Capital Amount; and

        (vii) the incurrence by the Company, Astor Holdings II or any Restricted Subsidiary of Indebtedness (in addition to Indebtedness permitted by clauses
    (i) - (vi)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10 million (or its foreign currency equivalent).

    For purposes of this covenant each of the following events (but not solely the following events) shall be deemed to constitute an "incurrence" of Indebtedness upon the happening thereof: (i) any event that causes any Unrestricted Subsidiary to be a Restricted Subsidiary shall be deemed to be the incurrence of such former Unrestricted Subsidiary's Indebtedness by such Restricted Subsidiary and (ii) any sale of equity or other event that results in any Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or a transfer of any such Indebtedness by the Company to a Person that is not the Company, or by a Wholly Owned Restricted Subsidiary to a Person that is not a Wholly Owned Restricted Subsidiary, shall be deemed to be an incurrence by such former Wholly Owned Restricted Subsidiary or such Person upon the happening of such event.

    RESTRICTED PAYMENTS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, directly or indirectly; (i) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of Astor Holdings II, the Company or any Restricted Subsidiary including, without limitation, any payment in connection with any merger or consolidation involving the Company (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, Astor Holdings II or a Restricted Subsidiary and (y) dividends or distributions payable to the Company or any other Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or another Restricted Subsidiary, to its other shareholders on a

PRO RATA basis to such other shareholders); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Astor Holdings II, the Company or any Restricted Subsidiary; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except at the original final maturity thereof or in accordance with the scheduled mandatory redemption or repayment provisions set forth in the documentation governing such Indebtedness at the Issue Date or, if later, the date such Indebtedness was incurred or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto (including, in the case of a Restricted Investment, the pro forma effect thereof) as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and any Restricted Subsidiary and Astor Holdings II, without duplication, after the Issue Date (excluding Restricted Payments permitted by any of clauses (ii), (iv), (v)(B), (vi),
    (vii) and (viii) of the next succeeding paragraph), is less than the sum of
    (1) 50% of the Consolidated Net Income for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Indenture is executed to the end of Astor Holdings II's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) PLUS (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) or by way of other capital contributions to the Company PLUS (3) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment; PROVIDED that no amounts received by the Company by way of capital contributions will be counted in determining the amount available for Restricted Payments under this clause (c) to the extent such proceeds or amounts are excluded in accordance with clause (ii) of the next succeeding paragraph.

    The foregoing provisions will not prohibit the following:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) the defeasance, redemption or repurchase of subordinated Indebtedness with (A) the proceeds from an incurrence of Permitted Refinancing Indebtedness or (B) the proceeds from the substantially concurrent sale (other than to a Subsidiary of the Parent) of Equity Interests of the Parent received by the Company by way of capital contributions; PROVIDED that the amounts of any such capital contributions that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

        (iii) the payment of dividends by the Company or ABI Acquisition 1 plc to Astor Holdings II and by Astor Holdings II to the Parent, solely in amounts and at the times necessary, to permit payment of amounts required for any repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent (or of Equity Interests of Astor Holdings II) held by any member of the Company's, Astor Holdings II's or the Parent's management pursuant to any management equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the Board of Directors of the Parent, Astor Holdings II or the Company; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (A) $500,000 in any twelve-month period and (B) $2.0 million in the aggregate from and after the Issue Date;

        (iv) the repurchase or other acquisition of Existing Disqualified Stock held by ABI Corporation or Astor Holdings II;

        (v) the payment of dividends by the Company or ABI Acquisition 1 plc to Astor Holdings II, or by Astor Holdings II to the Parent, in amounts and at times necessary to permit payment of (A) unless prohibited and not waived by or on behalf of the lenders under the Senior Bank Facility, amounts payable by the Parent under the Management Services Agreement, consisting of (1) management fees in aggregate amount not to exceed $412,000 in any twelve-month period (as adjusted in proportion to increases in the consumer price index), (2) transaction fees equal to not more than 2% of the aggregate acquisition consideration (as the amount of such consideration is determined in accordance with the Management Services Agreement as in effect on the Issue Date) in connection with merger and acquisition services rendered by certain financial advisors in connection with acquisitions by Astor Holdings II and its Subsidiaries and (3) certain reasonable expenses incurred by such advisors in connection with the performance of their obligations under such Management Services Agreement, (B) amounts due under the Tax Sharing Agreement, (C) administrative fees in respect of certain partnerships that are investors in the Parent, in an aggregate amount not exceeding $28,000 in any twelve-month period, and (D) operating expenses of the Parent and Astor Holdings II incurred in the ordinary course of business in an aggregate amount not to exceed $50,000 in any twelve-month period PLUS audit fees and fees paid with respect to filings by the Parent or Astor Holdings II with the Commission;

        (vi) the payment of dividends on Existing Disqualified Stock owned by ABI Corporation or Astor Holdings II;

        (vii) subject to the subordination provisions contained in the ABI Shareholder Intercompany Notes, payments under the ABI Shareholder Intercompany Notes by ABI Acquisition 2 plc to ABI Acquisition 1 plc, by ABI Acquisition 1 plc to Astor Holdings II and by Astor Holdings II to the Parent, in each case of amounts due and payable under the terms of the ABI Shareholder Notes and necessary for any required repurchase, payment of principal or payment of interest of or on the ABI Shareholder Notes; and

        (viii) the purchase of the remaining Equity Interests of Rheochem owned by RCI such that Rheochem becomes a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor pursuant to the Rheochem Shareholders' Agreement, if the Company delivers to the Trustee an Officer's Certificate certifying that such purchase has been approved by a majority of the disinterested members of the Board of Directors and attaching a resolution of the Board of Directors (A) to such effect and (B) to the effect that it has determined in good faith that such purchase is at a price no less favorable to the Company than the fair market value of such Equity Interests;

PROVIDED that, in the case of clauses (ii), (iii), (iv), (v)(C) and (vi) of this paragraph, no Default or Event of Default shall have occurred or be continuing at the time of such Restricted Payment or would occur as a consequence thereof.

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and any Restricted Subsidiary and Astor Holdings II (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Not later than the date of making any Restricted Payment under the provisions described in the first paragraph of "Restricted Payments," the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations shall be based upon the Astor Holdings II's latest available financial statements; PROVIDED that the Company shall not have to deliver such an Officer's Certificate in connection with Restricted Payments of less than $200,000 in aggregate amount in any twelve-month period.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to: (i)(a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary;
(ii) make loans or advances to the Company or any Restricted Subsidiary; or
(iii) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of (a) Existing Indebtedness; (b) the Senior Bank Facility as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that the applicable restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such transactions than those contained in the Senior Bank Facility as in effect on the Issue Date; (c) the Indenture, the Note Guarantees, the Notes, Pari Passu Debt and any notes with substantially identical terms as the Notes issued in exchange for the Notes or the Pari Passu Debt; (d) applicable law; (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to the Company, any Restricted Subsidiary (other than the Person acquired) or Astor Holdings II, or the properties or assets thereof (other than the properties or assets of the Person so acquired), PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred; (f) by reason of customary non-assignment or no-subletting provisions in leases or other contracts entered into in the ordinary course of business and consistent with past practices; (g) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (h) Permitted Liens on assets securing permitted Senior Debt; (i) Permitted Refinancing Indebtedness, PROVIDED that the applicable restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (j) restrictions with respect solely to a Restricted Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or disposition (including by merger or consolidation) of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary; or (k) the agreement governing Indebtedness permitted pursuant to the provision described in clause (vi) of the second paragraph of "Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such agreement restricts transfers of collateral securing such Indebtedness.

    ANTI-LAYERING

    The Indenture provides that (i) the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, (ii) no Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to its Senior Debt and senior in any respect in right of payment to the Note Guarantee executed by such Guarantor and
(iii) no Restricted Subsidiary which is not a Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to its Senior Debt (other than Indebtedness owing to Astor Holdings II, the Company or any Restricted Subsidiary as permitted under the Indenture).

    ASSET SALES AND SALES OF SUBSIDIARY STOCK

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, engage in any Asset Sale unless (i) the Company delivers to the Trustee an Officers' Certificate stating that such officers have determined in good faith that the Company, the Restricted Subsidiary or Astor Holdings II, as the case may be, will receive consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor (excluding contingent liabilities assumed by the transferee of any such assets) received by the Company, such Restricted Subsidiary or Astor Holdings II, as the case may be, is in the form of cash paid at the closing thereof, PROVIDED that the amount of (x) any liabilities as shown on the most recent balance sheet of the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, from further liability with respect thereto will be deemed to be cash for purposes of this provision and (y) any notes, securities or other items of property received by the Company or any such Restricted Subsidiary or Astor Holdings II, as the case may be, from such transferee that are promptly and in any event within 30 days converted by the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, into cash (to the extent of the cash received) will be deemed to be cash for purposes of this provision and (iii) the Company delivers to the Trustee (a) with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $1.0 million, an Officers' Certificate certifying that such Asset Sale has been approved by a majority of the disinterested members of the applicable Board of Directors, and attaching a resolution of such Board of Directors (x) to such effect and (y) to the effect that it has determined in good faith that the consideration to be received by the Company, the Restricted Subsidiary or Astor Holdings II at the time of such Asset Sale is at least equal to the fair market value of the assets or Equity Interests to be issued or otherwise disposed of and (b) with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $5.0 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, of such Asset Sale from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing provision, if the Company is required to sell all of its Equity Interests in Rheochem in accordance with the terms of the Rheochem Shareholders' Agreement, the consideration received by the Company therefor shall be deemed to be fair market value, and the Company shall not have to provide any evidence to the Trustee as to the fairness of the consideration so received.

    Within 300 days after the receipt of any Net Proceeds from an Asset Sale, the Company and Astor Holdings II may or may cause the relevant Restricted Subsidiary to apply such Net Proceeds, at the Company's option, (a) to permanently reduce Indebtedness under the Senior Bank Facility (and, in the case of revolving Indebtedness under the Senior Bank Facility, to permanently reduce the commitments thereunder), (b) to permanently reduce Senior Debt of the Company or a Subsidiary Guarantor or (c) to make an investment in a Permitted Business or to make capital expenditures or to acquire other long-term/tangible assets, in each case, engaged or used in a Permitted Business (or make a binding commitment to make such investment, subject only to reasonable and customary closing conditions, and in fact to make such investment within 60 additional days). Pending the final application of any such Net Proceeds, the Company or Astor Holdings II may or may cause the relevant Restricted Subsidiary to temporarily reduce revolving indebtedness under the Senior Bank Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the two immediately preceding sentences of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds received by the Company, if any, any Restricted Subsidiary, if any, and Astor Holdings II, if any, exceeds $5.0 million, Astor Holdings II and the relevant Restricted Subsidiaries will pay to the Company all Excess Proceeds, and the Company will be required to make an offer to all Noteholders and to holders of Pari Passu Debt (an "Asset Sale Offer") to purchase, on a PRO RATA basis from the Noteholders and the holders of Pari Passu Debt, the maximum principal amount of Notes and Pari Passu Debt that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof PLUS accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture (the "Excess Proceeds Payment"). The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such a repurchase of the Notes. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by Noteholders and holders of Pari Passu Debt exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. In certain circumstances, the Company may be prohibited from purchasing the Notes. See "Risk Factors -- Subordination" and "Risk Factors -- Control of the Company; Change of Control Put."

    LIENS

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom except Permitted Liens, unless the Obligations due under the Indenture and the Notes are secured, on an equal and ratable basis (or on a senior basis, in the case of Obligations under Indebtedness subordinated in right of payment to the Notes), with the Obligations so secured.

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, and Astor Holdings II will not, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, an Officers' Certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and attaching a resolution of the Board of Directors (x) to such effect and (y) to the effect that it has determined in good faith that such transaction complies with clause
(i) above, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary or Astor Holdings II, as the case may be, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that transactions with Rheochem in the ordinary course of business consistent with past practice will not be subject to clause (ii) above (see "Business -- Rheochem Joint Venture"), and PROVIDED FURTHER that the following shall not be deemed Affiliate Transactions: (a) any reasonable and customary employment agreement, employment benefit plan or other compensation plan entered into by the Company or any Restricted Subsidiary or Astor Holdings II, as the case may be, in the ordinary course of business, (b) reasonable and customary directors' fees and indemnification arrangements in the ordinary course of business, (c) reasonable and customary payment of compensation to employees, officers, directors or consultants in the ordinary course of business, (d) loans or advances to officers or employees of the Company or any Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or any Restricted Subsidiary, (e) transactions between or among any combination of the Company and the Guarantors, (f) any transfer of tax benefits and any tax sharing or tax loss surrender arrangements and any intercompany sales of inventory between or among any combination of the Company, Astor Holdings II and any Restricted Subsidiary or between or among one or more Restricted Subsidiaries, (g) payments under the Management Services Agreement, (h) payments under the Tax Sharing Agreement, (i) payment of administrative fees in respect of certain partnerships that are investors in the Parent, in an aggregate amount not exceeding $28,000 per twelve-month period,
(j) payments to the Parent or Astor Holdings II to pay operating expenses of the Parent and Astor Holdings II incurred in the ordinary course of business in an aggregate amount not to exceed $50,000 in any twelve-month period, (k) payments made to the Parent or Astor Holdings II to reimburse the Parent or Astor Holdings II for costs, fees and expenses incident to a registration of any of the capital stock of the Parent or Astor Holdings II for an offering under the Securities Act, so long as (A) a portion of the proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, the Company and (B) the costs, fees and expenses are allocated among the Parent or Astor Holdings II and any selling shareholders in such proportions as is required by the Stockholders Agreement as in effect on the Issue Date or, if or to the extent that the Stockholders Agreement is not applicable, as is appropriate to reflect the relative proceeds received by the Parent or Astor Holdings II and such selling shareholders and (l) Restricted Payments permitted by the provisions of the Indenture described above under clauses (i), (iii),
(iv), (v), (vi) and (vii) of the second paragraph of the covenant entitled "Restricted Payments."

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company and Astor Holdings II may not consolidate or merge with or into (whether or not the Company or Astor Holdings II, as the case may be, is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Persons or entity unless (i) the Company or Astor Holdings II, as the case may be, is the surviving corporation or entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or Astor Holdings II, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or Astor Holdings II, as the case may be) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company or Astor Holdings II, as the case may be, under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) except in the case of a merger of the Company or Astor Holdings II, as the case may be, with or into the Company or Astor Holdings II, as the case may be, or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company or Astor Holdings II, as the case may be, immediately preceding the transaction and (B) will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or Astor Holdings II in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company or Astor Holdings II is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Astor

Holdings II, as the case may be, under the Indenture with the same effect as if such successor corporation had been named therein as the Company or Astor Holdings II, as the case may be, and the Company or Astor Holdings II, as the case may be, shall be released from the obligations under the Notes, the Note Guarantees and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    LINE OF BUSINESS

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business. Astor Holdings II will hold the Capital Stock of and certain instruments representing the Indebtedness of the Company and/or Restricted Subsidiaries, but will not have any other assets.

    FUTURE SUBSIDIARY GUARANTORS

    The Indenture provides that if the Company shall acquire or create after the Issue Date, directly or indirectly, another Domestic Restricted Subsidiary (including upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary and becoming a Domestic Restricted Subsidiary), then such newly acquired or created Domestic Restricted Subsidiary shall execute a Note Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture. The Company may elect, from time to time, on or after the Issue Date, to cause one or more other Restricted Subsidiaries to become a Subsidiary Guarantor by executing a Note Guarantee and delivering an opinion of counsel in accordance with the terms of the Indenture.

    As of the Issue Date, (i) ABI Corporation holds Capital Stock of the Company and (ii) ABI Acquisitions 1 plc holds Capital Stock of a Restricted Subsidiary and certain instruments representing Indebtedness of ABI Acquisition 2 plc. The Indenture provides that the Company will not permit either of ABI Corporation or ABI Acquisition 1 plc to have any other assets or to conduct any other business activities until such time as such entity executes a Note Guarantee in accordance with the terms of the Indenture.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Note Guarantee, PROVIDED that such sale or other disposition is permitted by and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Certain Covenants -- Asset Sales and Sales of Subsidiary Stock."

    STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries and Astor Holdings II from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) or from otherwise becoming subject to regulation under the Investment Company Act.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, Astor Holdings II will furnish to the Noteholders (at their addresses set forth in the Register of Notes) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Astor Holdings II were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Astor Holdings II and its Consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Astor Holdings II's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Astor Holdings II were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Astor Holdings II will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors will be required, for so long as any Notes remain outstanding, to furnish to the Noteholders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default:

        (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

        (ii) default in payment when due of principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise (whether or not prohibited by the subordination provisions of the Indenture) including, without limitation, payments of any required Change of Control Payment or Excess Proceeds Payment;

        (iii) failure by the Company or any Guarantor to comply with its obligations with respect to the making of a Change of Control Offer or an Asset Sale Offer as described under "Change of Control" or under "Asset Sales and Sales of Subsidiary Stock";

        (iv) failure by the Company or any Guarantor to comply with its other obligations described under "Change of Control" or "Asset Sales and Sales of Subsidiary Stock" or its obligations described under "Incurrence of Indebtedness and Issuance of Disqualified Stock" or "Restricted Payments" and such failure continues for a period of 30 consecutive days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

        (v) failure by the Company or any Guarantor to comply with its other agreements in the Indenture or the Notes and such failure continues for 60 consecutive days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

        (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or Astor Holdings II (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary or Astor Holdings II) whether such Indebtedness or Guarantee exists on the Issue Date, or is created after the Issue Date, which default (a) is caused by a failure to pay any such Indebtedness at its stated final maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (the amount of such missed payment of principal, a "Payment Default Amount") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the aggregate principal amount of all such Indebtedness referred to in clause (b) together with the aggregate Payment Default Amount at such time aggregates $5.0 million or more;

        (vii) failure by the Company or any Restricted Subsidiary or Astor Holdings II to pay final judgments aggregating in excess of $5.0 million, which judgments are not stayed, bonded or discharged within 60 days after their entry;

        (viii) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

        (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or Astor Holdings II.

    If any Event of Default occurs and is continuing, the Trustee or the Noteholders holding at least 25% in aggregate principal amount of the then outstanding Notes may declare, by notice in writing to the Company (and to the Trustee if given by Noteholders) all the Notes to be due and payable immediately. If any Senior Debt is outstanding pursuant to the Senior Bank Facility, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the day that is five Business Days after the provision to the Company and the Agent under the Senior Bank Facility of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Senior Bank Facility. Noteholders holding more than 50% in aggregate principal amount of the then outstanding Notes generally are authorized to rescind any acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have become cured or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to (i) the Company, (ii) any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or (iii) Astor Holdings II, all outstanding Notes will become due and payable without further action or notice. Noteholders holding the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Noteholders holding more than 50% in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to October 15, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to October 15, 2001, then the premium specified in the Indenture with respect to an optional redemption of the Notes shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

    The Noteholders of at least 50% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may on behalf of the Noteholders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, premium or Liquidated Damages on, or principal of, the Notes. The Trustee may withhold from Noteholders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Noteholders' interest.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with certain provisions of the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator, direct or indirect stockholder or affiliate (other than the Company and the Guarantors) as such of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations with respect to the outstanding Notes and all of the Guarantor's obligations with respect to the Note Guarantees discharged ("Legal Defeasance") except for (i) the rights of Noteholders of outstanding Notes to receive payments in respect of the principal of, and premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Noteholders of the outstanding Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance prior to April 15, 2006, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Noteholders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance prior to April 15, 2006, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Noteholders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as certain insolvency-related Events of Default specified in the Indenture are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under any material agreement or instrument (other than the Indenture) to which Astor Holdings II, the Company or any Restricted Subsidiary is a party or by which any of such Persons is bound; (vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Noteholders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been met.

TRANSFER AND EXCHANGE

    A Noteholder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Noteholder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Noteholders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

    Without the consent of each Noteholder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting Noteholder):
(i) reduce the principal amount of Notes whose Noteholders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note; (iii) reduce the rate of or change the time for payment of interest on any Notes; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Notes (except that the Noteholders of more than 50% in aggregate principal amount of the Notes may rescind acceleration of the Notes and waive the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) reduce the price (including any premium) payable upon or change the time (other than changes required by applicable law) of any required redemption or repurchase with respect to any Note; or (vii) release any Note Guarantee. In addition, any amendment to the provisions of Article XII of the Indenture (which relate to subordination) and any amendment or waiver which would alter the provisions (other than a change of time not required by applicable law or a reduction of price) obligating the Company to purchase Notes described under "Change of Control" and "Asset Sales and Sales of Subsidiary Stock" will require the consent of the Noteholders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment should adversely affect the rights of Noteholders.

    Notwithstanding the foregoing, without the consent of any Noteholder, the Company and the Trustee may amend or supplement the Indenture or the Notes or the Note Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for additional Guarantors of the Notes or the release, in accordance with the Indenture, of any Guarantor or the Note Guarantees, to provide for the assumption of the Company's or any Guarantor's obligations to Noteholders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Noteholders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Noteholder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; PROVIDED that, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

    The Noteholders of at least 50% in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and not be cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Noteholder unless such Noteholder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 8521 Forks Road, North Carolina 27615, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

    The certificates representing the Notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC") for the accounts of Euroclear and Cedel. Prior to the commencement of the Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to the Notes, beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. Persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S under the Securities Act.

    Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note", and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC.

    Each Global Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Notice to Investors." Except in the limited circumstances described below under "Certificated Notes," owners of beneficial interests in a Restricted Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

    Notes originally purchased by or transferred to Institutional Accredited Investors who are not QIBs ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a QIB, such Certificated Notes will, unless the Restricted Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in such Restricted Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Notice to Investors."

    Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interest in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

    Investors may hold their interests in a Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Upon the commencement of the Exchange Offer, but not earlier, investors may hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

    Payments of the principal of, and premium, if any, interest and Liquidated Damages, if any, on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest or Liquidated Damages, if any, in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    The Company expects that DTC will take any action permitted to be taken by a Noteholder only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Note as to which such participant or participants has or have given direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Notice to Investors."

    DTC had advised the Company that it is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Restricted Global Note may receive Certificated Notes, which may bear the legend referred to under "Notice to Investors," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definitions are provided.

    "ABI CORPORATION" means ABI Corporation, a Delaware corporation, and its successors and assigns.

    "ABI SHAREHOLDER INTERCOMPANY NOTES" means the amended and restated notes dated October 1, 1996 of ABI Acquisition 2 plc, ABI Acquisition 1 plc and Astor Holdings II to ABI Acquisition 1 plc, Astor Holdings II and the Parent, respectively, in connection with the acquisition of ABI and each in a principal amount equal to L3,736,295 PLUS the principal amount of all ABI Shareholder Notes issued from time to time in payment of interest on the then outstanding ABI Shareholder Notes pursuant to the terms thereof.

    "ABI SHAREHOLDER NOTES" means the Series A L2,285,307 8% Subordinated Notes due 2003 and the Series B L1,450,988 8% Subordinated Notes due 2003 issued by the Parent to the former shareholders of Associated British Industries Limited.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "AGENT" means The Chase Manhattan Bank and its successors and assigns under the Senior Credit Facility.

    "ASSET SALE" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Astor Holdings II or of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the covenant entitled "Change of Control" and/or the provisions described above under the covenant entitled "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant) and (ii) the issue or sale by Astor Holdings II of Equity Interests of the Company or any Restricted Subsidiary or by the Company or any Restricted Subsidiary of Equity Interests of any Restricted Subsidiary, in the case of either of the foregoing clauses, whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $250,000 or
(b) for net proceeds in excess of $250,000. Notwithstanding the foregoing the following will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Guarantor, by a Guarantor or a Subsidiary to the Company or to another Guarantor or by a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary or the Company, (ii) the sale, lease, conveyance or other disposition of inventory or cash management or hedging investments by the Company or a Restricted Subsidiary of the Company in the ordinary course of business, (iii) the sale, lease, conveyance or other disposition of property or equipment that has become worn out, obsolete or damaged or otherwise unusable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (iv) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to any Guarantor, (v) a sale or other disposition pursuant to and permitted by the covenant described above entitled "Merger, Consolidation or Sale of Assets," (vi) the transfer by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary, of non-exclusive rights to use proprietary product formulations, (vii) the merger of a Restricted Subsidiary into a Subsidiary Guarantor or into the Company (provided that the Person surviving any such merger must be either a Subsidiary Guarantor or the Company), (viii) the merger of a Restricted Subsidiary that is not a Subsidiary Guarantor into another Restricted Subsidiary that is not a Subsidiary Guarantor, and (ix) a Restricted Payment that is permitted by the covenant described above entitled "Restricted Payments."

    "ASTOR HOLDINGS II" means Astor Holdings II, Inc., a Delaware corporation, and its successors and assigns.

    "BANK TERM LOAN" means the term loan facility provided under the Senior Bank Facility.

    "BORROWING BASE" means, as of any date of determination (and expressed in dollars or foreign currency as appropriate), the sum of (i) 85% of the aggregate unpaid portions of accounts receivable of the Company and its Restricted Subsidiaries arising in the ordinary course of business from the sale of products or the provision of services (after allowance for doubtful accounts and net of any credits, rebates, offsets and similar adjustments) and (ii) 50% of the value (determined at the lower of cost or market on a basis consistent with the consolidated financial statements of the Company, after appropriate write-downs for obsolescence, quality problems and the like) of inventories of the Company and its Restricted Subsidiaries held in the ordinary course of business; PROVIDED that the amount determined pursuant to clause (ii) above shall not constitute over 50% of the sum of the foregoing clauses.

    "CAPITAL LEASE OBLIGATION" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligations shall be the capitalized amount of such obligations as determined in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENT" means (i) securities issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits, certificates of deposit and money market deposits issued by and commercial paper issued by the parent corporation of, any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) or deposits of the type described in clause (ii) above entered into with a bank meeting the qualifications described in clause (ii) above and (iv) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i), (ii) and (iii) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following: (i) any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of (A) the Company and its Restricted Subsidiaries taken as a whole or (B) Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole or (C) the Parent, Astor Holdings II, the Company and its Restricted Subsidiaries taken as a whole to any "person" (as defined in Section 13(d)(3) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) unless the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Parent, Astor Holdings II or the Company immediately prior to such transaction own, directly or indirectly, more than 50% of the total Voting Stock of such person immediately after such transaction, (ii) the adoption of a plan for the liquidation or dissolution of the Parent, Astor Holdings II or the Company, (iii) the Parent, Astor Holdings II or the Company consolidates with, or merges with or into, another "person" (as defined above) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Parent, Astor Holdings II or the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Parent, Astor Holdings II or the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by Astor Holdings II or the Company as a Restricted Payment under the Indenture and (B) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the Voting Stock of the Parent, Astor Holdings II or the Company immediately prior to such transaction own, directly or indirectly, more than 50% of the total Voting Stock of the surviving or transferee corporation immediately after such transaction, (iv) the consummation of any transaction or series of related restrictions (including, without limitation, by way of merger or consolidation) the result of which is that any "person" (as defined above) or "group" (as defined above), other than Excluded Persons, becomes the "beneficial owner" (as defined above) of more than 50% of the Voting Stock of the Parent, Astor Holdings II or the Company or (v) the first day on which a majority of the members of the Board of Directors of the Parent, Astor Holdings II or the Company are not Continuing Directors.

    "COMPANY" means Astor Corporation, a Delaware corporation, and its successors and assigns.

    "CONSOLIDATED NET INCOME" means, for any period, the aggregate of the Net Income of Astor Holdings II and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Consolidated Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Astor Holdings II or a Consolidated Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or directly or indirectly by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries as of such date plus, (ii) the respective amounts reported on, such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that is outstanding on the date of this Indenture or, if not then outstanding, by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing being determined in accordance with GAAP.

    "CONSOLIDATED SUBSIDIARY" means, as to any Person at any date, the Subsidiaries of such Person the accounts of which would be consolidated with those of such Person in accordance with GAAP at such date, but excluding any Unrestricted Subsidiary (except that the interest of Astor Holdings II, the Company or any Restricted Subsidiary in any Unrestricted Subsidiary shall be acccounted for as an investment).

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Parent, Astor Holdings II or the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) so long as the Company has any Obligation under the Senior Bank Facility, the Senior Bank Facility and (ii) any other Senior Debt of the Company permitted under the Indenture the aggregate principal amount of which is $5.0 million or more and that has been designated by the Company by notice to the Trustee as "Designated Senior Debt."

    "DISQUALIFIED STOCK" means (a) any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to date on which the Notes mature and (b) with respect to any Restricted Subsidiary, any Capital Stock other than any common stock with no preference, privilege, or redemption or repayment provisions.

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary that is incorporated or organized under the laws of a jurisdiction in the United States of America.

    "EBITDA" means, for any period, the Consolidated Net Income of Astor Holdings II for such period PLUS (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income) PLUS (ii) provision for taxes based on income or profits of Astor Holdings II and its Consolidated Subsidiaries for such period to the extent that such provision for taxes was included in computing such Consolidated Net Income PLUS (iii) consolidated interest expense of Astor Holdings II and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized but without duplication (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to operating leases, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, the interest expense actually paid on Indebtedness of another Person that is Guaranteed by, or secured by a Lien on assets of Astor Holdings II or a Consolidated Subsidiary and net payments (if any) pursuant to Hedging Obligations) to the extent that any such expense was deducted in computing such Consolidated Net Income PLUS (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of Astor Holdings II and its Consolidated Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Consolidated Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating such Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended (or paid pursuant to the Tax Sharing Agreement) to Astor Holdings II by such Consolidated Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

    "EXCLUDED PERSON" means (a) the Parent, (b) Astor Holdings II, (c) the Company, (d) Century City 1800 Partners L.P. (provided the current general partner of Century City 1800 Partners L.P. remains the general partner or controls the general partner of such partnership), (e) any partnership of which Century City 1800 Partners L.P. is the general partner or controls the general partner of such partnership (provided the current general partner of Century City 1800 Partners L.P. remains the general partner or controls the general partner of Century City 1800 Partners L.P.) and (f) all Related Persons of any of the foregoing.

    "EXISTING DISQUALIFIED STOCK" means Disqualified Stock in existence on the Issue Date of the Company or any Restricted Subsidiary or Astor Holdings II until such Disqualified Stock is redeemed or retired.

    "EXISTING INDEBTEDNESS" means Indebtedness in existence on the Issue Date of the Company and its Restricted Subsidiaries and Astor Holdings II until such amounts are repaid.

    "FIXED CHARGES" means, for any period, the sum of (i) the consolidated interest expense of Astor Holdings II and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized but without duplication (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to operating leases, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, the interest expense actually paid on Indebtedness of another Person that is Guaranteed by, or secured by a Lien on assets of Astor Holdings II or a Consolidated Subsidiary and net payments (if any) pursuant to Hedging Obligations) and (ii) the product of (a) all cash dividend payments (other than dividends on the Disqualified Stock of the Company owned by ABI Corporation to the extent such dividends are returned by dividends to the Company) on any series of Disqualified Stock of Astor Holdings II, the Company or any Restricted Subsidiary that is not owned by Astor Holdings II, the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Astor Holdings II, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FIXED CHARGE COVERAGE RATIO" means, for any period, the ratio of EBITDA for such period to Fixed Charges for such period. In the event that Astor Holdings II or any Consolidated Subsidiary incurs, assumes, Guarantees or repays or redeems any Indebtedness (other than revolving Indebtedness under the Senior Bank Facility) or issues or redeems Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or Disqualified Stock), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by Astor Holdings II or any Consolidated Subsidiary, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and EBITDA for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the EBITDA attributable to discontinued operations as determined in accordance with GAAP and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Astor Holdings II or any Consolidated Subsidiary following the Calculation Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America which are in effect on the Issue Date.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations Guaranteed by the United States of America for the payment of which Guarantee or obligations the full faith and credit of the United States of America is pledged.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term "Guarantee" used as a verb has a corresponding meaning.

    "GUARANTORS" means Astor Holdings II and all Restricted Subsidiaries that become Subsidiary Guarantors in accordance with the Indenture after the Issue Date.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

    "INDEBTEDNESS" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) letters of credit (or reimbursement agreements in respect thereof), (iii) Capital Lease Obligations, (iv) the balance deferred and unpaid of the purchase price of any property, (v) any Hedging Obligations and Oil and Currency Obligations, other than Hedging Obligations and Oil and Currency Obligations incurred in accordance with such Person's customary practices for bona fide risk hedging purposes and not for speculative purposes, (vi) Indebtedness referred to in the preceding clauses of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and (vii) to the extent not otherwise included, any Guarantee by such Person of any Indebtedness referred to in the preceding clauses of any other Person. The principal amount of Indebtedness represented by letters of credit shall be deemed to be equal to the maximum potential liability thereunder. With respect to the Company, issuances by the

Company of subordinated promissory notes in an aggregate principal amount not to exceed $2.75 million to Quaker State Company in respect of certain environmental liabilities of the Company under the Asset Purchase and Sale Agreement dated as of March 30, 1990, as amended by the Amendment Agreement and Joint Release dated April 22, 1994 between the Company and Quaker State Company shall not be deemed to be an incurrence of Indebtedness. Notwithstanding the foregoing, items referred to in clauses (i), (iii) and (iv) above shall not constitute Indebtedness to the extent that such items constitute an accrued expense or trade payable of such Person arising in the ordinary course of business, and items referred to in clauses (i), (iii) and (iv) above shall constitute Indebtedness of such Person only if and to the extent any of such Indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP at such time.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other Indebtedness but excluding Guarantees and other Indebtedness permitted by the covenant described in "Incurrence of Indebtedness and Issuance of Disqualified Stock"), advances or capital contributions (excluding commission, travel, relocation and similar loans or advances to officers and employees, accounts receivable and bank demand deposits made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of Indebtedness, Equity Interests or other securities by the Company for consideration consisting of Equity Interests (other than Disqualified Stock) of the Company or Astor Holdings II shall not be deemed to be an Investment and a redemption or repurchase of the Notes or other Indebtedness of the Company or any Restricted Subsidiary or Astor Holdings II shall not be deemed an Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary or Wholly Owned Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary or a Wholly Owned Restricted Subsidiary (as the case may be), the Company and/or such Restricted Subsidiary making such sale or disposition shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such former Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date and time at which the Notes are originally issued under the Indenture.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement (other than precautionary filings by lessors in respect of operating leases) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MANAGEMENT SERVICES AGREEMENT" means the Management Services Agreement dated June 28, 1995 among the Parent, UBS Capital Corporation and Century City 1800 Partners, L.P., a Delaware limited partnership, as in effect on the Issue Date and as it may be amended from time to time; PROVIDED that no such amendment shall increase any obligation thereunder in a manner that would create a Restricted Payment.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any deduction in respect of Disqualified Stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any Restricted Subsidiary or Astor Holdings II in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits, tax loss carryforwards or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NON-RECOURSE DEBT" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary nor Astor Holdings II (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any Restricted Subsidiary or Astor Holdings II to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary or Astor Holdings II.

    "NOTE GUARANTEES" means the Guarantees of Astor Holdings II and any Restricted Subsidiaries that become Subsidiary Guarantors in accordance with the Indenture after the Issue Date with respect to the Company's payment obligations under the Notes.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

    "OIL AND CURRENCY OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) agreements designed to protect such Person against fluctuations in the price of oil or oil-related products and (ii) agreements designed to protect such Person against fluctuations in foreign currencies.

    "PARENT" means Astor Holdings, Inc., a Delaware corporation, and its successors and assigns.

    "PARI PASSU DEBT" means Indebtness that is PARI PASSU with the Notes maturing on the same day as the Notes.

    "PERMITTED BUSINESS" means any business engaged in the development, manufacture, distribution or sale of (i) adhesives and sealants, (ii) special waxes and other waxes or (iii) specialty chemicals; and businesses that are reasonable extensions or reasonably incidental to the foregoing.

    "PERMITTED INVESTMENTS" means (i) any Investment in the Company or in a Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary, (ii) any Investment in Cash Equivalents, (iii) any Investments by the Company or any Restricted Subsidiary in a Person if, as a result of such Investment, (a) such Person becomes a Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets of a Subsidiary or operating division) to, or is liquidated into, the Company or a Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary, (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Asset Sales and Sales of Subsidiary Stock," (v) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person,
(vi) any Investment in a Restricted Subsidiary, other than a Domestic Restricted Subsidiary, which Investment is represented by a Guarantee of Indebtedness incurred by such Restricted Subsidiary pursuant to and in compliance with the provision described in clause (vi) of the second paragraph of "Incurrence of Indebtedness and Issuance of Disqualified Stock," (vii) any Investment not permitted by the foregoing clauses of this definition by the Company or its Restricted Subsidiaries in a Person that is, or immediately after giving effect to such Investment becomes, a Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor in aggregate amount not exceeding $9.0 million (or its foreign currency equivalent) and (viii) any Investment not permitted by the foregoing clauses of this definition by the Company or its Restricted Subsidiaries in (a) a Person in which the Company and/or its Restricted Subsidiaries owns, or immediately after giving effect to such Investment will own, more than 20% of such Person's outstanding Capital Stock (but which Person is not, and will not be, after giving effect to such Investment, a Subsidiary) and (b) an Unrestricted Subsidiary in aggregate amount for all such Investments permitted solely by this clause (viii) not exceeding $1.0 million (or its foreign currency equivalent).

    "PERMITTED JUNIOR SECURITIES" means any Qualified Capital Stock and debt securities of the Company or any Guarantor, as the case may be, that (i) are subordinated at least to the same extent as the Notes to Senior Debt of the Company or the Note Guarantee of such Guarantor to the Senior Debt of such Guarantor, as the case may be, and (ii) have no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the stated maturity of the Notes; PROVIDED that the effect of any such security is not to cause the Notes to be treated in any case or proceeding or similar event related to bankruptcy, insolvency or receivership as part of the same class of claims as the Senior Debt or any class of claims on a parity with or senior to the Senior Debt for any payment or distribution and, PROVIDED FURTHER, that if any such security includes any shares of stock of the Company or any Guarantor as reorganized or readjusted, or securities of the Company or any Guarantor or any other corporation provided for by a plan of arrangement, reorganization or readjustment, (a) the Senior Debt is assumed by the new corporation, if any, resulting from any such arrangement, reorganization or adjustment, and (b) the rights of the holders of the Senior Debt are not, without the consent of such holders, altered by such arrangement, reorganization or readjustment.

    "PERMITTED LIENS" means (i) Liens on assets securing Senior Debt permitted under the Indenture; (ii) Liens on assets securing Indebtedness incurred pursuant to and in compliance with clause (vi) or (vii) of the second paragraph of "Incurrence of Indebtedness and Issuance of Disqualified Stock"; (iii) Liens in favor of the Company, (iv) Liens on assets of any Restricted Subsidiary that is not a Subsidiary Guarantor in favor of Astor Holdings II or a Subsidiary Guarantor; (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary, PROVIDED, that such Liens (x) were not incurred in connection with, or in contemplation of, such merger or consolidation and (y) do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (vi) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary (including (A) Liens securing or comprising Capital Lease Obligations and (B) Liens securing Oil and Currency Obligations that do not constitute Indebtedness; PROVIDED that such Liens do not extend to any assets of the Company or any Restricted Subsidiary other than the property that is the subject of such Oil and Currency Obligations); (vii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (viii) Liens existing on the Issue Date; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture; PROVIDED that (a) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (b) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and (xi) Liens to secure the Obligations under the Notes, the Indenture or the New Notes (or Indebtedness evidenced by instruments that rank PARI PASSU in right of payment with the Notes as permitted under the Indenture).

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary of the Company or Astor Holdings II issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary or Astor Holdings II, as the case may be, or constituting an amendment, modification or supplement thereto (but such new or modified Indebtedness shall have only the same obligor or obligors as the Indebtedness so extended, refinanced, renewed, replaced, defeased, refunded, amended, modified or supplemented); PROVIDED that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or the liquidation value of Disqualified Stock so extended, refinanced, renewed, replaced, defeased, refunded, amended, modified or supplemented (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, refunded, amended, modified or supplemented and (iii) if the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, refunded, amended, modified or supplemented is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date not earlier than and is subordinated in right of payment to the Notes on terms at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PUBLIC EQUITY OFFERING" means an underwritten offering of common stock of the Company, Astor Holdings II or the Parent pursuant to an effective registration statement under the Securities Act after which the common stock of the Company, Astor Holdings II or the Parent, as applicable, is listed on a national securities exchange or quoted on the Nasdaq National Market.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Stock.

    "RCI" means Rheochem Inc., a New Jersey corporation, and its successors and assigns.

    "RELATED PERSON" means, with respect to any Excluded Person, (a) any Person who controls, is controlled by or under common control with such Excluded Person; PROVIDED that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable of a Person and (b) as to any natural person, (i) such Person's spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any of such natural persons and (ii) any corporation, partnership, trust or other Person in which no one has any interest (directly or indirectly) except for any of such natural person, such spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of any of such natural persons.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means a Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means the revolving credit facility provided under the Senior Bank Facility.

    "RHEOCHEM" means Rheochem Technologies, Inc., a Delaware corporation, and its successors and assigns.

    "RHEOCHEM SHAREHOLDERS' AGREEMENT" means the Rheochem Shareholders' Agreement dated as of June 30, 1994 by and among ABI Corporation, Rheochem Inc. and Rheochem, as in effect on the Issue Date and as it may be amended from time to time; PROVIDED that no such amendment shall increase any obligation thereunder in a manner that would create a Restricted Payment.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    "SENIOR BANK FACILITY" means the credit agreement, dated on October 8, 1996, by and among the Company, The Chase Manhattan Bank, as administrative agent, and the lenders (and their successors and assigns) from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case as amended, modified, renewed, extended, refunded, replaced or refinanced from time to time, whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Bank Facility" shall include agreements in respect of Hedging Obligations entered into with respect to loans thereunder with lenders party to the Senior Bank Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Senior Bank Facility and all refundings, refinancings and replacements of any Senior Bank Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers, issuers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

    "SENIOR DEBT" means (i) with respect to the Company (A) Obligations under the Senior Bank Facility and (B) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is PARI PASSU with or subordinated in right of payment to the Notes and (ii) with respect to any Guarantor (A) Obligations under the Senior Bank Facility and (B) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is PARI PASSU with or subordinated in right of payment to the Note Guarantee of such Guarantor, including in any event in the case of all such Obligations of the Company or any Guarantor, interest accruing on Indebtedness after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law, whether or not allowable as a claim in any such proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes, (x) any Indebtedness of the Company or any Guarantor to any Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

    "SIGNIFICANT SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). ABI Acquisition 1 plc shall be deemed to be a Subsidiary of the Company for all purposes of this Agreement at any time if at such time it is a Subsidiary (as determined above) of the Company and/or Astor Holdings II. Because on the Issue Date, the Company owns, directly or indirectly, no more than 50% of the Voting Stock of Rheochem, on the Issue Date Rheochem is not a Subsidiary of the Company.

    "SUBSIDIARY GUARANTOR" means any Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated June 28, 1995 among the Parent, Astor Holdings II and the Company.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only if such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any material agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (c) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional

Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant entitled "Restricted Payments." If, at any time, any Unrestricted Subsidiary, would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have or might have, voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" means a Restricted Subsidiary all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or one share held by a director for statutory purposes) shall at the time be owned by the Company, Astor Holdings II or by one or more Wholly Owned Restricted Subsidiaries of the Company, or by the Company, Astor Holdings II and one or more Wholly Owned Restricted Subsidiaries.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Notes for its own account pursuant to the Offer (a "Participating Broker") must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker in connection with any resale of Notes received in exchanged for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker for use in connection with
any such resale. In addition, until            , 1996 (90 days from the date of
this Prospectus), all dealers effecting transactions in the Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by any Participating Broker may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any Participating Broker that resells Notes that were received by it for its own account pursuant to the Offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a Participating Broker will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the Expiration Date, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Offer (which shall not include the expenses of any Holder in connection with resales of the Notes). The Company has agreed to indemnify Holders of the Notes, including any Participating Broker, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby and the Guarantee will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                              INDEPENDENT AUDITORS

    The Consolidated Financial Statements of Astor Holdings II as of March 31, 1995 and 1996 and for each of the three years ended March 31, 1996 included in this Memorandum have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein. The Consolidated Financial Statements of Associated British Industries Limited as of March 31, 1994 and 1995 and for the periods then ended included in this Memorandum have been audited by KPMG, independent auditors, as stated in their report appearing herein. The Consolidated Financial Statements of Adco Technologies, Inc. as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1995 and the period of May 14, 1993 to December 31, 1993 included in this Memorandum have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein. The Consolidated Financial Statements of Adco Products, Inc. for the period January 1, 1993 to May 13, 1993 (date of sale) included in this Memorandum have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            ASTOR HOLDINGS II, INC.

                                                                                                               PAGE
Report of Independent Auditors.............................................................................        F-2
Consolidated Balance Sheets at March 31, 1996 and 1995.....................................................        F-3
Consolidated Statements of Operations for the years ended March 31, 1996, 1995 and 1994....................        F-5
Consolidated Statements of Stockholder's Equity (Deficit) for the years ended March 31, 1996, 1995 and
 1994......................................................................................................        F-6
Consolidated Statements of Cash Flows for the years ended March 31, 1996, 1995 and 1994....................        F-7
Notes to Consolidated Financial Statements.................................................................        F-8

Consolidated Balance Sheets at June 30, 1996 and 1995 (unaudited)..........................................       F-20
Consolidated Statements of Operations and Retained Earnings (Deficit) for the three months ended June 30,
 1996 and 1995 (unaudited).................................................................................       F-22
Consolidated Statements of Cash Flows for the three months ended June 30, 1996 and 1995 (unaudited)........       F-23
Notes to Consolidated Financial Statements.................................................................       F-24

                                        ASSOCIATED BRITISH INDUSTRIES LIMITED
Report of Independent Auditors.............................................................................       F-25
Consolidated Profit and Loss Account for the periods ended March 31, 1995 and 1994.........................       F-26
Consolidated Cash Flow Statement for the periods ended March 31, 1995 and 1994.............................       F-27
Notes......................................................................................................       F-28

                                                ADCO TECHNOLOGIES INC.
Report of Independent Auditors.............................................................................       F-35
Consolidated Balance Sheets at December 31, 1995 and 1994..................................................       F-36
Consolidated Statements of Income for the years ended December 31, 1995 and 1994 and for the period May 14,
 1993 to December 31, 1993.................................................................................       F-38
Consolidated Statements of Redeemable Preferred Stock of Subsidiary and Stockholders' Equity for the years
 ended December 31, 1995 and 1994 and for the period May 14, 1993 to December 31, 1993.....................       F-39
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994 and for the period May
 14, 1993 to December 31, 1993.............................................................................       F-40
Notes to Consolidated Financial Statements.................................................................       F-41

Consolidated Balance Sheets at June 30, 1996 and 1995 (unaudited)..........................................       F-49
Consolidated Statements of Income for the six months ended June 30, 1996 and 1995 (unaudited)..............       F-50
Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995 (unaudited)..........       F-51
Notes to Consolidated Financial Statements.................................................................       F-52

                                                 ADCO PRODUCTS, INC.
Report of Independent Auditors.............................................................................       F-54
Statement of Income for the period January 1, 1993 to May 13, 1993.........................................       F-55
Statement of Stockholders' Equity for the period January 1, 1993 to May 13, 1993...........................       F-56
Statement of Cash Flows for the period January 1, 1993 to May 13, 1993.....................................       F-57
Notes to Financial Statements..............................................................................       F-58

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Astor Holdings II, Inc.

    We have audited the accompanying consolidated balance sheets of Astor Holdings II, Inc. (formerly Petrowax PA Inc.) as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Astor Holdings II, Inc. at March 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Buffalo, New York
June 7, 1996

                            ASTOR HOLDINGS II, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                              MARCH 31,
                                                                                    -----------------------------
                                                                                         1996           1995
                                                                                    --------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents.......................................................  $    1,156,622  $     718,744
  Cash escrow.....................................................................        --              102,169
  Accounts receivable (net of allowance for doubtful accounts of $725,638 and
   $208,000, respectively)........................................................      23,810,998      4,651,366
  Receivable from Rheochem Technologies, Inc......................................         566,000       --
  Inventory.......................................................................      18,586,188      7,434,825
  Prepaid expenses................................................................       1,754,867        410,019
  Other current assets............................................................       1,603,917        157,724
                                                                                    --------------  -------------
    Total current assets..........................................................      47,478,592     13,474,847

Restricted cash...................................................................        --              175,000
Deposits..........................................................................        --               51,000

Property, plant and equipment:
  Land and improvements...........................................................       7,441,900        582,084
  Buildings and improvements......................................................       7,078,157      1,240,273
  Machinery and equipment.........................................................      40,895,658     14,197,717
                                                                                    --------------  -------------
Total cost........................................................................      55,415,715     16,020,074
  Less accumulated depreciation...................................................      (4,461,309)    (1,344,115)
                                                                                    --------------  -------------
Property, plant and equipment -- net..............................................      50,954,406     14,675,959

Investment in Rheochem Technologies, Inc..........................................       4,039,987       --

Goodwill..........................................................................      29,940,493       --

Other intangible assets...........................................................       6,572,429      1,789,547

Deferred tax asset................................................................       3,919,644       --
                                                                                    --------------  -------------
    Total assets..................................................................  $  142,905,551  $  30,166,353
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.

                                                                                             MARCH 31,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...............................................................  $   16,271,224  $    3,717,141
  Accrued interest payable.......................................................         815,953         618,086
  Accrued reorganization costs...................................................        --             1,008,019
  Accrued wages and other payroll related items..................................       1,408,614         443,147
  Accrued vacation...............................................................       1,090,684         673,349
  Accrued taxes..................................................................         746,411         147,331
  Accrued professional fees......................................................       1,245,901        --
  Other accrued liabilities......................................................       1,278,060        --
  PCDR inventory financing.......................................................        --             3,600,000
  Current portion of long-term debt..............................................       4,746,683       3,500,000
                                                                                   --------------  --------------
    Total current liabilities....................................................      27,603,530      13,707,073
Long-term debt...................................................................      66,069,960       6,436,721
Due to affiliated company........................................................       5,435,662        --
Deferred income taxes............................................................       4,781,652        --
Other long-term liabilities......................................................       2,657,076        --
Prepetition liabilities subject to compromise....................................        --            54,137,966
Stockholder's Equity (Deficit):
  Redeemable preferred stock:
    Senior preferred, par value $.0001 per share; authorized, 260,000 shares;
     issued and outstanding, 190,000 shares in 1995 at stated value, $100 per
     share.......................................................................        --            19,000,000
    Junior preferred, par value $.0001 per share; authorized, issued and
     outstanding, 100,000 shares in 1995 at stated value, $100 per share.........        --            10,000,000
                                                                                   --------------  --------------
  Total redeemable preferred stock...............................................        --            29,000,000

  Common stock:
    Par value $.01 per share; authorized 10,000 shares; issued and outstanding,
     1,000 shares in 1996........................................................              10        --
    Class A, par value $.0001 per share; authorized, 1,000,000 shares; issued and
     outstanding, 102,779 shares in 1995.........................................        --                    10
    Class B, par value $.0001 per share; non-voting; authorized, 100,000 shares;
     issued and outstanding, 2,164 shares in 1995................................        --              --
    Class C, par value $.0001 per share; non-voting; authorized, 1,000,000
     shares; no shares issued and outstanding in 1995............................        --              --
  Additional paid-in capital.....................................................      36,670,838       1,157,924
  Retained earnings (deficit) -- net of transfer of $23,863,808 accumulated
   deficit as a result of the March 31, 1996 quasi-reorganization................        --           (74,273,341)
  Foreign currency translation adjustment........................................        (313,177)       --
                                                                                   --------------  --------------
    Total stockholder's equity (deficit).........................................      36,357,671     (44,115,407)
                                                                                   --------------  --------------
      Total liabilities and stockholder's equity.................................  $  142,905,551  $   30,166,353
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED MARCH 31,
                                                                    ---------------------------------------------
                                                                         1996           1995            1994
                                                                    --------------  -------------  --------------
Sales.............................................................  $  135,418,195  $  61,852,091  $   54,665,017
Cost of goods sold................................................     108,176,220     54,549,640      50,906,000
                                                                    --------------  -------------  --------------
Gross profit before depreciation and amortization.................      27,241,975      7,302,451       3,759,017
Selling, general and administrative expenses......................      13,767,202      4,132,225       3,652,121
                                                                    --------------  -------------  --------------
Operating profit before interest, taxes, depreciation,
 amortization, reorganization expense and extraordinary item......      13,474,773      3,170,226         106,896
Income from Rheochem Technologies, Inc............................          91,000       --              --
Depreciation and amortization.....................................      (5,416,228)    (1,992,559)     (4,041,275)
Interest expense..................................................      (5,251,079)    (1,605,985)     (1,470,716)
Reorganization expense............................................        (856,335)    (1,087,944)     (1,255,660)
Asset impairment write-down.......................................        --             --           (25,882,953)
                                                                    --------------  -------------  --------------
Income (loss) before taxes and extraordinary item.................       2,042,131     (1,516,262)    (32,543,708)
Benefit from income taxes.........................................       3,434,166       --              --
                                                                    --------------  -------------  --------------
Income (loss) before extraordinary item...........................       5,476,297     (1,516,262)    (32,543,708)
Extraordinary item -- gain on cancellation of debt................      44,933,236       --              --
                                                                    --------------  -------------  --------------
Net income (loss).................................................  $   50,409,533  $  (1,516,262) $  (32,543,708)
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                  REDEEMABLE
                                               PREFERRED STOCK                         COMMON STOCK                    ADDITIONAL
                                           ------------------------  ------------------------------------------------    PAID-IN
                                             SENIOR       JUNIOR       CLASS A      CLASS B      CLASS C                 CAPITAL
                                           -----------  -----------  -----------  -----------  -----------             -----------
Balance at April 1, 1993.................  $19,000,000  $10,000,000   $      10    $  --        $  --       $  --      $ 1,157,924
Net loss.................................      --           --           --           --           --          --          --
                                           -----------  -----------  -----------       -----        -----   ---------  -----------
Balance at March 31, 1994................   19,000,000   10,000,000          10       --           --          --        1,157,924
Net loss.................................      --           --           --           --           --          --          --
                                           -----------  -----------  -----------       -----        -----   ---------  -----------
Balance March 31, 1995...................   19,000,000   10,000,000          10       --           --          --        1,157,924
Cancellation of shares upon adoption of
 plan of reorganization..................  (19,000,000) (10,000,000)        (10)      --           --          --       29,000,010
Sale of common stock.....................      --           --           --           --           --              10   30,376,712
Net income...............................      --           --           --           --           --          --          --
Foreign currency translation
 adjustment..............................      --           --           --           --           --          --          --
Effect of quasi-reorganization as of
 March 31, 1996..........................      --           --           --           --           --                  (23,863,808)
                                           -----------  -----------  -----------       -----        -----   ---------  -----------
Balance March 31, 1996...................  $   --       $   --        $  --        $  --        $  --       $      10  $36,670,838
                                           -----------  -----------  -----------       -----        -----   ---------  -----------
                                           -----------  -----------  -----------       -----        -----   ---------  -----------

                                             FOREIGN                    TOTAL
                                            CURRENCY     RETAINED    STOCKHOLDER'S
                                           TRANSLATION   EARNINGS       EQUITY
                                           ADJUSTMENT    (DEFICIT)    (DEFICIT)
                                           -----------  -----------  ------------
Balance at April 1, 1993.................   $  --       $(40,213,371) ($10,055,437)
Net loss.................................      --       (32,543,708) (32,543,708)
                                           -----------  -----------  ------------
Balance at March 31, 1994................      --       (72,757,079) (42,599,145)
Net loss.................................      --        (1,516,262)  (1,516,262)
                                           -----------  -----------  ------------
Balance March 31, 1995...................      --       (74,273,341) (44,115,407)
Cancellation of shares upon adoption of
 plan of reorganization..................      --           --            --
Sale of common stock.....................      --           --        30,376,722
Net income...............................      --        50,409,533   50,409,533
Foreign currency translation
 adjustment..............................    (313,177)      --          (313,177)
Effect of quasi-reorganization as of
 March 31, 1996..........................      --        23,863,808       --
                                           -----------  -----------  ------------
Balance March 31, 1996...................   $(313,177)  $   --        $36,357,671
                                           -----------  -----------  ------------
                                           -----------  -----------  ------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED MARCH 31,
                                                                    ---------------------------------------------
                                                                         1996           1995            1994
                                                                    --------------  -------------  --------------
OPERATING ACTIVITIES
Net income (loss).................................................  $   50,409,533  $  (1,516,262) $  (32,543,708)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization...................................       5,416,228      1,992,559       4,041,275
  Income from debt cancellation...................................     (44,933,236)      --              --
  Write down for impairment of assets.............................        --             --            25,882,953
  Equity in income of Rheochem Technologies, Inc..................         (91,000)      --              --
  Changes in operating assets and liabilities (net of business acquired in 1996):
    Cash escrow...................................................         102,169         25,082         (31,901)
    Accounts receivable...........................................      (2,322,833)      (921,870)       (394,973)
    Receivable from Rheochem Technologies, Inc....................        (566,000)      --              --
    Inventory.....................................................         (17,668)      (290,077)        539,055
    Prepaid and other current assets..............................         867,478        472,402        (937,968)
    Accounts payable..............................................       1,326,103      1,161,213       2,458,141
    Accrued reorganization costs..................................      (1,008,019)       192,452         815,567
    Deferred taxes................................................      (4,452,809)      --              --
    Other long-term liabilities...................................        (508,000)      --              --
    Accrued interest payable......................................         335,854        603,593          14,493
    Accrued expenses..............................................      (3,026,198)      (860,225)        548,267
                                                                    --------------  -------------  --------------
Net cash provided by operating activities.........................       1,531,602        858,867         391,201

INVESTING ACTIVITIES
Additions to property, plant and equipment........................      (4,639,815)      (273,979)       (259,819)
Acquisition of business...........................................     (66,776,922)      --              --
Dividends received from Rheochem Technologies, Inc................         110,000       --              --
                                                                    --------------  -------------  --------------
Net cash used in investing activities.............................     (71,306,737)      (273,979)       (259,819)

FINANCING ACTIVITIES
Capital lease payments............................................         (95,040)      (113,594)       (146,996)
Increase in deferred debt issuance costs..........................        --             --               (40,000)
Proceeds from long-term debt, net of fees.........................      63,520,877       --              --
Payments of long-term debt........................................     (26,656,840)      --              --
Issuance of stock, net of fees....................................      30,376,722       --              --
Decrease in PCDR inventory financing..............................      (3,600,000)      --              --
Decrease in post-petition debt....................................        --             --               (14,330)
Decrease in pre-petition liabilities..............................        --             --              (306,388)
Increase in due to affiliated company.............................       5,435,662       --              --
                                                                    --------------  -------------  --------------
Net cash provided by (used in) financing activities...............      68,981,381       (113,594)       (507,714)

Effect of exchange rate changes on cash...........................       1,231,632       --              --
                                                                    --------------  -------------  --------------
Net increase (decrease) in cash and cash equivalents..............         437,878        471,294        (376,332)
Cash and cash equivalents at beginning of period..................         718,744        247,450         623,782
                                                                    --------------  -------------  --------------
Cash and cash equivalents at end of period........................  $    1,156,622  $     718,744  $      247,450
                                                                    --------------  -------------  --------------
                                                                    --------------  -------------  --------------
Supplementary cash flows data:
  Interest paid...................................................  $    5,053,000  $   1,002,000  $    1,461,000
  Income taxes paid...............................................  $    2,411,000       --              --

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND BASIS OF PRESENTATION
    Astor Holdings II, Inc. ("Astor Holdings II") is a wholly-owned subsidiary of Astor Holdings, Inc. (the "Parent") and the holding company of Astor Corporation. Astor Holdings II's operations primarily include the manufacturing of specialty wax products for sale to end users, in a diverse range of industries both domestically and internationally, whose applications require specialized products and blends. Astor Holdings II performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

    Astor Corporation was incorporated in 1989 as Petrowax PA Inc. ("Petrowax"). On June 28, 1995 certain investors (including certain former stockholders of Petrowax) capitalized MSC Holdings I, Inc. (whose name was subsequently changed to Astor Holdings, Inc.) which then capitalized MSC Holdings II, Inc. (whose name was subsequently changed to Astor Holdings II, Inc.). Astor Holdings II then acquired shares of common stock of Petrowax for $10 million and the shares of common stock held by the former stockholders of Petrowax were cancelled for no consideration. As a result, Astor Corporation is a wholly-owned subsidiary of Astor Holdings II. Petrowax had operated as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code from February 1992 until June 1995. Effective June 28, 1995, Petrowax emerged from bankruptcy. The funds necessary to pay claims in accordance with Petrowax's plan of reorganization ("Reorganization Plan") were generated from the $10 million capital contribution noted above and term loan borrowings of $14 million. As a result of implementing the Reorganization Plan, Petrowax recorded a gain on the forgiveness of debt of $44.9 million, net of the write-off of related deferred financing costs of $1.6 million. The net gain has been recorded as an extraordinary item in the accompanying statement of operations. Subsequent to the implementation of the Reorganization Plan, Petrowax's name was changed to Astor Corporation.

2.  ACQUISITION OF ASSOCIATED BRITISH INDUSTRIES LIMITED
    On June 28, 1995, Astor Holdings II through its wholly-owned subsidiaries, purchased 100% of the outstanding stock of Associated British Industries Limited ("ABI") for cash of $57.4 million plus expenses and notes of $5.9 million. ABI is a United Kingdom manufacturer of petroleum wax blends marketed to end users located throughout the world. ABI included the following wholly-owned active subsidiaries at the date of the acquisition: Astor Stag Ltd. (United Kingdom) and its wholly-owned subsidiary Astor Stag SA (Belgium), and ABI Corporation (United States).

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized on a straight-line basis over 25 years.

    The operating results of this acquired business have been included in the consolidated statement of operations from the date of the acquisition. If the acquisition had taken place at the beginning of fiscal 1996 rather than at June 28, 1995, pro forma consolidated net sales would have been $158.8 million for fiscal 1996. Consolidated pro forma income before extraordinary item would have been $6.1 million for fiscal 1996. If the acquisition had taken place at the beginning of fiscal 1995 pro forma consolidated net sales would have been $146.7 million and pro forma consolidated net income would have been $1.5 million for fiscal 1995. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of fiscal 1996.

3.  QUASI-REORGANIZATION
    Effective March 31, 1996, having attained consistent earnings for the nine-month period since its emergence from bankruptcy, Astor Holdings II, with stockholder approval, effected a quasi-reorganization. Astor Holdings II revalued its assets and liabilities resulting in no significant adjustments to the financial

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  QUASI-REORGANIZATION (CONTINUED)
statements and transferred its retained earnings deficit of $23.9 million to additional paid-in capital. As a result, retained earnings had a zero balance at March 31, 1996 and in the future will represent accumulated earnings from that date forward.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Astor Holdings II and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  INVENTORY

    Inventory is stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method of inventory valuation.

  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost less the recognition of permanent impairment and depreciation recorded subsequent to such recognition. Depreciation is provided principally on the straight-line method over the respective estimated useful lives of the assets. Capital leases are amortized over the estimated useful life of the asset or lease term, as appropriate, using the straight-line method. Depreciation expense includes amortization of assets recorded under capital leases. For income tax purposes, accelerated methods of depreciation are used. Depreciation expense for the years ended March 31, 1996, 1995 and 1994 was $3,528,000, $1,078,000 and $1,941,000, respectively.

  DEFERRED COSTS

    The costs related to the issuance of debt and certain organizational costs of Astor Holdings II have been deferred and are being amortized on a straight line basis over their respective estimated useful lives primarily ranging from 5 to 7 years.

  GOODWILL

    Goodwill represents the excess of acquisition cost over the value of net assets acquired and is being amortized over a period of 25 years. At March 31, 1996, accumulated amortization amounted to $926,000. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, Astor Holdings II's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

  REVENUE RECOGNITION

    Revenue is recognized when products are delivered or when title is passed to the customers.

  TRANSLATION OF FOREIGN CURRENCIES

    The functional currency for the majority of Astor Holdings II's and its subsidiaries' foreign operations is the applicable local currency. The translation from the applicable foreign currency to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Translation adjustments resulting from such translation are included as a separate component of stockholder's equity. Gains or losses resulting from foreign currency transactions are included in income.

  CASH ESCROW

    Cash escrow represents segregated cash funds to satisfy tax obligations, in accordance with the bankruptcy code.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  RESTRICTED CASH

    Restricted cash includes cash pledged as collateral for an irrevocable letter of credit in favor of one of Astor Holdings II's feedstock suppliers.

  CASH EQUIVALENTS

    Astor Holdings II considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  INCOME TAXES

    Astor Holdings II accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates is recognized in the period that includes the enactment date.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    In estimating the fair value of its fixed rate long-term debt instruments, Astor Holdings II used a discounted cash flow analysis, based upon the current incremental borrowing rate for similar types of borrowing arrangements. At March 31, 1996, the carrying amounts of debt instruments approximate fair value.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

5.  INVENTORY
    Inventory consists of the following at March 31:

                                                                     1996           1995
                                                                 -------------  -------------
Raw materials..................................................  $   7,428,538  $   1,666,271
Work-in-progress...............................................      4,761,551      4,138,785
Finished goods.................................................      6,766,970      1,749,769
Allowance for inventory obsolescence...........................       (370,871)      (120,000)
                                                                 -------------  -------------
                                                                 $  18,586,188  $   7,434,825
                                                                 -------------  -------------
                                                                 -------------  -------------

6.  INTANGIBLE ASSETS
    Intangible assets consists of the following at March 31:

                                                                       1996          1995
                                                                   ------------  -------------
Trade names......................................................  $    479,986  $    --
Deferred organization costs......................................        24,482       --
Deferred debt issuance costs.....................................     6,800,561      5,532,079
                                                                   ------------  -------------
                                                                      7,305,029      5,532,079
Less accumulated amortization....................................      (732,600)    (3,742,532)
                                                                   ------------  -------------
                                                                   $  6,572,429  $   1,789,547
                                                                   ------------  -------------
                                                                   ------------  -------------

    Amortization expense for the years ended March 31, 1996, 1995 and 1994 was $732,600, $915,000 and $806,000, respectively. During the fiscal year ended March 31, 1996, the $1,789,547 deferred debt issuance

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  INTANGIBLE ASSETS (CONTINUED)
costs that remained unamortized at March 31, 1995 was written off upon the emergence of Petrowax from bankruptcy and concurrent forgiveness of debt. In addition, during the fiscal year ended March 31, 1996, $6,800,561 of deferred debt issuance costs were recorded in connection with Astor Corporation's incurrence of debt related to the emergence from bankruptcy and the acquisition of ABI.

7.  LONG-TERM DEBT
    Long-term debt at March 31, 1996 consists of the following:

Term Note payable to Union Bank of Switzerland ("UBS") up to
$37,500,000 plus L12,500,000 in the aggregate. The term note matures on June 28, 2002. Interest is due on the last day of each interest period and on the date three months after the
first date of such interest period in the case of interest
periods of six months. Interest set at a LIBOR based rate plus
2.25% (L12,282,625 at 8.875%, $18,195,550 at 7.6875% and
$18,000,000 at 7.875% at March 31, 1996). Astor Corporation has
entered into swap agreements, the effect of which is to fix the interest rate on L9,000,000 at 9.48%, $10,000,000 at 8.22%, and
$18,000,000 at 8.23% through September 1998. Principal is due in equal quarterly payments commencing December 28, 1995.......  $54,959,916

Revolving Credit Note payable to UBS up to $20,00,000 in the aggregate. Revolving Credit Facility matures on June 28, 2002.
Interest is due on the last day of each interest period and on the date three months after the first date of such interest
period in the case of interest periods of six months. Interest set at prime plus 1%, or LIBOR plus 2.25% (L2,400,000 at 8.5%
and $9,800,000 at 7.875%)......................................  13,466,480

Swing Line Credit Note payable to UBS. Interest at prime plus
1.75% (10.25%). Principal due April 4, 1996....................     700,000

Subordinated environmental note payable to Quaker State
Corporation. Principal due in one installment on December 31,
2008. Interest due monthly at the rate of 9%...................     148,097

Obligations under capital leases...............................     172,430

Mortgage.......................................................     150,000

Revolving line of credit.......................................   1,219,720
                                                                 ----------
Long term debt.................................................  70,816,643

Less current portion...........................................  (4,746,683)
                                                                 ----------
                                                                 $66,069,960
                                                                 ----------
                                                                 ----------

    On June 16, 1995 ABI Acquisition 2 plc ("ABI A2") and Astor Corporation entered into a facility agreement (the "facility") with UBS. A term loan facility in the amounts of $23,500,000 and L12,500,000 was granted to ABI A2. The term loans were intended for the purpose of financing part of the purchase of the entire issued share capital of ABI, the payment of interest on such borrowings and the payment of transaction fees and expenses up to $7,500,000. A term loan facility in the amount of $14,000,000 was granted to Astor Corporation for the purpose of paying claims in accordance with the Reorganization Plan.

    A revolving credit and letter of credit facility in an aggregate principal amount of $20,000,000 was granted to Astor Corporation and any additional borrower provided that the dollar amount of the revolving

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  LONG-TERM DEBT (CONTINUED)
advances made or to be made by way of the issue of a letter of credit shall at no time exceed $5,000,000 and any swing-line advances made shall reduce the revolving advances available. The facility was intended for the purpose of refinancing certain existing indebtedness of ABI and its subsidiaries up to a maximum aggregate amount of $9,500,000, for the general working capital requirements of each borrower, to refinance swing-line advances, to pay transaction fees and expenses up to $400,000 in connection with the merger of the U.S. subsidiaries of ABI into Astor Corporation, and to pay transaction fees and expenses of up to $1,500,000 in connection with the acquisition of ABI. Availability is subject to a borrowing base for each borrower. The borrowing base shall equal a percentage to be established by UBS from time to time in its sole reasonable discretion (initially 80% and 50%, respectively) of certain accounts receivable and inventory, subject to eligibility requirements and reserves to be established and revised by UBS from time to time in its sole discretion. At March 31, 1996, the borrowing base was $21.7 million.

    A swing-line credit facility in an aggregate principal amount of $2,000,000 was granted to Astor Corporation for its general working capital requirements.

    The above domestic facilities are secured by substantially all of the domestic assets of Astor Corporation and its subsidiaries, while the foreign facilities are secured by substantially all of the worldwide assets of Astor Corporation and its subsidiaries.

    The facility agreement subjects Astor Corporation and its subsidiaries to various affirmative and negative covenants and prohibits, among other things, the payment of dividends on any class of stock. As of March 31, 1996, Astor Corporation and its subsidiaries were in compliance with these covenants.

    Scheduled maturities on long-term debt for each of the next five years as of March 31, 1996 are as follows:

Year ending March 31, 1997.....................................  $4,746,683
                    1998.......................................   6,711,070
                    1999.......................................   7,383,704
                    2000.......................................   9,598,781
                    2001.......................................  11,075,439
                    Thereafter.................................  31,300,966
                                                                 ----------
                                                                 $70,816,643
                                                                 ----------
                                                                 ----------

8.  LONG-TERM POST-PETITION DEBT
    Long-term post-petition debt consisted of the following at March 31, 1995:

Debtor in possession financing from Century City 1800 Partners
 LP ("Century City")............................................  $3,500,000
Assumed obligations -- bridge loan..............................  6,038,624
Notes payable, secured..........................................    250,000
Environmental note..............................................    148,097
                                                                  ---------
                                                                  9,936,721
Less current portion............................................  3,500,000
                                                                  ---------
                                                                  $6,436,721
                                                                  ---------
                                                                  ---------

    On February 29, 1992, Petrowax entered into a secured debtor-in-possession financing arrangement ("DIP loan") pursuant to which Petrowax borrowed $3.5 million which was secured by liens on Petrowax's accounts receivable and inventory. The DIP loan was repaid upon reorganization of Petrowax.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  LONG-TERM POST-PETITION DEBT (CONTINUED)
    On April 27, 1990, Petrowax entered into a bridge loan agreement pursuant to which the bridge lenders loaned Petrowax $5.0 million. The principal amount outstanding under this facility was $4.75 million at March 31, 1995. The bridge lenders' asserted secured claim relating to this facility, which included accrued interest and fees, totaled $6,038,624 at March 31, 1995. This obligation was settled upon reorganization of Petrowax.

9.  PCDR INVENTORY FINANCING
    In November 1992, Petrowax entered into a tolling agreement with PCDR, an affiliated entity. The agreement allowed PCDR to purchase selected crude oil and inventories aggregating $3.6 million from Petrowax, for later re-sale back to Petrowax. This agreement resulted in increased working capital available to Petrowax for use in its manufacturing operations. The agreement required Petrowax to re-purchase all inventories upon confirmation of a plan of reorganization. For financial reporting purposes at March 31, 1995, the agreement is considered a financing arrangement, and the inventory and corresponding PCDR borrowings are included in the balance sheet. The PCDR borrowings were paid upon the reorganization of Petrowax.

10. PRE-PETITION LIABILITIES
    Pre-petition liabilities consisted of the following at March 31, 1995:

Secured debt...................................................  $45,398,186
Unsecured debt.................................................   1,366,354
Taxes payable..................................................     196,377
Capital lease obligations......................................      29,471
Unsecured trade payables.......................................   7,147,578
                                                                 ----------
                                                                 $54,137,966
                                                                 ----------
                                                                 ----------

    These liabilities were settled upon reorganization of Petrowax.

11. LEASES
    Astor Corporation is obligated under noncancelable operating leases expiring on various dates through March 31, 2003. Future minimum annual lease payments as of March 31, 1996 are as follows:

Year ending March 31, 1997......................................  $1,656,000
                     1998.......................................  1,528,000
                     1999.......................................  1,179,000
                     2000.......................................    936,000
                     2001.......................................    923,000

    Rent expense for all operating leases for the years ended March 31, 1996, 1995 and 1994 was $1.6 million, $1.4 million and $1.3 million, respectively.

12. INCOME TAXES
    The components of income before taxes and extraordinary item are as follows at March 31:

                                                       1996          1995            1994
                                                   ------------  -------------  --------------
Domestic.........................................  $  2,053,901  $  (1,516,262) $  (32,543,708)
Foreign..........................................       (11,770)      --              --
                                                   ------------  -------------  --------------
                                                   $  2,042,131  $  (1,516,262) $  (32,543,708)
                                                   ------------  -------------  --------------
                                                   ------------  -------------  --------------

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. INCOME TAXES (CONTINUED)
    In 1994 and 1995, no provision for federal income taxes was recorded as Astor Holdings II incurred net losses for financial reporting as well as income tax purposes. Income tax expense (credits) consist of the following at March 31, 1996:

Current:
  Federal.......................................................  $  339,350
  State.........................................................     312,520
  Foreign.......................................................     200,662
Deferred:
  Federal.......................................................  (4,865,981)
  State.........................................................     946,337
  Foreign.......................................................    (367,054)
                                                                  ----------
                                                                  $(3,434,166)
                                                                  ----------
                                                                  ----------

    Deferred taxes available to Astor Holdings II as of March 31 are as follows:

                                                                        1996                   1995
                                                            ----------------------------  --------------
                                                              DOMESTIC        FOREIGN        DOMESTIC
                                                            -------------  -------------  --------------
Deferred tax liabilities:
  Property, plant and equipment...........................  $  (4,229,030) $  (4,156,585) $     --
  Intangible assets.......................................       --             (881,000)       --
  Other...................................................         (8,231)      (135,110)       --
                                                            -------------  -------------  --------------
                                                            $  (4,237,261) $  (5,172,695) $     --
Deferred tax assets:
  Federal net operating loss carryforward.................  $   8,413,560  $    --        $   14,620,000
  Accounts receivable.....................................        145,278         70,704        --
  Inventory...............................................         32,000         88,434        --
  Property, plant and equipment...........................       --             --             5,408,000
  Intangible assets.......................................       --             --             3,046,000
  Accrued expenses and other long-term liabilities........      1,151,067        231,905        --
  Other...................................................       --             --               487,000
  Valuation allowance.....................................     (1,585,000)      --           (23,561,000)
                                                            -------------  -------------  --------------
                                                            $   8,156,905  $     391,043  $     --
                                                            -------------  -------------  --------------
Net deferred taxes........................................  $   3,919,644  $  (4,781,652) $     --
                                                            -------------  -------------  --------------
                                                            -------------  -------------  --------------

    At March 31, 1996, Astor Holdings II had an operating loss carryforward for tax reporting purposes of approximately $24 million expiring in years 2007 through 2009, which was available to offset future federal taxable income.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. INCOME TAXES (CONTINUED)
    Total income tax expense for the fiscal year ended March 31, 1996 differed from the amounts computed by applying the U.S. federal income tax rate to income before taxes and extraordinary item as a result of the following:

Income tax expense at the 34% statutory federal income tax
 rate...........................................................  $ (694,325)
State and local income taxes, net of federal income tax
 benefit........................................................  (1,152,837)
Realization of the net operating losses previously subject to
 valuation allowance............................................     920,091
Non-deductibility of goodwill amortization......................    (315,000)
Reduction of the valuation allowance on unused net operating
 loss carryforward..............................................   4,865,981
Other...........................................................    (189,744)
                                                                  ----------
Total income tax benefit........................................  $3,434,166
                                                                  ----------
                                                                  ----------

13. EMPLOYEE BENEFIT PLANS
    Astor Corporation, through its acquisition of ABI, has a contributory, defined-benefit pension plan covering certain employees in the United Kingdom. Benefits are based on length of service and a negotiated benefit rate. Astor Corporation's policy is to fund the plan based upon statutory requirements.

    Plan assets are primarily invested in domestic and international stocks and bonds.

    The following tables present the funded status and amounts recognized in the balance sheet at March 31, 1996:

Actuarial present value of benefit obligations
  Vested.......................................................  $10,541,000
  Non-vested...................................................      --
                                                                 ----------
Accumulated benefit obligation.................................  $10,541,000
                                                                 ----------
                                                                 ----------
Projected benefit obligation...................................  $12,150,000
Plan assets at fair value......................................  13,172,000
                                                                 ----------
Plan assets in excess of projected benefit obligation..........   1,022,000
Unrecognized net gain..........................................    (613,000)
                                                                 ----------
Net pension asset..............................................  $  409,000
                                                                 ----------
                                                                 ----------

    Net pension expense for the fiscal year ended March 31, 1996 was comprised of the following:

Service cost.....................................................  $ 209,000
Interest cost on projected benefit obligation....................    718,000
Expected return on plan assets...................................   (816,000)
                                                                   ---------
                                                                   $ 111,000
                                                                   ---------
                                                                   ---------

    At March 31, 1996, the assumed long-term rates of return on assets and settlement rate used in determining net pension expense were 9% and 8%, respectively. The assumed rate of increase in the future compensation level was 6%.

    Astor Corporation also sponsors defined-contribution plans under Section 401(k) of the Internal Revenue Code. These plans cover employees at the Refining and Blending divisions in the United States. Employees may elect to contribute up to 15% of their annual compensation to the plans, subject to limits established by the Internal Revenue Code. Astor Corporation's contributions to the plans are based on

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
100% of the first 3% of compensation contributed by employees. Astor Corporation also may make discretionary contributions. Astor Corporation's contributions to the plans for the year ended March 31, 1996 was $47,000. There were no contributions to these plans for the years ended March 31, 1995 and 1994.

14. POSTRETIREMENT MEDICAL BENEFITS
    Astor Corporation provides certain health insurance benefits to eligible and formerly full-time retired United States employees. Participants generally become eligible for these benefits after achieving certain age and years of service requirements.

    The United States Blending Division will provide 100% of eligible employees' premium coverage for individuals retiring between the ages of 62 and 65 under the group health plan, and will provide premium coverage for eligible retirees greater than age 65 for coverage supplemental to Medicare.

    Effective February 1, 1996, the United States Refining Division ratified a new union contract which provides for Astor Corporation to continue to pay for 80% of eligible individual employee group health and dental plan coverage for employees who retire between the ages of 62 and 65 with coverage ending upon attainment of age 65. The accumulated postretirement benefit obligation at the effective date was $538,000 and will be recognized over 20 years.

    Astor Corporation's current policy is to fund these benefits on a pay-as-you-go basis.

    The amounts recognized in Astor Holdings II's March 31, 1996 balance sheet are as follows:

Accumulated postretirement benefits obligation:
  Retirees......................................................  $ 291,936
  Fully eligible active.........................................    564,599
  Other, not fully eligible.....................................    247,965
                                                                  ---------
Total accumulated postretirement benefits obligation............  1,104,500
Unrecognized prior service costs................................   (533,500)
                                                                  ---------
Accrued postretirement benefit obligation.......................  $ 571,000
                                                                  ---------
                                                                  ---------

    These obligations are included in other long-term liabilities on Astor Holdings II's March 31, 1996 balance sheet.

    Net periodic postretirement benefit costs for the fiscal year ended March 31, 1996 included the following components:

Service cost -- benefits earned during the period..................  $  13,000
Interest cost......................................................     37,000
Amortization.......................................................      4,482
                                                                     ---------
Net periodic postretirement benefit cost...........................  $  54,482
                                                                     ---------
                                                                     ---------

    For measuring the postretirement benefit obligation, an initial 8% annual rate of increase in the net medical claims cost was assumed. The rate was assumed to decrease by 1% per year commencing in the fiscal year ended March 31, 1997 to an ultimate rate of 5%. Increasing the annual rate of increase in the net medical claims cost by one percentage point in each year would increase the accumulated postretirement benefit obligation by 12.4% or $137,000 and would increase the service cost and interest cost components of net periodic postretirement benefit cost by 15.2% or $7,600 in the aggregate. The discount rate used in determining the accumulated postretirement benefit obligation was 7% per annum.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SWAP AGREEMENTS
    Astor Corporation has entered into a series of price swap contracts to fix the purchase price of crude oil, primarily through October 31, 1996. The contracts are intended to mitigate the impact of market fluctuations related to the cost of crude oil on feedstock costs. Gains and losses on the contracts are deferred and are recognized in income during the periods affected. At March 31, 1996, Astor Corporation had open price swap contracts covering a notional amount of crude oil equivalent to 571,000 barrels.

16. COMMITMENTS AND CONTINGENCIES
    As is prevalent in the refining industry, Astor Corporation has environmental issues that it is addressing. The United States Refining Division has issues related to the remediation of contaminated soils and ground water. Quaker State Corporation (QSC) is responsible for the vast majority of the costs associated with the issues. Astor Corporation's potential liability is limited to sharing fifty percent of the first $5,500,000 of non-ground water remediation with QSC. Astor Corporation will pay for its share of the above costs by issuing subordinated 9% notes payable to QSC, which will be due December 31, 2008. As of March 31, 1996, Astor Corporation has issued environmental notes to Quaker State in the amount of $148,097 for shared costs (Note 7). The future cost to Astor Corporation for non-ground water remediation, if any, is not known at this time.

    The United States Blending Division has environmental issues related to contamination at its Titusville, Pa. facility. Under the terms of the L1,450,988 of 8% subordinated debt issued to ABI's former shareholders by the Parent, the Parent is entitled to set-off costs in excess of $350,000 relating to this site against the principal and interest otherwise payable, so long as the Parent notifies the shareholders by June 28, 1999 of the existence of a condition that could give rise to a set-off claim. Astor Corporation believes it has provided for probable losses with respect to these issues and does not anticipate a material impact on future operating results.

17. INVESTMENT IN RHEOCHEM TECHNOLOGIES, INC.
    Astor Corporation's investment in Rheochem Technologies, Inc. ("Rheochem") represents its 50% ownership of Rheochem, which was obtained through the acquisition of ABI. Rheochem, whose operations are based in Columbia, Missouri, develops and manufactures products such as paraffin lubricants, synthetic stearate and other lubricating systems which are used in the extrusion of polyvinyl chloride (PVC) products. Astor Corporation accounts for its investment using the equity method.

    During the fiscal year ended March 31, 1996, Astor Corporation had sales to Rheochem of approximately $4,300,000 and at March 31, 1996 has a receivable from Rheochem of $566,000. Also during the fiscal year ended March 31, 1996, Astor Corporation received a management fee from Rheochem of $1,100,000, which is netted against selling, general and administrative expenses in the accompanying consolidated statement of operations.

    The differences between the carrying amount of the investment on Astor Holdings II's books and the amount of Astor Corporation's share of Rheochem's underlying equity in net assets of approximately $2,889,000 is being amortized over 25 years by Astor Corporation.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. INVESTMENT IN RHEOCHEM TECHNOLOGIES, INC. (CONTINUED)
    The following summarized financial statement information for Rheochem is for the year ending or as of December 31, 1995:

Assets:
  Current......................................................  $4,446,000
  Non-current..................................................  $1,818,000
Liabilities:
  Current......................................................  $3,524,000
  Non-current..................................................  $  268,000
Net sales......................................................  $25,908,000
Gross profit...................................................  $4,676,000
Net income.....................................................  $  416,000

18. RELATED PARTIES
    As discussed in Note 17, Astor Corporation transacts business with Rheochem in which it has a 50% ownership.

    The Parent has issued redeemable preferred stock. The series A preferred stock has a liquidation preference and stated value of $14,250,000 and has a cumulative 14.5% dividend rate. The holders of the series A preferred stock may require the Parent to redeem the shares after June 15, 2007 or upon a change in control. The series B preferred stock has a liquidation preference and stated value of $8,250,000 and has a cumulative 14.5% dividend rate. The holders of the series B preferred stock may require the Parent to redeem the shares upon a change in control. The Parent's source of funds for any redemption or payment of dividends will likely be distributions received from Astor Corporation.

    Astor Holdings II has incurred debt of $5,707,938 payable to the Parent in conjunction with the purchase of ABI. The intercompany debt accrues interest at 6% per annum, which is payable semi-annually through 2003. The principal balance is due in one installment on July 5, 2003. The Parent is expected to use the proceeds from this debt to pay its subordinated notes payable to the former shareholders of ABI.

    The Parent has entered into a management agreement with a company related to its principal stockholders. The Parent incurred a management fee of $300,000 during the fiscal year ended March 31, 1996 related to this agreement. During the fiscal year ended March 31, 1996 Astor Corporation advanced approximately $270,000 to the Parent to provide funds for the management fee and other expenses. The Parent's sources of funds to repay these advances will likely be distributions funded by Astor Corporation.

19. MAJOR CUSTOMERS
    For the year ended March 31, 1994, sales made to two customers represented approximately 31% of Astor Corporation's total sales. For the year ended March 31, 1995, sales made to one customer represented approximately 11% of Astor Corporation's total sales. The related accounts receivable balances from these customers represented approximately 23% and 2% of total accounts receivable at March 31, 1994 and 1995, respectively. For the year ended March 31, 1996, there were no sales to any single customer which exceeded 10% of Astor Corporation's total sales.

                            ASTOR HOLDINGS II, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. FOREIGN OPERATIONS
    Prior to the acquisition of ABI in the fiscal year ended March 31, 1996, substantially all business was conducted domestically and there were no foreign operations. The following table represents the applicable geographic operations for the fiscal year ended March 31, 1996:

                                                                           UNITED
                                                                          KINGDOM
                                                             UNITED         AND
                                                             STATES       BELGIUM     ELIMINATIONS   CONSOLIDATED
                                                          ------------  ------------  -------------  -------------
Sales to unaffiliated customers.........................  $ 89,487,567  $ 45,930,628  $    --        $ 135,418,195
Intra-group sales.......................................     8,631,250     6,764,915    (15,396,165)      --
                                                          ------------  ------------  -------------  -------------
    Total net sales.....................................    98,118,817    52,695,543    (15,396,165)   135,418,195
Operating profit before interest, taxes, depreciation,
 amortization, reorganization expense and extraordinary
 item...................................................     9,000,229     4,474,544       --           13,474,773
Net income..............................................    50,254,911       154,622       --           50,409,533
Identifiable total assets...............................    86,646,993    56,258,558       --          142,905,551
Total liabilities.......................................    69,361,310    37,186,570       --          106,547,880

    U.S. operations' sales to unaffiliated customers include approximately $7,800,000 for the year ended March 31, 1996 for export. Intra-group sales are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities.

21. SUMMARY FINANCIAL INFORMATION
    The following represents summarized financial information of Astor Holdings II and its wholly-owned subsidiary Astor Corporation for the year ended March 31, 1996:

                                                          ASTOR
                                                      HOLDINGS II,        ASTOR
                                                          INC.         CORPORATION   ELIMINATIONS   CONSOLIDATED
                                                     ---------------  -------------  -------------  -------------
Current assets.....................................   $   9,175,193   $  47,478,592  $  (9,175,193) $  47,478,592
Non current assets.................................      33,059,673      95,406,077    (33,038,791)    95,426,959
                                                     ---------------  -------------  -------------  -------------
Total assets.......................................   $  42,234,866   $ 142,884,669  $ (42,213,984) $ 142,905,551
                                                     ---------------  -------------  -------------  -------------
                                                     ---------------  -------------  -------------  -------------
Current liabilities................................   $     (61,686)  $  27,665,216  $    --        $  27,603,530
Non current liabilities............................       5,938,881      82,180,662     (9,175,193)    78,944,350
Preferred stock of subsidiary......................        --             1,744,721     (1,744,721)      --
Stockholder's equity...............................      36,357,671      31,294,070    (31,294,070)    36,357,671
                                                     ---------------  -------------  -------------  -------------
Total liabilities and stockholder's equity.........   $  42,234,866   $ 142,884,669  $ (42,213,984) $ 142,905,551
                                                     ---------------  -------------  -------------  -------------
                                                     ---------------  -------------  -------------  -------------
Sales..............................................   $    --         $ 135,418,195  $    --        $ 135,418,195
Gross profit before depreciation and amortization..        --            27,241,975       --           27,241,975
Net income.........................................   $  50,409,533   $  50,396,989  $ (50,396,989) $  50,409,533

22. ASSET IMPAIRMENT
    During the fiscal year ended March 31, 1994, as a result of continued operating losses, Petrowax assessed whether the value of its long lived assets were impaired. As a result of this process, Petrowax recorded an asset impairment write-down of approximately $25.9 million, comprised of $22.3 million pertaining to property, plant and equipment and $3.6 million pertaining to other intangible assets. Using an estimated 15% incremental borrowing rate, Petrowax calculated the present value of the expected future cash flows, excluding interest charges, to determine the fair value of these assets.

23. SUBSEQUENT EVENT (UNAUDITED)
    On July 12, 1996, Astor Corporation entered into an agreement to acquire all of the outstanding capital stock and issued and unexercised stock options of Adco Technologies, Inc. for an aggregate consideration of approximately $54.4 million.

                            ASTOR HOLDINGS II, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                              JUNE 30,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents......................................................  $    1,034,997  $    3,557,207
  Accounts receivable (net of allowance for doubtful accounts
   of $709,689 and $208,000, respectively).......................................      24,159,284      20,725,762
  Receivable from Rheochem Technologies, Inc.....................................         606,000         451,000
  Due from affiliate.............................................................         304,000        --
  Inventory......................................................................      21,091,529      19,197,395
  Prepaid expenses...............................................................       1,096,800       2,395,903
  Other current assets...........................................................       2,537,797       2,367,687
                                                                                   --------------  --------------
    Total current assets.........................................................      50,830,407      48,694,954
Property, plant and equipment:
  Land and improvements..........................................................       7,545,202       7,714,108
  Buildings and improvements.....................................................       7,032,153       7,155,099
  Machinery and equipment........................................................      41,807,106      37,372,577
                                                                                   --------------  --------------
Total cost.......................................................................      56,384,461      52,241,784
  Less accumulated depreciation..................................................      (5,537,125)     (1,626,885)
                                                                                   --------------  --------------
Property, plant and equipment -- net.............................................      50,847,336      50,614,899
Investment in Rheochem Technologies, Inc.........................................       4,194,249       4,135,190
Goodwill.........................................................................      29,631,493      30,866,488
Other intangible assets..........................................................       6,464,961       7,305,026
Deferred tax asset...............................................................       3,298,644        --
                                                                                   --------------  --------------
    Total assets.................................................................  $  145,267,090  $  141,616,557
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.

                                  (UNAUDITED)

                                                                                            AT JUNE 30,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...............................................................  $   18,587,360  $   14,979,743
  Accrued interest payable.......................................................         875,062           9,589
  Accrued expenses...............................................................       6,684,617       7,853,506
  Current portion of long-term debt..............................................       4,538,683       3,160,230
                                                                                   --------------  --------------
    Total current liabilities....................................................      30,685,722      26,003,068
Long-term debt...................................................................      63,517,877      70,057,899
Due to affiliated company........................................................       5,707,686       5,945,940
Deferred income taxes............................................................       4,771,551       6,243,141
Other long-term liabilities......................................................       2,519,335       3,027,089

Stockholder's Equity:
  Common stock:
    Par value $.01 per share; authorized 10,000 shares issued and outstanding,
     1,000 shares................................................................              10              10
    Additional paid-in capital...................................................      36,670,838      60,534,646
    Retained earnings (deficit) -- net of transfer of $23,863,808 accumulated
     deficit as a result of March 31, 1996 quasi-reorganization..................       1,414,124     (30,195,236)
    Foreign currency translation adjustment......................................         (20,053)       --
                                                                                   --------------  --------------
      Total stockholder's equity.................................................      38,064,919      30,339,420
                                                                                   --------------  --------------
      Total liabilities and stockholder's equity.................................  $  145,267,090  $  141,616,557
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND RETAINED EARNINGS (DEFICIT)
                                  (UNAUDITED)

                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                     -----------------------------
                                                                                         1996            1995
                                                                                     -------------  --------------

Sales..............................................................................  $  43,222,626  $   16,830,009
Cost of goods sold.................................................................     33,318,128      14,583,507
                                                                                     -------------  --------------
Gross profit before depreciation and amortization..................................      9,904,498       2,246,502
Selling, general and administrative expenses.......................................      4,432,859       1,319,016
                                                                                     -------------  --------------
Operating profit before interest, taxes, depreciation, amortization, reorganization
 expense and extraordinary item....................................................      5,471,639         927,486
Income from Rheochem Technologies, Inc.............................................        216,000        --
Depreciation and amortization......................................................     (1,553,175)       (553,085)
Interest expense...................................................................     (1,668,923)       (373,168)
Reorganization expense.............................................................       --              (856,364)
                                                                                     -------------  --------------
Income (loss) before taxes and extraordinary item..................................      2,465,541        (855,131)
Provision for income taxes.........................................................     (1,051,417)       --
                                                                                     -------------  --------------
Income (loss) before extraordinary item............................................      1,414,124        (855,131)
Extraordinary item -- gain on cancellation of debt.................................       --            44,933,236
                                                                                     -------------  --------------
Net income.........................................................................      1,414,124      44,078,105
Retained earnings (deficit) at beginning of period.................................       --           (74,273,341)
                                                                                     -------------  --------------
Retained earnings (deficit) at end of period.......................................  $   1,414,124  $  (30,195,236)
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                     -----------------------------
                                                                                         1996            1995
                                                                                     -------------  --------------
OPERATING ACTIVITIES
Net income.........................................................................  $   1,414,124  $   44,078,105
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization....................................................      1,553,175         553,085
  Income from debt cancellation....................................................       --           (44,933,236)
  Equity in income of Rheochem Technologies, Inc...................................       (216,000)       --
  Changes in operating assets and liabilities (net of business acquired on June 28,
   1995):
    Cash escrow....................................................................       --               102,169
    Accounts receivable............................................................       (304,068)        333,295
    Receivable from Rheochem Technologies, Inc.....................................        (40,000)       --
    Inventory......................................................................     (2,501,454)       (264,585)
    Prepaid and other current assets...............................................       (274,966)       (510,008)
    Deposits.......................................................................       --                51,000
    Restricted cash................................................................       --               175,000
    Accounts payable...............................................................      2,343,277        (460,095)
    Accrued reorganization costs...................................................       --              (465,998)
    Deferred taxes.................................................................        610,899        --
    Other long-term liabilities....................................................       (137,741)       --
    Accrued interest payable.......................................................         59,109        (608,497)
    Accrued expenses...............................................................        914,947       1,194,361
                                                                                     -------------  --------------
Net cash provided by (used in) operating activities................................      3,421,302        (755,404)
INVESTING ACTIVITIES
Additions to property, plant and equipment.........................................       (850,746)        (46,086)
Acquisition of business............................................................       --           (66,776,922)
                                                                                     -------------  --------------
Net cash used in investing activities..............................................       (850,746)    (66,823,008)
FINANCING ACTIVITIES
Capital lease payments.............................................................       --               (18,474)
Proceeds from long-term debt, net of fees..........................................       --            60,986,467
Payments of long-term debt.........................................................     (2,760,083)       --
Issuance of stock, net of fees.....................................................       --            30,376,722
Payment of PCDR inventory financing................................................       --            (3,600,000)
Payment of debtor in possession financing..........................................       --            (3,500,000)
Payment of bridge loan payable.....................................................       --            (5,000,000)
Payment of pre-petition liabilities................................................       --            (8,827,840)
Decrease in due to affiliated company..............................................        (31,976)       --
                                                                                     -------------  --------------
Net cash (used in) provided by financing activities................................     (2,792,059)     70,416,875
Effect of exchange rate changes on cash............................................         99,878        --
                                                                                     -------------  --------------
Net (decrease) increase in cash and cash equivalents...............................       (121,625)      2,838,463
Cash and cash equivalents at beginning of period...................................      1,156,622         718,744
                                                                                     -------------  --------------
Cash and cash equivalents at end of period.........................................  $   1,034,997  $    3,557,207
                                                                                     -------------  --------------
                                                                                     -------------  --------------

                            See accompanying notes.

                            ASTOR HOLDINGS II, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL
    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended March 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto of Astor Holdings II, Inc. for the year ended March 31, 1996.

2.  INVENTORY
    Inventory consists of the following at June 30:

                                                                               1996           1995
                                                                           -------------  -------------
Raw Materials............................................................  $   7,423,423  $   6,543,200
Work-in-progress.........................................................      6,148,252      4,410,053
Finished goods...........................................................      7,894,052      8,716,035
Allowance for inventory obsolescence.....................................       (374,198)      (471,893)
                                                                           -------------  -------------
                                                                           $  21,091,529  $  19,197,395
                                                                           -------------  -------------
                                                                           -------------  -------------

3.  INCOME TAXES
    For the three months ended June 30, 1995, no provision for federal income taxes was recorded as Astor Holdings II, Inc. had incurred net operating losses for financial reporting and tax reporting purposes and had available a net operating loss carryforward which had not been recognized for financial reporting purposes.

                         REPORT OF INDEPENDENT AUDITORS

To the shareholders of Associated British Industries Limited

    We have audited the accompanying consolidated profit and loss accounts and cash flow statements of Associated British Industries Limited and subsidiaries for the year ended 31 March 1995 and the nine months ended 31 March 1994. These are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the above statements. An audit also includes assessing the accounting principles used and significant estimates made by managment, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated operating results and cash flows of Associated British Industries Limited and subsidiaries for the year ended 31 March 1995 and the nine months ended 31 March 1994 in conformity with generally accepted accounting principles in the United Kingdom.

    Generally accepted accounting prinicples in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the results of operations for the periods ended 31 March 1995 and 1994 to the extent summarized in Note 10 to the consolidated financial statements.

                                          KPMG
                                          Chartered Accountants
                                          Registered Auditors

London, England
24 October 1996

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                                      NOTE
                                                                                      -----     YEAR ENDED   NINE MONTHS
                                                                                                 31 MARCH       ENDED*
                                                                                                   1995        31 MARCH
                                                                                                -----------      1994
                                                                                                              (RESTATED)
                                                                                                   L000      ------------
                                                                                                                 L000
TURNOVER.........................................................................           2       57,099        43,135
Cost of sales....................................................................                  (42,569)      (32,325)
                                                                                                -----------  ------------
GROSS PROFIT.....................................................................                   14,530        10,810
Distribution costs...............................................................                   (3,601)       (2,675)
Administrative expenses..........................................................                   (6,429)       (4,887)
Other operating income...........................................................                      468           172
                                                                                                -----------  ------------
OPERATING PROFIT.................................................................                    4,968         3,420
Provision for loss on disposal of land and buildings.............................                   --               (73)
                                                                                                -----------  ------------
Profit on ordinary activities before interest....................................                    4,968         3,347
Other interest receivable and similar income.....................................           4           16            19
Income from interests in associated undertaking..................................                      442        --
Interest payable and similar charges.............................................           5         (644)         (557)
                                                                                                -----------  ------------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION....................................           3        4,782         2,809
Tax on profit on ordinary activities.............................................           6       (1,789)       (1,138)
                                                                                                -----------  ------------
PROFIT FOR THE FINANCIAL YEAR/PERIOD*............................................                    2,993         1,671
Dividends:
  Paid...........................................................................                   --              (188)
  Proposed.......................................................................                     (244)         (239)
                                                                                                -----------  ------------
RETAINED PROFIT FOR THE YEAR/PERIOD..............................................                    2,749         1,244
                                                                                                -----------  ------------
                                                                                                -----------  ------------
EARNINGS PER SHARE...............................................................           7        86.19p        48.26 p
                                                                                                -----------  ------------

There were no material acquisitions or discontinued activities in the year ended 31 March 1995 or in the nine months ended 31 March 1994.

*The profit and loss account for the nine months ended 31 March 1994 includes 12 months' results for ABI Corporation, a subsidiary undertaking (note 1).

                            See accompanying notes.

                     ASSOCIATED BRITISH INDUSTRIES LIMITED
                        CONSOLIDATED CASH FLOW STATEMENT

                                                                NOTE
                                                             ----------     31 MARCH 1995         31 MARCH 1994
                                                                         --------------------  --------------------
                                                                           L000       L000       L000       L000
NET CASH INFLOW FROM OPERATING ACTIVITIES..................        9(I)                 7,924                 4,339
RETURN ON INVESTMENTS AND SERVICING OF FINANCE
Interest received..........................................                     16                --
Interest paid..............................................                   (549)                 (504)
Interest element of finance lease rental payments..........                    (27)                  (25)
Dividends paid.............................................                   (239)                 (412)
                                                                         ---------             ---------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENT AND SERVICING
 OF FINANCE................................................                              (799)                 (941)
TAXATION...................................................
Tax paid...................................................                            (1,311)               (1,350)
INVESTMENT ACTIVITIES
Purchase of tangible fixed assets..........................                 (1,964)               (1,374)
Purchase of investment in associated undertaking...........                 (1,320)               --
Purchase of fixed asset investments........................                    (24)               --
Sale of tangible fixed assets..............................                    415                    47
                                                                         ---------             ---------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES.................                            (2,893)               (1,327)
                                                                                    ---------             ---------
NET CASH INFLOW BEFORE FINANCING...........................                             2,921                   721
                                                                                    ---------             ---------
                                                                                    ---------             ---------
FINANCING
Issue of share capital.....................................                    (20)               --
Repayment of amounts borrowed..............................                    384                   474
Capital element of finance lease rental payments...........                     67                    46
                                                                         ---------             ---------
NET CASH OUTFLOW FROM FINANCING............................       9(IV)                   431                   520
INCREASE IN CASH AND CASH EQUIVALENTS......................  9(II)/(III)                2,490                   201
                                                                                    ---------             ---------
                                                                                        2,921                   721
                                                                                    ---------             ---------
                                                                                    ---------             ---------

                            See accompanying notes.

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

                                     NOTES

                   (FORMING PART OF THE FINANCIAL STATEMENTS)

1.  ACCOUNTING POLICIES
    The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Company's financial statements.

  BASIS OF PREPARATION

    The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost accounting rules modified to include the revaluation of land and buildings.

  BASIS OF CONSOLIDATION

    The Group financial statements consolidate the financial statements of the Company and all of its subsidiary undertakings. These financial statements are made up to 31 March 1995. The consolidated financial statements are based on financial statements which are coterminous with those of the ultimate parent company, with the exception of the participating interest in Rheochem Manufacturing Company Inc acquired in the year, whose year end is 31 December 1994. The results of Rheochem Manufacturing Company Inc for the three month period to 31 March 1995 have been estimated from management information.

    Unless otherwise stated, the acquisition method of accounting has been adopted for all subsidiary undertakings. Under this method, the results of subsidiary undertakings acquired or disposed of in the period are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal. For associated undertakings, the equity method of accounting has been adopted. Goodwill arising on consolidation (representing the excess of the fair value of the consideration given over the fair value of the separable net assets required) is written off against reserves on acquisition.

  CHANGE OF YEAR END

    In 1994 the Company changed the financial year end for its European subsidiaries and itself from 30 June to 31 March bringing it into alignment with that of its US subsidiaries. Consequently, the financial statements for the period to 31 March 1994 contain the results of the Company and its European subsidiaries for the nine months to that date and those of its US subsidiaries for the year to that date.

  FIXED ASSETS AND DEPRECIATION

    Depreciation is provided by the Group to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal installments over their estimated useful economic lives as follows:

Freehold buildings         --  2% per annum
Leased assets              --  life of lease
Plant and
machinery                  --  between 10% and 33%

    Patents and trade marks are shown at cost less amortization calculated on a straight line basis at between 10% and 20% per annum.

    No depreciation is provided on freehold land.

  FOREIGN CURRENCIES

    Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date, except where matched by forward foreign exchange contracts, and the gains or losses on translation are included in the profit and loss account.

    For consolidation purposes, the assets and liabilities and profit and loss accounts of overseas subsidiary undertakings are translated at the closing exchange rates. Exchange differences arising on these translations are taken to reserves, net of exchange differences arising on related foreign currency borrowings.

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

1.  ACCOUNTING POLICIES (CONTINUED)
  GOVERNMENT GRANTS

    Capital based government grants are included within accruals and deferred income in the balance sheet and credited to trading profit over the estimated useful economic lives of the assets to which they relate.

  LEASES

    Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease". The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its estimated useful life or the term of the lease, whichever is shorter. Future installments under such leases, net of finance charges, are included with creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future installments.

    All other leases are accounted for as "operating leases" and the rental charges are charged to the profit and loss account on a straight line basis over the life of the lease.

  PENSIONS AND OTHER POST-RETIREMENT BENEFITS

    Eligible UK employees belong to the Associated British Industries Group Retirement Benefit Scheme which is operated by Associated British Industries Limited. The Scheme provides benefits based on final pensionable salary and its assets are held separately from those of the Group. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over the remaining service lives of employees. Deferred tax has been accounted for in respect of the Group pension provision.

    In addition, the costs of post-employment medical benefits are charged to the profit and loss account so as to recognize them over the members' working lives. This represents a change in accounting policy following the adoption of Urgent Issues Task Force Abstract 6 (see note 8).

  RESEARCH AND DEVELOPMENT EXPENDITURE

    Expenditure on research and development is written off against profits in the year in which it is incurred.

  STOCKS

    Stocks are stated at the lower of cost and net realizable value. For work in progress and finished goods manufactured by the Group, cost is taken as production cost, which includes an appropriate proportion of attributable overheads.

  TAXATION

    The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallize. UK companies make payments for group relief received equal to the value of loss surrendered. No provision for deferred taxation on the retained profits of overseas subsidiaries and associates has been made as there is currently no intention to remit them to the UK.

  TURNOVER

    Turnover represents the amounts (excluding value added tax) derived from the provision of goods and services to third party customers during the period.

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

2.  SEGMENTAL INFORMATION

                                          UK              REST OF EUROPE           AMERICAS               OTHER            TOTAL
                                 --------------------  --------------------  --------------------  --------------------  ---------
                                   1995       1994       1995       1994       1995       1994       1995       1994       1995
                                   L000       L000       L000       L000       L000       L000       L000       L000       L000
Turnover by destination:
  Sales to third parties.......     18,690     12,047     12,575      7,361     20,253     19,757      5,581      3,970     57,099
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                   1994
                                   L000
Turnover by destination:
  Sales to third parties.......     43,135
                                 ---------
                                 ---------

    Information relating to turnover by geographical segment of origin, profit on ordinary activities before taxation by geographical segment and net assets by geographical segment have not been disclosed on the basis that, in the opinion of the directors, the disclosure of such information would be seriously prejudicial to the interests of the Group. In the opinion of the directors the Group only operates in one business segment.

3.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION
    Profit on ordinary activities before taxation is stated after charging/(crediting) the following:

                                                                                     NINE MONTHS
                                                                      YEAR ENDED        ENDED
                                                                       31 MARCH       31 MARCH
                                                                         1995           1994
                                                                     -------------  -------------
                                                                         L000           L000
Depreciation.......................................................        1,992          1,637
Auditors' remuneration
-- KPMG audit......................................................           90             85
-- KPMG non audit..................................................           52             26
-- Other auditors..................................................            5              5
Amortization of fixed asset investments............................           26             20
Amounts written off current asset investments......................            6              6
Income from current asset investments..............................           (3)            (1)
                                                                           -----          -----
                                                                           -----          -----

    The total amount charged to revenue for the hire of plant and machinery amounted to L98,000 (1994: L79,000). This comprises depreciation on plant and machinery held under finance leases together with the related finance charges.

    The profit on ordinary activities before taxation for the nine months ended 31 March 1994, as previously reported, amounted to L2,833,000. This has been revised downwards by L24,000 as a result of the introduction of Urgent Issues Task Force Abstract 6 -- Accounting for Post-Retirement Benefits other than Pensions.

    Other operating income includes L407,000 (1994:LNIL) of management charges receivable from Rheochem Manufacturing Co Inc, an associated undertaking.

4.  INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                                     NINE MONTHS
                                                                      YEAR ENDED        ENDED
                                                                       31 MARCH       31 MARCH
                                                                         1995           1994
                                                                     -------------  -------------
                                                                         L000           L000
Receivable on:
  Short term bank deposits.........................................           16             19
                                                                           -----          -----
                                                                           -----          -----

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

5.  INTEREST PAYABLE AND SIMILAR CHARGES

                                                                                     NINE MONTHS
                                                                      YEAR ENDED        ENDED
                                                                       31 MARCH       31 MARCH
                                                                         1995           1994
                                                                     -------------  -------------
                                                                         L000           L000
Payable on:
  Bank loans, overdrafts and other loans wholly repayable within
   five years......................................................          617            532
  Finance charges payable in respect of finance leases and hire
   purchase contracts..............................................           27             25
                                                                           -----          -----
                                                                             644            557
                                                                           -----          -----
                                                                           -----          -----

6.  TAXATION

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                                     YEAR ENDED 31    31 MARCH
                                                                      MARCH 1995        1994
                                                                     -------------  -------------
                                                                         L000           L000
UK corporation tax at 33% (1994:33%)...............................          465            148
Overseas taxation..................................................        1,309            924
Share of tax in associated undertaking.............................           69         --
Deferred taxation..................................................          (33)            64
Adjustment relating to an earlier year.............................          (21)             2
                                                                           -----          -----
                                                                           1,789          1,138
                                                                           -----          -----
                                                                           -----          -----

    As at 31 March 1995 the Company was a close company within the meaning of the Income & Corporation Taxes Act, 1988. In the opinion of the directors no liability to apportionment arises.

7.  EARNINGS PER SHARE
    The basic earnings per share is based on 3,472,705 ordinary shares being the average number of shares in issue during the year (1994: 3,462,664) and on the profit on ordinary activities after taxation of L2,993,000 (1994 RESTATED:
L1,671,000).

8.  PENSIONS
    The Group operates a pension scheme for eligible UK employees providing benefits based upon final pensionable salary. The assets of the Scheme are held in separate trustee administered funds.

    Contributions to the Scheme are charged to the profit and loss account so as to spread the cost of pensions over the remaining service lives of employees in the Scheme. The contributions are determined by a qualified actuary on the basis of valuations which take place at least once every three years using the attained age method. The valuation used in compiling these financial statements was that as at 30 June 1994. The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment returns would be 10% per annum, that salary increases would average 8% per annum and that present and future pensions would increase at the rate of 5% per annum.

    The valuation as at 30 June 1994 valued the assets of the Scheme at L6,560,000 which was sufficient to cover 111% of past service liabilities. This represents a past service actuarial surplus of L661,000. The actuary recommended that the past service actuarial surplus be used to take a Group pension contribution holiday until October 1999 with the Group's contributions returning to a regular cost of 9.7% of pensionable salaries

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

8.  PENSIONS (CONTINUED)
thereafter. For financial statements purposes the past service actuarial surplus is being spread over the remaining service lives of the employees in the Scheme in accordance with Standard Statement of Accounting Practice No. 24.

    The Group has chosen to recognize, for the first time, liabilities to post-retirement medical benefits, following the introduction of Urgent Issues Task Force Abstract 6 -- Accounting for Post-Retirement Benefits other than Pensions. These liabilities have been estimated as at 31 March 1995 to be L284,000 (31 MARCH 1994 (RESTATED): L290,000). The cumulative adjustment has been charged directly against reserves as a prior year adjustment. The principal assumptions were a discount rate of 8% and health care trend rates of 8% in 1996-97, 7% in 1998-2000, 6% in 2001-04 and 5% after this date.

9.(I) RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                                                 31 MARCH
                                                                                    31 MARCH       1994
                                                                                      1995      (RESTATED)
                                                                                   -----------  -----------
                                                                                      L000         L000
Operating profit.................................................................       4,968        3,420
Depreciation and amortisation charge.............................................       2,018        1,657
Loss/(profit) on sale of tangible fixed assets...................................         103          (12)
Decrease in stocks...............................................................         318          418
(Increase) in debtors............................................................        (388)        (645)
Decrease in current asset investments............................................           6           11
Increase/(decrease) in creditors.................................................         964         (589)
(Decrease)/increase in provisions for liabilities and charges....................         (65)          79
                                                                                        -----        -----
Net cash inflow from operating activities........................................       7,924        4,339
                                                                                        -----        -----
                                                                                        -----        -----

  (II) ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE YEAR UNDER REVIEW

                                                                                                   L000
Balance at 31 March 1994.......................................................................     (4,934)
Net cash inflow before adjustments for the effect of foreign exchange rate changes.............      2,490
Effect of foreign exchange rate changes........................................................        (65)
                                                                                                 ---------
Balance at 31 March 1995.......................................................................     (2,509)
                                                                                                 ---------
                                                                                                 ---------

  (III) ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS AS SHOWN IN THE BALANCE SHEET

                                                                         31 MARCH     31 MARCH     CHANGE IN
                                                                           1995         1994         YEAR
                                                                        -----------  -----------  -----------
                                                                              L000         L000         L000
Cash at bank and in hand..............................................         674          694          (20)
Bank overdrafts.......................................................      (3,183)      (5,628)       2,445
                                                                        -----------  -----------       -----
                                                                            (2,509)      (4,934)       2,425
                                                                        -----------  -----------       -----
                                                                        -----------  -----------       -----

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

9.(I) RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM  (CONTINUED)
  (IV)  ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

                                                                                        SHARE CAPITAL     LOANS AND
                                                                                         (INCLUDING     FINANCE LEASE
                                                                                          PREMIUM)       OBLIGATIONS
                                                                                       ---------------  -------------
                                                                                               L000            L000
Balance at 31 March 1994.............................................................         3,513           2,674
Cash in/(out) flow from financing before adjustments for the effect of foreign
 exchange rate changes...............................................................            20            (451)
Effect of foreign exchange rate changes..............................................        --                (106)
Shares issued for non-cash consideration.............................................            47          --
                                                                                              -----           -----
Balance at 31 March 1995.............................................................         3,580           2,117
                                                                                              -----           -----
                                                                                              -----           -----

    Financing comprises share capital, share premium and borrowings due after more than one year together with finance lease obligations of L189,000 (1994:
L256,000) and borrowings due within one year being a loan L368,000 (1994:
L400,000).

10. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    The Group's financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). Differences which have a significant effect on the Group's net income are set out below. While this is not a comprehensive summary of all differences between UK and US GAAP, other differences would not have a significant effect on the Group's net income.

  GOODWILL

    In the Group's financial statements, goodwill arising on the acquisition of a subsidiary is written off against reserves in the consolidated balance sheet in the year in which the acquisition is made. Under US GAAP such goodwill is capitalized and amortized through the consolidated income statement for a period of up to 40 years. For the purpose of compliance with US GAAP goodwill has been amortized over a period of 25 years.

  REVALUATION OF PROPERTIES

    Under UK GAAP properties may be restated in the basis of appraised values in financial statements prepared in all other respects in accordance with the historical cost convention. Increases in value are credited directly to the revaluation reserve and depreciation is calculated on the revalued basis. Under US GAAP such revaluations of property would not be reflected in the financial statements and depreciation would be based on historical cost.

  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING POLICY

    Under UK GAAP the cumulative effect of a change in an accounting policy is charged/credited to reserves. However, under US GAAP, the general rule is that such an amount should be charged/credited to the profit and loss account for the year of the change.

  FOREIGN CURRENCY TRANSLATION

    In the Group's financial statements revenues, expenses and assets and liabilities relating to overseas subsidiaries are translated at the year-end rate. Under US GAAP revenues and expenses are translated at average rates for the period.

                     ASSOCIATED BRITISH INDUSTRIES LIMITED

10. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
    Details of the estimated effect on the Group's net income of differences between UK GAAP and US GAAP are as follows:

      ESTIMATED EFFECT ON NET INCOME OF DIFFERENCES BETWEEN UK AND US GAAP

                                                                                  YEAR ENDED     NINE MONTHS ENDED 31
                                                                                 31 MARCH 1995        MARCH 1994
                                                                                ---------------  ---------------------
                                                                                       L'000               L'000
Net income in accordance with UK GAAP.........................................         2,993               1,671
US GAAP adjustments (net of tax):
  Goodwill amortization.......................................................           (82)                (21)
  Revaluation of properties...................................................           201                 138
  Deferred tax relating to adjustment for revaluation of properties...........           (66)                (46)
  Cumulative effect of change in accounting policy relating to post-retirement
   medical benefits (note 8)..................................................          (191)             --
  Foreign currency translation................................................            49                  (5)
                                                                                       -----               -----
Net income in accordance with US GAAP.........................................         2,904               1,737
                                                                                       -----               -----
                                                                                       -----               -----

11. CONSOLIDATED STATEMENTS OF CASH FLOWS: BASIS OF PREPARATION
    The Group's Consolidated Cash Flow Statements are prepared in accordance with UK Financial Reporting Standard No. I (FRS 1), the objective and principles of which are similar to those set out in SFAS No. 95, "Statement of Cash Flows". The principal difference between the standards relates to classification. Under FRS 1, the Group presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) tax paid; (d) investing activities; and (e) financing. SFAS No. 95 requires only three categories of cash flow activity being (a) operating; (b) investing; and (c) financing.

    Cash flows from returns on investments and servicing of finance and taxation under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS No. 95; such distributions would be included as a financing activity under SFAS No. 95. Under FRS 1, cash and cash equivalents comprise cash, investments and short-term deposits which were within 3 months of maturity when acquired and short-term borrowings repayable within 3 months from the date of their advance. Under SFAS No. 95 short-term borrowings repayable within 3 months of their advance would not be included within cash and cash equivalents but movements on those borrowings would be included in financing activities.

12. SUBSEQUENT EVENT
    On 19 June 1995, a recommended offer for the whole of the issued share capital of the Company was made by Chemical Bank on behalf of ABI Acquisition 2 plc, a wholly owned subsidiary of Astor Holdings, Inc. The offer became wholly unconditional on 28 June 1995. On 31 August 1995, Associated British Industries plc re-registered as a private company.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Adco Technologies Inc.

    We have audited the accompanying consolidated balance sheets of Adco Technologies Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, redeemable preferred stock of subsidiary and stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994 and the period May 14, 1993 (date of acquisition of Adco Products, Inc.) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Adco Technologies Inc. and subsidiary at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years ended December 31, 1995 and 1994 and the period May 14, 1993 (date of acquisition of Adco Products, Inc.) to December 31, 1993 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Detroit, Michigan
February 1, 1996

                             ADCO TECHNOLOGIES INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash (NOTE 1)....................................................................  $   2,888,428  $     336,981
  Short term investments (NOTE 1)..................................................        909,222       --
  Trade accounts receivable, less allowances ($140,000 and $150,000 at December 31,
   1995 and 1994, respectively)....................................................      4,672,127      4,590,553
  Inventories (NOTE 1):
    Raw materials and packaging....................................................      2,332,430      1,635,810
    Finished goods.................................................................      2,735,782      2,596,855
                                                                                     -------------  -------------
                                                                                         5,068,212      4,232,665
  Refundable income taxes..........................................................        176,969        128,314
  Deferred income taxes (NOTE 4)...................................................        319,374        170,233
  Other current assets.............................................................        139,358         89,025
                                                                                     -------------  -------------
      Total current assets.........................................................     14,173,690      9,547,771

Property, plant and equipment (NOTE 1):
  Land and improvements............................................................        351,512        307,456
  Buildings........................................................................      4,164,238      4,048,015
  Machinery and equipment..........................................................      5,547,493      5,059,746
  Construction in process..........................................................        965,584        137,664
                                                                                     -------------  -------------
                                                                                        11,028,827      9,552,881
  Less: Allowances for depreciation and amortization...............................     (2,132,976)    (1,245,299)
                                                                                     -------------  -------------
                                                                                         8,895,851      8,307,582
Intangibles (NOTE 1)...............................................................      8,034,994      8,316,843
Other assets.......................................................................         13,350         11,850
                                                                                     -------------  -------------
      Total assets.................................................................  $  31,117,885  $  26,184,046
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...........................................................  $     940,530  $   1,501,438
  Compensation and amounts withheld................................................      1,014,730        746,538
  State taxes payable..............................................................        130,982         62,622
  Other accrued expenses...........................................................        977,878      1,077,470
  Current portion of long-term notes payable (NOTE 2)..............................       --            1,106,462
                                                                                     -------------  -------------
      Total current liabilities....................................................      3,064,120      4,494,530
Long-term notes payable (NOTE 2)...................................................       --            4,901,614
Deferred income taxes (NOTE 4).....................................................      1,006,570        858,215
Redeemable preferred stock of subsidiary (NOTE 5)..................................      3,850,000      3,710,000

Stockholders' equity (NOTES 1 AND 6):

  Preferred stock, par value $.01 per share -- Authorized 100,000; no shares issued
   and outstanding.................................................................       --             --

  Common stock, par value $.01 per share -- Authorized 9,000,000; issued and outstanding 5,150,000 and 4,000,000 shares at December 31, 1995 and 1994,
   respectively....................................................................         51,500         40,000

  Additional paid-in capital -- common.............................................     15,140,750      8,275,000
  Less receivable from management stockholders.....................................       (150,000)      (210,000)
  Retained earnings................................................................      8,154,945      4,114,687
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     23,197,195     12,219,687
                                                                                     -------------  -------------
        Total liabilities and stockholders' equity.................................  $  31,117,885  $  26,184,046
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                             PERIOD MAY 14, 1993
                                                                                             (DATE OF ACQUISITION
                                                                                                      OF
                                                                                             ADCO PRODUCTS, INC.)
                                                                 YEAR ENDED DECEMBER 31,              TO
                                                               ----------------------------      DECEMBER 31,
                                                                   1995           1994               1993
                                                               -------------  -------------  --------------------
Net sales....................................................  $  47,411,421  $  38,749,168     $   20,325,449
Cost of products sold........................................     33,317,969     27,056,887         14,447,812
                                                               -------------  -------------  --------------------
Gross profit.................................................     14,093,452     11,692,281          5,877,637
Operating expenses:
  Selling, general and administrative (NOTE 7)...............      5,720,330      4,845,815          2,749,201
  Research and development...................................      1,350,589      1,265,046            631,431
                                                               -------------  -------------  --------------------
Total operating expenses.....................................      7,070,919      6,110,861          3,380,632
                                                               -------------  -------------  --------------------
Operating income.............................................      7,022,533      5,581,420          2,497,005
Interest expense.............................................        105,020        596,297            404,790
Dividends on preferred stock of subsidiary...................        280,000        280,000            140,000
Other expense (income) -- net................................       (104,495)       115,683           (123,632)
                                                               -------------  -------------  --------------------
Income before taxes..........................................      6,742,008      4,589,440          2,075,847
Income taxes (NOTE 4)........................................      2,470,000      1,740,000            810,600
                                                               -------------  -------------  --------------------
Net income...................................................  $   4,272,008  $   2,849,440     $    1,265,247
                                                               -------------  -------------  --------------------
                                                               -------------  -------------  --------------------
Net income per common and common equivalent share............  $         .84  $         .72     $          .33
                                                               -------------  -------------  --------------------
                                                               -------------  -------------  --------------------
Weighted average shares outstanding (NOTE 1).................      5,065,847      3,937,825          3,819,603

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.

            CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK OF
                      SUBSIDIARY AND STOCKHOLDERS' EQUITY

                                                     REDEEMABLE PREFERED STOCK OF SUBSIDIARY         STOCKHOLDERS' EQUITY
                                                --------------------------------------------------  -----------------------
                                                                            ADDITIONAL                           ADDITIONAL
                                                  SERIES A      SERIES B      PAID-IN      TOTAL                  PAID-IN
                                                  PREFERRED     PREFERRED     CAPITAL    PREFERRED    COMMON      CAPITAL
                                                    STOCK         STOCK      PREFERRED     STOCK       STOCK       COMMON
                                                -------------  -----------  -----------  ---------  -----------  ----------
Balance at May 14, 1993 (date of
 acquisition).................................    $      35        --        $3,499,965  $3,500,000  $  38,196   $7,901,804
Net income for the period ended December 31,
 1993.........................................       --            --           --          --          --           --
Collection of receivable......................       --            --           --          --          --           --
Dividends on preferred stock..................       --         $  70,000       --          70,000      --           --
                                                        ---    -----------  -----------  ---------  -----------  ----------
Balance at December 31, 1993..................           35        70,000    3,499,965   3,570,000      38,196    7,901,804
Net income for the year ended December 31,
 1994.........................................       --            --           --          --          --           --
Issuance of stock.............................       --            --           --          --           1,804      373,196
Dividends on preferred stock..................       --           140,000       --         140,000      --           --
                                                        ---    -----------  -----------  ---------  -----------  ----------
Balance at December 31, 1994..................           35       210,000    3,499,965   3,710,000      40,000    8,275,000
Net income for the year ended December 31,
 1995.........................................       --            --           --          --          --           --
Collection of receivable......................       --            --           --          --          --           --
Issuance of stock.............................                                                          11,500    6,865,750
Dividends on common stock.....................       --            --           --          --          --           --
Dividends on preferred stock..................       --           140,000       --         140,000      --           --
                                                        ---    -----------  -----------  ---------  -----------  ----------
Balance at December 31, 1995..................    $      35     $ 350,000    $3,499,965  $3,850,000  $  51,500   $15,140,750
                                                        ---    -----------  -----------  ---------  -----------  ----------
                                                        ---    -----------  -----------  ---------  -----------  ----------


                                                 RECEIVABLE
                                                    FROM                    TOTAL
                                                 MANAGEMENT   RETAINED   STOCKHOLDERS'
                                                STOCKHOLDERS  EARNINGS      EQUITY
                                                ------------  ---------  ------------
Balance at May 14, 1993 (date of
 acquisition).................................   $ (249,000)              $7,691,000
Net income for the period ended December 31,
 1993.........................................       --       $1,265,247   1,265,247
Collection of receivable......................       39,000                   39,000
Dividends on preferred stock..................                   --
                                                ------------  ---------  ------------
Balance at December 31, 1993..................     (210,000)  1,265,247    8,995,247
Net income for the year ended December 31,
 1994.........................................       --       2,849,440    2,849,440
Issuance of stock.............................       --          --          375,000
Dividends on preferred stock..................       --          --           --
                                                ------------  ---------  ------------
Balance at December 31, 1994..................     (210,000)  4,114,687   12,219,687
Net income for the year ended December 31,
 1995.........................................       --       4,272,008    4,272,008
Collection of receivable......................       60,000      --           60,000
Issuance of stock.............................                             6,877,250
Dividends on common stock.....................       --        (231,750)    (231,750)
Dividends on preferred stock..................       --          --           --
                                                ------------  ---------  ------------
Balance at December 31, 1995..................   $ (150,000)  $8,154,945  $23,197,195
                                                ------------  ---------  ------------
                                                ------------  ---------  ------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      PERIOD
                                                                                                   MAY 14, 1993
                                                                                                     (DATE OF
                                                                                                  ACQUISITION OF
                                                                                                  ADCO PRODUCTS,
                                                                      YEAR ENDED DECEMBER 31,        INC.) TO
                                                                    ----------------------------   DECEMBER 31,
                                                                        1995           1994            1993
                                                                    -------------  -------------  ---------------
OPERATING ACTIVITIES
Net income........................................................  $   4,272,008  $   2,849,440   $   1,265,247
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization...................................      1,169,526      1,143,350         552,472
  Provision for dividends on preferred stock of subsidiary........        280,000        280,000         140,000
  Deferred income taxes...........................................           (786)       202,480          34,200
  Changes in current assets and liabilities:
    Trade accounts receivable.....................................        (81,574)      (783,029)        556,764
    Inventories...................................................       (835,547)    (1,204,017)      1,705,964
    Other current assets..........................................        (50,333)        30,258        (109,120)
    Other assets..................................................         (1,500)         3,600          (1,567)
    Trade accounts payable........................................       (560,908)       585,605        (723,417)
    Taxes payable.................................................         19,705       (173,677)         36,663
    Accrued salaries, wages and other expenses....................        168,600        265,246         193,936
    Due to Nalco Chemical Company.................................       --             --               (46,819)
                                                                    -------------  -------------  ---------------
Net cash provided by operating activities.........................      4,379,191      3,199,256       3,604,323

INVESTING ACTIVITIES
Purchases of property, plant and equipment........................     (1,475,946)    (1,131,458)     (2,417,081)
Purchase of patents...............................................       --             --              (472,500)
Other.............................................................       --             --               (39,170)
                                                                    -------------  -------------  ---------------
Net cash used in investing activities.............................     (1,475,946)    (1,131,458)     (2,928,751)

FINANCING ACTIVITIES
Proceeds from notes payable.......................................       --             --             1,500,000
Payments of debt..................................................     (6,008,076)    (2,463,120)     (1,958,804)
Issuance of capital stock.........................................      6,877,250        375,000          39,000
Decrease in receivable from management stockholders...............         60,000       --              --
Cash dividends paid on preferred stock of subsidiary..............       (140,000)      (140,000)        (70,000)
Cash dividends paid on common stock...............................       (231,750)
                                                                    -------------  -------------  ---------------
Net cash provided by (used in) financing activities...............        557,424     (2,228,120)       (489,804)
                                                                    -------------  -------------  ---------------
Increase (decrease) in cash and short-term investments............      3,460,669       (160,322)        185,768
Cash at beginning of period.......................................        336,981        497,303         311,535
                                                                    -------------  -------------  ---------------
Cash and short-term investments at end of period..................  $   3,797,650  $     336,981   $     497,303
                                                                    -------------  -------------  ---------------
                                                                    -------------  -------------  ---------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND DESCRIPTION OF BUSINESS

    Adco Technologies Inc. ("ADCO") was incorporated May 7, 1993. Adco Products, Inc. was a wholly owned subsidiary of Nalco Chemical Company ("Nalco") through May 13, 1993. Effective May 14, 1993, Nalco sold all of the outstanding common stock of Adco Products, Inc. to ADCO for $16,000,000 in cash and $3,500,000 in preferred stock of Adco Products, Inc. (the "Acquisition"). Concurrently, Adco Products, Inc. borrowed $8,930,000 under a bank term note and revolving line of credit to fund the purchase. The purchase price was allocated to assets and liabilities based upon their respective fair market values. There was no activity of ADCO for the period from May 7, 1993 to May 13, 1993. Following is the summarized balance sheet at date of acquisition:

Assets
  Accounts receivable..................................................  $4,364,000
  Inventories..........................................................   4,735,000
  Equipment and other assets...........................................   6,330,000
  Intangibles..........................................................   8,132,000
                                                                         ----------
                                                                         $23,561,000
                                                                         ----------
                                                                         ----------
Liabilities
  Accounts payable and other liabilities...............................  $3,440,000
  Acquisition debt.....................................................   8,930,000
  Redeemable preferred stock of subsidiary.............................   3,500,000
  Stockholders' equity.................................................   7,691,000
                                                                         ----------
                                                                         $23,561,000
                                                                         ----------
                                                                         ----------

    In February 1995 ADCO registered 2,300,000 shares of common stock on Form S-1. ADCO sold 1,150,000 shares in an initial public offering, with an additional 1,150,000 shares sold by existing shareholders, the net proceeds to ADCO of approximately $7,000,000 were used to payoff all outstanding long-term debt. If this transaction had occurred as of May 14, 1993, the net earnings per share for the year ended December 31, 1994 and the period May 14, 1993 to December 31, 1993, would have been $.63 and $.30 per share, respectively.

    ADCO produces adhesives and sealants primarily for the roofing, automotive original equipment manufacturing, windshield replacement, window manufacturing, and concrete pipe and vault markets and is considered to operate in one business segment.

    ADCO had sales to two customers during the year ended December 31, 1995 that exceeded 10% of total net sales. Net sales to the first customer, with which ADCO has a long-standing relationship, amounted to 22%, 20%, and 14% for the years ended December 31, 1995 and 1994, and the period May 14, 1993 to December 31, 1993, respectively. The second customer had net sales at 11% and 9% for the years ended December 31, 1995 and 1994, respectively. ADCO generally does not require collateral from its customers. Credit losses, which have been minimal, have been within management's expectations.

  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of ADCO and its wholly-owned subsidiary, Adco Products, Inc. Significant intercompany accounts have been eliminated in consolidation.

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CASH AND SHORT-TERM INVESTMENTS

    Cash and short-term investments consist primarily of highly liquid money market funds and government securities invested with quality financial institutions. These investments are carried at cost, which approximates fair value, due to the short period of time to maturity.

  INVENTORY

    Inventories are stated at the lower of cost or market. Cost is determined using the last in, first out (LIFO) method.

    Current costs, based on the first-in, first out (FIFO) method would have resulted in reported amounts approximately the same at December 31, 1995 and 1994.

  PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets.

  INTANGIBLE ASSETS

    Intangible assets are amortized by the straight-line method over periods ranging from 5 to 40 years and consist of the following:

                                                                           DECEMBER 31
                                                                    --------------------------
                                                                        1995          1994
                                                                    ------------  ------------
Goodwill..........................................................  $  8,052,582  $  8,052,582
Deferred organization costs.......................................       242,284       242,284
Deferred patent costs.............................................       472,500       472,500
                                                                    ------------  ------------
                                                                       8,767,366     8,767,366
Less accumulated amortization.....................................      (732,372)     (450,523)
                                                                    ------------  ------------
                                                                    $  8,034,994  $  8,316,843
                                                                    ------------  ------------
                                                                    ------------  ------------

    Amortization expense was $281,852, $287,982 and $162,541 for the years ended December 31, 1995 and 1994 and the period May 14, 1993 to December 31, 1993, respectively.

    Goodwill generally is amortized on a straight-line basis over 40 years, organizational costs over 5 years and patent costs over 15 years. The carrying value of goodwill will be reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, ADCO's carrying value of the goodwill will be reduced by the estimated shortfall of cash flows.

  STOCK OPTIONS

    ADCO has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employers" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, compensation expense is recognized when the exercise price of employee stock options is less than the market price of the underlying stock on the date of the grant. See Note 6, "Stockholders' Equity" for information regarding ADCO's stock options plans.

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  NOTES PAYABLE
    A summary of the ADCO notes payable as of December 31, 1994 is as follows:

7.20% note to First Fidelity, NA, payable in varying monthly amounts of $33,331 to $51,997 excluding interest through April, 2000, with remaining balance plus accrued interest to be paid in full May 2000...................................  $3,320,042

Prime plus 1/2% (9.00% and 7.25% at December 31, 1994 and 1993, respectively)
 note to First Fidelity, NA, payable in varying monthly amounts of $26,169 to
 $45,503 excluding interest through April 2000 with remaining balance plus
 accrued interest to be paid in full May 2000...................................   1,422,817

7.22% note to First Fidelity, NA, payable in varying monthly amounts of $13,044 to $19,672 excluding interest through April 2000 with remaining balance plus
 accrued interest to be paid in full May 2000...................................   1,265,217
                                                                                  ----------
Total notes payable.............................................................   6,008,076

Less current portion............................................................  (1,106,462)
                                                                                  ----------
                                                                                  $4,901,614
                                                                                  ----------
                                                                                  ----------

    ADCO repaid all of the notes payable outstanding at December 31, 1994 with proceeds from the issuance of common stock during 1995.

    At December 31, 1995, ADCO had an unused $3,000,000 discretionary line of credit for general corporate purposes.

    For the years ended December 31, 1995 and 1994, and the period May 14, 1993 to December 31, 1993, ADCO made interest payments of approximately $105,020, $601,000 and $405,000, respectively.

3.  EMPLOYEE BENEFIT PLANS
    ADCO has a noncontributory, defined-benefit pension plan covering union employees. Benefits are based on length of service and a negotiated benefit rate.

    ADCO's policy is to fund the plan between the minimum and maximum amounts deductible for tax purposes under the Internal Revenue Code. ADCO made contributions of $34,596 to the plan for the year ended December 31, 1995 and no contributions for the other periods presented.

    Plan assets are invested in mutual funds and money market accounts.

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                                      DECEMBER 31
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
Actuarial present value of benefit obligations
  Vested......................................................................  $   423,600  $   302,249
  Non-vested..................................................................        9,755       35,863
                                                                                -----------  -----------
Accumulated benefit obligation................................................  $   433,355  $   338,112
                                                                                -----------  -----------
                                                                                -----------  -----------
Projected benefit obligation..................................................  $  (433,355) $  (338,112)
Plan assets at fair value.....................................................      313,581      313,625
                                                                                -----------  -----------
Projected benefit obligation in excess of plan assets.........................     (119,774)     (24,487)
Unrecognized net asset at transition..........................................       (7,775)      (8,552)
Unrecognized prior service cost...............................................      172,837       28,657
Additional minimum liability..................................................      --          (158,596)
Unrecognized net loss.........................................................       57,248      138,491
                                                                                -----------  -----------
Net pension asset (liability).................................................  $   102,536  $   (24,487)
                                                                                -----------  -----------
                                                                                -----------  -----------

    Net pension expense was comprised of the following:

                                                                                 DECEMBER 31
                                                                      ----------------------------------
                                                                         1995        1994        1993
                                                                      ----------  ----------  ----------
Service cost........................................................  $   34,145  $   29,358  $   13,517
Interest cost on projected benefit obligation.......................      36,640      27,517      13,669
Actual return on plan assets........................................     (28,016)    (31,711)    (14,170)
Net amortizations and deferrals.....................................       2,004       6,409       2,276
                                                                      ----------  ----------  ----------
Net pension expense.................................................  $   44,773  $   31,573  $   15,292
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

    The following assumptions were used in calculating the plan's funded status and the net pension expense:

                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
Weighted average discount rates.................................................       8.50%      7.50%      8.50%
Rates of return on plan assets..................................................       8.50      10.00      10.00

    During January 1993, Adco Products, Inc. terminated the pension plan covering its salaried employees. This termination, which was approved and completed in 1994, resulted in a gain to ADCO of approximately $100,000 in 1994.

    ADCO also sponsors a retirement savings plan which includes a defined-contribution 401(k) plan and a discretionary profit sharing plan, which covers substantially all nonunion employees. ADCO's contribution to the 401(k) plan is based on each participant's pretax contribution. For the years ended December 31, 1995 and 1994 and the period May 14, 1993 to December 31, 1993, ADCO contributed approximately $39,000, $35,900 and $19,800 to the 401(k) plan, respectively. The profit sharing amount is determined annually by the Board of Directors and was $250,000, $165,000 and $62,000, for the years ended December 31, 1995 and 1994 and the period May 14, 1993 to December 31, 1993, respectively.

4.  INCOME TAXES
    ADCO accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. Deferred income taxes reflect the net tax effects of

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INCOME TAXES (CONTINUED)
temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of ADCO's deferred tax assets (liabilities) are as follows:

                                                                                      DECEMBER 31
                                                                                ------------------------
                                                                                   1995         1994
                                                                                -----------  -----------
Warranty and other expenses...................................................  $   176,865  $   160,400
Tax over book depreciation....................................................     (945,266)    (854,900)
Reserve for doubtful accounts.................................................       47,712       51,100
Employee benefits.............................................................       51,533      (25,900)
Other.........................................................................      (18,040)     (18,682)
                                                                                -----------  -----------
                                                                                $  (687,196) $  (687,982)
                                                                                -----------  -----------
                                                                                -----------  -----------

    Components of the provision for income taxes are as follows:

                                                                               DECEMBER 31
                                                                  --------------------------------------
                                                                      1995          1994         1993
                                                                  ------------  ------------  ----------
Current income taxes............................................  $  2,470,786  $  1,537,520  $  776,400
Deferred income taxes (credit)..................................          (786)      202,480      34,200
                                                                  ------------  ------------  ----------
                                                                  $  2,470,000  $  1,740,000  $  810,600
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

    A reconciliation of the total federal income tax provision and the amount computed by applying the statutory federal income tax rate to earnings before income taxes for the periods ended are as follows:

                                                                               DECEMBER 31
                                                                  --------------------------------------
                                                                      1995          1994         1993
                                                                  ------------  ------------  ----------
Taxes at U. S. statutory rates..................................  $  2,291,400  $  1,560,400  $  705,800
Impact of nondeductible intangible amortization.................        68,400        68,400      57,200
Impact of nondeductible preferred stock dividend................        95,200        95,200      47,600
Other...........................................................        15,000        16,000      --
                                                                  ------------  ------------  ----------
                                                                  $  2,470,000  $  1,740,000  $  810,600
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

    The difference between ADCO's effective income tax rate and the federal statutory rate is primarily attributable to the effect of the amortization of intangible assets (see NOTE 1) and the preferred stock dividend of subsidiary.

    Income taxes paid by ADCO approximated $2,520,000, $1,639,000 and $803,000 for the years ended December 31, 1995 and 1994 and the period May 14, 1993 to December 31, 1993, respectively.

5.  REDEEMABLE PREFERRED STOCK OF SUBSIDIARY
    The articles of incorporation of Adco Products, Inc. authorize 4,856 shares of Series A Cumulative Redeemable Preferred Stock, non-voting, par value $.01 per share ("Series A") and 1,356 shares of Series B

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  REDEEMABLE PREFERRED STOCK OF SUBSIDIARY (CONTINUED)
Redeemable Preferred Stock, non-voting, par value $.01 per share ("Series B"). Nalco owned 3,500 shares of Series A and 350 shares of Series B at December 31, 1995, and 3,500 shares of Series A and 210 shares of Series B at December 31, 1994. The designated terms and conditions of the preferred stock are as follows:

                                                                                     SERIES A    SERIES B
                                                                                     ---------  -----------
Shares outstanding at December 31, 1995............................................      3,500         350
Dividend rate per annum............................................................  $      80       *
Redemption price...................................................................  $   1,000   $   1,000
Liquidation preference.............................................................  $   1,000   $   1,000

*Dividends are not payable on Series B

    The mandatory obligation to redeem both Series A and Series B begins November 15, 2000 and ends May 15, 2003, with a specified fraction of the outstanding shares redeemed each November and May.

    A summary of the Series A and Series B Preferred stock and additional paid in capital for Adco Products, Inc. is as follows:

                                                                                     DECEMBER 31
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Series A Preferred stock....................................................  $         35  $         35
Series B Preferred stock....................................................       350,000       210,000
Additional paid-in capital -- preferred.....................................     3,499,965     3,499,965

    The Series A dividend is paid one-half in cash and one-half in shares of Series B, bi-annually on May 15 and November 15. In each November and May of 1995 and 1994 and November 1993, 70 shares of Series B were issued as part of the dividend to the Series A holders. These Series B shares were recorded at their liquidation value of $1,000 per share.

6.  STOCKHOLDERS' EQUITY
    The articles of incorporation of ADCO authorize 100,000 shares of preferred stock with a par value of $.01 per share. No preferred shares are outstanding as of December 31, 1995 and 1994.

    Effective May 14, 1993, ADCO adopted the Adco Technologies Inc. 1993 Stock Option Plan, pursuant to which ADCO has granted options to certain officers of ADCO to purchase an aggregate of 144,326 shares of common stock of ADCO. Under the plan these options become exercisable on October 29, 2008 or at a sooner date if certain performance and cash return targets are met. At December 31, 1994, 25,414 of the options were exercisable. An additional 48,112 shares became exercisable in 1995 bringing the total options exercisable at December 31, 1995 to 73,526. Associated with the shares issued in 1995 additional compensation expense of $257,500 was recorded. In February 1995, ADCO amended this option plan. In connection with the plan amendment the remaining 70,800 shares become exercisable over the next 3 to 5 years. Prior to the amendment in February 1995, ADCO had the option to repurchase shares purchased upon exercise of the options upon termination of employment for reasons other than for death, disability, or retirement at a price calculated based on the book value of ADCO. The amendment removed ADCO's option to repurchase the shares.

    The Adco Technologies Inc. 1994 Non-Employee Director Stock Option Plan ("Director Plan") was adopted by ADCO in December 1994, and provides for the grant of options covering up to 100,000 shares of common stock to non-employee directors. Upon completion of the initial public offering and subsequently on each date he or she is elected or re-elected, each non-employee director shall receive options to purchase 4,000 shares of common stock. The exercise price per share shall be the fair market value of the common

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  STOCKHOLDERS' EQUITY (CONTINUED)
stock as determined in accordance with the Director Plan. The options are exercisable immediately and for ten years from the date of grant. At December 31, 1995, 24,000 options were outstanding as a result of the initial public offering in February 1995 at a price of $7.00 per share.

    The Adco Technologies Inc. 1994 Stock Option Plan was adopted by ADCO in December 1994, which provides for the grant of options covering up to 150,000 shares of common stock to certain members of management, employees and outside consultants. This plan provides for the issuance of both incentive stock options and non-qualified stock options. During 1995 and 1994, 50,000 and 45,000 options were issued at an exercise price of $7.62 and $7.00 per share, respectively. At December 31, 1995, a total of 95,000 options were issued and exercisable.

7.  RELATED PARTY TRANSACTIONS
    ADCO has a consulting agreement with Bradford Ventures Limited ("BVL"), a related party to certain shareholders, including ADCO's two largest shareholders and its chairman, whereby, BVL provides financial and advisory services to ADCO for a 10 year period, commencing May 14, 1993, at an initial annual fee of $135,000, which increases annually by 7.5%. This consulting fee is included in selling, general and administrative expenses and approximated $151,500, $140,800 and $78,750 for the years ended December 31, 1995 and 1994 and the period May 14, 1993 to December 31, 1993, respectively.

    In May 1993, in connection with the Acquisition, ADCO's executive officers entered into separate agreements to purchase shares of the common stock of ADCO. The purchase price for the common stock was paid for by the delivery of cash and promissory notes of the respective purchasers in favor of ADCO ranging in amounts from $50,000 to $60,000. Each note is payable in full in May 1998, bearing interest at a rate of five percent per annum. The purchaser's obligations under their respective notes are secured by pledges of the common stock purchased with the notes. In September 1995, one officer repaid the balance of a promissory note in the amount of $60,000.

8.  LITIGATION AND REGULATION
    There are judicial and administrative claims pending or contemplated against ADCO. Management believes that the resolution of these matters should not have a material effect upon ADCO's financial condition, results of operations and cash flows.

    The U.S. Environmental Protection Agency (EPA) has notified ADCO that it is a potentially responsible party at, and requested that ADCO provide information with respect to, two hazardous waste disposal sites. Regarding the first site, ADCO has responded that it is not responsible for any materials at the site and that ADCO believes that the previous owners of the property upon which ADCO's facility is located may be responsible for the materials in question located at this site. Clean-up of this site is underway, ADCO has not made and has not been requested to make any expenditures toward the clean up of this site, and has not been contacted further by the EPA. At the second site, ADCO believes it is the source of a de minimis quantity of waste materials.

    The Michigan Department of Natural Resources has identified the property on which ADCO's plant is located as a site of environmental contamination. Management has recorded a reserve of $148,478 at December 31, 1995, included in other accrued expenses, as an estimate of the amount of loss that is reasonably possible to be incurred for this site. While management of ADCO does not believe that ADCO's exposure in these matters will have a material adverse effect on the business and financial condition of ADCO, there can be no assurance that ADCO will not incur additional significant liabilities in connection with these matters or that such liabilities will not have a material adverse effect on ADCO's business and financial condition.

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  LITIGATION AND REGULATION (CONTINUED)
    Regarding each of the above mentioned environmental matters, ADCO has notified Nalco that Nalco may be responsible for indemnifying ADCO for expenditures made for the above matters. Pursuant to the terms of an agreement entered into in connection with ADCO's acquisition of Adco Products, Inc., ADCO is indemnified to a limited extent against certain environmental liabilities by Nalco. In certain instances, the indemnification is limited by a $100,000 deductible and a limitation on the amount of indemnification's ranging from $341,600 to $3.5 million depending upon the type of claim made, with an aggregate limitation of $3.5 million for all such claims made.

9.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
    The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.

                                                         MAR. 31        JUN. 31       SEPT. 30        DEC. 31
                                                      -------------  -------------  -------------  -------------
1995
Sales...............................................  $  11,387,715  $  12,709,679  $  12,833,654  $  10,480,373
Gross profit........................................      3,378,311      3,990,230      3,934,356      2,790,555
Net income..........................................        883,494      1,346,961      1,336,998        704,555
Net income per common share.........................            .19            .26            .26            .14
1994
Sales...............................................  $   7,690,773  $   9,814,333  $  11,414,955  $   9,829,107
Gross profit........................................      2,071,925      3,017,791      3,805,104      2,797,461
Net income..........................................        180,909        769,707      1,265,288        633,536
Net income per common share.........................            .05            .20            .32            .16

                            ADCO TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                               JUNE 30,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash and short-term investments..................................................  $   3,558,264  $     798,410
  Trade accounts receivable, less allowances ($146,000 and $155,000 at June 30,
   1996 and June 30, 1995, respectively)...........................................      7,601,085      6,514,550
  Inventories:
    Finished goods.................................................................      2,563,322      2,968,789
    Raw materials and packaging....................................................      3,218,307      3,190,622
                                                                                     -------------  -------------
                                                                                         5,781,629      6,159,411
  Deferred income taxes............................................................        353,435        307,888
  Other current assets.............................................................        203,650        264,735
                                                                                     -------------  -------------
      Total current assets.........................................................     17,498,063     14,044,994
Property, plant and equipment, net.................................................      9,075,418      8,549,881
Intangibles........................................................................      7,894,360      8,175,628
Other assets.......................................................................         13,350         13,350
                                                                                     -------------  -------------
      Total assets.................................................................  $  34,481,191  $  30,783,853
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...........................................................  $   2,054,387  $   2,575,522
  Accrued compensation and other expenses..........................................      1,922,476      1,928,355
  Federal income and state taxes...................................................        383,260        325,036
                                                                                     -------------  -------------
      Total current liabilities....................................................      4,360,123      4,828,913
Deferred income taxes..............................................................      1,031,275        924,798
Redeemable preferred stock of subsidiary...........................................      3,920,000      3,780,000
Stockholders' equity:
  Preferred stock, par value $.01 per share --
    Authorized 100,000; no shares issued and outstanding...........................       --             --
  Common stock, par value $.01 per share --
    Authorized 9,000,000; issued and outstanding 5,150,000 shares at June 30, 1996
     and June 30, 1995.............................................................         51,500         51,500
  Additional paid-in-capital -- common.............................................     15,140,750     15,140,750
  Less receivable from management stockholders.....................................        (50,000)      (210,000)
  Retained earnings................................................................     10,027,543      6,267,892
                                                                                     -------------  -------------
      Total stockholders' equity...................................................     25,169,793     21,250,142
                                                                                     -------------  -------------
        Total liabilities and stockholders' equity.................................  $  34,481,191  $  30,783,853
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
Net sales..........................................................................  $  24,953,992  $  24,097,393
Cost of products sold..............................................................     18,200,020     16,728,853
                                                                                     -------------  -------------
  Gross profit.....................................................................      6,753,972      7,368,540
Operating expenses:
  Selling, general and administrative..............................................      2,780,472      2,928,840
  Research and development.........................................................        733,163        678,978
                                                                                     -------------  -------------
Total operating expenses...........................................................      3,513,635      3,607,818
                                                                                     -------------  -------------
Operating income...................................................................      3,240,337      3,760,722
Interest expense...................................................................              0        105,020
Dividends on preferred stock of subsidiary.........................................        140,000        140,000
Other expense (income) - net.......................................................       (184,261)       (16,753)
                                                                                     -------------  -------------
Income before taxes................................................................      3,284,598      3,532,455
Income taxes.......................................................................      1,206,000      1,302,000
                                                                                     -------------  -------------
Net income.........................................................................  $   2,078,598  $   2,230,455
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net income per common and common equivalent share..................................  $        0.40  $        0.45
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average shares outstanding................................................      5,259,313      4,939,191

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                                                      ----------------------------
                                                                                          1996           1995
                                                                                      -------------  -------------
OPERATING ACTIVITIES
Net income..........................................................................  $   2,078,598  $   2,230,455
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.....................................................        653,440        597,817
  Deferred income taxes.............................................................         (9,356)       (81,760)
  Changes in current assets and liabilities:
    Trade accounts receivable.......................................................     (2,928,958)    (1,923,997)
    Inventories.....................................................................       (713,417)    (1,926,746)
    Other current assets............................................................        112,677       (175,844)
    Other assets....................................................................       --              (14,100)
    Trade accounts payable..........................................................      1,113,858      1,074,084
    Taxes payable...................................................................        252,278        411,128
    Accrued salaries, wages and other expenses......................................        (70,132)       107,366
                                                                                      -------------  -------------
Net cash provided by operating activities...........................................        488,988        298,403
INVESTING ACTIVITIES
Purchases of property, plant and equipment..........................................       (692,374)      (698,898)
                                                                                      -------------  -------------
Net cash used in investing activities...............................................       (692,374)      (698,898)
FINANCING ACTIVITIES
Repayment of management loan........................................................        100,000       --
Payments of debt....................................................................       --           (6,008,076)
Issuance of preferred stock.........................................................         70,000         70,000
Issuance of capital stock...........................................................       --            6,877,250
Cash dividend paid on common stock..................................................       (206,000)       (77,250)
                                                                                      -------------  -------------
Net cash (used in) provided by financing activities.................................        (36,000)       861,924
                                                                                      -------------  -------------
(Decrease) increase in cash and cash equivalents....................................       (239,386)       461,429
Cash and cash equivalents at beginning of period....................................      3,797,650        336,981
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $   3,558,264  $     798,410
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            See accompanying notes.

                             ADCO TECHNOLOGIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1996 AND 1995
                                  (UNAUDITED)

1.  INTERIM FINANCIAL STATEMENTS
    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto of Adco Technologies, Inc. ("ADCO") for the year ended December 31, 1995.

    ADCO has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS effective January 1, 1996. Based on current circumstances this adoption has no effect on the Company's income statement.

2.  INVENTORIES
    Inventories are stated at the lower cost or market. Cost is determined using the last in, first out (LIFO) method. Current costs, based on the first in, first out (FIFO) method would have resulted in reported amounts approximately $109,000 higher at June 30, 1996.

3.  INCOME TAXES
    ADCO accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), ACCOUNTING FOR INCOME TAXES. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

4.  LITIGATION AND REGULATION
    There are judicial and administrative claims pending or contemplated against ADCO. Management believes that the resolution of these matters should not have a material effect upon ADCO's financial condition, results of operations and cash flows.

    The Environmental Protection Agency ("EPA") has notified ADCO that it is a Potential Responsible Party ("PRP") at, and requested that ADCO provide information with respect to, two Superfund sites. Regarding the first site, ADCO has informed the EPA that it believes that it is not responsible for any materials at the site and ADCO believes that the previous owners of the property upon which ADCO's facility is located may be responsible for the materials in question located at this site. ADCO has not made and has not been requested to make any expenditures toward the clean-up of this site, and has not been contacted further by the EPA. At the second site, ADCO has been notified by the EPA that it is the source of a de minimis quantity of waste materials. ADCO spent approximately $6,000 in clean-up costs at this site and ADCO does not expect that its clean-up costs will exceed $10,000.

    The Michigan Department of Natural Resources ("MDNR") has identified the property on which ADCO's plant is located as a site of environmental contamination. ADCO has recorded a reserve of $148,000 at June 30, 1996, as an estimate of the amount of loss that is reasonably possible to be incurred for this site. While management of ADCO does not believe that ADCO's exposure in these matters will have a material adverse effect on the business and financial condition of ADCO, there can be no assurance that ADCO will not incur additional significant liabilities in connection with these matters or that such liabilities will not have a material adverse effect on ADCO's business and financial condition.

    Regarding each of the above-mentioned environmental matters, ADCO has notified Nalco Chemical Company ("Nalco") that Nalco may be responsible for indemnifying ADCO for expenditures made for the

                             ADCO TECHNOLOGIES INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  LITIGATION AND REGULATION (CONTINUED)
above matters. Pursuant to the terms of an agreement entered into in connection with ADCO's acquisition of Adco Products, Inc., ADCO is indemnified to a limited extent against certain environmental liabilities by Nalco. In certain instances, the indemnification is limited by a $100,000 deductible and a limitation on the amount of indemnification's ranging from $341,600 to $3.5 million depending upon the type of claim made, with an aggregate limitation of $3.5 million for all such claims made.

5.  SUBSEQUENT EVENTS
    In July 1996, ADCO declared a quarterly dividend of $.02 per share, payable on August 30, 1996, to holders of common stock of record on August 15, 1996. The aggregate amount of the common stock dividend will be approximately $103,000.

    On July 12, 1996, ADCO, Astor Corporation, a Delaware corporation (the "Buyer"), and AAC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Buyer (the "Acquisition Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the Acquisition Company to merge with and into ADCO (the "Merger") with the Acquisition Company continuing as the surviving corporation. In the Merger, each outstanding share of common stock ("Common Stock") of ADCO will be converted into the right to receive $10.25 in cash (the "Merger Consideration") and each option to purchase shares of Common Stock shall be converted into the right to receive a net amount in cash equal to the Merger Consideration allocable to the shares of Common Stock then subject to the option (the "Option Shares") less the aggregate exercise price for the purchase of the Option Shares.

    Simultaneously with the execution and delivery of the Merger Agreement, Bradford Venture Partners, LP, Overseas Equity Investor Partners, LP, Bradford Mills, Robert Simon, Barbara Henagan, James McCowan, Phillip Beery, David Fuchs, Charles Sax and Brian Briddell (each a "Stockholder" and collectively the "Stockholders"), each of whom is a stockholder of ADCO and certain of whom are directors and executive officers of ADCO, holding an aggregate of 2,559,308 shares of Common Stock (equal to 49.75% of the outstanding voting Common Stock as of July 12, 1996) entered into agreements, dated as of July 12, 1996 (the "Voting Agreements"), with the Buyer, which provide, among other things, that each of the Stockholders will vote or will cause to be voted, the shares of Common Stock owned by the Stockholder (i) in favor of the adoption of the Merger Agreement and the approval of the Merger, (ii) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of all or a substantial portion of the capital stock, the assets of ADCO or the assets or stock of any subsidiary of ADCO by any person or entity other than the Buyer or Acquisition Company or an affiliate of the Buyer or Acquisition Company, and (iii) against any transaction which is inconsistent with the obligation of ADCO to consummate the Merger in accordance with the Merger Agreement. The Voting Agreements also provide that such Stockholder will not, except as contemplated by the terms of the Voting Agreements, sell or otherwise voluntarily dispose of any of the shares of Common Stock owned by such Stockholder or take any voluntary action which would have the effect of removing such Stockholder's power to vote his shares or which would be inconsistent with the Voting Agreements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Adco Products, Inc.

    We have audited the accompanying statements of income, stockholders' equity, and cash flows of Adco Products, Inc. for the period from January 1, 1993 to May 13, 1993 (date of sale). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Adco Products, Inc. for the period from January 1, 1993 to May 13, 1993 (date of sale), in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Detroit, Michigan
March 18, 1994

                              ADCO PRODUCTS, INC.
                              STATEMENT OF INCOME

                                                                                                     PERIOD FROM
                                                                                                   JANUARY 1, 1993
                                                                                                   TO MAY 13, 1993
                                                                                                   (DATE OF SALE)
                                                                                                   ---------------
Net sales........................................................................................   $  11,020,070
Cost of products sold............................................................................       8,063,587
                                                                                                   ---------------
Gross profit.....................................................................................       2,956,483

Operating expenses:
Selling, general and administrative..............................................................       1,698,123
Research and development.........................................................................         387,485
                                                                                                   ---------------
Total operating expenses.........................................................................       2,085,608
                                                                                                   ---------------
Operating income.................................................................................         870,875
Other expense -- net.............................................................................          36,935
                                                                                                   ---------------
Income before taxes..............................................................................         833,940
Income taxes (NOTE 3)............................................................................         201,470
                                                                                                   ---------------
Net income.......................................................................................   $     632,470
                                                                                                   ---------------
                                                                                                   ---------------
Net income per share.............................................................................   $        5.44
                                                                                                   ---------------
                                                                                                   ---------------
Weighed average shares outstanding...............................................................         116,189

                            See accompanying notes.

                              ADCO PRODUCTS, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                        ADDITIONAL
                                                             COMMON       PAID-IN       RETAINED
                                                             STOCK        CAPITAL       EARNINGS        TOTAL
                                                           ----------  -------------  ------------  -------------
Balance at January 1, 1993...............................  $  116,189  $  21,696,952  $  1,801,269  $  23,614,410
Net income for period from January 1, 1993 to May 13,
 1993 (date of sale).....................................      --           --             632,470        632,470
Cash dividends -- $6.89 per share........................      --           --            (800,000)      (800,000)
                                                           ----------  -------------  ------------  -------------
Balance at May 13, 1993..................................  $  116,189  $  21,696,952  $  1,633,739  $  23,446,880
                                                           ----------  -------------  ------------  -------------
                                                           ----------  -------------  ------------  -------------

                            See accompanying notes.

                              ADCO PRODUCTS, INC.
                            STATEMENT OF CASH FLOWS

                                                                                                     PERIOD FROM
                                                                                                   JANUARY 1, 1993
                                                                                                   TO MAY 13, 1993
                                                                                                   (DATE OF SALE)
                                                                                                   ---------------
OPERATING ACTIVITIES
Net income.......................................................................................   $     632,470
Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization................................................................         401,985
    Loss on sale of property, plant and equipment................................................          92,696
    Deferred income taxes........................................................................        (116,546)
    Changes in current assets and liabilities:
      Advances to Nalco Chemical Company.........................................................          77,458
      Trade accounts receivable..................................................................      (1,489,288)
      Inventories................................................................................        (646,606)
      Other current assets.......................................................................          46,914
      Trade accounts payable.....................................................................         (75,679)
      Income taxes payable.......................................................................        (315,688)
      Accrued salaries, wages, and other expenses................................................        (277,732)
      Due to Nalco Chemical Company..............................................................           1,733
                                                                                                   ---------------
Net cash used in operating activities............................................................      (1,668,283)

INVESTING ACTIVITIES
Purchases of property, plant and equipment, net..................................................        (323,393)
                                                                                                   ---------------
Net cash used in investing activities............................................................        (323,393)

FINANCING ACTIVITIES
Cash dividends paid..............................................................................        (800,000)
                                                                                                   ---------------
Net cash used in financing activities............................................................        (800,000)
                                                                                                   ---------------
Decrease in cash.................................................................................      (2,791,676)
Cash at beginning of period......................................................................       3,081,541
                                                                                                   ---------------
Cash at end of period............................................................................   $     289,865
                                                                                                   ---------------
                                                                                                   ---------------

                            See accompanying notes.

                              ADCO PRODUCTS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                  PERIOD FROM JANUARY 1, 1993 TO MAY 13, 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND DESCRIPTION OF BUSINESS

    Adco Products, Inc. ("API") was a wholly owned subsidiary of Nalco Chemical Company ("Nalco") through May 13, 1993. Effective May 14, 1993 Nalco sold all of the outstanding common stock of API to Adco Technologies Inc. for $16,000,000 in cash and $3,500,000 of preferred stock. Concurrently, API borrowed $8,930,000 under a bank term note and revolving line of credit to fund the purchase. The purchase price was allocated to assets and liabilities based upon their respective fair market values. These financial statements reflect activity of API through date of sale and do not reflect the effect of any purchase price adjustments. Following is the summarized balance sheet at date of acquisition:

Assets
  Accounts receivable..................................................  $4,364,000
  Inventories..........................................................   4,735,000
  Equipment and other assets...........................................   6,330,000
  Intangibles..........................................................   8,132,000
                                                                         ----------
                                                                         $23,561,000
                                                                         ----------
                                                                         ----------
Liabilities and stockholders' equity
  Accounts payable and other liabilities...............................  $3,440,000
  Acquisition debt.....................................................   8,930,000
  Redeemable preferred stock of subsidiary.............................   3,500,000
  Stockholders' equity.................................................   7,691,000
                                                                         ----------
                                                                         $23,561,000
                                                                         ----------
                                                                         ----------

    API produces adhesives and sealants primarily for the roofing, automotive original equipment manufacturing, windshield replacement, window manufacturing, and concrete pipe and vault markets and is considered to operate in one business segment.

    Net sales to one customer, with which API has a long-standing relationship amounted to 10% for the period from January 1, 1993 to May 13, 1993. API generally does not require collateral from its customers. Credit losses, which have been minimal, have been within management's expectations.

  INVENTORY

    Inventories are stated at the lower of cost or market. Cost is determined using the last in, first out (LIFO) method.

    Current costs, based on the first-in, first out (FIFO) method would have resulted in reported amounts approximately $746,000 higher at May 13, 1993.

  PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets.

  GOODWILL

    Goodwill is amortized by the straight-line method over 40 years. Amortization expense was $140,500 for the period January 1, 1993 to May 13, 1993.

2.  EMPLOYEE BENEFIT PLANS
    API has a noncontributory, defined-benefit pension plan covering union employees. Benefits are based on length of service and a negotiated benefit rate.

                              ADCO PRODUCTS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  PERIOD FROM JANUARY 1, 1993 TO MAY 13, 1993

2.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    API's policy is to fund the plans between the minimum and maximum amounts deductible for tax purposes under the Internal Revenue Code. API made contributions to the plans of approximately $78,000 for the period January 1, 1993 to May 13, 1993.

    Plan assets are invested in mutual funds and money market accounts.

    Net pension expense was comprised of the following:

                                                                                          PERIOD FROM
                                                                                        JANUARY 1, 1993
                                                                                              TO
                                                                                         MAY 13, 1993
                                                                                       -----------------
Service cost.........................................................................      $   8,110
Interest cost on projected benefit obligation........................................          8,201
Actual return on plan assets.........................................................         (8,061)
Net amortizations and deferrals......................................................          1,365
                                                                                             -------
Net pension expense..................................................................      $   9,615
                                                                                             -------
                                                                                             -------

    During January 1993, API terminated the pension plan covering its salaried employees. This termination is not expected to have a significant impact on API's financial position or results of operations.

    API also sponsors a retirement savings plan which includes a defined-contribution 401(k) plan and, beginning January 1, 1993, a discretionary profit sharing plan which cover substantially all nonunion employees. API's contribution to the 401(k) plan is based on each participant's pretax contribution. During the 1993 period, API contributed $10,600, to the plan. The profit sharing amount is determined annually by the Board of Directors and approximated $38,000 for the period January 1, 1993 to May 13, 1993.

3.  INCOME TAXES
    Effective January 1, 1993, API changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes".

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of API's deferred tax assets (liabilities) at May 13, 1993 are as follows:

Warranty and other expenses..............................................  $ 120,700
Tax over book depreciation...............................................   (522,185)
Reserve for doubtful accounts............................................     20,964
Employee benefits........................................................     43,737
Other....................................................................     19,330
                                                                           ---------
                                                                           $(317,454)
                                                                           ---------
                                                                           ---------

    Significant components of the provision for income taxes are as follows:

                                                                                          PERIOD FROM
                                                                                        JANUARY 1, 1993
                                                                                        TO MAY 13, 1993
                                                                                       -----------------
Federal:
  Current............................................................................    $     427,072
  Deferred...........................................................................         (116,546)
Correction of prior years over accrual...............................................         (109,056)
                                                                                       -----------------
                                                                                         $     201,470
                                                                                       -----------------
                                                                                       -----------------

                              ADCO PRODUCTS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  PERIOD FROM JANUARY 1, 1993 TO MAY 13, 1993

3.  INCOME TAXES (CONTINUED)
    A reconciliation of the total federal income tax provision and the amount computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

                                                                                          PERIOD FROM
                                                                                        JANUARY 1, 1993
                                                                                              TO
                                                                                         MAY 13, 1993
                                                                                       -----------------
Tax at U. S. statutory rates.........................................................    $     283,500
Impact of nondeductible goodwill amortization........................................           47,754
Correction of prior years over accrual...............................................         (109,056)
Other................................................................................          (20,728)
                                                                                       -----------------
                                                                                         $     201,470
                                                                                       -----------------
                                                                                       -----------------

    During the 1993 period, API made income tax payments of approximately $444,000.

4.  RELATED PARTY TRANSACTIONS
    Advances to Nalco are excess funds deposited with Nalco. These funds bear interest and are repayable to API upon demand.

    The following amounts were accrued or paid to Nalco for the period ended:

                                                                                          PERIOD FROM
                                                                                        JANUARY 1, 1993
                                                                                              TO
                                                                                         MAY 13, 1993
                                                                                       -----------------
Insurance............................................................................     $   127,063
Service fee..........................................................................          52,900
Legal................................................................................           3,617
Purchase of inventory................................................................             267
Salary and fringes...................................................................          65,020
                                                                                             --------
                                                                                          $   248,867
                                                                                             --------
                                                                                             --------

5.  LITIGATION AND REGULATION
    There are judicial and administrative claims pending or contemplated against API, including those of an environmental nature. Management believes that the resolution of these matters should not have a material effect upon API's financial condition, results of operations or cash flows.

    The U.S. Environmental Protection Agency has notified API that it is a potentially responsible party at, and requested that API provided information with respect to, two hazardous waste disposal sites. API believes that the previous owners of the property upon which API's facility is located may be responsible for the materials in question located at one of the sites. At the second site, API believes it is the source of a de minimis quantity of waste materials. The Michigan Department of Natural Resources has identified the property on which API's plant is located as a site of environmental contamination. An estimate of the amount of loss that is reasonably possible to be incurred for these sites cannot be determined at this time. While management of API does not believe that API's exposure in these matters will have a material adverse effect on the business and financial condition of API, there can be no assurance that API will not incur significant liabilities in connection with these matters or that such liabilities will not have a material adverse effect on API's business and financial condition.

                              [INSIDE BACK COVER]

                 (This page has been left blank intentionally.)

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                     BY HAND, REGISTERED OR CERTIFIED MAIL
                             OR OVERNIGHT CARRIER:
                      STATE STREET BANK AND TRUST COMPANY
                       TWO INTERNATIONAL PLACE, 4TH FLOOR
                          BOSTON, MASSACHUSETTS 02110
                                 BY FACSIMILE:
                                 (617) 664-5365
                           ATTENTION: JACKIE THOMPSON
                         -- CORPORATE TRUST DEPARTMENT
                      CONFIRM BY TELEPHONE: (617) 664-5344

     (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSMILIE SHOULD BE SENT PROMPTLY
          BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

    No person dealer, salesperson or other person is authorized in connection with any offer made hereby to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

    Until            , 1996 (90 days from the date of this prospectus), all
dealers effecting transactions in the New Notes, whether or not participating in this Exchange Offer, may be required to deliver a Prospectus.

                                     [LOGO]

                               ASTOR CORPORATION

                           OFFER FOR ALL OUTSTANDING
                                 10 1/2% SENIOR
                               SUBORDINATED NOTES
                                    DUE 2006
                                IN EXCHANGE FOR
                            10 1/2% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2006

                               -----------------

                                   PROSPECTUS

                               -----------------

                                OCTOBER   , 1996

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Charter and Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Company may, in its discretion, similarly indemnify its employees and agents. The Charter relieves its directors from monetary damages to the Company or its stockholders for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violations of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

ITEM 21.  EXHIBITS.

    (a) Exhibits.

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Purchase Agreement, dated October 2, 1996, among Astor Corporation, Astor
         Holdings II, Inc., Donaldson, Lufkin & Jenrette Securities Corporation
         and Chase Securities Inc................................................
  3.1  Certificate of Incorporation of Astor Corporation.........................
  3.2  Bylaws of Astor Corporation...............................................
  3.3  Certificate of Incorporation of Astor Holdings II, Inc....................
  3.4  Bylaws of Astor Holdings II, Inc..........................................
  4.1  Indenture, dated October 8, 1996, among Astor Corporation, Astor Holdings
         II, Inc. and State Street Bank and Trust Company, as trustee............
  4.2  Registration Rights Agreement, dated October 9, 1996, among Astor
         Corporation, Astor Holdings II, Inc., Dondalson, Lufkin & Jenrette
         Securities Corporation and Chase Securities Inc.
  4.3  Form of Global Note certificate (included in Exhibit 4.1).................
 *4.4  Form of Letter of Transmittal regarding the Offer for all Outstanding
         Privately Placed 10 1/2 Senior Subordinated Notes Due 2006 in Exchange
         for 10 1/2 Series B Senior Subordinated Notes Due 2006..................

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
 *5.1  Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the Notes....
 *8.1  Opinion of Gibson, Dunn & Crutcher LLP as to certain federal income tax consequences of the Offer...............................................
 10.1  Groundwater Processing Remediation Agreement, dated April 22, 1994, between Petrowax PA, Inc. and Quaker State Corporation..................
*10.2  Asset Purchase and Sale Agreement, dated as of March 30, 1990, between
         Petrowax PA, Inc. and Quaker State Corporation, as amended..............
 10.3  Slack Wax and Petrolatum Sales Agreement, dated April 22, 1994, between
         Petrowax PA, Inc. and Quaker State Corporation..........................
 10.4  Amendment, Agreement and Joint Release, dated April 22, 1994, between
         Petrowax PA, Inc. and Quaker State Corporation..........................
*10.5  Rheochem joint venture documents, dated as of June 8, 1994, between ABI
         Corporation and Concorde Industries, Inc................................
 10.6  Agreement, dated as of October 1, 1996, between Lube & Wax Ventures,
         L.L.C. and Astor Corporation............................................
 10.7  1995 Stock Incentive Plan of Astor Holdings, Inc..........................
 10.8  Astor Corporation 1997 Management Bonus Program...........................
 10.9  Astor Corporation 1997 Incentive Bonus Program............................
 10.10 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-481, dated February 1, 1996.............
 10.11 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-607, dated February 1, 1996.............
 10.12 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-607, dated February 14, 1996............
 10.13 Employment Agreement -- Boyd D. Wainscott.................................
 10.14 Employment Agreement -- C. Richard Spalton................................
*10.15 Employment Agreement -- Jose C. Houssa
*10.16 Employment Agreement -- John F. Gottshall
*10.17 Employment Agreement -- David E. Hawkins
*10.18 Credit Agreement, dated as of October 8, 1996, among Astor Corporation, certain lenders and The Chase Manhattan Bank, as agent..................
*12    Computation of ratio of earnings to fixed charges.........................
 21    List of Subsidiaries of Astor Corporation.................................
 23.1  Independent Auditors' Consent from Ernst & Young LLP relating to Astor
         Holdings II, Inc........................................................
 23.2  Independent Auditors' Consent from Ernst & Young LLP relating to Adco
         Technologies, Inc.......................................................
 23.3  Independent Auditor's Consent from KPMG relating to Associated British
         Industries Limited......................................................
*23.4  Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5)
 24    Power of Attorney (included on pages II-4 through II-7....................

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
 25    Form T-1, Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, as
         trustee.................................................................

------------------------
*   To be filed by amendment.

    (b) Financial Statement Schedules.

    The following financial statement schedules are filed with Part II of this Registration Statement:

  SCHEDULE NUMBER                        DESCRIPTION OF SCHEDULE
--------------------  --------------------------------------------------------------
         II                         Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 25, 1996.

                                          ASTOR CORPORATION

                                          By:        /s/ BOYD D. WAINSCOTT

                                             -----------------------------------
                                                      Boyd D. Wainscott
                                                   CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John F. Gottshall, David E. Hawkins and W. Montague Yort his true and lawful attorneys-in-fact and agents, each with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                SIGNATURES                                       TITLE                               DATE
------------------------------------------  ------------------------------------------------  -------------------

             /s/ BOYD D. WAINSCOTT
    ---------------------------------       Chairman of the Board of Directors and Chief      October 25, 1996
            Boyd D. Wainscott                Executive Officer (Principal Executive Officer)

            /s/ C. RICHARD SPALTON
    ---------------------------------       President and Director                            October 25, 1996
            C. Richard Spalton

             /s/ JOHN F. GOTTSHALL
    ---------------------------------       Chief Financial Officer (Principal Financial and  October 25, 1996
            John F. Gottshall                Accounting Officer)

              /s/ ALAN J. ANDREINI
    ---------------------------------       Director                                          October 25, 1996
             Alan J. Andreini

            /s/ RICHARD R. CROWELL
    ---------------------------------       Director                                          October 25, 1996
            Richard R. Crowell

                /s/ MARK C. HARDY
    ---------------------------------       Director                                          October 25, 1996
              Mark C. Hardy

               /s/ KURT B. LARSEN
    ---------------------------------       Director                                          October 25, 1996
              Kurt B. Larsen

              /s/ JUSTIN MACCARONE
    ---------------------------------       Director                                          October 25, 1996
             Justin Maccarone

                SIGNATURES                                       TITLE                               DATE
------------------------------------------  ------------------------------------------------  -------------------

              /s/ GERALD L. PARSKY
    ---------------------------------       Director                                          October 25, 1996
             Gerald L. Parsky

             /s/ RICHARD K. ROEDER
    ---------------------------------       Director                                          October 25, 1996
            Richard K. Roeder

             /s/ W. MONTAGUE YORT
    ---------------------------------       Director                                          October 25, 1996
             W. Montague Yort

                        SIGNATURES AND POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on October 25, 1996.

                                          ASTOR HOLDINGS II, INC.

                                          By:        /s/ BOYD D. WAINSCOTT

                                             -----------------------------------
                                                      Boyd D. Wainscott
                                                   CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John F. Gottshall, David E. Hawkins and W. Montague Yort his true and lawful attorneys-in-fact and agents, each with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                SIGNATURES                                       TITLE                               DATE
------------------------------------------  ------------------------------------------------  -------------------

             /s/ BOYD D. WAINSCOTT
    ---------------------------------       Chairman of the Board of Directors and Chief      October 25, 1996
            Boyd D. Wainscott                Executive Officer (Principal Executive Officer)

            /s/ C. RICHARD SPALTON
    ---------------------------------       President and Director                            October 25, 1996
            C. Richard Spalton

             /s/ JOHN F. GOTTSHALL
    ---------------------------------       Chief Financial Officer (Principal Financial and  October 25, 1996
            John F. Gottshall                Accounting Officer)

              /s/ ALAN J. ANDREINI
    ---------------------------------       Director                                          October 25, 1996
             Alan J. Andreini

            /s/ RICHARD R. CROWELL
    ---------------------------------       Director                                          October 25, 1996
            Richard R. Crowell

                /s/ MARK C. HARDY
    ---------------------------------       Director                                          October 25, 1996
              Mark C. Hardy

               /s/ KURT B. LARSEN
    ---------------------------------       Director                                          October 25, 1996
              Kurt B. Larsen

                SIGNATURES                                       TITLE                               DATE
------------------------------------------  ------------------------------------------------  -------------------

              /s/ JUSTIN MACCARONE
    ---------------------------------       Director                                          October 25, 1996
             Justin Maccarone

              /s/ GERALD L. PARSKY
    ---------------------------------       Director                                          October 25, 1996
             Gerald L. Parsky

             /s/ RICHARD K. ROEDER
    ---------------------------------       Director                                          October 25, 1996
            Richard K. Roeder

             /s/ W. MONTAGUE YORT
    ---------------------------------       Director                                          October 25, 1996
             W. Montague Yort

                                                                     SCHEDULE II

                        VALUATION & QUALIFYING ACCOUNTS
                            ASTOR HOLDINGS II, INC.
                                 (IN THOUSANDS)

                                                                           ADDITIONS
                                                                    ------------------------
                                                     BALANCE AT                  CHARGED TO
                                                    BEGINNING OF    CHARGED TO      OTHER                   BALANCE AT
                   DESCRIPTION                         PERIOD        EXPENSES      ACCTS.     DEDUCTIONS   END OF PERIOD
-------------------------------------------------  ---------------  -----------  -----------  -----------  -------------
Year ended March 31, 1996:
Deducted from asset accounts:
  Allowance for doubtful accounts................     $     208      $     245    $     495(1)  $     222(2)   $     726
                                                          -----     -----------  -----------  -----------        -----
    Total........................................     $     208      $     245    $     495    $     222     $     726
                                                          -----     -----------  -----------  -----------        -----
                                                          -----     -----------  -----------  -----------        -----

Year ended March 31, 1995:
Deducted from asset accounts:
  Allowance for doubtful accounts................     $  --          $     208    $  --        $  --         $     208
                                                          -----     -----------  -----------  -----------        -----
    Total........................................     $  --          $     208    $  --        $  --         $     208
                                                          -----     -----------  -----------  -----------        -----
                                                          -----     -----------  -----------  -----------        -----

Year ended March 31, 1994:
Deducted from asset accounts:
  Allowance for doubtful accounts................     $  --          $  --        $  --        $  --         $  --
                                                          -----     -----------  -----------  -----------        -----
    Total........................................     $  --          $  --        $  --        $  --         $  --
                                                          -----     -----------  -----------  -----------        -----
                                                          -----     -----------  -----------  -----------        -----

------------------------

(1) Relates to allowance recorded as part of accounting for the purchase of Associated British Industries Limited.

(2) Uncollectible accounts written off, net of recoveries.

EXHIBIT
NUMBER                                DESCRIPTION                                    PAGE
------ --------------------------------------------------------------------------  ---------
  1.1  Purchase Agreement, dated October 2, 1996, among Astor Corporation, Astor
         Holdings II, Inc., Donaldson, Lufkin & Jenrette Securities Corporation
         and Chase Securities Inc.
  3.1  Certificate of Incorporation of Astor Corporation
  3.2  Bylaws of Astor Corporation
  3.3  Certificate of Incorporation of Astor Holdings II, Inc.
  3.4  Bylaws of Astor Holdings II, Inc.
  4.1  Indenture, dated October 8, 1996, among Astor Corporation, Astor Holdings
         II, Inc. and State Street Bank and Trust Company, as trustee
  4.2  Registration Rights Agreement, dated October 9, 1996, among Astor
         Corporation, Astor Holdings II, Inc., Dondalson, Lufkin & Jenrette
         Securities Corporation and Chase Securities Inc.
  4.3  Form of Global Note certificate (included in Exhibit 4.1)
 *4.4  Form of Letter of Transmittal regarding the Offer for all Outstanding
         Privately Placed 10 1/2 Senior Subordinated Notes Due 2006 in Exchange
         for 10 1/2 Series B Senior Subordinated Notes Due 2006
 *5.1  Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the Notes
 *8.1  Opinion of Gibson, Dunn & Crutcher LLP as to certain federal income tax consequences of the Offer
 10.1  Groundwater Processing Remediation Agreement, dated April 22, 1994, between Petrowax PA, Inc. and Quaker State Corporation
*10.2  Asset Purchase and Sale Agreement, dated as of March 30, 1990, between
         Petrowax PA, Inc. and Quaker State Corporation, as amended
 10.3  Slack Wax and Petrolatum Sales Agreement, dated April 22, 1994, between
         Petrowax PA, Inc. and Quaker State Corporation
 10.4  Amendment, Agreement and Joint Release, dated April 22, 1994, between
         Petrowax PA, Inc. and Quaker State Corporation
*10.5  Rheochem joint venture documents, dated as of June 8, 1994, between ABI
         Corporation and Concorde Industries, Inc.
 10.6  Agreement, dated as of October 1, 1996, between Lube & Wax Ventures,
         L.L.C. and Astor Corporation
 10.7  1995 Stock Incentive Plan of Astor Holdings, Inc.
 10.8  Astor Corporation 1997 Management Bonus Program
 10.9  Astor Corporation 1997 Incentive Bonus Program
 10.10 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-481, dated February 1, 1996
 10.11 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-607, dated February 1, 1996
 10.12 Agreement among Astor Corporation and Oil, Chemical and Atomic Workers
         International Union and Local 8-607, dated February 14, 1996
 10.13 Employment Agreement -- Boyd D. Wainscott
 10.14 Employment Agreement -- C. Richard Spalton
*10.15 Employment Agreement -- Jose C. Houssa
*10.16 Employment Agreement -- John F. Gottshall
*10.17 Employment Agreement -- David E. Hawkins

EXHIBIT
NUMBER                                DESCRIPTION                                    PAGE
------ --------------------------------------------------------------------------  ---------
*10.18 Credit Agreement, dated as of October 8, 1996, among Astor Corporation, certain lenders and The Chase Manhattan Bank, as agent
*12    Computation of ratio of earnings to fixed charges
 21    List of Subsidiaries of Astor Corporation
 23.1  Independent Auditors' Consent from Ernst & Young LLP relating to Astor
         Holdings II, Inc.
 23.2  Independent Auditors' Consent from Ernst & Young LLP relating to Adco
         Technologies, Inc.
 23.3  Independent Auditor's Consent from KPMG relating to Associated British
         Industries Limited
*23.4  Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5)
 24    Power of Attorney (included on pages II-4 through II-7
 25    Form T-1, Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, as trustee

------------------------
*   To be filed by amendment.